As filed with the Securities and Exchange Commission on August 29, 2013

Registration No. 333-189513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Party City Holdings Inc.

(Exact name of registrant as specified in its charter)

(see table of additional registrant guarantors)

Delaware	5900	20-1033029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road

Elmsford, NY 10523

(914) 345-2020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

Gerald C. Rittenberg

Chief Executive Officer

80 Grasslands Road

Elmsford, NY 10523

(914) 345-2020

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Jay J. Kim, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas New York, NY 10036-8704

(212) 596-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Amscan Inc.	New York	5110	13-1771359
Am-Source, LLC	Rhode Island	5900	05-0518427
Anagram Eden Prairie Property Holdings LLC	Delaware	5900	41-1918309
Anagram International Holdings, Inc.	Minnesota	5900	41-1755837
Anagram International, Inc.	Minnesota	5900	41-1372523
iParty Corp.	Delaware	5940	76-0547750
iParty Retail Stores Corp.	Delaware	5940	04-3526277
JCS Packaging, Inc.	New York	5900	13-3431738
M&D Industries, Inc.	Delaware	5900	34-1824829
Party City Corporation	Delaware	5940	22-3033692
SSY Realty Corp.	New York	5900	13-3500756
Trisar, Inc.	California	5900	95-3420659

The address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s principal executive offices is: c/o Party City Holdings Inc., 80 Grasslands Road, Elmsford, New York 10523, (914) 345-2020.

The name, address, including zip code and telephone number, including area code, of agent for service for each of the Additional Registrant Guarantors is:

Gerald C. Rittenberg

Chief Executive Officer

80 Grasslands Road

Elmsford, NY 10523

(914) 345-2020

with a copy to

Jay J. Kim, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas New York, NY 10036-8704

(212) 596-9000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2013

PRELIMINARY PROSPECTUS

PARTY CITY HOLDINGS INC.

OFFER TO EXCHANGE

$700,000,000 aggregate principal amount of its 8.875% Senior Notes due 2020, the issuance of which has been registered under the Securities Act of 1933, as amended,

for

all of its outstanding 8.875% Senior Notes due 2020

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 8.875% Senior Notes due 2020 (the “exchange notes”) for all of our outstanding 8.875% Senior Notes due 2020 (the “outstanding notes” and collectively with the exchange notes, the “notes”). We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the issuance of the exchange notes has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). We will pay interest on the notes on February 1 and August 1 of each year. The notes will mature on August 1, 2020.

The principal features of the exchange offer are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 17 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Written or oral requests should be directed to Michael A. Correale, Chief Financial Officer, 80 Grasslands Road, Elmsford, New York 10523. Our telephone number is (914) 345-2020. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                    , 2013, in order to receive the information prior to the expiration of the exchange offer.

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CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus and, in particular, the sections captioned “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as the company “believes,” “anticipates,” “expects,” “estimates,” “intends,” “will,” “may” or “plans” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current expectations and are based upon data available to us at the time the statements were made. Examples of forward-looking statements include, but are not limited to, statements we make regarding (i) our target percentage for the selection of Amscan merchandise offered in Party City stores, (ii) our belief that our cash generated by operating activities, the remaining funds under our credit facilities and existing cash and cash equivalents will be sufficient to meet our liquidity needs over the next 12 months and (iii) anticipated benefits expected to be realized from recent acquisitions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These risks, as well as other risks and uncertainties, are detailed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. All forward-looking statements in this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to compete effectively in a competitive industry;

•	fluctuations in commodity prices;

•	our ability to appropriately respond to changing merchandise trends and consumer preferences;

•	successful implementation of our store growth strategy;

•	decreases in our Halloween sales;

•	disruption to the transportation system or increases in transportation costs;

•	product recalls or product liability;

•	economic slowdown affecting consumer spending and general economic conditions;

•	loss or actions of third party vendors and loss of the right to use licensed material;

•	disruptions at our manufacturing facilities;

•	failure by suppliers or third-party manufacturers to follow acceptable labor practices or to comply with other applicable laws and guidelines;

•	our international operations subjecting us to additional risks;

•	potential litigation and claims;

•	lack of available additional capital;

•	our inability to retain or hire key personnel;

•	risks associated with leasing substantial amounts of space;

ii

•	failure of existing franchisees to conduct their business in accordance with agreed upon standards;

•	adequacy of our information systems, order fulfillment and distribution facilities;

•	our ability to adequately maintain the security of our electronic and other confidential information;

•	our inability to successfully identify and integrate acquisitions;

•	adequacy of our intellectual property rights;

•	adequacy of helium supplies;

•	risks related to our substantial indebtedness; and

•	the other factors set forth under “Risk Factors.”

We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA

Market data used throughout this prospectus is based on the good faith estimates of management, which in turn are based upon management’s review of various sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We note that our estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

USE OF TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Some of the more important trademarks and service marks that we use include Party City®, The Discount Party Super Store®, and Halloween City®. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus may be listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights. This prospectus may also include trademarks, service marks or trade names of other companies. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

iii

SUMMARY

This summary contains basic information about us and the exchange offer. Because it is a summary, it does not contain all of the information that may be important to you. You should consider this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before participating in the exchange offer.

As part of the transactions described under “The Transactions,” on July 27, 2012 PC Merger Sub, Inc. (“Merger Sub”) merged with and into Party City Holdings Inc., with Party City Holdings Inc. being the surviving corporation, which we refer to as the “Acquisition.” In this prospectus, the terms “we,” “us,” “our,” “the Company” and other similar terms refer to Party City Holdings Inc. and all its subsidiaries that are consolidated under United States generally accepted accounting principles (“GAAP”). Unless we indicate otherwise or the context otherwise requires, information identified in this prospectus as “pro forma” gives effect to the consummation of the Transactions as described under “—The Transactions” as if they had occurred on January 1, 2012.

Please note that our discussion of certain financial information, specifically net sales, royalties and franchise fees and retail operating expenses, for the year ended December 31, 2012 includes data from the “Predecessor” period, which covers the period preceding the Acquisition (January 1, 2012 to July 27, 2012) and data from the “Successor” period, which covers the period following the Acquisition (July 28, 2012 to June 30, 2013), on a combined basis. The Company notes that the change in basis resulting from the Transactions did not impact such financial information and, although this combined basis does not comply with GAAP, we believe it provides a meaningful method of comparison to the other periods presented in this prospectus. The data is being presented for analytical purposes only. Combined operating results (i) have not been prepared on a pro forma basis as if the Acquisition occurred on the first day of the period, (ii) may not reflect the actual results we would have achieved absent the Acquisition and (iii) may not be predictive of future results of operations.

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with a wide assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City Corporation (“Party City”), we created a vertically integrated business combining a leading product design, manufacturing and distribution platform, which constitutes our wholesale business (“Amscan”), with the largest U.S. retailer of party supplies. We believe we have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries. Our vertically integrated business model and scale differentiate us from most other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

Founded in 1947, we started as an importer and wholesaler and have grown to become one of the largest global designers, manufacturers, distributors and retailers of decorated party supplies. Our broad selection of decorated party supplies includes paper and plastic tableware, metallic and latex balloons, novelties, costumes, other garments, stationery and gifts for everyday, themed and seasonal events. Our products are available in over 40,000 retail outlets worldwide, including our own retail network, independent party supply stores, mass merchants, grocery retailers, gift shops, dollar stores and other retailers and distributors throughout the world. We believe that through our extensive offerings, as well as our industry-leading innovation, customer service levels and value, we will continue to win with our customers.

The acquisition of Party City represented an important step in our evolution. Over the last seven years, we have established the largest network of party supply stores in North America with approximately 1,200 locations consisting of over 850 party superstores (inclusive of approximately 50 iParty Corp. (“iParty”) stores acquired in May 2013 and approximately 215 franchised stores) in the United States and Canada, principally under the Party City banner, and a network of approximately 350 temporary Halloween locations, under the Halloween City banner. We also operate PartyCity.com, our primary e-commerce site. Underscored by our slogan “Nobody Has More Party for Less”, we believe we offer a superior one-stop shopping experience with a broad selection, consistently high in-stock positions and compelling value, making us the favored destination for all of our customers’ party-supply needs.

Through a combination of organic growth and strategic acquisitions, we increased our consolidated revenues from $1,560 million in 2008 to $1,914 million in 2012, representing a compounded annual growth rate of 5.2%.

Evolution of Our Business

Over the last 60 years, we have grown to become a global, vertically integrated designer, manufacturer, distributor and retailer of decorated party supplies. Key strategic initiatives that have been important to our evolution include:

•	Enhancing our wholesale platform through targeted acquisitions while investing in state-of-the-art distribution facilities and developing a strong Asian-based sourcing and sales organization.

•

Establishing retail leadership in our industry and our vertically integrated model through the acquisitions of Party City, Party America Corporation (“Party America”), Factory Card & Party Outlet (“FCPO”) and Party City Canada (formerly known as Party Packagers). Following each acquisition, we capitalized on our vertically integrated model by increasing the percentage of the acquired company’s total sales that relate to our wholesale products, allowing us to capture the manufacturing-to-retail margin on a growing portion of our retail sales.

•	Re-launching our e-commerce platform in 2009 provided us with an additional direct-to-consumer channel.

•	Broadening our product offering and channel reach by acquiring valuable character licenses and costume capabilities in addition to improving our access to grocery and mass merchant retailers.

•	Growing our international presence by building relationships with local retailers to develop party supply store-in-store concepts as well as targeted acquisitions that extended our geographic reach.

As a result of these investments, we have created a differentiated, vertically integrated business model. We believe that our superior selection of party supplies, scale, innovation and service position us for future growth across all of our channels.

Industry Overview

We operate in the broadly defined $10 billion retail party goods industry (including decorative paper and plastic tableware, decorations, accessories and balloons), which is supported by a range of suppliers from commodity paper goods producers to party goods specialty retailers. Sales of party goods are fueled by everyday events such as birthdays, baby showers, weddings and anniversaries, as well as seasonal events such as holidays and other special occasions (Halloween, Christmas, New Year’s Eve, graduations, Easter, Super Bowl, Fourth of July). As a result of numerous and diverse occasions, the U.S. party goods market enjoys broad demographic appeal. The Halloween market, in which we operate, represents a $6 billion retail opportunity and includes costumes, candy and makeup.

The retail landscape is comprised primarily of party superstores, mass merchants, grocery retailers, craft stores and dollar stores. The party superstore has emerged as a preferred destination for party goods shoppers, similar to the dominance of specialty retailers in other categories such as office supplies, pet products and sporting goods. This is typically due to the superstore chain’s ability to offer a wider variety of merchandise at more compelling prices in a convenient setting. Other retailers that cater to the party goods market typically offer a limited assortment of party supplies and seasonal items. Mass merchants tend to focus primarily on juvenile and seasonal goods, greeting cards and gift wrap; craft stores on decorations and seasonal merchandise; and dollar stores on general and seasonal party goods items.

The consumable nature and low per-item prices in the party goods market have historically driven demand among consumers seeking to enhance the quality of their gatherings and celebrations. Party goods are an economical means by which to make events and occasions more festive and, as a result, have continued to sell well during economic downturns. Manufacturers and retailers continue to create and market party goods and gifts that celebrate a greater number of events, holidays and occasions. Additionally, the number and types of products offered for each occasion continues to expand, encouraging add-on and impulse purchases by consumers.

The Transactions

On July 27, 2012, affiliates of Thomas H. Lee Partners, L.P. (“THL”) acquired a majority stake in the Company in the Acquisition, valued at approximately $2.7 billion. To consummate the Acquisition, we entered into new debt financing consisting of (i) $1,525 million of senior secured credit facilities (the “Senior Credit Facilities”) consisting of: (a) a $400 million revolving credit facility (the “ABL Facility”), which had $115 million drawn at the closing of the Acquisition and (b) a $1,125 million term loan credit facility (the “Term Loan Facility”), and (ii) $700 million of outstanding notes, which we are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for all of our exchange notes.

We refer to the Acquisition and the related transactions, including the issuance and sale of the outstanding notes and the borrowings under our Senior Credit Facilities, as the “Transactions.”

For additional information regarding the Transactions, see “Description of Other Indebtedness” and “Description of Exchange Notes.”

Risks Related to Our Indebtedness

We are subject to a number of risks related to our substantial indebtedness. These risks are discussed more fully in the “Risk Factors” section in this prospectus. In particular:

•	Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes;

•	We have the ability to incur substantially more indebtedness, including senior secured indebtedness;

•

Restrictions imposed by the indenture governing the notes, and by our Senior Credit Facilities and our other indebtedness, may limit our ability to operate our business and to finance our future operations or capital needs to engage in other business activities;

•

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful; and

•

Payments on the leases of our company-owned stores, our corporate headquarters and our distribution facilities account for a significant portion of our operating expenses and we expect payment obligations under our leases to account for a significant portion of our future operating expenses.

Our Sponsors

THL is one of the world’s oldest and most experienced private equity firms. THL invests in growth-oriented companies across three broad sectors: Business & Financial Services, Consumer & Healthcare and Media & Information Services. THL’s investment and operating professionals partner with portfolio company management teams to identify and implement business model improvements that accelerate sustainable revenue and profit growth. The firm focuses on global businesses headquartered primarily in North America. Since the firm’s founding in 1974, THL has raised approximately $20 billion of equity capital and invested in more than 100 portfolio companies with an aggregate value of more than $150 billion. The firm’s two most recent private equity funds comprise more than $14 billion of aggregate committed capital.

As a result of the Transactions, affiliates of THL, together with Advent International (“Advent”), (each a “Sponsor” and collectively, the “Sponsors”) own approximately 93% of our indirect parent’s equity, with affiliates of THL owning approximately 69% of our indirect parent’s equity.

The Sponsors will not have any obligations under the exchange notes, and the interests of the Sponsors may not in all cases be aligned with your interests as a holder of the exchange notes. For example, the Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes.

Our Corporate Structure

Our corporate organizational structure is as follows:

(1)	Primarily includes rollover investors, including Advent, American Greetings Corporation (“American Greetings”) and certain members of management.

(2)	Our foreign subsidiaries do not guarantee the ABL Facility, Term Loan Facility or the outstanding notes.

Corporate Information

Party City Holdings Inc. is a Delaware corporation. Our executive offices are located at 80 Grasslands Road, Elmsford, New York 10523 and our telephone number at that location is (914) 345-2020. Our website address is http://www.partycity.com. The information on our website is not a part of this prospectus, and you should not rely on it in connection with your decision whether or not to participate in the exchange offer.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown.

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from January 1, 2012 to July 27, 2012	Period from July 28, 2012 to December 31, 2012	Six Months Ended June 30, 2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)
Ratio of earnings to fixed charges	1.6x	2.2x	1.9x	1.9x	0.8x	0.9x	0.4x

These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

The Exchange Offer

On July 27, 2012, we completed a private offering of the outstanding notes. Concurrently with the private offering, Merger Sub entered into a registration rights agreement (the “Registration Rights Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several purchasers named in Schedule I to the Purchase Agreement (as defined in the Registration Rights Agreement). Concurrently with the consummation of the Acquisition, the Company and guarantors of the outstanding notes entered into a registration rights agreement joinder pursuant to which the Company and the guarantors assumed all of the rights and obligations of Merger Sub under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see “The Exchange Offer.” The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

General

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•    the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act; and

•    the holders of the exchange notes will not be entitled to the liquidation damages provision of the Registration Rights Agreement, which permits an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

The Exchange Offer

We are offering to exchange $700,000,000 aggregate principal amount of 8.875% Senior Notes due 2020 for all of our outstanding 8.875% Senior Notes due 2020.

The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                      , 2013. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

Resale

Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•    are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•    are a broker-dealer that purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•    acquired the exchange notes other than in the ordinary course of your business;

•    have an arrangement with any person to engage in the distribution of the exchange notes; or

•    are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”
Procedures for Tendering Outstanding Notes

To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program (“ATOP”), procedures established by The Depository Trust Company (“DTC”), for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book-Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights	Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material U.S. Federal Income Tax Consequences

Neither the registration of the outstanding notes pursuant to our obligations under the Registration Rights Agreement nor the holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association, the trustee under the indenture governing the notes, or the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

The Exchange Notes

Issuer	Party City Holdings Inc. (formerly PC Merger Sub, Inc.).

Notes Offered	Up to $700,000,000 aggregate principal amount of 8.875% senior notes due 2020. The exchange notes and the outstanding notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 8.875% per annum.

Interest Payment Dates	February 1 and August 1. Interest accrues from the original issue date of the outstanding notes or from the most recent date on which interest has been paid on the outstanding notes.

Maturity	August 1, 2020.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of our existing and future domestic subsidiaries that guarantee our Senior Credit Facilities (as defined herein). See “Description of Exchange Notes—Guarantees.”

Ranking

The exchange notes and related guarantees will constitute unsecured senior obligations of the Company and the guarantors. They will rank:

•   equally in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness;

•   effectively subordinated to any of our and the guarantors’ existing and future secured indebtedness to the extent of the assets securing that secured indebtedness, including borrowings under our Senior Credit Facilities; and

•   structurally subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes, to the extent of the assets of those subsidiaries.

Optional Redemption	On or after August 1, 2015, we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under “Description of Exchange Notes—Optional Redemption.” In addition, we may redeem up to 40% of the aggregate principal amount of the exchange notes before August 1, 2015 with the net cash proceeds from one or more equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may also redeem some or all of the exchange notes before August 1, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make whole” premium.

Change of Control	If we experience a defined change of control we may be required to offer to repurchase the exchange notes at a price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we sell certain assets, under certain circumstances we must offer to repurchase the exchange notes at a price equal to 100% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Covenants

The indenture contains covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•   incur additional debt or issue certain disqualified stock and preferred stock;

•   create liens;

•   pay dividends or distributions, redeem or repurchase equity;

•   prepay subordinated debt or make certain investments;

•   engage in a consolidation, amalgamation or merger, or sell, transfer or otherwise dispose of all or substantially all of their assets; and

•   enter into transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes.

Summary Historical Consolidated Financial Data

The following table sets forth selected historical consolidated financial data for the periods ended and at the dates indicated below. Our selected historical consolidated financial data as of December 31, 2011 (Predecessor) and December 31, 2012 (Successor) and for the period from July 28, 2012 to December 31, 2012 (Successor), the period from January 1, 2012 to July 27, 2012 (Predecessor) and the years ended December 31, 2011 (Predecessor) and December 31, 2010 (Predecessor) presented in this table has been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. Our selected historical consolidated financial data for the six months ended June 30, 2012 (Predecessor) and June 30, 2013 (Successor) has been derived from our historical unaudited consolidated financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following information should be read in conjunction with the sections entitled “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained elsewhere in this prospectus.

	Fiscal Year Ended December 31,		Period from January 1 to July 27,	Period from July 28 to December 31,	Six Months Ended June 30,
	2010 (1)	2011 (2)	2012	2012	2012	2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)
	(dollars in thousands, except per common share data)
Income Statement Data:
Revenues:
Net sales	$1,579,677	$1,852,869	$930,903	$964,330	$808,721	$839,631
Royalties and franchise fees	19,417	19,106	9,281	9,312	8,236	8,146

Total revenues	1,599,094	1,871,975	940,184	973,642	816,957	847,777
Expenses:
Cost of sales (3)	943,058	1,118,973	574,048	636,410	496,472	554,575
Wholesale selling expenses	42,725	57,905	31,568	28,096	27,305	34,053
Retail operating expenses	296,891	325,332	166,047	172,168	146,594	154,849
Franchise expenses	12,269	13,685	6,579	6,128	5,780	6,504
General and administrative expenses (4)	134,392	138,074	101,502	65,890	65,444	69,329
Art and development costs	14,923	16,636	10,824	8,201	9,476	9,698
Impairment of trade name (5)	27,400	—	—	—	—	—

Income from operations	127,436	201,370	49,616	56,749	65,886	18,769
Interest expense, net	40,850	77,743	41,970	62,062	36,805	65,674
Other (income) expense, net (6)	4,208	1,476	22,245	1,593	295	14,481

Income (loss) before income taxes	82,378	122,151	(14,599)	(6,906)	28,786	(61,386)
Income tax expense (benefit)	32,945	45,741	403	(1,322)	10,660	(21,761)

Net (loss) income	49,433	76,410	(15,002)	(5,584)	18,126	(39,625)
Less: net (loss) income attributable to noncontrolling interests	114	135	96	60	91	179

Net income (loss) attributable to Party City Holdings Inc.	$49,319	$76,275	$(15,098)	$(5,644)	$18,035	$(39,804)

Statement of Cash Flow Data
Net cash provided by (used in)
Operating activities (7)	$61,168	$161,264	$(18,126)	$(17,280)	$23,999	$(8,860)
Investing activities (7)	(102,766)	(138,909)	(31,824)	(1,578,553)	(24,272)	(73,992)
Financing activities (7)	46,515	(19,784)	33,318	1,604,767	(3,788)	81,983

Cash dividend per common share	9,400	—	—	—	—	—

	Year Ended December 31,		Period from January 1 to July 27,	Period from July 28 to December 31,	Six Months Ended June 30,
	2010 (1)	2011 (2)	2012	2012	2012	2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)
	(dollars in thousands)
Other Financial Data:
Net revenues by segment:
Wholesale (after intercompany eliminations)	$470,892	$584,905	$317,814	$265,058	$269,349	$258,940
Retail	1,128,202	1,287,070	622,370	708,584	547,608	588,837

Consolidated	1,599,094	1,871,975	940,184	973,642	816,957	847,777
EBITDA (8)	172,646	259,525	61,286	104,993	95,546	52,644
Adjusted EBITDA (8)	230,618	275,466	116,982	175,329	101,656	102,117
Number of company-owned and franchised retail superstores (at end of period) (9)	828	833	—	826	815	879
Number of company-owned Party City stores	439	487	—	600	574	604
Capital expenditures	49,623	44,483	28,864	16,376	23,790	25,568

Balance Sheet Data (at end of period):
Cash and cash equivalents	$20,454	$22,053	$—	$14,563	$17,927	$13,354
Working capital (10)	189,993	226,277	—	387,858	253,476	338,878
Total assets	1,653,151	1,750,338	—	3,276,983	1,766,201	3,337,265
Total debt	1,000,256	982,258	—	1,851,517	979,196	1,937,106
Total equity	256,422	326,091	—	787,450	320,979	739,299

(1)	The acquisitions of Designware and the Christy’s Group are included in the financial statements from their acquisition dates (March 1, 2010 and September 30, 2010, respectively).

(2)	The acquisitions of Riethmüller and Party City Canada are included in the financial statements from their acquisition dates (January 30, 2011 and July 29, 2011, respectively).

(3)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold.

(4)	In conjunction with the Transactions, the Company recorded $8.4 million of transaction costs in general and administrative expenses during the period from January 1, 2012 to July 27, 2012. Additionally, the Transactions accelerated the vesting of certain of the Company’s stock options and during the period from January 1, 2012 to July 27, 2012 the Company recorded $2.1 million of expense in general and administrative expenses. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and during the period from January 1, 2012 to July 27, 2012 the Company recorded a $16.1 million charge in general and administrative expenses.

(5)	During 2010, the Company implemented plans to convert and rebrand its company-owned FCPO stores to Party City stores. As a result, the Company recorded a charge for the impairment of the Factory Card & Party Outlet trade name of $27.4 million in the fourth quarter of 2010.

(6)	In conjunction with the Transactions, the Company recorded $19.7 million of transaction costs in other expense, net during the period from January 1, 2012 to July 27, 2012. Additionally, the period from January 1, 2012 to July 27, 2012 included $2.5 million in costs as a result of the termination of an initial public offering. In connection with the refinancing of the Company’s revolving and term debt credit facilities in August and December 2010, the Company wrote off $2.4 million of deferred finance charges during 2010.

(7)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity” for a discussion of 2012 cash flows.

(8)	We present Adjusted EBITDA as a supplemental measure of our performance. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facility agreements use Adjusted EBITDA to measure compliance with certain covenants.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The reconciliation from net income to EBITDA and Adjusted EBITDA for the periods presented is as follows:

	Year Ended December 31,				Period from January 1 to July 27,		Period from July 28 to December 31,	Six Months Ended June 30,
	2010		2011		2012		2012	2012		2013
	(Predecessor)		(Predecessor)		(Predecessor)		(Successor)	(Predecessor)		(Successor)
	(dollars in thousands)
Net Income (Loss)	$49,433		$76,410		$(15,002)		$(5,584)	$18,126		$(39,625)
Interest expense, net	40,850		77,743		41,970		62,062	36,805		65,674
Income taxes	32,945		45,741		403		(1,322)	10,660		(21,761)
Depreciation and amortization	49,418		59,631		33,915		49,837	29,955		48,356

EBITDA	172,646		259,525		61,286		104,993	95,546		52,644
Equity based compensation and other charges	6,019		1,397		3,375		—	1,225		1,353
Non-cash purchase accounting adjustments	1,244		—		—		58,626 (a)	—		19,363 (a)
Management fee	1,248		1,248		713		1,292	624		1,500
Impairment charges	27,997	(b)	87		—		—	—		—
Restructuring, retention and severance	1,780		2,513		355		784	355		1,997
Payment in lieu of dividend	9,395	(c)	617	(c)	16,533	(c)	—	362	(c)	—
Refinancing charges	2,448		—		—		—	—		12,295
Deferred rent	4,500		7,467		3,344		6,335	3,047		7,967
Estimated business interruption proceeds	—		—		—		2,000	—		1,000
Transaction costs	—		—		28,582	(d)	—	—		—
Corporate development expenses	1,660		2,471		2,395		351	197		3,115
Other	1,681		141		399		948	300		883

Adjusted EBITDA	$230,618		$275,466		$116,982		$175,329	$101,656		$102,117

(a)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold.

(b)	During 2010, we implemented plans to convert and rebrand our company-owned FCPO stores to Party City stores. As a result, we recorded a charge for impairment of the FCPO trade name of $27.4 million and in the fourth quarter of 2010.

(c)	In December 2010, a one-time cash dividend of $9,400 per share of outstanding common stock was declared. In addition, holders of unvested options at the declaration date would receive a distribution of $9,400 per share when the options vested. At the time of the Transactions, certain outstanding stock options became fully vested and distributions were made in the amount of $16.1 million. Further, prior to the Transactions, during 2012 certain outstanding stock options became fully vested and the Company made distributions in the amount of $0.4 million. The Company recorded charges equal to such amounts in general and administrative expenses during the period from January 1, 2012 to July 27, 2012.

(d)	In conjunction with the Transactions, the Company incurred certain costs. See Note 5 to the audited consolidated financial statements which are included elsewhere in this prospectus.

(9)	Excludes temporary locations and includes outlet stores.

(10)	Loans and notes payable (included in current liabilities) decreased by $106.0 million from December 31, 2011 to December 31, 2012. Additionally, as a result of the Transactions, the Company applied the acquisition method of accounting and increased the value of its inventory as of July 28, 2012. At June 30, 2013 and December 31, 2012, $11.8 million and $31.1 million, respectively, of the adjustment was included in inventory.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing the Company. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to Our Indebtedness and the Exchange Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the exchange notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness. As of June 30, 2013, we had total indebtedness of $1,952.8 million (exclusive of the impact of the original issue discount and the call premium on the Term Loan Facility balance), including the outstanding notes, and an additional $232.1 million of borrowing capacity available under our ABL Facility (excluding $19.0 million of letters of credit outstanding as of June 30, 2013).

We also have, and will continue to have, significant lease obligations. As of December 31, 2012, our minimum aggregate rental obligation under operating leases for fiscal 2013 through 2017 totaled $438.8 million.

On a pro forma basis after giving effect to the Transactions (including borrowings in connection therewith), our net interest expense, for 2012 would have been $127.1 million based on our estimate of interest rates payable on our pro forma indebtedness. As of June 30, 2013, we had outstanding approximately $1,246.6 million in aggregate principal amount (exclusive of the impact of the original issue discount and the call premium on the Term Loan Facility balance) of indebtedness under our Senior Credit Facilities that bears interest at a floating rate. A 0.125% change in the interest rates for the Senior Credit Facilities would increase (or decrease) pro forma annual interest expense by approximately $1.6 million. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Notes to Unaudited Pro Forma Consolidated Statements of Operations and Comprehensive Loss.”

Our substantial level of indebtedness will increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our noteholders. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, selling and marketing efforts, product development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	expose us to the risk of increasing rates as certain of our borrowings, including under the Senior Credit Facilities, will be at variable interest rates;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•

limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, product development and other corporate purposes; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

We, including our subsidiaries, will have the ability to incur substantially more indebtedness, including senior secured indebtedness.

Subject to the restrictions in our Senior Credit Facilities and the indenture governing the notes, we, including our subsidiaries, may incur significant additional indebtedness. As of June 30, 2013, we had:

•

$1,252.8 million of senior secured debt, comprised of $1,116.6 million under our Term Loan Facility (exclusive of the impact of the original issue discount and the call premium), $2.9 million of capital leases, $1.8 million outstanding under a mortgage note, $1.5 million outstanding under our existing foreign facilities and $130.0 million in borrowings under our ABL Facility; and

•	$700.0 million of senior unsecured debt, consisting of the $700.0 million outstanding notes.

In addition, as of June 30, 2013, we had an additional $232.1 million of borrowing capacity under our ABL Facility (excluding $19.0 million of letters of credit outstanding as of June 30, 2013), which, if borrowed, would be senior secured indebtedness. Further, our ability to borrow under our ABL Facility will increase as our borrowing base (which is based on eligible trade receivables and eligible inventory balances, up to a maximum committed amount of $400.0 million) increases, which, if borrowed, would be senior secured indebtedness.

Although the terms of our Senior Credit Facilities and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase.

Restrictions imposed by the indenture governing the notes, and by our Senior Credit Facilities and our other outstanding indebtedness, may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our Senior Credit Facilities and the indenture governing the notes restrict us and our subsidiaries from engaging in specified types of transactions. These covenants restrict our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries; and

•	consolidate or merge; and create liens.

In addition, our ABL Facility requires us to comply, under specific circumstances, including certain types of acquisitions, with a minimum fixed charge coverage ratio covenant of 1.00 to 1.00. At June 30, 2013 such ratio was 2.00 to 1.00. Our ability to comply with this covenant can be affected by events beyond our control, and we may not be able to satisfy them. A breach of this covenant would be an event of default. In the event of a default under our ABL Facility, the ABL Facility lenders could elect to declare all amounts outstanding under our ABL Facility to be immediately due and payable or terminate their commitments to lend additional money, which would also lead to a cross-default and cross-acceleration of amounts owing under our Term Loan Facility. If the indebtedness under our Senior Credit Facilities or the notes were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In particular, noteholders will be paid only if we have assets remaining after we pay amounts due on our secured indebtedness, including our Senior Credit Facilities. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. See “Description of Other Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and the indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our ability to repay our debt, including the exchange notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes, our subsidiaries will not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Your right to receive payments on the exchange notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured, but our obligations under our Senior Credit Facilities and each guarantor’s obligations under its guarantee of our Senior Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of June 30, 2013, we had $1,252.8 million of senior secured debt, comprised of $1,116.6 million under our Term Loan Facility (exclusive of the impact of the original issue discount and the call premium), $2.9 million of capital leases, $1.8 million outstanding under a mortgage note, $1.5 million outstanding under our existing foreign facilities and $130.0 million in borrowings under our ABL Facility. In addition, as of the same date, we had an additional $232.1 million of borrowing capacity under our ABL Facility (excluding $19.0 million of letters of credit outstanding as of June 30, 2013), subject to the borrowing base, which, if borrowed, would be senior secured indebtedness. Further, our ability to borrow under our ABL Facility will increase as our borrowing base (which is based on eligible trade receivables and eligible inventory balances, up to a maximum committed amount of $400.0 million) increases, which, if borrowed, would be senior secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the exchange notes.

The exchange notes will not be guaranteed by certain of our subsidiaries, including all of our non-U.S. subsidiaries or non-wholly owned subsidiaries. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors.

All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

For the twelve months ended June 30, 2013, on a pro forma basis after giving effect to the Transactions, our subsidiaries that will guarantee the exchange notes accounted for a substantial majority of our net sales and our consolidated total assets, with our non-guarantor subsidiaries accounting for the remainder. For the twelve months ended June 30, 2013, our non-guarantor subsidiaries represented approximately 15% of our revenue and as of June 30, 2013, our non-guarantor subsidiaries represented approximately 7% of our total assets (excluding intercompany balances) and approximately 2% of our total liabilities. The indenture governing the notes will permit our non-guarantor subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness thereunder.

The lenders under our Senior Credit Facilities will have the discretion to release any guarantors under these facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under our Senior Credit Facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indenture governing the notes, at the discretion of lenders under our Senior Credit Facilities, if the related guarantor is no longer a guarantor of obligations under our Senior Credit Facilities or any other indebtedness. The lenders under our Senior Credit Facilities will have the discretion to release the guarantees under our Senior Credit Facilities in a variety of circumstances. Any of our subsidiaries that are released as a guarantor of our Senior Credit Facilities will automatically be released as a guarantor of the exchange notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of exchange notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the indenture governing the notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, including (i) the sale, lease or transfer, in one or more series of related transactions, of all or substantially all of our and our subsidiaries’ assets and (ii) the acquisition of any person or group of more than 50% of the voting power of our equity, we will be required to offer to repurchase all exchange notes at 101% of their principal amount plus accrued and unpaid interest, if any. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.” The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, the terms of our Senior Credit Facilities will provide that a change of control is an event of default thereunder that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the notes and a cross default under our Senior Credit Facilities.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the subsidiary guarantors. However, the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes allow courts, under specific circumstances, to void the exchange notes and the guarantee of the exchange notes by certain of our subsidiaries, and to require holders of notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described in the sections entitled “Description of the Exchange Notes — Guarantees.”

Federal and state statutes allow courts, under specific circumstances, to void the exchange notes and the guarantee of the exchange notes by certain of our subsidiaries, and to require holders of notes to return payments received from us.

Our issuance of the exchange notes and the guarantee of the notes by certain of our subsidiaries may be subject to review under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the issuance of the exchange notes or a guarantee could be voided, or claims in respect of the exchange notes or a guarantee could be subordinated to all other debts of our company or that guarantor, as applicable, if, among other things, our company or the guarantor, at the time it incurred the indebtedness:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by us or that guarantor pursuant to the exchange notes or a guarantee, as applicable, could be voided and required to be returned to us or the guarantor, as applicable, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, our company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that our company and each guarantor is solvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Although the indenture governing the notes contains a limitation on each guarantor’s liability under its guarantee to the maximum amount that would be enforceable under applicable law, a recent court decision found that a similar limitation was ineffective to preserve the enforceability of a guarantee.

If a court were to find that the issuance of the exchange notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the avoidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of exchange notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We are indirectly owned and controlled by the Sponsors, and the Sponsors’ interests as equity holders may conflict with yours as a creditor.

The Sponsors own approximately 93% of our indirect parent’s equity, with affiliates of THL owning approximately 69% of our indirect parent’s equity and, accordingly, the Sponsors have the ability to control our policies and operations. The Sponsors will not have any liability for any obligations under the exchange notes, and the interests of the Sponsors may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. The Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsors, see “Certain Relationships and Related Party Transactions.”

Furthermore, the stockholders agreement that we entered into on the closing date of the Acquisition between THL and certain other investors provides that we renounce any interest, duty or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the Sponsors, any of their respective affiliates or any director designated by any of the foregoing.

As a result, the respective directors, the Sponsors and their affiliates may become aware, from time to time, of certain business opportunities, such as acquisition opportunities, and may direct such opportunities to other businesses in which they or their affiliates have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunities. Furthermore, the Sponsors may acquire interests in businesses that directly or indirectly compete with certain portions of our business. As a result, the Sponsors could have differing interests than our other stockholders and our business or future prospects could be adversely affected if attractive business opportunities are procured by such parties for their own benefit.

An active trading market may not develop for the exchange notes and the exchange notes may trade at a discount from the initial offering price.

The exchange notes are new issues of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on a security exchange or to include the exchange notes in any automated dealer quotation system. The liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. When the exchange notes are issued, they may trade at a discount from the initial offering price in the exchange offer, depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

As a consequence, an active trading market may not develop for the exchange notes, you may not be able to sell the exchange notes, or, even if you can sell the exchange notes, you may not be able to sell them at an acceptable price.

We may designate certain of our subsidiaries as non-restricted, in which case they would not be subject to the restrictive covenants in the indenture governing the notes.

Although all of our subsidiaries are currently restricted, we may designate certain subsidiaries as nonrestricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the notes, such as incurring additional debt, securing assets in priority to the claims of the holders of the exchange notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes.

Many of the covenants in the indenture governing the notes will not apply to us if the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will not apply to us if the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default had occurred and is continuing. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in effect. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of Exchange Notes—Certain Covenants.”

Risks Relating to Our Business and Our Industry

We operate in a competitive industry, and our failure to compete effectively could cause us to lose our market share, revenues and growth prospects.

We compete with many other manufacturers and distributors, including smaller, independent manufacturers and distributors and divisions or subsidiaries of larger companies with greater financial and other resources than we have. Some of our competitors control licenses for widely recognized images and have broader access to mass market retailers that could provide them with a competitive advantage.

The party goods retail industry is large and highly fragmented. Our retail stores compete with a variety of smaller and larger retailers, including specialty retailers, warehouse/merchandise clubs, drug stores, supermarkets, dollar stores, mass merchants, and catalogue and online merchants. Our stores compete, among other ways, on the basis of location and store layout, product mix and availability, customer convenience and price. We may not be able to continue to compete successfully against existing or future competitors in the retail space. Expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could materially adversely affect our business, results of operations, cash flows and financial performance.

We must remain competitive in the areas of quality, price, breadth of selection, customer service and convenience. Competing effectively may require us to reduce our prices or increase our costs, which could lower our margins and adversely affect our revenues and growth prospects.

Our business may be adversely affected by fluctuations in commodity prices.

The costs of our key raw materials (paper, petroleum-based resin and cotton) fluctuate. In general, we absorb movements in raw material costs that we consider temporary or insignificant. However, cost increases that are considered other than temporary may require us to increase our prices to maintain our margins. Raw material prices may increase in the future and we may not be able to pass on these increases to our customers. A significant increase in the price of raw materials that we cannot pass on to customers could have a material adverse effect on our results of operations and financial performance. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our and our suppliers’ abilities to manufacture the products necessary to maintain our existing customer relationships.

Our business may be adversely impacted by helium shortages.

Although not used in the actual manufacture of our products, helium gas is currently used to inflate the majority of our metallic balloons. We rely upon the exploration and refining of natural gas to ensure adequate supplies of helium as helium is a by-product of the natural gas production process.

During the middle of 2012, helium supplies tightened due to the following factors: (i) natural gas production declined due to warmer than usual winters, (ii) new natural gas plants took longer than expected to come on-line, (iii) certain natural gas plants experienced longer than anticipated downtime for maintenance and (iv) helium demand increased due to new technologies. As a result, our full-year 2012 domestic metallic balloon sales were $2.6 million lower than 2011 as balloon distributors and retailers rationalized inventory levels in light of the shortage. Additionally, our net sales of domestic metallic balloons during the first six months of 2013 were $7.0 million lower than the first six months of 2012.

We believe that the shortage is temporary as new natural gas plants are scheduled to come on-line during the second half of 2013 and during 2014 and many helium users are implementing conservation programs. However, should the shortage continue, it could have a material impact on our results.

Our failure to appropriately respond to changing merchandise trends and consumer preferences could significantly harm our customer relationships and financial performance.

As a manufacturer, distributor and retailer of consumer goods, our products must appeal to a broad range of consumers whose preferences are constantly changing. We also sell certain licensed products, with images such as cartoon or motion picture characters, which are in great demand for short time periods, making it difficult to project our inventory needs for these products. In addition, if consumers’ demand for single-use, disposable party goods were to diminish in favor of reusable products for environmental or other reasons, our sales could decline.

The success of our business depends upon many factors, such as our ability to accurately predict the market for our products and our customers’ purchasing habits, to identify product and merchandise trends, to innovate and develop new products, to manufacture and deliver our products in sufficient volumes and in a timely manner and to differentiate our product offerings from those of our competitors. We may not be able to continue to offer assortments of products that appeal to our customers or respond appropriately to consumer demands. We could misinterpret or fail to identify trends on a timely basis. Our failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and lost sales. Our failure to do so could harm our customer relationships and financial performance.

We may not be able to successfully implement our store growth strategy.

If we are unable to increase the number of retail stores we operate and increase the productivity and profitability of existing retail stores, our ability to increase sales, profitability and cash flow could be impaired. To the extent we are unable to open new stores as we planned, our sales growth would come primarily from increases in comparable store sales. We may not be able to increase our comparable store sales, improve our margins or reduce costs as a percentage of sales. Growth in profitability in that case would depend significantly on our ability to increase margins or reduce costs as a percentage of sales. Further, as we implement new initiatives to reduce the cost of operating our stores, sales and profitability may be negatively impacted.

Our ability to successfully open and operate new stores depends on many factors including, among others, our ability to:

•	identify suitable store locations, including temporary lease space for our Halloween City locations, the availability of which is largely outside of our control;

•

negotiate and secure acceptable lease terms, desired tenant allowances and assurances from operators and developers that they can complete the project, which depend in part on the financial resources of the operators and developers;

•	obtain or maintain adequate capital resources on acceptable terms, including the availability of cash for rent outlays under new leases;

•	manufacture and source sufficient levels of inventory at acceptable costs;

•	hire, train and retain an expanded workforce of store managers and other personnel;

•	successfully integrate new stores into our existing control structure and operations, including information system integration;

•	maintain adequate manufacturing and distribution facilities, information system and other operational system capabilities;

•	identify and satisfy the merchandise and other preferences of our customers in new geographic areas and markets;

•	gain brand recognition and acceptance in new markets; and

•

address competitive, merchandising, marketing, distribution and other challenges encountered in connection with expansion into new geographic areas and markets, including geographic restrictions on the opening of new stores based on certain agreements with our franchisees and other business partners.

In addition, as the number of our stores increases along with our online sales, we may face risks associated with market saturation of our product offerings. To the extent our new store openings are in markets where we have existing stores, we may experience reduced net sales in existing stores in those markets. Finally, there can be no assurance that any newly opened stores will be received as well as, or achieve net sales or profitability levels comparable to those of, our existing stores in the time periods estimated by us, or at all. If our stores fail to achieve, or are unable to sustain, acceptable net sales and profitability levels, our business may be materially harmed and we may incur significant costs associated with closing those stores. Our failure to effectively address challenges such as these could adversely affect our ability to successfully open and operate new stores in a timely and cost-effective manner, and could have a material adverse effect on our business, results of operations and financial condition.

A decrease in our Halloween sales could have a material adverse effect on our operating results for the year.

Our retail business, including our Party City stores, online sales from our e-commerce website and our temporary Halloween City locations, realizes a significant portion of its revenues, net income and cash flow in September and October, principally due to our Halloween sales. We believe this general pattern will continue in the future. An economic downturn, or adverse weather, during this period could adversely affect us to a greater extent than at other times of the year. Any unanticipated decrease in demand for our products during the Halloween season could require us to maintain excess inventory or sell excess inventory at a substantial markdown, which could have a material adverse effect on our business, profitability, ability to repay any indebtedness and our brand image. In addition, our sales during the Halloween season could be affected if we are not able to find sufficient and adequate lease space for our temporary Halloween City locations or if we are unable to hire temporary personnel to adequately staff these stores and our distribution facility during the Halloween season. Failure to have proper lease space and adequate personnel could hurt our business, financial condition and results of operations.

Disruption to the transportation system or increases in transportation costs may negatively affect our operating results.

We rely upon various means of transportation, including shipments by air, sea, rail and truck, to deliver products to our distribution centers from vendors and manufacturers and from other distribution centers to our stores, as well as for direct shipments from vendors to stores. Independent third parties with whom we conduct business may employ personnel represented by labor unions. Labor stoppages, shortages or capacity constraints in the transportation industry, disruptions to the national and international transportation infrastructure, fuel shortages or transportation cost increases could adversely affect our business, results of operations, cash flows and financial performance.

Product recalls and/or product liability may adversely impact our business, merchandise offerings, reputation, results of operations, cash flow and financial performance.

We may be subject to product recalls if any of the products that we manufacture or sell are believed to cause injury or illness. In addition, as a retailer of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Indemnification provisions that we may enter into are typically limited by their terms and depend on the creditworthiness of the indemnifying party and its insurer and the absence of significant defenses. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such third party. In addition, if our vendors fail to manufacture or import merchandise that adheres to our quality control standards or standards established by applicable law, our reputation and brands could be damaged, potentially leading to an increase in customer litigation against us. Furthermore, to the extent we are unable to replace any recalled products, we may have to reduce our merchandise offerings, resulting in a decrease in sales, especially if a recall occurs near or during a peak seasonal period. If our vendors are unable or unwilling to recall products failing to meet our quality standards, we may be required to recall those products at a substantial cost to us.

Our business is sensitive to consumer spending and general economic conditions, and an economic slowdown could adversely affect our financial performance.

In general, our retail sales, and the retail sales of our business partners to whom we sell, represent discretionary spending by our customers and our business partners’ customers. Discretionary spending is affected by many factors, such as general business conditions, interest rates, availability of consumer credit, unemployment levels, taxation, weather and consumer confidence in future economic conditions. Our customers’ and our business partners’ customers’ purchases of discretionary items, including our products, often decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions. If this occurs, our revenues and profitability will decline. In addition, economic downturns may make it difficult for us to accurately forecast future demand trends, which could cause us to purchase excess inventories, resulting in increases in our inventory carrying cost, or insufficient inventories, resulting in our inability to satisfy our customer demand and potential loss of market share.

Our business may be adversely affected by the loss or actions of our third-party vendors, and the loss of the right to use licensed material could harm our business and our results of operations.

Our ability to find new qualified vendors who meet our standards and supply products in a timely and efficient manner can be a significant challenge, especially for goods sourced from outside the United States. Many of our vendors currently provide us with incentives such as volume purchasing allowances and trade discounts. If our vendors were to reduce or discontinue these incentives, costs would increase. Should we be unable to pass cost increases to consumers, our profitability would be reduced.

Additionally, certain of our suppliers may control various product licenses for widely recognized images, such as cartoon or motion picture characters. The loss of these suppliers, or the termination of our ability to use certain licensed material, would prevent us from manufacturing and distributing the licensed products and could cause our customers to purchase these products from our competitors. This could materially adversely affect our business, results of operations, financial performance and cash flow.

Because we rely heavily on our own manufacturing operations, disruptions at our manufacturing facilities could adversely affect our business, results of operations, cash flows and financial performance.

In 2012, we manufactured items representing approximately 34% of our net sales at wholesale (including sales to the Company’s retail operations). Any significant disruption in our manufacturing facilities, in the United States or abroad, for any reason, including regulatory requirements, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our business, results of operations, cash flows and financial performance. The occurrence of one or more natural disasters, or other disruptive geo-political events, could also result in increases in fuel (or other energy) prices or a fuel shortage, the temporary or permanent closure of one or more of manufacturing or distribution centers, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas or delays in the delivery of goods to our distribution centers or stores or to third parties who purchase from us. If one or more of these events occurred, our revenues and profitability would be reduced.

Our business and results of operations may be harmed if our suppliers or third-party manufacturers fail to follow acceptable labor practices or to comply with other applicable laws and guidelines.

Many of the products sold in our stores and on our website are manufactured outside of the United States, which may increase the risk that the labor, manufacturing safety and other practices followed by the manufacturers of these products may differ from those generally accepted in the United States as well as those with which we are required to comply under many of our image or character licenses. Although we require each of our vendors to sign a purchase order and vendor agreement that requires adherence to accepted labor practices and compliance with labor, manufacturing safety and other laws and we test merchandise for product safety standards, we do not supervise, control or audit our vendors or the manufacturers that produce the merchandise we sell to our customers. The violation of labor, manufacturing safety or other laws by any of our vendors or manufacturers, or the divergence of the labor practices followed by any of our vendors or manufacturers from those generally accepted in the United States could interrupt or otherwise disrupt the shipment of finished products to us, damage our brand image, subject us to boycotts by our customers or activist groups or cause some of our licensors of popular images to terminate their licenses to us. Our future operations and performance will be subject to these factors, which are beyond our control and could materially hurt our business, financial condition and results of operations or require us to modify our current business practices or incur increased costs.

Our international operations subject us to additional risks, which risks and costs may differ in each country in which we do business and may cause our profitability to decline.

We conduct our business in a number of foreign countries, including contracting with manufacturers and suppliers located outside of the United States, many of which are located in Asia. We recently expanded our international operations through the acquisitions of the Christy’s Group (“Christy’s” or “Christy’s Group”), a U.K. based costume company, in September 2010, Riethmüller, a German distributor of party goods, in January 2011, Party City Canada, a Canadian retailer of party goods and outdoor toys, in July 2011 and Party Delights Ltd. (“Party Delights”), a U.K. based e-commerce retailer, in March 2013. Our operations and financial condition may be adversely affected if the markets in which we compete or source our products are affected by changes in political, economic or other factors. These factors, over which we have no control, may include:

•	recessionary or expansive trends in international markets;

•	changes in foreign currency exchange rates, principally fluctuations in the Euro, British pound sterling, Mexican peso, Canadian dollar, Australian dollar, Malaysian ringgit and Chinese renminbi;

•	hyperinflation or deflation in the foreign countries in which we operate;

•	work stoppages or other employee rights issues;

•	the imposition of restrictions on currency conversion or the transfer of funds;

•	transportation delays and interruptions;

•	increases in the taxes we pay and other changes in applicable tax laws;

•	legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; and

•	political and economic instability.

We may face risks associated with litigation and claims.

From time to time, we are involved in class actions and other lawsuits, claims and other proceedings relating to the conduct of our business, including but not limited to employee-related and consumer matters. Additionally, as a retailer and manufacturer of decorated party goods, we have been and may continue to be subject to product liability claims if the use of our products, whether manufactured by us or our third party manufacturers, is alleged to have resulted in injury or if our products include inadequate instructions or warnings. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While it is not feasible to predict the outcome of pending lawsuits and claims, we do not believe that any such matters are material or that the disposition thereof is likely to have a material adverse effect on our business, financial condition and results of operations, although the resolution in any reporting period of any matter could have an adverse effect on our operating results for that period. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have a material adverse effect on our business, financial condition and results of operations.

We may require additional capital to fund our business, which may not be available to us on satisfactory terms or at all.

We currently rely on cash generated by operations and borrowings available under our credit facilities to meet our working capital needs. However, if we are unable to generate sufficient cash from operations or if borrowings available under our credit facilities are insufficient, we may be required to adopt one or more alternatives to raise cash, such as incurring additional indebtedness, selling our assets, seeking to raise additional equity capital or restructuring, which alternatives may not be available to us on satisfactory terms or at all. Any of the foregoing could have a material adverse effect on our business.

Our success depends on key personnel whom we may not be able to retain or hire.

The success of our business depends, to a large extent, on the continued service of our senior management team. Gerald C. Rittenberg, our Chief Executive Officer, and James M. Harrison, our President and Treasurer, have been with the Company for approximately 22 and 16 years, respectively. The loss of the services and leadership of either of these individuals could have a negative impact on our business, as we may not be able to find management personnel with similar experience and industry knowledge to replace either of them on a timely basis. We do not maintain key life insurance on any of our senior officers.

As our business expands, we believe that our future success will depend greatly on our continued ability to attract, motivate and retain highly skilled and qualified personnel. Although we generally have been able to meet our staffing requirements in the past, our ability to meet our labor needs while controlling costs is subject to external factors, such as unemployment levels, minimum wage legislation and changing demographics. Our inability to meet our staffing requirements in the future at costs that are favorable to us, or at all, could impair our ability to increase revenue, and our customers could experience lower levels of customer service.

We are subject to risks associated with leasing substantial amounts of space.

We lease all of our company-owned stores, our corporate headquarters and most of our distribution facilities. Payments under our leases account for a significant portion of our operating expenses and we expect payment obligations under our leases to account for a significant portion of our future operating expenses. The majority of our store leases contain provisions for base rent and a small number of store leases contain provisions for base rent, plus percentage rent based on sales in excess of an agreed upon minimum annual sales level. Our continued growth and success depends in part on our ability to renew leases for successful stores and negotiate leases for new stores, including temporary leases for our Halloween City stores. There is no assurance that we will be able to negotiate leases at similar or favorable terms, and we may decide not to enter a market or be forced to exit a market if a favorable arrangement cannot be made. If an existing or future store is not profitable and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease, including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under the lease.

Our business could be harmed if our existing franchisees do not conduct their business in accordance with agreed upon standards.

Our success depends, in part, upon the ability of our franchisees to operate their stores and promote and develop our store concept. Although our franchise agreements include certain operating standards, all franchisees operate independently and their employees are not our employees. We provide certain training and support to our franchisees, but the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image, brand and reputation could suffer.

Our information systems, order fulfillment and distribution facilities may prove inadequate or may be disrupted.

We depend on our management information systems for many aspects of our business. We will be materially adversely affected if our management information systems are disrupted or we are unable to improve, upgrade, maintain and expand our systems. In particular, we believe our perpetual inventory, automated replenishment and stock ledger systems are necessary to properly forecast, manage and analyze our inventory levels, margins and merchandise ordering quantities. We may fail to properly optimize the effectiveness of these systems, or to adequately support and maintain the systems. Moreover, we may not be successful in developing or acquiring technology that is competitive and responsive to our customers and might lack sufficient resources to make the necessary investments in technology needs and to compete with our competitors, which could have a material adverse impact on our business, results of operations, cash flows and financial performance.

In addition, we may not be able to prevent a significant interruption in the operation of our electronic order entry and information systems, e-commerce platform or manufacturing and distribution facilities due to natural disasters, accidents, systems failures or other events. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to receive and process orders and provide products and services to our stores, third-party stores, and other customers, which could result in lost sales, cancelled sales and a loss of loyalty to our brand.

We may fail to adequately maintain the security of our electronic and other confidential information.

We have become increasingly centralized and dependent upon automated information technology processes. In addition, a portion of our business operations is now conducted over the Internet. We could experience operational problems with our information systems and e-commerce platform as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of our systems could cause information, including data related to customer orders, to be lost or delayed, which could—especially if the disruption or slowdown occurred during a peak sales season—result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline.

In addition, in the ordinary course of our business, we collect and store certain personal information from individuals, such as our customers and suppliers, and we process customer payment card and check information, including via our e-commerce platform. Computer hackers may attempt to penetrate our computer system and, if successful, misappropriate personal information, payment card or check information or confidential Company business information. In addition, a Company employee, contractor or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information and may purposefully or inadvertently cause a breach involving such information. Any failure to maintain the security of our customers’ confidential information, or data belonging to us or our suppliers, could put us at a competitive disadvantage, result in deterioration in our customers’ confidence in us, subject us to potential litigation and liability, and fines and penalties, resulting in a possible material adverse impact on our business, results of operations, cash flows and financial performance.

Historically we have made a number of acquisitions, and we may make more acquisitions in the future as part of our growth strategy. Future acquisitions or investments could disrupt our ongoing business, distract management and employees, increase our expenses and adversely affect our business. In addition, we may not be able to identify suitable acquisitions.

We have made a number of recent acquisitions which have contributed to our growth. Acquisitions require significant capital resources and can divert management’s attention from our existing business. Acquisitions also entail an inherent risk that we could become subject to contingent or other liabilities, including liabilities arising from events or conduct predating the acquisition, that were not known to us at the time of acquisition. We may also incur significantly greater expenditures in integrating an acquired business than we had anticipated at the time of the acquisition, which could impair our ability to achieve anticipated cost savings and synergies.

Acquisitions may also have unanticipated tax and accounting ramifications. Our failure to successfully identify and consummate acquisitions or to manage and integrate the acquisitions we make could have a material adverse effect on our business, financial condition or results of operations.

In addition, we may not be able to:

•	identify suitable acquisition candidates;

•	consummate acquisitions on acceptable terms;

•	successfully integrate any acquired business into our operations or successfully manage the operations of any acquired business; or

•	retain an acquired company’s significant customer relationships, goodwill and key personnel or otherwise realize the intended benefits of an acquisition.

In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

Our intellectual property rights may be inadequate to protect our business.

We hold a variety of United States trademarks, service marks, patents, copyrights, and registrations and applications therefor, as well as a number of foreign counterparts thereto and/or independent foreign intellectual property asset registrations. In some cases, we rely solely on unregistered common law trademark rights and unregistered copyrights under applicable United States law to distinguish and/or protect our products, services and branding from the products, services and branding of our competitors. We cannot assure you that no one will challenge our intellectual property rights in the future. In the event that our intellectual property rights are successfully challenged by a third party, we could be forced to re-brand, re-design or discontinue the sale of certain of our products or services, which could result in loss of brand recognition and/or sales and could require us to devote resources to advertising and marketing new branding or re-designing our products. Further, we cannot assure you that competitors will not infringe our intellectual property rights, or that we will have adequate resources to enforce these rights. We also permit our franchisees to use a number of our trademarks and service marks, including Party City®, The Discount Party Super Store®, Party America® and Halloween City®. Our failure to properly control our franchisees’ use of such trademarks could adversely affect our ability to enforce them against third parties. A loss of any of our material intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We license from many third parties and do not own the intellectual property rights necessary to sell products capturing many popular images, such as cartoon or motion picture characters. While none of these licenses is individually material to our aggregate business, a large portion of our business depends on the continued ability to license the intellectual property rights to these images in the aggregate. Any injury to our reputation or our inability to comply with, in many cases, stringent licensing guidelines in these agreements may adversely affect our ability to maintain these relationships. A large aggregate loss of these licensed rights could have a material adverse effect on our business, financial condition and results of operations.

We also face the risk of claims that we have infringed third parties’ intellectual property rights, which could be expensive and time consuming to defend, cause us to cease using certain intellectual property rights or selling certain products or services, result in our being required to pay significant damages or require us to enter into costly royalty or licensing agreements in order to obtain the rights to use third parties’ intellectual property rights, which royalty or licensing agreements may not be available at all, any of which could have a negative impact on our operating profits and harm our future prospects.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the Registration Rights Agreement, the Company and the guarantors agreed to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the outstanding notes for exchange notes under the Securities Act within 365 days after July 26, 2012 and to use commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 405 days after July 26, 2012. The Company and the guarantors have also agreed to use commercially reasonable efforts to file under the Securities Act a shelf registration statement for the resale of the outstanding notes and guarantees if the exchange offer is not available or cannot be effected within such time. If the exchange offer is not completed or the shelf registration statement is not effective prior to September 5, 2013, additional interest on the outstanding notes will accrue at a rate of 0.25% per annum for the first 90-day period and shall increase at a rate of 0.25% per annum at the end of each subsequent 90-day period until the registration obligations are fulfilled; provided that the additional interest on the outstanding notes may in no event exceed 1.00% per annum.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the holder is not an “affiliate” of ours;

•	the holder is not engaged and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	the holder is acquiring the exchange notes in its ordinary course of business.

Under certain circumstances specified in the Registration Rights Agreement, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer that purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on             , 2013, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $700 million in aggregate principal amount of outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof, with written confirmation of any oral notice to be given promptly thereafter, to Wilmington Trust, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on      , 2013, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., with written confirmation of any oral notice to be given promptly thereafter, New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. Any such announcement will include the approximate number of securities deposited as of the date of the extension. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes properly tendered due to an extension of the exchange offer, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment, and we will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wilmington Trust, National Association, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal or an agent’s message; and all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

We will return the outstanding notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To tender outstanding notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for your tender through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the names in which such outstanding notes are registered, if applicable, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book—entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn; identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account at the book-entry transfer facility. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (b) extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those outstanding notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violates applicable laws or, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the prospectus relating to the outstanding notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:	Facsimile:

Wilmington Trust, National Association c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626	Wilmington Trust, National Association c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626	Wilmington Trust, National Association c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626	(eligible institutions only) (302) 636-4139 For Information of Confirmation: Sam Hamed (302) 636-6181

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes. The expenses of the exchange offer will be amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register or issue exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of the outstanding notes shall pay transfer taxes, if any, attributable to the sale of such outstanding notes or exchange notes. If a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to the Company or its order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

THE TRANSACTIONS

On June 4, 2012, PC Topco Holdings, Inc. (“Parent”), an affiliate of THL and direct parent of PC Intermediate Holdings, Inc. (“Holdings”), the Company and Merger Sub entered into an Agreement and Plan of Merger, pursuant to which, on July 27, 2012, Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Holdings. The aggregate consideration paid in connection with the Acquisition was approximately $2.7 billion. As a result of the consummation of the Acquisition, each outstanding share of the Company’s common stock (together with any associated rights), other than those held by the Company (other than treasury stock), Parent, or any subsidiary of either the Company or Parent, were converted into the right to receive cash consideration. Additionally, all outstanding options to acquire capital stock of the Company were accelerated and cancelled and, in the case of vested in-the-money options only, were converted into the right to receive a cash payment.

In connection with the Acquisition, on July 27, 2012, we entered into (a) the ABL Facility, which had $115 million drawn at the closing of the Acquisition, and (b) the Term Loan Facility. Borrowings from the ABL Facility and Term Loan Facility were, together with other sources of funds, used to finance the Transactions. Subsequent to the closing of the Acquisition, proceeds from the ABL Facility are available to provide financing for working capital and general corporate purposes. See “Description of Other Indebtedness” for further details on the Senior Credit Facilities.

Additionally, in connection with the Transactions, we issued the outstanding notes, which we are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for all of our exchange notes. See “Description of Exchange Notes.”

Immediately following the Acquisition, we repaid all amounts due under our prior credit agreements.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth selected historical consolidated financial data for the periods ended and at the dates indicated below. Our selected historical consolidated financial data as of December 31, 2011 (Predecessor) and December 31, 2012 (Successor) and for the period from July 28, 2012 to December 31, 2012 (Successor), the period from January 1, 2012 to July 27, 2012 (Predecessor) and the years ended December 31, 2010 (Predecessor) and December 31, 2011 (Predecessor) presented in this table has been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. Our selected historical consolidated financial data for the years ended December 31, 2008 (Predecessor) and December 31, 2009 (Predecessor) were derived from our audited consolidated financial statements that are not included in this prospectus. Our selected historical consolidated financial data for the six months ended June 30, 2012 (Predecessor) and June 30, 2013 (Successor) has been derived from our historical unaudited consolidated financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following information should be read in conjunction with the sections entitled “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained elsewhere in this prospectus.

	Fiscal Year Ended December 31,				Period from January 1 to July 27,	Period from July 28 to December 31,	Six Months Ended June 30,
	2008	2009	2010 (1)	2011 (2)	2012	2012	2012	2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)
	(dollars in thousands, except per common share data)
Income Statement Data:
Revenues:
Net sales	$1,537,641	$1,467,324	$1,579,677	$1,852,869	$930,903	$964,330	$808,721	$839,631
Royalties and franchise fees	22,020	19,494	19,417	19,106	9,281	9,312	8,236	8,146

Total revenues	1,559,661	1,486,818	1,599,094	1,871,975	940,184	973,642	816,957	847,777
Expenses:
Cost of sales (3)	966,426	899,041	943,058	1,118,973	574,048	636,410	496,472	554,575
Wholesale selling expenses	41,894	39,786	42,725	57,905	31,568	28,096	27,305	34,053
Retail operating expenses	273,627	261,691	296,891	325,332	166,047	172,168	146,594	154,849
Franchise expenses	13,686	11,991	12,269	13,685	6,579	6,128	5,780	6,504
General and administrative expenses (4)	120,272	119,193	134,392	138,074	101,502	65,890	65,444	69,329
Art and development costs	12,462	13,243	14,923	16,636	10,824	8,201	9,476	9,698
Impairment of trade name (5)	17,376	—	27,400	—	—	—	—	—

Income from operations	113,918	141,873	127,436	201,370	49,616	56,749	65,886	18,769
Interest expense, net	50,915	41,481	40,850	77,743	41,970	62,062	36,805	65,674
Other (income) expense, net (6)	(818)	(32)	4,208	1,476	22,245	1,593	295	14,481

Income (loss) before income taxes	63,821	100,424	82,378	122,151	(14,599)	(6,906)	28,786	(61,386)
Income tax expense (benefit)	24,188	37,673	32,945	45,741	403	(1,322)	10,660	(21,761)

Net (loss) income	39,633	62,751	49,433	76,410	(15,002)	(5,584)	18,126	(39,625)
Less: net (loss) income attributable to noncontrolling interests	(877)	198	114	135	96	60	91	179

Net income (loss) attributable to Party City Holdings Inc.	$40,510	$62,553	$49,319	$76,275	$(15,098)	$(5,644)	$18,035	$(39,804)

Statement of Cash Flow Data
Net cash provided by (used in)
Operating activities (7)	$79,928	$123,942	$61,168	$161,264	$(18,126)	$(17,280)	$23,999	$(8,860)
Investing activities (7)	(51,199)	(54,358)	(102,766)	(138,909)	(31,824)	(1,578,553)	(24,272)	(73,992)
Financing activities (7)	(23,033)	(70,157)	46,515	(19,784)	33,318	1,604,767	(3,788)	81,983

Cash dividend per common share	—	—	9,400	—	—	—	—	—

	Year Ended December 31,				Period from January 1 to July 27,	Period from July 28 to December 31,	Six Months Ended June 30,
	2008	2009	2010 (1)	2011 (2)	2012	2012	2012	2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)
	(dollars in thousands)
Other Financial Data:
Net revenues by segment:
Wholesale (after intercompany eliminations)	$438,505	$411,359	$470,892	$584,905	$317,814	$265,058	$269,349	$258,940
Retail	1,121,156	1,075,459	1,128,202	1,287,070	622,370	708,584	547,608	588,837

Consolidated	1,559,661	1,486,818	1,599,094	1,871,975	940,184	973,642	816,957	847,777
EBITDA (8)	162,014	186,287	172,646	259,525	61,286	104,993	95,546	52,644
Adjusted EBITDA (8)	186,500	192,113	230,618	275,466	116,982	175,329	101,656	102,117
Number of company-owned and franchised retail superstores (at end of period) (9)	916	847	828	833	—	826	815	879
Number of company-owned Party City stores	385	382	439	487	—	600	574	604
Capital expenditures	53,001	26,195	49,623	44,483	28,864	16,376	23,790	25,568

Balance Sheet Data (at end of period):
Cash and cash equivalents	$13,058	$15,420	$20,454	$22,053	$—	$14,563	$17,927	$13,354
Working capital (10)	76,904	162,243	189,993	226,277	—	387,858	253,476	338,878
Total assets	1,507,977	1,480,501	1,653,151	1,750,338	—	3,276,983	1,766,201	3,337,265
Total debt	721,635	651,433	1,000,256	982,258	—	1,851,517	979,196	1,937,106
Total equity	412,117	479,122	256,422	326,091	—	787,450	320,979	739,299

(1)	The acquisitions of Designware and the Christy’s Group are included in the financial statements from their acquisition dates (March 1, 2010 and September 30, 2010, respectively).

(2)	The acquisitions of Riethmüller and Party City Canada are included in the financial statements from their acquisition dates (January 30, 2011 and July 29, 2011, respectively).

(3)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold.

(4)	In conjunction with the Transactions, the Company recorded $8.4 million of transaction costs in general and administrative expenses during the period from January 1, 2012 to July 27, 2012. Additionally, the Transactions accelerated the vesting of certain of the Company’s stock options and during the period from January 1, 2012 to July 27, 2012 the Company recorded $2.1 million of expense in general and administrative expenses. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and during the period from January 1, 2012 to July 27, 2012 the Company recorded a $16.1 million charge in general and administrative expenses.

(5)	During 2010 and 2008, the Company implemented plans to convert and rebrand its company-owned FCPO stores and its company-owned and franchised Party America stores to Party City stores, respectively. As a result, the Company recorded charges for the impairment of the Factory Card & Party Outlet and Party America trade names of $27.4 million and $17.4 million in the fourth quarters of 2010 and 2008, respectively.

(6)	In conjunction with the Transactions, the Company recorded $19.7 million of transaction costs in other expense, net during the period from January 1, 2012 to July 27, 2012. Additionally, the period from January 1, 2012 to July 27, 2012 included $2.5 million in costs as a result of the termination of an initial public offering. In connection with the refinancing of the Company’s revolving and term debt credit facilities in August and December 2010, the Company wrote off $2.4 million of deferred finance charges during 2010.

(7)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity” for a discussion of 2012 cash flows.

(8)	We present Adjusted EBITDA as a supplemental measure of our performance. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facility agreements use Adjusted EBITDA to measure compliance with certain covenants.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The reconciliation from net income to EBITDA and Adjusted EBITDA for the periods presented is as follows:

	Year Ended December 31,							Period from January 1 to July 27,		Period from July 28 to December 31,	Six Months Ended June 30,
	2008		2009	2010		2011		2012		2012	2012		2013
	(Predecessor)		(Predecessor)	(Predecessor)		(Predecessor)		(Predecessor)		(Successor)	(Predecessor)		(Successor)
	(dollars in thousands)
Net Income (Loss)	$39,633		$62,751	$49,433		$76,410		$(15,002)		$(5,584)	$18,126		$(39,625)
Interest expense, net	50,915		41,481	40,850		77,743		41,970		62,062	36,805		65,674
Income taxes	24,188		37,673	32,945		45,741		403		(1,322)	10,660		(21,761)
Depreciation and amortization	47,278		44,382	49,418		59,631		33,915		49,837	29,955		48,356

EBITDA	162,014		186,287	172,646		259,525		61,286		104,993	95,546		52,644
Equity based compensation and other charges	4,546		882	6,019		1,397		3,375		—	1,225		1,353
Non-cash purchase accounting adjustments	590		(1,556)	1,244		—		—		58,626 (a)	—		19,363 (a)
Management fee	1,248		1,248	1,248		1,248		713		1,292	624		1,500
Impairment charges	17,376	(b)	—	27,997	(b)	87		—		—	—		—
Restructuring, retention and severance	—		2,670	1,780		2,513		355		784	355		1,997
Payment in lieu of dividend	—		—	9,395	(c)	617	(c)	16,533	(c)	—	362	(c)	—
Refinancing charges	—		—	2,448		—		—		—	—		12,295
Deferred rent	1,202		1,763	4,500		7,467		3,344		6,335	3,047		7,967
Estimated business interruption proceeds	—		—	—		—		—		2,000	—		1,000
Transaction costs	—		—	—		—		28,582	(d)	—	—		—
Corporate development expenses	—		270	1,660		2,471		2,395		351	197		3,115
Other	(476)		549	1,681		141		399		948	300		883

Adjusted EBITDA	$186,500		$192,113	$230,618		$275,466		$116,982		$175,329	$101,656		$102,117

(a)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold.

(b)	During 2010 and 2008, we implemented plans to convert and rebrand our company-owned FCPO stores and our company-owned and franchised Party America stores to Party City stores, respectively. As a result, we recorded charges for impairment of the FCPO and Party America trade names of $27.4 million and $17.4 million in the fourth quarters of 2010 and 2008, respectively.

(c)	In December 2010, a one-time cash dividend of $9,400 per share of outstanding common stock was declared. In addition, holders of unvested options at the declaration date would receive a distribution of $9,400 per share when the options vested. At the time of the Transactions, certain outstanding stock options became fully vested and distributions were made in the amount of $16.1 million. Further, prior to the Transactions, during 2012 certain outstanding stock options became fully vested and the Company made distributions in the amount of $0.4 million. The Company recorded charges equal to such amounts in general and administrative expenses during the period from January 1, 2012 to July 27, 2012.

(d)	In conjunction with the Transactions, the Company incurred certain costs. See Note 5 to the audited consolidated financial statements which are included elsewhere in this prospectus.

(9)	Excludes temporary locations and includes outlet stores.

(10)	Loans and notes payable (included in current liabilities) decreased by $106.0 million from December 31, 2011 to December 31, 2012. Additionally, as a result of the Transactions, the Company applied the acquisition method of accounting and increased the value of its inventory as of July 28, 2012. At June 30, 2013 and December 31, 2012, $11.8 million and $31.1 million, respectively, of the adjustment was included in inventory.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements sets forth our unaudited pro forma and historical condensed consolidated statements of operations and comprehensive loss for the year ended December 31, 2012 and the six months ended June 30, 2013. Such information is based on the historical financial statements of the Company appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements give effect to the Transactions as if they had occurred on January 1, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations would have been had the Transactions actually occurred on the date indicated and they do not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in the “The Transactions,” “Selected Historical Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The Acquisition has been accounted for as a business combination in accordance with ASC 805, Business Combinations.

The unaudited pro forma condensed consolidated financial statements give effect to adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact.

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

For the Six Months Ended June 30, 2013

(dollars in thousands)

	Six Months Ended June 30, 2013	Adjustments	Pro Forma
Revenues:
Net sales	$839,631	$—	$839,631
Royalties and franchise fees	8,146	—	8,146

Total revenues	847,777	—	847,777

Expenses:
Cost of sales (1)	554,575	(20,351)	534,224
Wholesale selling expenses (2)	34,053	(383)	33,670
Retail operating expenses	154,849	—	154,849
Franchise expenses (2)	6,504	23	6,527
General and administrative expenses	69,329	—	69,329
Art and development costs	9,698	—	9,698

Total expenses	829,008	(20,711)	808,297

Income from operations	18,769	20,711	39,480

Interest expense, net (4)	65,674	(2,855)	62,819
Other expense, net (5)	14,481	(12,295)	2,186

Loss before income taxes	(61,386)	35,861	(25,525)

Income tax benefit (6)	(21,761)	12,713	(9,048)

Net loss	(39,625)	23,148	(16,477)

Less: net income attributable to noncontrolling interest	179	—	179

Net loss attributable to Party City Holdings Inc.	$(39,804)	$23,148	$(16,656)

Comprehensive loss	$(49,504)	$23,148	$(26,356)
Less comprehensive income attributable to noncontrolling interest	183	—	183

Comprehensive loss attributable to Party City Holdings Inc.	$(49,687)	$23,148	$(26,539)

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2012

(dollars in thousands)

	Year Ended December 31, 2012	Adjustments	Pro Forma
Revenues:
Net sales	$1,895,233	$—	$1,895,233
Royalties and franchise fees	18,593	—	18,593

Total revenues	1,913,826	—	1,913,826

Expenses:
Cost of sales (1)	1,210,458	34,040	1,244,498
Wholesale selling expenses (2)	59,664	4,811	64,475
Retail operating expenses	338,215	—	338,215
Franchise expenses (2)	12,707	567	13,274
General and administrative expenses (3)	167,392	(25,125)	142,267
Art and development costs (2)	19,025	101	19,126

Total expenses	1,807,461	14,394	1,821,855

Income from operations	106,365	(14,394)	91,971

Interest expense, net (4)	104,032	23,028	127,060
Other expense, net (5)	23,838	(22,370)	1,468

Loss before income taxes	(21,505)	(15,052)	(36,557)

Income tax benefit (6)	(919)	(11,993)	(12,912)

Net loss	(20,586)	(3,059)	(23,645)
Less: net income attributable to noncontrolling interest	156	—	156

Net loss attributable to Party City Holdings Inc.	$(20,742)	$(3,059)	$(23,801)

Other comprehensive income, net of tax:
Foreign currency adjustments	$5,209	$—	$5,209
Cash flow hedges	(172)	—	(172)

Other comprehensive income, net	5,037		5,037
Comprehensive loss	(15,549)	(3,059)	(18,608)
Less comprehensive income attributable to noncontrolling interest	256	—	256

Comprehensive loss attributable to Party City Holdings Inc.	$(15,805)	$(3,059)	$(18,864)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

The unaudited pro forma condensed consolidated statements of operations and comprehensive loss assume that the Transactions, and the related application of the acquisition method of accounting, occurred on January 1, 2012. During February 2013, the Company amended the Term Loan Facility and the interest rate was decreased by 1.50%. The unaudited pro forma condensed consolidated statements of operations and comprehensive loss assume that the Term Loan Facility was entered into on January 1, 2012 at the amended rate.

(1)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at the Acquisition date. Such adjustment increased the Company’s cost of sales as the related inventory was sold.

Additionally, as a result of the application of the acquisition method of accounting, the Company recorded certain intangible assets and recorded its property, plant and equipment at fair value. Such adjustments impacted the Company’s depreciation expense and amortization expense.

(2)	As a result of the application of the acquisition method of accounting, the Company recorded certain intangible assets and recorded its property, plant and equipment at fair value. Such adjustments impacted the Company’s depreciation expense and amortization expense.

(3)	In conjunction with the Transactions, the Company incurred $28.6 million of compensation-related costs. Such costs were recorded in the Company’s consolidated statement of operations and comprehensive loss in the period prior to the Transactions (January 1, 2012 to July 27, 2012). As the unaudited pro forma condensed consolidated statements of operations and comprehensive loss assume that the Transactions occurred on January 1, 2012, such costs have been removed from the financial statements.

Additionally, as a result of the application of the acquisition method of accounting, the Company recorded certain intangible assets and recorded its property, plant and equipment at fair value. Such adjustments impacted the Company’s depreciation expense and amortization expense.

(4)	The unaudited pro forma condensed consolidated statements of comprehensive loss assume that the Transactions occurred on January 1, 2012 and that the related refinancing also took place on such date. In conjunction with the Transactions, amounts outstanding under the Company’s previous $350.0 million ABL revolving credit facility and $675.0 million term loan agreement were repaid. At such time, the Company entered into the ABL Facility and the Term Loan Facility. Additionally, in conjunction with the Transactions, on July 27, 2012, the Company issued the outstanding notes and redeemed all of its outstanding $175.0 million 8.75% senior subordinated notes.

Additionally, the unaudited pro forma condensed consolidated statements of operations and comprehensive loss assume that the Term Loan Facility was entered into at the amended rate (see above).

Pro forma interest expense for the ABL Facility was based upon actual borrowings, $115.0 million, at the closing of the Transactions.

(5)	In conjunction with the Transactions, the Company incurred $19.9 million of third-party costs, principally banker fees. Such costs were recorded in the Company’s consolidated statement of operations and comprehensive loss in the period prior to the Acquisition (January 1, 2012 to July 27, 2012). As the unaudited pro forma condensed consolidated statements of operations and comprehensive loss assume that the Transactions occurred on January 1, 2012, such costs have been removed from the financial statements.

During February 2013, the Company amended the Term Loan Facility and the interest rate was decreased by 1.50%. In conjunction with the amendment, the Company recorded $12.3 million of expense, principally related to the write-off of deferred financing costs and the payment of a call premium. As the unaudited pro forma condensed consolidated financial statements assume that the Term Loan Facility was entered into on January 1, 2012 at the amended rate, such costs have been removed from the financial statements.

(6)	Reflects the estimated tax effects of the pro forma adjustments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown.

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from January 1, 2012 to July 27, 2012	Period from July 28, 2012 to December 31, 2012	Six Months Ended June 30, 2013
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)

Ratio of earnings to fixed charges	1.6x	2.2x	1.9x	1.9x	0.8 x	0.9x	0.4x

These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

You should read the following discussion and analysis of our results of operations and financial statements in conjunction with the consolidated financial statements, the accompanying notes and the other financial information contained elsewhere in this prospectus. This section contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Risk Factors”, as well as other matters described in this prospectus. See “Cautionary Disclosure Regarding Forward-Looking Statements.”

Effect of the Transactions

On July 27, 2012, funds affiliated with THL acquired a majority stake in the Company in a recapitalization transaction. The aggregate consideration paid in connection with the acquisition was approximately $2.7 billion. The consideration was funded by a combination of equity and debt financing and reinvestment by existing holders.

As a result of the Transactions, the financial information for the period after July 27, 2012 represents the financial information of the “Successor” company. Prior to, and including, July 27, 2012, the consolidated financial statements include the accounts of the “Predecessor” company. Due to the change in the basis of accounting resulting from the application of the acquisition method of accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable. Certain amounts in this prospectus combine the results of the Predecessor and the Successor. Such combination was performed by mathematical addition and does not comply with GAAP, although we believe it provides a meaningful method of comparison. The data is being presented for analytical purposes only. Combined operating results (i) have not been prepared on a pro forma basis as if the Acquisition occurred on the first day of the period, (ii) may not reflect the actual results we would have achieved absent the Acquisition and (iii) may not be predictive of future results of operations.

Business Overview

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with a wide assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City, we created a vertically integrated business combining the leading product design, manufacturing and distribution platform with the largest U.S. retailer of party supplies. We believe we have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries. Our vertically integrated business model and scale differentiate us from most other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

The Company is a wholly-owned subsidiary of Holdings, which is a wholly-owned subsidiary of Parent. Holdings and Parent have no assets or operations other than their investments in the Company and its subsidiaries and income from the Company and its subsidiaries. All capital stock amounts in this prospectus represent the capital stock accounts of Parent.

How We Assess the Performance of Our Company

In assessing the performance of our company, we consider a variety of performance and financial measures for our two operating segments, Retail and Wholesale. These key measures include revenues and gross profit, comparable retail same-store sales and operating expenses. We also review other metrics such as EBITDA and Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Selected Historical Consolidated Financial Statements.”

Segments

Our Wholesale segment generates revenues globally through sales of Amscan, Designware, Anagram and other party supplies to party goods superstores, including our company-owned and franchised stores, other party goods retailers, dollar stores, mass merchants, independent card and gift stores and other retailers and distributors throughout the world. Sales to domestic and international customers accounted for 79% and 21%, respectively, of our total wholesale sales in 2012.

Our Retail segment generates revenues from the sale of merchandise to the end consumer through our chain of company-owned party goods stores, online through our e-commerce websites, including PartyCity.com, and through our chain of temporary Halloween City locations. Franchise revenues include royalties on franchise retail sales and franchise fees charged for the initial franchise award and subsequent renewals. Our retail sales of party goods are fueled by everyday events such as birthdays, various seasonal events and other special occasions occurring throughout the year. In addition, through Halloween City, our temporary Halloween business, we seek to maximize our Halloween seasonal opportunity. As a result, in 2012, our Halloween business represented approximately 25% of our total domestic retail sales, generally occurring in a five-week selling season ending on October 31. We expect to continue to generate a significant portion of our retail sales during the Halloween selling season.

Intercompany sales between the Wholesale and the Retail segment are eliminated, and the profits on intercompany sales are deferred and realized at the time the merchandise is sold to the consumer. For segment reporting purposes, certain general and administrative expenses and art and development costs are allocated based on total revenues.

Financial Measures

Revenues. Revenues from retail operations are recognized at point of sale. We estimate future retail sales returns and record a provision in the period in which the related sales are recorded based on historical information. Retail revenues include shipping revenue related to e-commerce sales. Retail sales are reported net of taxes collected. Franchise royalties are recognized based on reported franchise retail sales.

Revenues from our wholesale operations represent the sale of our products to third parties, less rebates, discounts and other allowances. The terms of our wholesale sales are generally freight-on-board (“FOB”) shipping point, and revenue is recognized when goods are shipped. We estimate reductions to revenues for volume-based rebate programs and subsequent credits at the time sales are recognized. Intercompany sales from our wholesale operations to our retail stores are eliminated in our consolidated total revenues.

Comparable Retail Same-Store Sales. The growth in same-store sales represents the percentage change in same-store sales in the period presented compared to the prior year. Same-store sales exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Comparable sales are calculated based upon stores that were open at least thirteen full months as of the end of the applicable reporting period. When a store is reconfigured or relocated within the same general territory, the store continues to be treated as the same store. If, during the period presented, a store was closed, sales from that store up to and including the closing day are included as same-store sales as long as the store was open during the same period of the prior year. Converted FCPO and Party Packagers stores are included in Party City’s same-store sales immediately following conversion. Same-store sales for the Party City brand include e-commerce sales.

Cost of Sales. Cost of sales at wholesale reflects the production costs (i.e., raw materials, labor and overhead) of manufactured goods and the direct cost of purchased goods, inventory shrinkage, inventory adjustments, inbound freight to our manufacturing and distribution facilities, distribution costs and outbound freight to get goods to our wholesale customers. At retail, cost of sales reflects the direct cost of goods purchased from third parties and the production or purchase costs of goods acquired from our wholesale operations. Retail cost of sales also includes inventory shrinkage, inventory adjustments, inbound freight, occupancy costs related to store operations (such as rent and common area maintenance, utilities and depreciation on assets) and all logistics costs associated with our e-commerce business.

Our cost of sales increases in higher volume periods as the direct costs of manufactured and purchased goods, inventory shrinkage and freight are generally tied to net sales. However, other costs are largely fixed or vary based on other factors and do not necessarily increase as sales volume increases. Changes in the mix of our products may also impact our overall cost of sales. The direct costs of manufactured and purchased goods are influenced by raw material costs (principally paper, petroleum-based resins and cotton), domestic and international labor costs in the countries where our goods are purchased or manufactured and logistics costs associated with transporting our goods. We monitor our inventory levels on an on-going basis in order to identify slow-moving goods.

As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at July 27, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold.

Wholesale Selling Expenses. Wholesale selling expenses include the costs associated with our wholesale sales and marketing efforts, including merchandising and customer service. Costs include the salaries and benefits of the related work force, including sales-based bonuses and commissions. Other costs include catalogues, showroom rent, travel and other operating costs. Certain selling expenses, such as sales-based bonuses and commissions, vary in proportion to sales, while other costs vary based on other factors, such as our marketing efforts, or are largely fixed and do not necessarily increase as sales volumes increase.

Retail Operating Expenses. Retail operating expenses include all of the costs associated with retail store operations, excluding occupancy-related costs included in cost of sales. Costs include store payroll and benefits, advertising, supplies and credit card costs. Retail expenses are largely variable but do not necessarily vary in proportion to net sales.

Franchise Expenses. Franchise expenses include the costs associated with operating our franchise network, including salaries and benefits of the administrative work force and other administrative costs. These expenses generally do not vary proportionally with royalties and franchise fees.

General and Administrative Expenses. General and administrative expenses include all operating costs not included elsewhere in the statement of operations and comprehensive income (loss). These expenses include payroll and other expenses related to operations at our corporate offices, including occupancy costs, related depreciation and amortization, legal and professional fees and data-processing costs. These expenses generally do not vary proportionally with net sales.

In conjunction with the Transactions, the Company incurred transaction costs that were recorded in general and administrative expenses. Additionally, the Transactions accelerated the vesting of certain of the Company’s stock options and the Company recorded a charge in general and administrative expenses. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and recorded a charge in general and administrative expenses. See “—Results of Operations” for further discussion of these charges.

Art and Development Costs. Art and development costs include the costs associated with art production, creative development and product management. Costs include the salaries and benefits of the related work force. These expenses generally do not vary proportionally with net sales.

EBITDA and Adjusted EBITDA. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA in this prospectus because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facility agreements use Adjusted EBITDA to measure compliance with certain covenants.

Executive Overview

Our recent financial results demonstrate continued growth and profitability enhancements in a difficult economic environment. During 2012 we posted revenue growth despite the adverse impact of Super Storm Sandy during the all-important Halloween weekend shopping period. Super Storm Sandy’s adverse impact on 2012 net sales is estimated at approximately $10 million. Additionally, 2012 revenues were adversely impacted by Halloween falling on a Wednesday. Further, 2012 Party City sales were negatively impacted by approximately $8 million as a result of the timing of New Year’s Eve, as the fiscal year for the Company’s retail operations ended on December 29, 2012 (as opposed to on December 31st during 2011).

Other Factors Affecting Our Results

Other important events that have impacted or will impact the results presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” include:

Party City Canada. On July 29, 2011, we acquired Party City Canada for total consideration of approximately $31.8 million. Party City Canada is a Canadian retailer of party goods and outdoor toys. The acquisition expands our vertical business model, giving us a significant retail presence in Canada. The results of operations of Party City Canada are included in our consolidated financial statements from the date of acquisition. Due to the additional seven months of operations in 2012, our revenues increased by $21.5 million over 2011.

Acquisition-Related Costs. As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at July 27, 2012. The adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, and during the six months ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold. Such amount was added back to EBITDA when arriving at Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Selected Historical Consolidated Financial Statements.”

Additionally, as a result of the Acquisition, the Company applied the acquisition method of accounting and recorded its property, plant and equipment and intangible assets at fair value. The impact of the adjustments increased the Company’s depreciation expense and amortization expense subsequent to July 28, 2012.

In conjunction with the Transactions, during 2012, the Company recorded $8.9 million of compensation-related transaction costs in general and administrative expenses and $19.7 million of additional transaction costs, principally banker fees, in other expense, net. Also, the Acquisition accelerated the vesting of certain of the Company’s stock options and during 2012 the Company recorded $2.1 million of expense in general and administrative expenses. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and during 2012 the Company recorded a $16.1 million charge in general and administrative expenses. These costs were added back to EBITDA when arriving at Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Selected Historical Consolidated Financial Statements.”

Recent Acquisitions. In March 2013, the Company completed its acquisition of Party Delights, an online retailer of party goods, fancy dress and similar items for birthdays, weddings, christenings and other celebrations, for $14.8 million. The acquisition broadens the Company’s product offering and allows it to enter European retail markets through e-commerce. In May 2013, the Company completed its acquisition of iParty, a party goods retailer with approximately 50 stores, principally located in the New England region, for $38.4 million (including the repayment of $9.0 million outstanding under iParty’s credit agreement). The acquisition accelerates the Company’s growth throughout New England, a densely populated region where the Company did not have a market presence.

Refinancings. Amounts outstanding under the Company’s previous $350.0 million ABL revolving credit facility and previous $675.0 million term loan agreement were repaid in conjunction with the closing of the Transactions. At such time, the Company entered into the ABL Facility and the Term Loan Facility. Additionally, in conjunction with the Transactions, the Company issued the outstanding notes and it completed a cash tender offer for all of its outstanding $175.0 million 8.75% senior subordinated notes.

As a result of the higher debt levels following these refinancings, our interest expense increased by $26.3 million during 2012.

During February 2013, the Company amended its Term Loan Facility. In conjunction with the refinancing, the Company wrote-off $5.9 million of costs that had been capitalized during the initial issuance of the debt. Additionally, the Company wrote-off $2.3 million of the net original issuance discount that existed as of the time of the amendment. Also, in conjunction with the refinancing, the Company expensed $2.5 million of a call premium and $1.6 million of banker and legal fees. All of the charges were recorded in other expense in the Company’s condensed consolidated statement of operations and comprehensive loss.

Results of Operations

Six Months Ended June 30, 2013 Compared To Six Months Ended June 30, 2012

The following tables set forth the Company’s operating results and operating results as a percentage of total revenues for the six months ended June 30, 2013 and 2012.

	Six Months Ended June 30,
	2013		2012
	(Successor)		(Predecessor)
		(Dollars in thousands)
Revenues:
Net sales	$839,631	99.1%	$808,721	99.0%
Royalties and franchise fees	8,146	0.9	8,236	1.0

Total revenues	847,777	100.0	816,957	100.0
Expenses:
Cost of sales	554,575	65.4	496,472	60.8
Wholesale selling expenses	34,053	4.0	27,305	3.3
Retail operating expenses	154,849	18.3	146,594	17.9
Franchise expenses	6,504	0.8	5,780	0.7
General and administrative expenses	69,329	8.2	65,444	8.0
Art and development costs	9,698	1.1	9,476	1.2

Total expenses	829,008	97.8	751,071	91.9

Income from operations	18,769	2.2	65,886	8.1
Interest expense, net	65,674	7.7	36,805	4.6
Other expense, net	14,481	1.7	295	0.0

(Loss) income before income taxes	(61,386)	(7.2)	28,786	3.5
Income tax (benefit) expense	(21,761)	(2.5)	10,660	1.3

Net (loss) income	(39,625)	(4.7)	18,126	2.2
Less: net income attributable to noncontrolling interests	179	0.0	91	0.0

Net (loss) income attributable to Party City Holdings Inc.	$(39,804)	(4.7%)	$18,035	2.2%

Revenues

Total revenues for the six months ended June 30, 2013 were $847.8 million and were 3.8% higher than the corresponding period of 2012. The following table sets forth the Company’s total revenues for the six months ended June 30, 2013 and June 30, 2012.

	Six Months Ended June 30,
	2013		2012
	Dollars in Thousands	Percentage of Total Revenues	Dollars in Thousands	Percentage of Total Revenues
	(Successor)		(Predecessor)
Net Sales:
Wholesale	$429,205	50.6%	$436,939	53.5%
Eliminations	(170,265)	(20.0)%	(167,590)	(20.5)%

Net wholesale	258,940	30.6%	269,349	33.0%
Retail	580,691	68.5%	539,372	66.0%

Total net sales	839,631	99.1%	808,721	99.0%
Royalties and franchise fees	8,146	0.9%	8,236	1.0%

Total revenues	$847,777	100.0%	$816,957	100.0%

Wholesale

Net sales during the six months ended June 30, 2013 were $258.9 million and were $10.4 million, or 3.9%, lower than during the first six months of 2012. During the first six months of 2013, net sales to domestic party goods retailers, including our franchisee network, and to domestic party goods distributors totaled $129.8 million and were $1.1 million, or 0.8%, lower than the corresponding period of 2012. During the first six months of 2013, sales of Halloween-related product increased by approximately $2 million as certain sales shifted from the third quarter of 2012 to the second quarter of 2013. Additionally, sales of tableware at the Company’s third-party contract manufacturing operations increased by approximately $2 million. These increases were partially offset by the classification of $2 million of sales as intercompany sales as a result of the Company’s May 2013 acquisition of iParty. Sales of solid colored tableware, juvenile birthday and graduation product each decreased by approximately $1 million from 2012 principally due to timing shifts and, in the case of juvenile birthday product, due to 2012 benefitting from the initial load-in of product related to new licenses and new products for existing licenses. Net sales of metallic balloons to domestic customers totaled $38.9 million and were $7.0 million, or 15.3%, lower than 2012, as sales continue to reflect the impact of the temporary helium shortage and certain customers shifted purchases to the fourth quarter of 2012. International net sales, including U.S. export sales, totaled $90.2 million and were $2.3 million, or 2.5%, lower than 2012. The decrease was primarily due to 2012 U.K. sales benefitting from the Queen’s Jubilee and the London Olympics, partially offset by higher sales of Christy’s costumes, garments and accessories during the 2013 period. Foreign currency negatively impacted 2013 sales by $0.8 million.

Intercompany sales to our retail affiliates were $170.3 million and were $2.7 million, or 1.6%, higher than 2012. The increase was principally due to the Company’s acquisition of iParty during May 2013 as sales to iParty are now included in intercompany sales. Intercompany sales represented 39.7% of total wholesale sales during the first six months of 2013, compared to 38.4% during the corresponding period of 2012. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail net sales for the first six months of 2013 were $580.7 million and were $41.3 million, or 7.7%, higher than retail net sales for the corresponding period of 2012. The retail net sales at our Party City stores totaled $520.5 million and were $24.8 million, or 5.0%, higher than the corresponding period of 2012. Additionally, our domestic e-commerce sales totaled $41.3 million during the six months ended June 30, 2013 and were $2.1 million higher than the corresponding period of 2012, during which our domestic e-commerce sales were $39.2 million. Net sales during the first six months of 2013 were positively impacted by approximately $8.0 million as a result of the timing of New Year’s Eve, as the 2012 fiscal year for the Company’s retail operations ended on December 29, 2012 (as opposed to on December 31st during 2011). Same-store sales for the Party City brand (including e-commerce sales and sales at acquired stores converted to the Party City format, to the extent that the stores were included in the Company’s sales for the comparable period of the prior year) increased by 1.9% from the corresponding six months of 2012 as a 2.8% increase in average transaction dollar size was partially offset by a 0.9% decrease in transaction count. Excluding the impact of e-commerce, same-store sales increased by 1.7% as a 2.8% increase in average transaction dollar size was partially offset by a 1.1% decrease in transaction count. Domestic e-commerce sales increased by 5.1% as a 5.2% increase in transaction count was slightly offset by a 0.1% decrease in average transaction dollar size. The timing of New Year’s Eve positively impacted same-store sales for the Party City brand by 1.5%. The overall increase in Party City store sales also reflects the operation of 20 additional stores during the first six months of 2013 as 21 stores were opened, four stores were acquired from franchisees and five stores were closed between June 2012 and June 2013. The May 2013 acquisition of iParty contributed $12.3 million to net sales. Sales at all other formats totaled $6.6 million and were $2.1 million higher than the corresponding period of 2012 as other acquisitions contributed $5.6 million to sales for the first six months of 2013.

Royalties and franchise fees

Royalties and franchise fees for the six months ended June 30, 2013 were $8.1 million and were principally consistent with the corresponding period of 2012.

Gross Profit

Our total gross profit on net sales during the first six months of 2013 was 34.0% or 460 basis points lower than the corresponding period of 2012. As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the six month period ended June 30, 2013 by $19.4 million, as a portion of the related inventory was sold. Further, during the application of the acquisition method of accounting, the Company increased the values of certain intangible assets and its property, plant and equipment. The impact of such adjustments on depreciation and amortization expense increased the Company’s cost of sales during the six month period ended June 30, 2013 by $15.5 million. The purchase accounting adjustments to cost of sales negatively impacted the Company’s gross profit percentage by 420 basis points.

The following table sets forth the Company’s gross profit for the six months ended June 30, 2013 and June 30, 2012.

	Six Months Ended June 30,
	2013		2012
	(Successor)		(Predecessor)
	Dollars in Thousands	Percentage of Net Sales	Dollars in Thousands	Percentage of Net Sales
Wholesale	$74,487	28.8%	$94,651	35.1%
Retail	210,569	36.3	217,598	40.3

Total	$285,056	34.0%	$312,249	38.6%

The gross profit on net sales at wholesale during the six months ended June 30, 2013 was 28.8% and was 630 basis points lower than the corresponding period of 2012. The purchase accounting adjustments to cost of sales negatively impacted wholesale’s gross profit percentage by 360 basis points. The remainder of the variance was principally due to changes in product mix, including greater licensed product sales and the introduction of additional value line tableware products, and the impact of the lower sales levels on fixed manufacturing and distribution costs. The gross profit on net sales at retail during the first six months of 2013 was 36.3% and was 400 basis points lower than the corresponding period of 2012. The purchase accounting adjustments to cost of sales negatively impacted retail’s gross profit percentage by 440 basis points. During the six months ended June 30, 2013, our wholesale operations’ share of shelf at our domestic Party City stores (excluding iParty stores) and our e-commerce operations (i.e., the percentage of total cost of sales which relates to product supplied by our wholesale operations) was 67.5%, compared to 64.6% during the corresponding period of 2012. Our Canadian retail share of shelf was 68.7%.

Operating expenses

Wholesale selling expenses of $34.1 million during the six months ended June 30, 2013 were $6.7 million, or 24.7%, higher than the same period of 2012. Wholesale selling expenses were 13.2% of net wholesale sales during the period, compared to 10.1% during the same period of 2012. As a result of the application of the acquisition method of accounting, the Company increased the values of certain intangible assets and its property, plant and equipment. The impact of such adjustments on depreciation and amortization expense increased wholesale selling expenses during the first six months of 2013 by $4.4 million. Also, to a lesser extent, wholesale selling expenses during the period were impacted by the reclassification of certain costs from general and administrative expenses.

Retail operating expenses during the first six months of 2013 were $154.8 million and were $8.3 million, or 5.6%, higher than the corresponding period of 2012. The increase was partially due to $4.3 million of retail operating costs related to iParty and other operations which were acquired during 2013. Additionally, during the period, the Company operated 20 more Party City stores than it did during the first six months of 2012. Retail operating expenses were 26.7% of retail net sales during the six months ended June 30, 2013, compared to 27.2% during the same period of 2012.

Franchise expenses during the first six months of 2013 were $6.5 million and were $0.7 million higher than the first six months of 2012 due to increased amortization expense caused by the application of the acquisition method of accounting.

General and administrative expenses during the six months ended June 30, 2013 were $69.3 million and were $3.9 million, or 5.9%, higher than the corresponding period of 2012. The increase was principally due to $3.8 million of general and administrative expenses related to iParty and other operations acquired during 2013. General and administrative expenses were 8.2% and 8.0% of total revenues during the six months ended June 30, 2013 and 2012, respectively.

Art and development costs totaled $9.7 million and $9.5 million for the six months ended June 30, 2013 and 2012, respectively. As a percentage of total revenues, art and development costs were 1.1% and 1.2% for the six months ended June 30, 2013 and June 30, 2012, respectively.

Interest expense, net

Interest expense, net, totaled $65.7 million during the six months ended June 30, 2013, compared to $36.8 million during the corresponding period of 2012. The increase of $28.9 million was due to the increase in debt in conjunction with the Acquisition.

Other expense, net

Other expense, net, was $14.5 million during the six months ended June 30, 2013, compared to expense of $0.3 million during the same period of 2012.

During February 2013, the Company amended its Term Loan Facility (see Note 13 to the unaudited condensed consolidated financial statements which are included elsewhere in this prospectus). In conjunction with the refinancing, the Company wrote-off $5.9 million of costs that had been capitalized during the initial issuance of the debt. Additionally, the Company wrote-off $2.3 million of the net original issuance discount that existed as of the time of the amendment. Also in conjunction with the refinancing, the Company expensed $2.5 million of a call premium and $1.6 million of banker and legal fees.

The increase was also partially due to corporate development expenses related to the iParty acquisition.

Income tax expense

The effective income tax rate for the first six months of 2013 was 35.5%, compared to 37.0% during the corresponding period of 2012. The variance was primarily due to the impact of valuation allowances on loss carryforwards in the U.K. on the Company’s income tax benefit for the first half of 2013.

Period from January 1, 2012 to July 27, 2012 and Period from July 28, 2012 Compared to December 31, 2012 and Year Ended December 31, 2011

The following tables set forth our operating results and operating results as a percentage of total revenues.

	Period from January 1 to July 27,		Period from July 28 to December 31,		Year Ended December 31,
	2012		2012		2011
	(Predecessor)		(Successor)		(Predecessor)
	(dollars in thousands)
Revenues:
Net sales	$930,903	99.0%	$964,330	99.0%	$1,852,869	99.0%
Royalties and franchise fees	9,281	1.0	9,312	1.0	19,106	1.0

Total revenues	940,184	100.0	973,642	100.0	1,871,975	100.0

Expenses:
Cost of sales	574,048	61.1	636,410	65.4	1,118,973	59.8
Wholesale selling expenses	31,568	3.4	28,096	2.9	57,905	3.1
Retail operating expenses	166,047	17.7	172,168	17.7	325,332	17.3
Franchise expenses	6,579	0.7	6,128	0.6	13,685	0.7
General and administrative expenses	101,502	10.7	65,890	6.8	138,074	7.4
Art and development costs	10,824	1.1	8,201	0.8	16,636	0.9

Total expenses	890,568	94.7	916,893	94.2	1,670,605	89.2

Income from operations	49,616	5.3	56,749	5.8	201,370	10.8
Interest expense, net	41,970	4.5	62,062	6.4	77,743	4.2
Other expense, net	22,245	2.4	1,593	0.1	1,476	0.1

(Loss) income before income taxes	(14,599)	(1.6)	(6,906)	(0.7)	122,151	6.5
Income tax (benefit) expense	403	0.0	(1,322)	(0.1)	45,741	2.4

Net (loss) income	(15,002)	(1.6)	(5,584)	(0.6)	76,410	4.1
Less: net income attributable to noncontrolling interests	96	0.0	60	0.0	135	0.0

Net (loss) income attributable to Party City Holdings Inc.	$(15,098)	(1.6)%	$(5,644)	(0.6)%	$76,275	4.1%

Revenues

The following table sets forth the composition of our total revenues.

	Period from January 1 to July 27,		Period from July 28 to December 31,		Year Ended December 31,
	2012		2012		2011
	(Predecessor)		(Successor)		(Predecessor)
	Dollars in Thousands	Percentage of Total Revenue	Dollars in Thousands	Percentage of Total Revenue	Dollars in Thousands	Percentage of Total Revenue
Revenues
Net sales
Wholesale	$512,473	54.5%	$510,277	52.4%	$940,073	50.2%
Eliminations	(194,659)	(20.7)%	(245,219)	(25.2)%	(355,168)	(19.0)%

Net wholesale	317,814	33.8%	265,058	27.2%	584,905	31.2%
Retail	613,089	65.2%	699,272	71.8%	1,267,964	67.8%

Total net sales	930,903	99.0%	964,330	99.0%	1,852,869	99.0%
Royalties and franchise fees	9,281	1.0%	9,312	1.0%	19,106	1.0%

Total revenues	$940,184	100.0%	$973,642	100.0%	$1,871,975	100.0%

Wholesale

Net sales for the period from January 1, 2012 to July 27, 2013 were $317.8 million. Net sales for the period from July 28, 2012 to December 31, 2012 were $265.1 million. The change in basis resulting from the Transactions did not impact the Company’s net sales. Net sales for full-year 2012 were $582.9 million and were $2.0 million, or 0.3%, lower than 2011. During full-year 2012, net sales to domestic party goods retailers, including our franchisee network, and to other domestic party goods distributors totaled $289.6 million and were $16.0 million, or 5.9%, higher than 2011. The growth in sales was principally driven by higher sales of our Christy’s costume line, approximately $8 million, and increased sales of juvenile birthday products across all channels, driven by both new licenses and new products for existing licenses, also approximately $8 million. Net sales of metallic balloons to domestic customers, excluding export sales, totaled $83.6 million during full-year 2012 and were $2.6 million, or 3.1%, lower than 2011, as distributors and retailers rationalized inventory levels in light of the temporary helium shortage. International net sales, including U.S. export sales, totaled $209.7 million during full-year 2012 and were $15.4 million, or 6.9%, lower than 2011. The decrease in international sales reflects several factors, including changes in foreign currency exchange rates (which resulted in a $5.4 million decrease in international net sales compared to 2011) and the July 2011 acquisition of Party City Canada, which resulted in the elimination of sales to Party City Canada during the seven months ended July 2012 (sales to Party City Canada were $3.1 million during the seven months ended July 2011). Additionally, sales volumes in Europe were adversely impacted by weaker economic conditions in 2012 and by changes in the timing of purchases by certain customers.

Intercompany sales to our retail affiliates were $439.9 million during full-year 2012 and were $84.7 million, or 23.9%, higher than 2011. Such sales represented 43.0% of total wholesale sales during 2012, compared to 37.8% during 2011. The increase in intercompany sales included higher sales of Christy’s costumes, juvenile birthday products and sports products. Additionally, intercompany sales reflect the acquisition of Party City Canada in July 2011. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail net sales for the period from January 1, 2012 to July 27, 2012 were $613.1 million. Net sales for the period from July 28, 2012 to December 31, 2012 were $699.3 million. The change in basis resulting from the Transactions did not impact the Company’s net sales. Retail net sales for full-year 2012 were $1,312.4 million and were $44.4 million, or 3.5%, higher than retail net sales for 2011. The retail net sales at our domestic superstores totaled $1,071.7 million during full-year 2012 and our e-commerce sales totaled $96.1 million during full-year 2012, as compared to $76.0 million during 2011. Same-store sales for the domestic Party City brand, including e-commerce and all stores converted from the FCPO format to the Party City format prior to December 31, 2012, increased by 1.8% from 2011 reflecting a 2.5% increase in average transaction dollar size, partially offset by a 0.7% decrease in transaction count. Super Storm Sandy adversely impacted the combined sales of our Party City and Halloween City stores by approximately $10 million during the 2012 Halloween selling season. Further, full-year 2012 Party City sales were negatively impacted by approximately $8 million as a result of the timing of New Year’s Eve, as the fiscal year for the Company’s retail operations ended on December 29, 2012 (as opposed to on December 31st during 2011). In aggregate, Super Storm Sandy and the timing of New Year’s Eve adversely impacted the Company’s same-store sales for the domestic Party City brand by approximately 1.3%. Full year 2012 e-commerce sales increased by 26.6% as a 28.7% increase in transaction count was slightly offset by a 2.1% decrease in average transaction dollar size. Domestic superstore sales were positively impacted by the opening of 21 stores and the acquisition of six stores from franchisees, partially offset by the closure of five stores. Sales at Party City stores in Canada totaled $48.7 million during full-year 2012 and were $23.0 million higher than 2011 principally due to a full year of operations in 2012. Net sales at our temporary Halloween City stores (including Canadian locations) totaled $89.1 million during full-year 2012 or $16.9 million lower than 2011 principally due to the impact of Super Storm Sandy, as well as the impact of the Wednesday Halloween. Sales at outlet stores totaled $6.8 million during full-year 2012 and were $12.5 million lower than 2011 principally due to the closure of 25 stores during 2012.

Royalties and franchise fees

Royalties and franchise fees for the period from January 1, 2012 to July 27, 2012 were $9.3 million. Royalties and franchise fees for the period from July 28, 2012 to December 31, 2012 were also $9.3 million. The change in basis resulting from the Transactions did not impact royalties and franchise fees. Royalties and franchise fees for full-year 2012 were $18.6 million or $0.5 million lower than 2011, partially due to the operation of fewer franchise stores.

Gross Profit

Our total gross profit on net sales for the period from January 1, 2012 to July 27, 2012 was 38.3% and our total gross profit on net sales for the period from July 28, 2012 to December 31, 2012 was 34.0%. Our total gross profit on net sales for 2011 was 39.6%. As a result of the Acquisition, the Company applied the acquisition method of accounting, and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58.6 million, as a portion of the related inventory was sold. Further, during the application of the acquisition method of accounting, the Company increased the values of certain intangible assets and its property, plant and equipment. The impact of such adjustments on depreciation expense and amortization expense increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $15.4 million. The adjustments to inventory, intangible assets and property, plant and equipment adversely impacted the Company’s gross profit percentage during the period from July 28, 2012 to December 31, 2012 by 770 basis points.

The following table sets forth the Company’s gross profit:

	Period from January 1, 2012 to July 27, 2012		Period from July 28, 2012 to December 31, 2012		Year Ended December 31, 2011

	(Predecessor)		(Successor)		(Predecessor)
	Dollars in Thousands	Percentage of Net Sales	Dollars in Thousands	Percentage of Net Sales	Dollars in Thousands	Percentage of Net Sales
Wholesale	$112,205	35.3%	$72,415	27.3%	$201,246	34.4%
Retail	244,650	39.9%	255,505	36.5%	532,650	42.0%

Total	$356,855	38.3%	$327,920	34.0%	$733,896	39.6%

The gross profit on net sales at wholesale during the period from January 1, 2012 to July 27, 2012 was 35.3% and the gross profit on net sales at wholesale during the period from July 28, 2012 to December 31, 2012 was 27.3%. The gross profit on net sales at wholesale during 2011 was 34.4%. The adjustments to inventory, intangible assets and property, plant and equipment adversely impacted wholesale’s gross profit percentage by 730 basis points during the period from July 28, 2012 to December 31, 2012. The gross profit on net sales at retail during the period from January 1, 2012 to July 27, 2012 was 39.9% and the gross profit on net sales at retail during the period from July 28, 2012 to December 31, 2012 was 36.5%. The gross profit on net sales at retail during 2011 was 42.0%. The adjustments to inventory, intangible assets and property, plant and equipment adversely impacted retail’s gross profit percentage by 780 basis points during the period from July 28, 2012 to December 31, 2012. Excluding the impact of the adjustments, retail’s gross profit on net sales was higher during the period from July 28, 2012 to December 31, 2012 than during the period from January 1, 2012 to July 27, 2012 due to the impact of higher sales levels during the Halloween selling season on fixed occupancy costs. During full-year 2012, our wholesale operations’ share of shelf at our domestic Party City stores and e-commerce (i.e., the percentage of total cost of sales which relates to product supplied by our wholesale operations) was 64.2%, compared to 62.8% during 2011. During full-year 2012, our Canadian retail share of shelf was 64.4%.

Operating expenses

Wholesale selling expenses were $31.6 million during the period from January 1, 2012 to July 27, 2012 and $28.1 million during the period from July 28, 2012 to December 31, 2012. Wholesale selling expenses were $57.9 million during 2011. Wholesale selling expenses were 9.9% of net wholesale sales during the period from

January 1, 2012 to July 27, 2012, 10.6% of net wholesale sales during the period from July 28, 2012 to December 31, 2012 and 9.9% of net wholesale sales during 2011. As a result of the application of the acquisition method of accounting, the Company increased the values of certain intangible assets and its property, plant and equipment. The impact of such adjustments on depreciation expense and amortization expense increased wholesale selling expenses during the period from July 28, 2012 to December 31, 2012 by $3.8 million.

Retail operating expenses were $166.0 million during the period from January 1, 2012 to July 27, 2012, $172.2 million during the period from July 28, 2012 to December 31, 2012 and $325.3 million during 2011. The change in basis resulting from the Transactions did not impact retail operating expenses. Retail operating expenses during full-year 2012 were $338.2 million and were $12.9 million, or 4.0%, higher than 2011. The increase was principally due to $6.5 million of incremental operating expenses related to the July 2011 acquisition of Party City Canada and increased e-commerce costs consistent with the growth of our e-commerce business. Retail operating expenses were 27.1% of retail net sales during the period from January 1, 2012 to July 27, 2012, 24.6% during the period from July 28, 2012 to December 31, 2012 and 25.7% during 2011. Franchise expenses were $6.6 million during the period from January 1, 2012 to July 27, 2012, $6.1 million during the period from July 28, 2012 to December 31, 2012 and $13.7 million during 2011. There was a net decrease of seven franchise stores during 2012.

General and administrative expenses were $101.5 million during the period from January 1, 2012 to July 27, 2012, $65.9 million during the period from July 28, 2012 to December 31, 2012 and $138.1 million during full-year 2011. In conjunction with the Transactions, the Company recorded $8.9 million of transaction costs in general and administrative expenses during the period from January 1, 2012 to July 27, 2012. Additionally, the Acquisition accelerated the vesting of certain of the Company’s stock options and during the period the Company recorded $2.1 million of expense in general and administrative expenses. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and during the period from January 1, 2012 to July 27, 2012 the Company recorded a $16.1 million charge in general and administrative expenses. During the application of the acquisition method of accounting, the Company increased the values of certain intangible assets and its property, plant and equipment. The impact of such adjustments on depreciation expense and amortization expense increased general and administrative expenses during the period from July 28, 2012 to December 31, 2012 by $2.7 million. General and administrative expenses were 10.7% of total revenues during the period from January 1, 2012 to July 27, 2012, 6.8% of total revenues during the period from July 28, 2012 to December 31, 2012 and 7.4% of total revenues during 2011. Costs related to the Transactions adversely impacted the January 1, 2012 to July 27, 2012 percentage by 280 basis points. Additionally, general and administrative expenses as a percentage of total revenues during the period from July 28, 2012 to December 31, 2012 were lower than during the period from January 1, 2012 to July 27, 2012 due to the impact of the higher sales levels during the Halloween selling season on fixed general and administrative costs.

Art and development costs totaled $10.8 million during the period from January 1, 2012 to July 27, 2012, $8.2 million during the period from July 28, 2012 to December 31, 2012 and $16.6 million during 2011. As a percentage of total revenues, art and development costs were 1.1% during the period from January 1, 2012 to July 27, 2012, 0.8% from July 28, 2012 to December 31, 2012 and 0.9% during 2011.

Interest expense, net

Interest expense, net, totaled $42.0 million during the period from January 1, 2012 to July 27, 2012, $62.1 million during the period from July 28, 2012 to December 31, 2012 and $77.7 million during 2011. Interest expense was higher during the period from July 28, 2012 to December 31, 2012 due to the increase in debt in conjunction with the Transactions.

Other expense, net

Other expense, net, was $22.2 million during the period from January 1, 2012 to July 27, 2012, $1.6 million during the period from July 28, 2012 to December 31, 2012 and $1.5 million during 2011. In conjunction with the Transactions, the Company recorded $19.7 million of transaction costs in other expense, during the period from January 1, 2012 to July 27, 2012. Additionally, the period from January 1, 2012 to July 27, 2012 included $2.4 million in costs as a result of the termination of an initial public offering.

Income tax expense

The effective income tax rate was (2.8%) during the period from January 1, 2012 to July 27, 2012, 19.2% during the period from July 28, 2012 to December 31, 2012 and 37.4% during 2011. The effective tax rate for the period from January 1, 2012 to July 27, 2012 was impacted by non-deductible costs related to the Transactions. The effective tax rate during the period from July 28, 2012 to December 31, 2012 was impacted by the Company recording a valuation allowance against certain deferred tax assets.

Year Ended December 31, 2011 Compared To Year Ended December 31, 2010

The following tables set forth our operating results and operating results as a percentage of total revenues for the years ended December 31, 2011 and 2010.

	Year Ended December 31,
	2011		2010
	(Predecessor)		(Predecessor)
	(dollars in thousands)
Revenues:
Net sales	$1,852,869	99.0%	$1,579,677	98.8%
Royalties and franchise fees	19,106	1.0	19,417	1.2

Total revenues	1,871,975	100.0	1,599,094	100.0
Expenses:
Cost of sales	1,118,973	59.8	943,058	59.0
Wholesale selling expenses	57,905	3.1	42,725	2.7
Retail operating expenses	325,332	17.3	296,891	18.6
Franchise expenses	13,685	0.7	12,269	0.8
General and administrative expenses	138,074	7.4	134,392	8.4
Art and development costs	16,636	0.9	14,923	0.9
Impairment of trade name	—	—	27,400	1.7

Total expenses	1,670,605	89.2	1,471,658	92.0

Income from operations	201,370	10.8	127,436	8.0
Interest expense, net	77,743	4.2	40,850	2.6
Other expense, net	1,476	0.1	4,208	0.3

Income before income taxes	122,151	6.5	82,378	5.2
Income tax expense	45,741	2.4	32,945	2.1

Net income	76,410	4.1	49,433	3.1
Less: net income attributable to noncontrolling interests	135	0.0	114	0.0

Net income attributable to Party City Holdings Inc.	$76,275	4.1%	$49,319	3.1%

Revenues

Total revenues for 2011 were $1,872.0 million, or 17.1%, higher than 2010. The following table sets forth the composition of our total revenues for 2011 and 2010.

	Year Ended December 31,
	2011		2010
	(Predecessor)		(Predecessor)
	Dollars in Thousands	Percentage of Total Revenue	Dollars in Thousands	Percentage of Total Revenue
Revenues
Sales
Wholesale	$940,073	50.2%	$769,247	48.1%
Eliminations	(355,168)	(19.0)%	(298,355)	(18.7)%

Net wholesale	584,905	31.2%	470,892	29.4%
Retail	1,267,964	67.8%	1,108,785	69.4%

Total net sales	1,852,869	99.0%	1,579,677	98.8%
Royalties and franchise fees	19,106	1.0%	19,417	1.2%

Total revenues	$1,871,975	100.0%	$1,599,094	100.0%

Wholesale

Net sales for 2011 of $584.9 million were $114.0 million or 24.2% higher than net sales for 2010. During 2011, net sales to domestic party goods retailers, including our franchisee network, and to other domestic party goods distributors totaled $284.9 million and were $3.7 million or 1.3% higher than during 2010. The increase in sales was principally attributable to an increase in Halloween products shipped directly to our franchise stores under a distribution center bypass program including $3.9 million of synergistic sales of Christy’s Halloween and other costumes. Net sales of metallic balloons, including export sales, of $106.2 million were $9.8 million or 10.2% higher than 2010, with the sales growth occurring across most channels, including domestic and international balloon distributors, dollar stores and custom. International sales, excluding export sales of metallic balloons, totaled $194.1 million and were $100.8 million higher than 2010, principally reflecting the acquisition of the Christy’s Group in September 2010 and Riethmüller in late January 2011. The contribution from the Christy’s Group in 2011 was $35.2 million higher than 2010, due to an additional nine months of operations, and the Riethmüller acquisition contributed $55.5 million to 2011 sales. In addition, changes in foreign currency exchange rates resulted in a $4.8 million or 5.1% increase in international sales over 2010.

Intercompany sales to our retail affiliates of $355.2 million were $56.8 million or 19.0% higher than during 2010 and represented 37.8% of total wholesale sales in 2011, compared to 38.8% in 2010. The increase in intercompany sales principally reflects an increase in Halloween products, including synergistic sales of Christy’s Halloween costumes. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail net sales for 2011 of $1,268.0 million were $159.2 million or 14.4% higher than retail sales in 2010. The retail sales at our Party City stores (including all converted FCPO stores) totaled $954.2 million and were $154.9 million or 19.4% higher than in 2010. Additionally, our e-commerce sales totaled $76.0 million in 2011 and were $35.8 million higher than our 2010 e-commerce sales of $40.2 million. Same-store sales for the domestic Party City brand, including e-commerce and all stores converted from the FCPO format to the Party City format prior to December 31, 2011, increased by 9.5% from 2010. E-commerce sales increased by 88.7%, driven by an 88.2% increase in transaction count and a 0.5% increase in average transaction dollar size and Party City same-store sales increased by 4.6%, driven by a 2.7% increase in average transaction dollar size and a 1.9% increase in transaction count. Sales at stores converted from the FCPO format to the Party City format during 2011 were 21.8% higher than sales at those same stores during 2010. The increase in sales is partially attributable to the successful shift in our principal advertising strategy from free standing newspaper inserts to a national broadcasting campaign, coupled with other successful online initiatives implemented since our re-launch of the PartyCity.com website in August 2009. The increase in Party City store sales also reflects the net addition of 48 new stores during 2011, including the opening of 16 stores, the acquisition of eight stores from franchisees, and the conversion of 31 FCPO stores to the Party City format during that time period, offset by the closure of seven stores. Additionally, 2011 Party City store sales benefited from the impact of a full year of sales for the stores that were added during 2010. Net sales at our temporary Halloween stores, including 16 stores operated in Canada, totaled $106.0 million and were $4.6 million higher than in 2010. The 26 Party City Canada stores acquired at the end of July 2011 added net sales of $25.7 million during 2011. Sales at all other store formats, including unconverted FCPO and outlet stores, totaled $106.1 million and were $61.8 million or 36.8% lower than in 2010. The decrease principally reflects the conversion of 31 FCPO stores to the Party City format and the closure of 27 stores during 2011.

Royalties and franchise fees

Royalties and franchise fees of $19.1 million for 2011 were comparable to 2010 as the negative impact on royalty income from the net decrease of 11 franchise stores during 2011 was substantially offset by the impact of increased same-store sales at the remaining franchise stores.

Gross Profit

Our total margin on net sales for 2011 was 39.6% or 70 basis points lower than 2010. The following table sets forth our gross profit on net sales for 2011 and 2010.

	Year Ended December 31,
	2011		2010
	(Predecessor)		(Predecessor)
	Dollars in Thousands	Percentage of Net Sales	Dollars in Thousands	Percentage of Net Sales
Net Wholesale	$201,246	34.4%	$174,507	37.1%
Retail	532,650	42.0%	462,112	41.7%

Total	$733,896	39.6%	$636,619	40.3%

The gross profit margin on net sales at wholesale for 2011 was 34.4% or 270 basis points lower than 2010. The decrease in wholesale gross profit margin partially reflects the dilutive impact of our recent international acquisitions, the Christy’s Group and Riethmüller, which have lower gross profit margins relative to our historical wholesale operations. The impact of the Christy’s Group and Riethmüller on wholesale gross profit margin was approximately 100 basis points of the decline in 2011. The remaining decline reflected a combination of increased sales of lower margin products and increases in certain raw material and product costs.

Retail gross profit margin for 2011 was 42.0% or 30 basis points higher than 2010, as the impact of a greater percentage of our wholesale products sold at retail and the realization of higher previously deferred manufacturing and distribution margin in 2011 compared to 2010 were partially offset by a decrease in the margin for temporary Halloween stores from 2010 to 2011 and, to a lesser extent, the inclusion of lower margin Party City Canada sales. During 2011, 63.6% of our Party City branded store sales were products supplied by our wholesale operations, compared to 61.1% for 2010.

Operating expenses

Wholesale selling expenses of $57.9 million for 2011 were $15.2 million or 35.6% higher than 2010. The increase in wholesale selling expenses principally reflects the additional expenses of the Christy’s Group and Riethmüller of $6.7 million and $4.8 million, respectively. Wholesale selling expenses were 6.2% of total wholesale sales in 2011, compared to 5.6% in 2010. The increase was principally due to the cost structures of the Christy’s Group and Riethmüller as selling expenses for the two recently acquired businesses were 12.1% of their 2011 sales. Excluding the impact of the Christy’s Group and Riethmüller, wholesale selling expenses were 5.5% of total wholesale sales in both 2011 and 2010.

Retail operating expenses for 2011 of $325.3 million were $28.4 million higher than 2010. The increase in retail operating expenses reflects the growth in our retail store base, including a $11.3 million increase due to the growth in our e-commerce operations and $7.7 million of expenses related to the acquisition of Party City Canada. E-commerce costs reflect additional distribution, website and customer service costs. The increase in retail operating expenses also reflects additional costs associated with a national broadcasting campaign and inflationary increases in retail expenses. As a percent of retail sales, retail operating expenses were 25.6% for 2011, compared to 26.8% for 2010. Franchise expenses for 2011 of $13.7 million were $1.4 million or 11.4% higher than 2010, principally due to an increase in commissions paid to franchisees on e-commerce sales originating in their territories.

As a percentage of total revenues, general and administrative expenses decreased to 7.4% for 2011, compared to 8.4% for 2010. General and administrative expenses for 2011 of $138.1 million were $3.7 million or 2.8% higher than 2010, as additional expenses from the acquisitions of the Christy’s Group, Riethmüller and Party City Canada of $0.7 million, $8.1 million and $2.2 million, respectively, were partially offset by 2010 including $9.4 million of stock compensation expense arising from the payment of the December 2010 dividend distribution to vested time-based option holders.

Art and development costs of $16.6 million for 2011 were $1.7 million or 11.4% higher than 2010, principally reflecting increases in personnel, compensation and employee benefits. As a percentage of total revenues, art and development costs were 0.9% in both 2011 and 2010.

During 2010, we instituted a program to convert substantially all of our FCPO stores to either Party City stores or to an outlet format and recorded a $27.4 million non-cash charge in 2010 for the impairment of the Factory Card & Party Outlet trade name.

Interest expense, net

Interest expense, net, of $77.7 million for 2011 was $36.8 million higher than 2010. The increase was principally due to higher interest rates and the $326.6 million increase in our term loan borrowings following the $350.0 million ABL revolving credit facility refinancing in August 2010 and the $675.0 million term loan refinancing in December 2010.

Other expense, net

Other expense, net, was $1.5 million for 2011 compared to $4.2 million for 2010. During 2011 and 2010, Other expense, net, principally consisted of our share of income from an unconsolidated balloon distribution joint venture in Mexico, foreign currency gains and acquisition related expenses. During 2010 Other expense, net also included $2.4 million of costs related to the $350.0 million ABL revolving credit facility refinancing and the $675.0 million term loan refinancing.

Income tax expense

Income tax expense for 2011 and 2010 reflected consolidated effective income tax rates of 37.4% and 40.0%, respectively. The higher effective income tax rate in 2010 was primarily attributable to adjustments to deferred tax accounts related to previous acquisitions and non-deductible non-cash stock option and warrant-related charges, partially offset by higher domestic manufacturing deductions in 2010.

Liquidity and Capital Resources

Capital Structure

Amounts outstanding under the Company’s previous $350.0 million ABL revolving credit facility and the Company’s previous $675.0 million term loan agreement were repaid in conjunction with the closing of the Transactions. At such time, the Company entered into the $400.0 million ABL Facility and the $1,125.0 million

Term Loan Facility. Additionally, in conjunction with the Transactions, on July 27, 2012, the Company issued $700.0 million of the outstanding notes and it completed a cash tender offer for all of its outstanding $175.0 million 8.75% senior subordinated notes. See “Description of Other Indebtedness” and “Description of Exchange Notes” for further details on the ABL Facility, Term Loan Facility and the outstanding notes. For additional information, refer to the credit agreements, indenture and related agreements filed as exhibits to this prospectus.

Other Credit Agreements

The Company, through its subsidiaries, has entered into several foreign credit facilities which provide the Company with borrowing capacity of GBP 10.0 million, CDN 6.0 million, EUR 2.5 million and RM 2.5 million. At December 31, 2012, borrowings under the foreign facilities totaled $9.9 million. In connection with one of the facilities, at December 31, 2012, the Company maintained a compensating cash balance of $4.4 million to secure outstanding standby letters of credit.

Other Indebtedness

Long-term borrowings at December 31, 2012 include a mortgage note with the New York Job Development Authority of $2.4 million. The mortgage note was amended during December 2009, extending the fixed monthly payments of principal and interest for a period of 60 months up to and including December 31, 2014. The note bears interest at the rate of 2.01%, and is subject to review and adjustment semi-annually based on the New York Job Development Authority’s confidential internal protocols. The mortgage note is collateralized by our Chester, New York distribution facility.

Additionally, the Company has entered into various capital leases for machinery and equipment with implicit interest rates generally ranging from 3% to 8% and extending to 2017. The Company also has numerous non-cancelable operating leases for its retail store sites, as well as several leases for offices, distribution and manufacturing facilities, showrooms and equipment. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance costs.

Liquidity

We expect that cash generated from operating activities and availability under our credit agreements will be our principal sources of liquidity. Based on our current level of operations, we believe these sources will be adequate to meet our liquidity needs for at least the next 12 months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the ABL Facility and the Term Loan Facility in amounts sufficient to enable us to repay our indebtedness or to fund our other liquidity needs.

Cash Flow Data — Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Net cash used in operating activities totaled $8.9 million during the six months ended June 30, 2013. Net cash provided by operating activities totaled $24.0 million during the corresponding period of 2012. Net cash flows provided by operating activities before changes in operating assets and liabilities were $21.6 million during the first six months of 2013 and $52.5 million during the comparable period of 2012. The variance was principally due to higher interest payments resulting from the additional debt incurred at the time of the Transaction (see Note 2 to the unaudited condensed consolidated financial statements which are included elsewhere in this prospectus). Changes in operating assets and liabilities during the first six months of 2013 and 2012 resulted in the use of cash of $30.5 million and $28.5 million, respectively, and principally reflected the pay down of Halloween and other fourth quarter seasonal trade accounts payable. Additionally, cash flows during the first six months of 2013 were negatively impacted by the timing of income tax payments.

Net cash used in investing activities totaled $74.0 million during the six months ended June 30, 2013, as compared to $24.3 million during the six months ended June 30, 2012. Investing activities during the six months ended June 30, 2013 included $48.6 million paid in connection with certain acquisitions, including the acquisition of iParty (see Note 3 to the unaudited condensed consolidated financial statements which are included elsewhere in this prospectus). Capital expenditures during the six months ended June 30, 2013 and 2012 were $25.6 million and $23.8 million, respectively. Retail capital expenditures totaled $17.0 million during the six months ended June 30, 2013 and principally related to store conversions and new stores. Wholesale capital expenditures totaled $8.6 million and primarily related to printing plates and dies, information technology spending, displays/racks and machinery and equipment at the Company’s manufacturing operations.

Net cash provided by financing activities was $82.0 million during the six months ended June 30, 2013, as compared to $3.8 million used in financing activities during the corresponding period of 2012. Borrowings during the six months ended June 30, 2013 were principally used to finance acquisitions (see Note 3 to the unaudited condensed consolidated financial statements which are included elsewhere in this prospectus), pay down Halloween and other fourth quarter seasonal trade accounts payable, make interest payments on the debt which was incurred in conjunction with the Transaction, and refinance the Term Loan Facility (see Note 13 to the unaudited condensed consolidated financial statements which are included elsewhere in this prospectus).

At June 30, 2013, we had $232.1 million of excess availability under the ABL Facility.

Cash Flow Data — Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net cash used in operating activities totaled $17.3 million during the period from July 28, 2012 to December 31, 2012 and $18.1 million during the period from January 1, 2012 to July 27, 2012, as compared to cash provided by operating activities of $161.3 million during 2011. The net cash outflow during the period from July 28, 2012 to December 31, 2012 was principally due to stock option payments, payments in lieu of dividends and other Transactions-related payments being principally offset by other operating cash inflows. See Notes 5 and 12 to the consolidated financial statements in which are included elsewhere in this prospectus for further discussion of the Transactions-related payments.

Net cash used in investing activities totaled $1,578.6 million during the period from July 28, 2012 to December 31, 2012 and $31.8 million during the period from January 1, 2012 to July 27, 2012, as compared to $138.9 million during 2011. On July 27, 2012, funds affiliated with THL acquired a majority stake in the Company in a recapitalization transaction. The aggregate consideration paid in connection with the acquisition was approximately $2,690.0 million. The portion of the consideration that was not retained by the Company, $1,562.2 million, is included in cash paid in connection with acquisitions during the period from July 28, 2012 to December 31, 2012. Investing activities during the period from January 1, 2012 to July 27, 2012 included $3.1 million paid in connection with the acquisition of retail stores from franchisees. Investing activities during 2011 included $47.1 million paid in connection with the acquisition of Riethmüller, $31.8 million paid in connection with the acquisition of Party City Canada, $4.0 million paid in connection with the acquisition of the Christy’s Group, and $12.7 million paid in connection with the purchase of retail franchise stores. Capital expenditures during 2012 were principally consistent with 2011. Retail capital expenditures totaled $11.3 million and $22.0 million during the periods from July 28, 2012 to December 31, 2012 and January 1, 2012 to July 27, 2012, respectively, and were principally for store conversions and new stores. Wholesale capital expenditures totaled $5.1 million and $6.9 million during the periods from July 28, 2012 to December 31, 2012 and January 1, 2012 to July 27, 2012, respectively, and were principally for printing plates and dies and data processing equipment.

Net cash provided by financing activities was $1,604.8 million during the period from July 28, 2012 to December 31, 2012 and $33.3 million during the period from January 1, 2012 to July 27, 2012, as compared to net cash used in financing activities of $19.8 million during 2011. Due to the Transactions, during the period from July 28, 2012 to December 31, 2012 amounts outstanding under the Company’s previous $350.0 million ABL revolving credit facility and previous $675.0 million term loan agreement were repaid and the Company entered into the ABL Facility, of which $115.0 million was drawn at closing, and the Term Loan Facility. Additionally, the Company issued $700.0 million of the outstanding notes and repaid $175.0 million of then-

existing notes. The Company paid $64.1 million of costs in conjunction with the issuance of the new debt. See the consolidated financial statements included elsewhere in this prospectus for further detail. Additionally, due to the acquisition by THL, the Company received $809.4 million of capital contributions. The periods from July 28, 2012 to December 31, 2012 and January 1, 2012 to July 27, 2012 include excess tax benefits from stock options in the amounts of $0.6 million and $32.3 million, respectively. See the consolidated financial statements included elsewhere in this prospectus for further discussion.

Cash Flow Data — Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net cash provided by operating activities totaled $161.3 million during 2011, as compared to $61.2 million during 2010. Net cash flow provided by operating activities before changes in operating assets and liabilities was $155.7 million during 2011 and $133.4 million during 2010. During 2011, changes in operating assets and liabilities provided $5.6 million of cash. During 2010 changes in operating assets and liabilities used $72.2 million of cash, which principally reflected an increase in inventories to support the replenishment of inventories across the channels we serve from the intentionally low levels reached in 2009, growth in Halloween City locations and additional inventory build related to the Designware acquisition.

Net cash used in investing activities totaled $138.9 million during 2011, as compared to $102.8 million during 2010. Investing activities during 2011 included $47.1 million paid in connection with the acquisition of Riethmüller, $31.8 million paid in connection with the acquisition of Party City Canada, an additional $4.0 million paid in connection with the acquisition of the Christy’s Group, and $12.7 million paid in connection with the purchase of retail franchise stores. Capital expenditures totaled $44.5 million during 2011, compared to $49.6 million in 2010. Retail capital expenditures totaled $31.3 million in 2011 and were principally for new stores, FCPO conversions and store renovations, while wholesale capital expenditures totaled $13.2 million and were principally for printing plates, dies, computer equipment and distribution equipment.

Net cash used in financing activities was $19.8 million during 2011, compared to $46.5 million provided by financing activities in 2010. The 2011 usage principally reflects repayments under the $350.0 million ABL revolving credit facility and scheduled repayments of the $675.0 million term loan agreement, partially offset by borrowings under the foreign credit facilities.

Tabular Disclosure of Contractual Obligations

Our contractual obligations at December 31, 2012 are summarized by the year in which the payments are due in the following table (dollars in thousands):

	Total	2013	2014	2015	2016	2017	Thereafter
Long-term debt obligations (a)	$1,814,983	$12,405	$13,445	$11,250	$11,250	$11,250	$1,755,383
Capital lease obligations (a)	3,276	826	788	584	748	330	—
Operating lease obligations (b)	579,992	124,708	98,857	83,842	72,352	59,064	141,169
Purchase commitments (c)	42,672	14,672	14,000	14,000	—	—	—
Minimum product royalty obligations (a)	49,025	10,171	14,091	13,772	8,028	2,963	—

Total contractual obligations	$2,489,948	$162,782	$141,181	$123,448	$92,378	$73,607	$1,896,552

(a)	See our consolidated financial statements included elsewhere in this prospectus for further detail.
(b)	We are also an assignor with continuing lease liability for 12 stores sold to franchisees, and other parties, that expire through 2018. The assigned lease obligations continue until the applicable leases expire. The maximum amount of the assigned lease obligations may vary, but is limited to the sum of the total amount due under the lease. At December 31, 2012, the maximum amount of the assigned lease obligations was approximately $3.3 million and is not included in the table above.
(c)	The Company has certain purchase commitments requiring minimum purchase commitments. See our consolidated financial statements included elsewhere in this prospectus for further detail.

Not included in the above table are borrowings under our ABL Facility and our foreign credit facilities.

Not included in the above table are $0.5 million of net potential cash obligations associated with unrecognized tax benefits due to the high degree of uncertainty regarding the timing of future cash outflows associated with such obligations. Refer to the notes to the consolidated financial statements included elsewhere in this prospectus for further information related to unrecognized tax benefits.

Additionally, not included in the above table are expected interest payments associated with the Term Loan Facility, the outstanding notes, capital lease obligations and mortgage obligations, of approximately $109.9 million in 2013, $109.3 million in 2014, $108.8 million in 2015, $108.3 million in 2016, $107.8 million in 2017 and $231.7 million thereafter. Interest payments are estimates based on our debt’s scheduled maturities and stated interest rates or, for variable rate debt, interest rates as of December 31, 2012 (with the exception of the Term Loan Facility for which the revised interest rates, as amended in February 2013, were used). Our estimates do not reflect interest payments on the credit facilities or the possibility of additional interest from the refinancing of our debt as such amounts are not determinable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Effects of Inflation

Although we expect that our operating results will be influenced by general economic conditions, we do not believe that inflation has had a material effect on our results of operations during the periods presented. However, there can be no assurance that our business will not be affected by inflation in the future.

Critical Accounting Policies and Procedures

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the consolidated financial statements included herein.

We believe our application of accounting policies, and the estimates inherently required by these policies, are reasonable. These accounting policies and estimates are constantly re-evaluated and adjustments are made when facts and circumstances dictate a change. Historically, we have found the application of accounting policies to be reasonable, and actual results generally do not differ materially from those determined using necessary estimates.

Revenue Recognition

Our terms of sale to retailers and other distributors for substantially all of our sales is FOB shipping point and, accordingly, title and the risks and rewards of ownership are transferred to the customer, and revenue is recognized, when goods are shipped. We estimate reductions to revenues for volume-based rebate programs at the time sales are recognized.

Wholesale sales returns are not significant as, generally, we only accept the return of goods that were shipped to retailers in error.

Revenue from retail operations is recognized at the point of sale. We estimate future retail sales returns and record a provision in the period that the related sales are recorded based on historical information. Retail sales are reported net of taxes collected.

Franchise fee revenue is recognized upon the completion of our performance requirements and the opening of the franchise store. In addition to the initial franchise fee, we also recognize royalty fees generally ranging from 4% to 6% and advertising fund fees ranging from 1% to 2.25% based upon the franchised stores’ reported gross retail sales. The terms of our franchise agreements also provide for payments to franchisees based on e-commerce sales originating from specified areas relating to the franchisees’ contractual territory. The amounts paid vary based on several factors, including the profitability of our e-commerce sales, and are expensed at the time of sale.

Store Closure Costs

We record estimated store closure costs, estimated lease commitment costs net of estimated sublease income and other miscellaneous store closing costs when the liability is incurred.

Product Royalty Agreements

We enter into product royalty agreements that allow us to use licensed designs on certain of our products. These contracts require us to pay royalties, generally based on the sales of such product and may require guaranteed minimum royalties, a portion of which may be paid in advance. We match royalty expense with revenue by recording royalties at the time of sale, at the greater of the contractual rate or an effective rate calculated based on the guaranteed minimum royalty and our estimate of sales during the contract period. Guaranteed minimum royalties paid in advance are recorded in the consolidated balance sheets in either prepaid expenses and other current assets or other assets, depending on the nature of the royalties.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers and franchisees to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including consideration of our history of receivable write-offs, the level of past due accounts and the economic status of our customers. In an effort to identify adverse trends relative to customer economic status, we assess the financial health of the markets we operate in and perform periodic credit evaluations of our customers and ongoing reviews of account balances and aging of receivables. Amounts are considered past due when payment has not been received within the time frame of the credit terms extended. Write-offs are charged directly against the allowance for doubtful accounts and occur only after all collection efforts have been exhausted. Because we cannot predict future changes in economic conditions and in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates and could impact our allowance for doubtful accounts.

Inventories

Inventories are valued at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments regarding, among other things, future demand and market conditions, current inventory levels and the impact of the possible discontinuation of product designs.

We determine the cost of inventory at our retail stores using the weighted average method. All other inventory cost is determined principally using the first-in, first-out method.

We estimate retail inventory shortage for the period between physical inventory dates on a store-by-store basis. Our inventory shortage estimate can be affected by changes in merchandise mix and changes in actual shortage trends. The shrinkage rate from the most recent physical inventory, in combination with historical experience, is the basis for estimating shrinkage.

Long-Lived and Intangible Assets (including Goodwill)

We review the recoverability of our long-lived assets, including finite-lived intangible assets, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, we evaluate long-lived assets other than goodwill based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, we may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not readily available, we estimate fair values using expected discounted future cash flows. Such estimates of fair value require significant judgment, and actual fair value could differ due to changes in the expectations of cash flows or other assumptions, including discount rates.

In the evaluation of the fair value and future benefits of finite long-lived assets attached to retail stores, we perform our cash flow analysis on a store-by-store basis. Various factors including future sales growth and profit margins are included in this analysis. To the extent these future projections or strategies change, the conclusion regarding impairment may differ from the current estimates.

Goodwill is reviewed for potential impairment on an annual basis or more frequently if circumstances indicate a possible impairment.

For purposes of testing goodwill for impairment, reporting units are determined by identifying individual components within our organization which constitute a business for which discrete financial information is available and is reviewed by management. Components within a segment are aggregated to the extent that they have similar economic characteristics. Based on this evaluation, we have determined that our operating segments, wholesale and retail, represent our reporting units for the purposes of our goodwill impairment test.

If necessary, we estimate the fair value of each reporting unit using expected discounted cash flows. If the carrying amount of a reporting unit exceeds its fair value, the excess, if any, of the fair value of the reporting unit over amounts allocable to the unit’s other assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The fair value of a reporting unit refers to the amount at which the unit as a whole could be sold in a current transaction between willing parties. The determination of such fair value is subjective, and actual fair value could differ due to changes in the expectations of cash flows or other assumptions including discount rates.

Insurance Accruals

Our consolidated balance sheet includes significant liabilities with respect to self-insured workers’ compensation, medical and general liability claims. We estimate the required liability for such claims based upon various assumptions, which include, but are not limited to, our historical loss experience, projected loss development factors, actual payroll and other data. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident (severity). Adjustments to earnings resulting from changes in historical loss trends have been insignificant. Further, we do not anticipate any significant change in loss trends, settlements or other costs that would cause a significant change in our earnings.

Income Taxes

Temporary differences arising from differing treatment of income and expense items for tax and financial reporting purposes result in deferred tax assets and liabilities that are recorded on the balance sheet. These balances, as well as income tax expense, are determined through management’s estimations, interpretation of tax law for multiple jurisdictions and tax planning. However, inherent in the measurement of deferred balances are certain judgments and interpretations of enacted tax laws and published guidance with respect to applicability to our operations. If our actual results differ from estimated results due to changes in tax laws or tax planning, our effective tax rate and tax balances could be affected. As such, these estimates may require adjustment in the future as additional facts become known or as circumstances change.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. These provisions prescribe a comprehensive model of how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. In accordance with these provisions, we recognize a tax benefit when a tax position is more-likely-than-not to be sustained upon examination, based solely on its technical merits. We measure the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. We reverse previously recognized tax benefits if we determine that the tax position no longer meets the more-likely-than-not threshold of being sustained. We accrue interest and penalties related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

Accounting for stock-based compensation requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The value of our stock-based awards is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. Actual results and future estimates may differ substantially from our current estimates.

Recently Issued Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-10, “Derivatives and Hedging (Topic 815), Inclusion of the Federal Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedging Accounting Purposes.” The pronouncement allows companies to use the federal funds effective rate as a benchmark interest rate for purposes of achieving hedge accounting. Although the pronouncement has no current impact on the Company, it could impact the Company in the future.

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830), Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”. The pronouncement states that a cumulative translation adjustment is attached to the parent’s investment in a foreign entity and should be released in a manner consistent with the derecognition guidance on investments in entities. The ASU is effective for fiscal years beginning after December 15, 2013. Although the Company continues to review this pronouncement, it does not believe that it will have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”. Additionally, in January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210), Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. The pronouncements require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The Company adopted the pronouncements on January 1, 2013. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The pronouncement requires companies to report, in one place, information about reclassifications out of accumulated other comprehensive income. Additionally, it requires companies to report changes in accumulated other comprehensive income balances. The Company adopted ASU 2013-02 on January 1, 2013. See Note 5 to the audited consolidated financial statements in which are included elsewhere in this prospectus. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Quarterly Results

Despite a concentration of holidays in the fourth quarter of the year, as a result of our expansive product lines and customer base and increased promotional activities, the impact of seasonality on the quarterly results of our wholesale operations has been limited. However, due to Halloween and Christmas, the inventory balances of our wholesale operations are slightly higher during the third quarter than during the remainder of the year. Additionally, the promotional activities of our wholesale business, including special dating terms, particularly with respect to Halloween products sold to retailers and other distributors, result in slightly higher accounts receivable balances during the third quarter. Our retail operations are subject to significant seasonal variations. Historically, our retail segment has realized a significant portion of its revenues, cash flow and net income in the fourth quarter of the year, principally due to our Halloween sales in October and, to a lesser extent, year-end holiday sales.

On July 27, 2012, funds affiliated with THL acquired a majority stake in the Company in the Acquisition. As a result of the Transactions, the financial information for the period after July 27, 2012 represents the financial information of the “Successor” company. Prior to, and including, July 27, 2012, the consolidated financial statements include the accounts of the “Predecessor” company. Due to the change in the basis of accounting resulting from the application of the acquisition method of accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable. The following table sets forth our historical revenues, gross profit, income (loss) from operations, net income (loss) and net income (loss) attributable to Party City Holdings Inc. for the quarters ended March 31, 2011 (predecessor), June 30, 2011 (predecessor), September 30, 2011 (predecessor), December 31, 2011 (predecessor), March 31, 2012 (predecessor), June 30, 2012 (predecessor), for the periods from July 1, 2012 to July 27, 2012 (predecessor) and July 28, 2012 to September 30, 2012 (successor), December 31, 2012 (successor), March 31, 2013 (successor) and June 30, 2013 (successor) (dollars in thousands):

	For the Three Months Ended, (Successor)
	March 31,		June 30,		September 30,	December 31,
2013:
Revenues:
Net sales	$397,655		$441,976
Royalties and franchise fees	3,893		4,253
Gross profit	130,457	(a)	154,599	(a)
Income from operations	4,171	(a)	14,598	(a)
Net loss	(27,100	)(a)(b)	(12,525	)(a)
Net loss income attributable to Party City Holdings Inc.	(27,213	)(a)(b)	(12,591	)(a)

	For the Three Months Ended March 31, (Predecessor)	For the Three Months Ended June 30, (Predecessor)	For the period from July 1, to July 27, (Predecessor)		For the period from July 28, to September 30, (Successor)		For the Three Months Ended December 31, (Successor)
2012:
Revenues:
Net sales	$379,281	$429,440	$122,182		$324,525		$639,805
Royalties and franchise fees	3,796	4,440	1,045		2,797		6,515
Gross profit	142,657	169,592	44,606		77,017	(a)	250,903	(a)
Income (loss) from operations	21,157	44,729	(16,270	)(c)	(28,676	)(a)	85,425	(a)
Net income (loss)	2,084	16,042	(33,128	)(d)	(30,550	)(a)	24,966	(a)
Net income (loss) attributable to Party City Holdings Inc.	2,044	15,991	(33,133	)(d)	(30,611	)(a)	24,967	(a)

	For the Three Months Ended,(Predecessor)
	March 31,	June 30,	September 30,	December 31,
2011:
Revenues:
Net sales	$352,501	$411,502	$436,186	$652,680
Royalties and franchise fees	3,681	4,550	3,962	6,913
Gross profit	127,486	163,715	148,039	294,656
Income from operations	16,608	43,022	11,276	130,464
Net (loss) income	(2,492)	14,578	(5,820)	70,144
Net (loss) income attributable to Party City Holdings Inc.	(2,563)	14,532	(5,922)	70,228

(a)	As a result of the Acquisition, the Company applied the acquisition method of accounting and increased the value of its inventory by $89.8 million as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the periods from July 28, 2012 to September 30, 2012, October 1, 2012 to December 31, 2012, January 1, 2013 to March 31, 2013 and April 1, 2013 to June 30, 2013 by $27.8 million, $30.8 million, $10.8 million and $8.5 million, respectively, as a portion of the related inventory was sold. See the notes to the consolidated financial statements for further detail.
(b)	During February 2013, the Company amended its Term Loan Facility. In conjunction with the refinancing, the Company wrote-off $5.9 million of costs that had been capitalized during the initial issuance of the debt. Additionally, the Company wrote-off $2.3 million of the net original issuance discount that existed as of the time of the amendment. Also in conjunction with the refinancing, the Company expensed $2.5 million of a call premium and $1.6 million of banker and legal fees. All of the charges were recorded in other expense in the Company’s condensed consolidated statement of operations and comprehensive loss.
(c)	Includes: $8.4 million of compensation expense related to the Acquisition, $2.1 million of stock-based compensation expense related to the Acquisition and $16.1 million of expense for payments in lieu of dividends. See the notes to the consolidated financial statements for further detail, including a discussion of the income tax impact.
(d)	Includes: $28.1 million of costs related to the Acquisition, principally bankers fees and compensation costs, $2.1 million of stock-based compensation expense related to the Acquisition and $16.1 million of expense for payments in lieu of dividends. See the notes to the consolidated financial statements for further detail, including a discussion of the income tax impact.

Quantitative and Qualitative Disclosures about Market Risk

As a result of our variable rate indebtedness, our earnings are affected by changes in interest rates. From time to time we have utilized interest rate swap agreements to manage the risk associated with such changes. As discussed in the notes to the consolidated financial statements included elsewhere in this prospectus, on July 27, 2012 all amounts outstanding under the $675.0 million term loan agreement were repaid and the Company entered into the Term Loan Facility. Assuming that the refinancing had occurred on January 1, 2010, if market interest rates for our variable rate indebtedness averaged 2% more than the actual rates, during 2012, 2011 and 2010 the interest expense amounts in the Company’s consolidated financial statements included elsewhere in this prospectus would have increased by $25.3 million, $25.3 million and $22.3 million during 2012, 2011 and 2010, respectively. The income (loss) before income taxes for the three years would have also been impacted by the same amounts. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowings and considering any interest rate swap agreements. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management could potentially take action to mitigate our exposure to the change. However, due to the uncertainty of the specific actions that we would take and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

As a result of the sale of our products in foreign markets, our earnings are affected by fluctuations in the value of the U.S. dollar when compared to the values of foreign currencies. Although we periodically enter into foreign currency forward contracts to hedge against the earnings impact of such fluctuations, we (1) may not be able to achieve hedge effectiveness in order to qualify for hedge-accounting treatment and, therefore, would record any gain or loss on the mark-to-market of the contracts in other expense (income) and (2) may not be able to hedge such risks completely or permanently. A uniform 10% strengthening in the value of the U.S. dollar relative to the currencies in which our foreign sales are denominated would have decreased income from operations, as stated in the consolidated financial statements included elsewhere in this prospectus, by $16.9 million, $16.9 million and $6.7 million during 2012, 2011 and 2010, respectively. The income (loss) before income taxes for the three years would have also been impacted by the same amounts. In addition to the direct effects of changes in exchange rates, changes in exchange rates may also affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not consider a potential change in sales levels or local currency prices.

BUSINESS

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with a wide assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City, we created a vertically integrated business combining the leading product design, manufacturing and distribution platform, which constitutes our wholesale business (“Amscan”), with the largest U.S. retailer of party supplies. We believe we have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries. Our vertically integrated business model and scale differentiate us from most other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

Founded in 1947, we started as an importer and wholesaler and have grown to become one of the largest global designers, manufacturers, distributors and retailers of decorated party supplies. Our broad selection of decorated party supplies includes paper and plastic tableware, metallic and latex balloons, novelties, costumes, other garments, stationery and gifts for everyday, themed and seasonal events. Our products are available in over 40,000 retail outlets worldwide, including our own retail network, independent party supply stores, mass merchants, grocery retailers, gift shops, dollar stores and other retailers and distributors throughout the world. We believe that through our extensive offerings, as well as our industry-leading innovation, customer service levels and value, we will continue to win with our customers.

The acquisition of Party City represented an important step in our evolution. Over the last seven years, we have established the largest network of party supply stores in North America with approximately 1,200 locations consisting of over 850 party superstores (inclusive of approximately 50 iParty stores acquired in May 2013 and approximately 215 franchised stores) in the United States and Canada, principally under the Party City banner, and a network of approximately 350 temporary Halloween locations, under the Halloween City banner. We also operate PartyCity.com, our primary e-commerce site. Underscored by our slogan “Nobody Has More Party for Less”, we believe we offer a superior one-stop shopping experience with a broad selection, consistently high in-stock positions and compelling value, making us the favored destination for all of our customers’ party-supply needs.

Through a combination of organic growth and strategic acquisitions, we increased our consolidated revenues from $1,560 million in 2008 to $1,914 million in 2012, representing a compounded annual growth rate of 5.2%.

Evolution of Our Business

Over the last 60 years, we have grown to become a global, vertically integrated designer, manufacturer, distributor and retailer of decorated party supplies. Key strategic initiatives that have been important to our evolution include:

•	Enhancing our wholesale platform through targeted acquisitions while investing in state-of-the-art distribution facilities and developing a strong Asian-based sourcing and sales organization.

•

Establishing retail leadership in our industry and our vertically integrated model through the acquisitions of Party City, Party America, FCPO and Party City Canada. Following each acquisition, we capitalized on our vertically integrated model by increasing the percentage of the acquired company’s total sales that relate to our wholesale products, allowing us to capture the manufacturing-to-retail margin on a growing portion of our retail sales.

•	Re-launching our e-commerce platform in 2009 provided us with an additional direct-to-consumer channel.

•	Broadening our product offering and channel reach by acquiring valuable character licenses and costume capabilities in addition to improving our access to grocery and mass merchant retailers.

•	Growing our international presence by building relationships with local retailers to develop party supply store-in-store concepts as well as targeted acquisitions that extended our geographic reach.

As a result of these investments, we have created a differentiated, vertically integrated business model. We believe that our superior selection of party supplies, scale, innovation and service position us for future growth across all of our channels.

Industry Overview

We operate in the broadly defined $10 billion retail party goods industry (including decorative paper and plastic tableware, decorations, accessories and balloons), which is supported by a range of suppliers from commodity paper goods producers to party goods specialty retailers. Sales of party goods are fueled by everyday events such as birthdays, baby showers, weddings and anniversaries, as well as seasonal events such as holidays and other special occasions (Halloween, Christmas, New Year’s Eve, graduations, Easter, Super Bowl, Fourth of July). As a result of numerous and diverse occasions, the U.S. party goods market enjoys broad demographic appeal. The Halloween market, in which we operate, represents a $6 billion retail opportunity and includes costumes, candy and makeup.

The retail landscape is comprised primarily of party superstores, mass merchants, grocery retailers, craft stores and dollar stores. The party superstore has emerged as a preferred destination for party goods shoppers, similar to the dominance of specialty retailers in other categories such as office supplies, pet products and sporting goods. This is typically due to the superstore chain’s ability to offer a wider variety of merchandise at more compelling prices in a convenient setting. Other retailers that cater to the party goods market typically offer a limited assortment of party supplies and seasonal items. Mass merchants tend to focus primarily on juvenile and seasonal goods, greeting cards and gift wrap; craft stores on decorations and seasonal merchandise; and dollar stores on general and seasonal party goods items.

The consumable nature and low per-item prices in the party goods market have historically driven demand among consumers seeking to enhance the quality of their gatherings and celebrations. Party goods are an economical means by which to make events and occasions more festive and, as a result, have continued to sell well during economic downturns. Manufacturers and retailers continue to create and market party goods and gifts that celebrate a greater number of events, holidays and occasions. Additionally, the number and types of products offered for each occasion continues to expand, encouraging add-on and impulse purchases by consumers.

Business Overview

We believe we are the leading vertically integrated provider of decorated party goods with a national footprint of party superstores offering an unrivaled selection of party supplies. We have two primary reporting segments: Wholesale and Retail. In 2012, we generated 30.4% of our total revenues from our wholesale segment and 69.6% from our retail segment (which includes 1.0% of total revenues from franchising activities). Our wholesale revenues are generated from the sales of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic and latex balloons, stationery and gift items. Our products are sold at wholesale to party goods superstores, including our company-owned and franchised retail stores, other party goods retailers, mass merchants, independent card and gift stores, dollar stores and other retailers and distributors throughout the world. Our retail operations generate revenue primarily through the sale of Amscan, Designware, Anagram and other party supplies through Party City, Halloween City and PartyCity.com. Our franchising revenues are generated from an initial one-time franchise fee, renewal fees and ongoing franchise royalty payments based on retail sales from the franchised stores.

Financial Information by Geographic Area

For financial information by geographic area, please see Note 15 to the audited consolidated financial statements included elsewhere in this prospectus.

Wholesale Operations

Overview

We are one of the leading designers, manufacturers and distributors of decorated party goods in the world, offering an extensive selection. We currently offer party goods ensembles which range from approximately five to 100 design-coordinated items spanning tableware, accessories, novelties, balloons, decorations and gifts. The breadth of these ensembles enables retailers to promote additional sales of related products for every occasion. To enhance our customers’ celebrations of life’s important events, we market party goods ensembles for a wide variety of occasions, including seasonal and religious holidays, special events and themed celebrations.

Our Amscan, Anagram and Designware branded products are offered in over 40,000 retail outlets worldwide, ranging from party goods superstores, including our company-owned and franchised retail stores, other party goods retailers, mass merchants, independent card and gift stores, dollar stores and other retailers and distributors throughout the world. We have long-term relationships with many of our wholesale customers. Party goods superstores, the Company’s primary channel of distribution, provide consumers with a one-stop source for all of their party needs. Amscan, Anagram and Designware branded products represent a significant portion of party goods carried by both company-owned and third-party stores with the overall percentage continuing to increase, reflecting the breadth of our product line and, based on our scale, our ability to manufacture and source quality products at competitive prices.

The table below shows the breakdown of our total wholesale sales by channel for the year ended December 31, 2012.

Channel	Sales
(dollars in millions)
Party City and Halloween City — owned stores and e-commerce	$440
Party City — franchised stores	147
Other domestic retailers	142
Domestic balloon distributors	84
International balloon distributors	22
Other international	188

Total wholesale sales	$1,023

International party supply markets are generally less mature than the U.S. markets. However, we believe this will change over time, and we are making significant investments to ensure we are well positioned to benefit from growth in these markets. Investments include our September 2010 acquisition of Christy’s Group and the January 2011 acquisition of Riethmüller, which provided us with an expanded international platform.

Product Lines

We believe we have the industry’s most extensive selection of party supplies. The following table sets forth the principal products we distribute by product category, and the corresponding percentage of revenue that each category represents:

Wholesale Sales by Product for the Year Ended

December 31, 2012

Category	Items	% of Sales
Tableware	Plastic Plates, Paper Plates, Plastic Cups, Paper Cups, Paper Napkins, Plastic Cutlery, Tablecovers	27%
Favors, Stationery & Other	Party Favors, Gift Bags, Gift Wrap, Invitations, Bows, Stationery	20%
Decorations	Latex balloons, Piñatas, Crepes, Flags & Banners, Decorative Tissues, Stickers and Confetti, Scene Setters, Garland, Centerpieces	20%
Metallic Balloons	Bouquets, Standard 18 Inch Sing-A-Tune, SuperShapes, Weights	12%
Costumes & Accessories	Costumes, Other Wearables, Wigs	21%

Our products span a wide range of lifestyle events from birthdays to theme parties and sporting events, as well as holidays such as Halloween and New Year’s. In 2012, approximately 77% of our wholesale sales consisted of items designed for everyday occasions, with the remaining 23% comprised of items used for holidays and seasonal celebrations throughout the year. Our product offerings cover the following broad range of occasions and life celebrations:

Current Product Offering

Everyday	Seasonal
Birthdays	New Year’s
Anniversaries	Valentine’s Day
Bar Mitzvahs	St. Patrick’s Day
Bridal/Baby Showers	Easter
Christenings	Passover
Confirmations	Fourth of July
First Communions	Halloween
Graduations	Fall
Theme-oriented*	Thanksgiving
Weddings	Hannukah
Christmas

*	Our theme-oriented ensembles enhance every celebration and include Bachelorette, Card Party, Casino, Chinese New Year, Cocktail Party, Disco, Fiesta, Fifties Rock-and-Roll, Hawaiian Luau, Hollywood, Mardi Gras, Masquerade, Patriotic, Retirement, Sports, Summer Barbeque and Western.

Wholesale Product Development and Design Capabilities

Our in-house design staff continuously develops innovative and contemporary product designs and concepts. Our continued investment in art and design results in a steady supply of fresh ideas and the creation of unique ensembles that appeal to consumers. Our creative staff is constantly in the market identifying trends and new product concepts. We typically introduce 3,000 – 4,000 new products and approximately 50 new party goods ensembles annually. Our proprietary designs and strength in developing new items at attractive prices help differentiate our products from those of our competitors.

Wholesale Manufactured Products

We are one of the largest manufacturers of decorated party goods products globally. Our in-house manufacturing capabilities enable us to control costs, monitor product quality, better manage inventory and provide more efficient order fulfillment. Our domestic manufacturing facilities allow us to react rapidly to changing consumer trends and fulfill our customers’ needs for key products with fast turnaround times. In 2012, we manufactured items representing approximately 34% of our net sales at wholesale (including sales to the Company’s retail operations). Our facilities in Rhode Island, Kentucky, Minnesota, Mexico, Malaysia and New York are highly automated and produce paper and plastic plates and cups, paper napkins, metallic and latex balloons and other party and novelty items at a globally competitive cost. State-of-the-art printing, forming, folding and packaging equipment support these manufacturing operations. Given our size and sales volume, we are generally able to operate our manufacturing equipment on the basis of at least two shifts per day, thus lowering production costs per unit. In select cases, we use available capacity to manufacture products for third parties, which allows us to maintain a satisfactory level of equipment utilization.

The table below summarizes our principal manufacturing facilities.

Location	Principal Products	Approximate Square Feet
East Providence, Rhode Island	Plastic plates, cups and bowls	229,230	(1)
Louisville, Kentucky	Paper plates	189,175
Eden Prairie, Minnesota	Metallic balloons and accessories	115,600
Tijuana, Mexico	Piñatas and other party products	135,000
Melaka, Malaysia	Latex balloons	100,000
Harriman, New York	Paper napkins	74,400
Newburgh, New York	Paper napkins and paper cups	52,400

(1)	This figure represents an industrial park, which includes a 48,455 square foot office and warehouse.

Complementing our manufacturing facilities, we have a diverse global network of third-party suppliers that supports our strategy of consistently offering a broad selection of high quality, innovative and competitively priced product. We have over 20-year relationships with many of our vendors and often represent a significant portion of their overall business. Third-party manufacturers supplied approximately 66% of products sold at wholesale in 2012. These manufacturers generally produce items designed by and created for us, are located in Asia and are managed by our sourcing office in Hong Kong. We actively work with our third-party suppliers to ensure product cost, quality and safety.

The principal raw materials used in manufacturing our products are paper, petroleum-based resin and cotton. While we currently purchase such raw material from a relatively small number of sources, paper, resin and cotton are available from numerous sources. Therefore, we believe our current suppliers could be replaced without adversely affecting our manufacturing operations in any material respect.

Wholesale Seasonality

Despite a concentration of holidays in the fourth quarter of the year, as a result of our expansive product lines, customer base and increased promotional activities, the impact of seasonality on the quarterly results of our wholesale operations has been limited. However, due to Halloween and Christmas, the inventory balances of our wholesale operations are slightly higher during the third quarter than during the remainder of the year. Additionally, the promotional activities of our wholesale business, including special dating terms, particularly with respect to Halloween products sold to retailers and other distributors, result in slightly higher accounts receivable balances during the third quarter.

Wholesale Sales and Marketing

Our principal wholesale sales and marketing efforts are conducted through an employee sales force servicing approximately 15,000 non-affiliated retail accounts in the United States. In addition to the employee sales team, a select group of manufacturers’ representatives handle specific account situations. International customers are generally serviced by employees of our subsidiaries outside the United States. We have our own sales force of professionals in the U.K., Mexico, Canada, Germany, France, Spain and Hong Kong and operate through third-party distributors elsewhere. Our Anagram subsidiary utilizes independent distributors in the United States to bring our metallic balloons to the grocery, retail gift and floral markets, as well as to our party superstore and specialty retailer customers. Additionally, through our agreement with American Greetings, we are able to leverage American Greetings’ sales force to place our product into other distribution channels, including mass market, drug and grocery retailers.

To support our sales and marketing efforts, we produce five key decorative party product catalogues annually (four catalogues for seasonal products and one catalogue for everyday products), with additional catalogues produced to market our metallic balloons and gift products and for international markets. We have also developed a website which displays and describes our product assortment and capabilities. We utilize this website as a marketing tool, providing us with the ability to announce special product promotions, new program launches and other information in an expeditious manner. To further promote our products, we participate in a variety of industry trade shows throughout the year.

Wholesale Distribution and Systems

We ship our products directly to retailers and distributors throughout the world from our distribution facilities, as well as on a freight-on-board (“FOB”) basis directly from our domestic and international factories. Our electronic order entry and information systems allow us to manage our inventory with minimal obsolescence while maintaining strong fill rates and quick order turnaround time.

Our main distribution facility for domestic party customers is located in Chester, New York, with nearly 900,000 square feet under one roof. This state-of-the-art facility, built in 2001 and expanded in 2005, serves as the main point of distribution for our Amscan-branded products and utilizes paperless, pick-by-light systems, offering superior inventory management and turnaround times as short as 48 hours. Over the last ten years, we have made significant investments in order to customize and upgrade our Chester distribution facility and we believe it has sufficient capacity to support our continued growth.

We utilize a bypass system which allows us to ship products directly from selected third-party suppliers to our company-owned and franchised stores, thus bypassing our distribution facilities. In addition to lowering our distribution costs, this bypass system creates warehouse capacity. We expect to grow the percentage of our products shipped via bypass, which will lead to additional savings.

We sell metallic balloons domestically from our facilities in Minnesota and New York.

The distribution center for our e-commerce platform is located in Naperville, Illinois. We also have other distribution centers in the U.K., Germany, Mexico, Australia and Poland, to support our international customers.

Wholesale Customers

We have a diverse third party customer base at wholesale. During 2012, no individual third party customer accounted for more than 5% of our total sales at wholesale.

Wholesale Product Safety and Quality Assurance

We are subject to regulatory requirements in the United States and internationally, and we believe that all products that we manufacture comply with the requirements in the markets in which they are sold. Third-party manufactured products are tested both at the manufacturing site and upon arrival at our distribution center. We have a full-time staff of professionals in the United States, Asia and Europe dedicated to product safety and quality assurance.

Competition at Wholesale

In our wholesale segment, we compete primarily on the basis of diversity and quality of our product designs, breadth of product line, product availability, price, reputation and customer service. Although we have many competitors with respect to one or more of our products, we believe that there are no competitors who design, manufacture, source and distribute products with the complexity of design and breadth of product lines that we do. Furthermore, our design and manufacturing processes create efficiencies in manufacturing that few of our competitors can achieve in the production of numerous coordinated products in multiple design types. Competitors include smaller independent manufacturers and distributors, as well as divisions or subsidiaries of large companies. Certain of these competitors control various party goods product licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. However, we control a strong portfolio of character licenses for use in the design and production of our metallic balloons and, as a result of the acquisition of Designware, we have access to a strong portfolio of character and other licenses for party goods.

Retail Operations

Overview

Opening its first company-owned store in 1986, Party City has grown to become what we believe is the largest operator of owned and franchised party superstores in the United States. At the time of the acquisition in 2005, Party City’s network consisted of 502 stores, including 254 franchised locations. Since the acquisition, we have expanded the Party City network to approximately 850 superstore locations in the United States (inclusive of approximately 50 iParty stores acquired in May 2013 and approximately 215 franchised stores) and approximately 30 locations in Canada. We also operate approximately 350 temporary Halloween locations, under the Halloween City banner.

The 2005 combination of Party City and Amscan has led to the creation of a vertically integrated business from which we derive a number of competitive advantages. We offer customers a differentiated shopping experience with extensive selection and consistently high in-stock positions of quality products with a compelling value proposition making us the premier destination for party supplies. Through our vertical model, we also enhance our total profitability by capturing the manufacturing-to-retail margin on a significant portion of our retail sales and by leveraging our access to multiple channels to limit mark-downs and excessive promotions. Moreover, we believe that our direct-to-consumer channels enable our product development teams to effectively respond to trends and changes in consumer preferences, which allows us to keep our assortment fresh and exciting.

Party City was founded on the idea that life should be celebrated in monumental ways, with a passion for inspiring celebrations — from Super Bowl to New Year’s Eve parties and all the celebrations and seasons in between. With our brand’s slogan, “Nobody Has More Party for Less,” Party City offers an assortment of party supplies, decorations and costumes perfect for every type of party occasion. With dynamic merchandising displays combined with organized seasonal aisles and hundreds of party themes to match any type of celebration, party planning has never been simpler or more fun.

In recent years, Party City has made substantial investments to enhance the customers’ in-store experience and become the ultimate retail destination for party supplies. Stores now showcase dynamic balloon counters displaying hundreds of balloons to coordinate with any occasion. Additionally, store-within-a-store concepts for sports, candy and party favors are focal points in all new stores. Aptly named “Sports City,” “Candy City”, “Color City” and “Favor City,” these specialty areas create a fun shopping environment, expand product offering and allow us to better showcase the merchandise.

The following table summarizes our company-owned retail footprint for our permanent stores, by format, as well as our strategy going forward:

	# of Stores as	# of Stores as of	Average Size of
Format	of December 31, 2008	December 31, 2012	Stores (sq. ft.)	Strategy/Focus
Party City U.S.	385	571	10,000-12,000	Grow the store base opening 25-30 new stores per year
FCPO	166	—	10,000-12,000	Converted to Party City banner
The Paper Factory and other outlets	92	12	3,500-5,000	Product liquidation channel
Party City Canada	—	29	8,000-10,500	Enter the Canadian market

We believe that our stores are typically destination shopping locations. We seek to maximize customer traffic and quickly build the visibility of new stores by situating them in high traffic areas. Our stores are predominantly located in strip centers and are generally co-located with other destination retailers. Site selection criteria include population density, demographics, traffic counts, location of complementary retailers, storefront visibility and presence (either in a stand-alone building or in dominant strip shopping centers), competition, lease rates and accessible parking.

As of December 31, 2012, we had 600 company-owned Party City stores (including Canadian locations). The following table shows the change in our company-owned Party City store network:

	2012	2011	2010
Stores open at beginning of period	487	439	382
Stores opened	24	16	13
FCPO and Party City Canada stores converted to Party City	88	31	40
Stores acquired from franchisees	6	8	20
Stores closed	(5)	(7)	(10)
Stores sold	—	—	(6)

Stores open at end of period	600	487	439

We spent the last six years integrating our retail acquisitions and rationalizing our store base. We believe there are more than 400 locations in North America that present opportunities for us to expand our party superstore base. In 2012, we opened 24 Party City stores, acquired six Party City stores from franchisees and closed five Party City store locations, as well as converted 88 FCPO/ Party Packagers stores to the Party City banner. A new Party City location costs an average of $765,000, which includes $90,000 in pre-openings expenses and $350,000 of net startup inventory. A typical new store reaches approximately 80% maturity in the first year of operation and reaches maturity in its fourth year of operation. We target locations where stores have the potential to generate annual sales of at least $2 million at maturity and achieve consolidated pre-tax store contribution of approximately 18% to 20%. We expect our new stores to have a payback period of approximately three years and to generate an average pre-tax cash-on-cash return on invested capital of approximately 50% in year three (including margin generated from our vertical model).

Retail Merchandising

Our merchandising strategy is based on three core principles:

•

Broad Assortment of Merchandise — We believe we offer a greater assortment of products than our national competitors, including mass merchants. Our products span a wide range of lifestyle events from birthdays to themed parties and sporting events, as well as holidays such as Halloween and New Year’s. A typical retail store offers a wide selection of Amscan and other merchandise consisting of an average of 25,000 SKUs at any one time to satisfy a broad range of styles and tastes.

•

Deep Merchandise Selection — We maintain high in-stock positions of core products and related items, so we are able to address party needs of any size. These high in-stock positions are enabled by our vertical integration model, which results in a high percentage of Amscan merchandise in our company-owned stores and quick turnaround times.

•

Compelling Value — Our pricing strategy is to provide the best value to our customers. Our vertically integrated business model enables us to provide our customers with leading prices for most of our product categories. We negotiate pricing with suppliers on behalf of all stores in our network (company-owned and franchised) and believe that our buying power enables us to receive favorable pricing terms and enhances our ability to obtain high demand merchandise. We reinforce our value message through our advertising and marketing campaigns with the “Nobody Has More Party for Less” slogan.

We generally organize the aisles in our stores into four-foot sections based on themed products, which include basic products like plates, cups and napkins and other coordinated accessories that enhance sales and customers’ shopping experiences. This presentation makes it simple and easy for our customers to find all their party needs in one convenient location and allows us to achieve a higher average basket size compared to non-specialty channels. We manage each category by product and by SKU and use planograms to ensure a consistent merchandise presentation across our store base. Our coordinated product offering drives add-on purchases as customers are presented with additional decorations, favors and accessories that match their party theme. Our low individual price points encourage impulse buys by customers resulting in higher unit sales.

We have many product categories that relate to birthdays, making this event the largest non-seasonal occasion at approximately 21% of our sales for our permanent domestic operations. We aim to be the pre-eminent resource for the party goods associated with birthday celebrations. Each birthday product category includes a wide assortment of merchandise to fulfill customer needs, including invitations, thank you cards, tableware, hats, horns, banners, cascades, balloons, novelty gifts, piñatas, favors and candy.

Halloween is our retail segment’s largest seasonal product category in dollars. As a key component of our sales strategy, our stores provide an extensive selection of Halloween products throughout the year to position us as the premier Halloween shopping destination. The stores also carry a broad array of related decorations and accessories for the Halloween season. In 2012, Halloween business represented approximately 25% of our total domestic retail sales. To maximize our seasonal opportunity, the Company operates a chain of temporary Halloween locations, under the Halloween City banner, during the months of September and October of each year. During 2012, our temporary Halloween locations generated revenues of approximately $89 million.

As a vertically integrated business, our wholesale operation is the largest supplier to our retail operations. During 2012, our wholesale operations’ share of shelf at our domestic Party City stores and e-commerce (i.e., the percentage of total cost of sales which relates to product supplied by our wholesale operations) was 64.2%, compared to 62.8% during 2011. The increase was primarily driven by our expanded wholesale product offerings and increased utilization of our bypass initiative, with a target of 75% to 80% over the long term.

We also offer products supplied by other vendors, which include licensed products, candies, greeting cards and costumes. In 2012, no other supplier accounted for more than 10% of our retail segment’s purchases.

Retail Seasonality

Our retail operations are subject to significant seasonal variations. Historically, this segment has realized a significant portion of its revenues, cash flow and net income in the fourth quarter of the year, principally due to our Halloween sales in October and, to a lesser extent, year-end holiday sales.

E-Commerce

In August 2009, we re-launched e-commerce capabilities through PartyCity.com, providing us with an additional direct-to-consumer sales channel. Our website offers a convenient, user-friendly and secure online shopping option for new and existing customers. In addition to the ability to order products, we expect our website to provide a substantial amount of content about our party products, party planning ideas and promotional offers. Our website will also be one of our key marketing vehicles, specifically as it relates to social marketing initiatives.

Compared to our Party City superstores, PartyCity.com offers a broader assortment of products with over 35,000 SKUs available online versus an average of 25,000 SKUs at any one time in our party superstores. By seamlessly linking our website to our store network, we intend to offer our customers the option to purchase products online which are not physically available at the store.

We also sell party goods via our PartyAmerica.com website and, during March 2013, we acquired Party Delights, a U.K. retail e-commerce business with approximately $18 million of annual revenues. The acquisition expanded our e-commerce platform into Europe.

In 2012, sales from e-commerce were $96.1 million or approximately 7.3% of total retail net sales. We believe that our website is well positioned to continue to capture market share of online purchases, which represent one of the fastest growing distribution channels for party related goods, as we capitalize on our competitive advantages which include a nationwide store base, strong brand recognition and vertical integration. The average basket size through our e-commerce site is approximately three times as large as the average basket size in our Party City stores. We plan to drive future traffic to our website through the continuation of our pay-per-click advertising strategy, through our mobile site and by utilizing the approximately 8 million e-mail addresses that we have obtained (as of December 31, 2012) from visitors to our stores and visitors to the website.

Retail Advertising and Marketing

Our advertising focuses on promoting specific seasonal occasions and general party themes, with a strong emphasis on our price-value proposition — “Nobody Has More Party for Less” — with the goal of increasing customer traffic and further building our brand. In late 2009, we modified our advertising strategy to minimize our dependency on newspaper inserts and focus instead on a national broadcasting campaign to further develop our customer base. This shift emphasizes brand building and our price-value proposition. As a result, our use of newspaper inserts has decreased from 60% of gross domestic advertising spend in 2009 to 13% in 2012, while the use of broadcasts has increased to 61% of gross domestic advertising spend in 2012.

Franchise Operations

As of December 31, 2012, we had 214 franchised stores throughout the United States and Puerto Rico run by franchisees utilizing our format, design specifications, methods, standards, operating procedures, systems and trademarks. Our wholesale sales to our franchised stores generally mirror, with respect to relative size, mix and category, those to our company-owned stores. The following table shows the change in our franchise-owned store network:

	2012	2011	2010
Stores open at beginning of period	221	232	250
Stores opened/acquired by existing franchisees	1	2	7
Stores sold to the Company	(6)	(8)	(20)
Stores closed or converted to independent	(2)	(5)	(5)

Stores open at end of period	214	221	232

We are not currently marketing, nor do we plan to market, new franchise territories.

We receive revenue from our franchisees, consisting of an initial one-time fee and ongoing royalty fees generally ranging from 4% to 6%. In exchange for these franchise fees, franchisees receive brand value and company support with respect to planograms, information technology, purchasing and marketing. In addition, each franchisee has a mandated advertising budget, which consists of a minimum initial store opening promotion and ongoing local advertising and promotions. Further, franchisees must pay an additional 1% to 2.25% of net sales to a group advertising fund to cover common advertising materials. The terms of our franchise agreements provide for payments to franchisees based on e-commerce sales originating from specified areas relating to the franchisees’ contractual territory. The amounts paid by us vary based on several factors, including the profitability of our e-commerce sales, and are expensed at the time of sale. We do not offer financing to our franchisees for one-time fees or ongoing royalty fees. Our franchise agreements provide us with a right of first refusal should any franchisee look to dispose of its operations.

Current franchise agreements provide for an assigned area or territory that typically equals a three or four-mile radius from the franchisee’s store location and the right to use the Party City® logo and trademark. In addition, certain agreements with our franchisees and other business partners contain geographic limitations on opening new stores. In most stores, the franchisee or the majority owner of a corporate franchisee devotes full time to the management, operation and on-premises supervision of the stores or groups of stores.

Competition at Retail

In our retail segment, our stores compete primarily on the basis of product mix and variety, store location and layout, customer convenience and value. Although we compete with a variety of smaller and larger retailers, including, but not limited to, independent party goods supply stores, specialty stores, dollar stores, warehouse/merchandise clubs, drug stores, mass merchants and catalogue and Internet merchandisers, we believe that our retail stores maintain a leading position in the party goods business by offering a wider breadth of merchandise than most competitors and a greater selection within merchandise classes, at a compelling value. We are one of the only vertically integrated suppliers of decorated party goods. While some of our competitors in our markets have greater financial resources, we believe that our significant buying power, which results from the size of our retail store network and the breadth of our assortment, is an important competitive advantage. Many of our retail competitors are also customers of our wholesale business.

Government Regulation

As a franchisor, we must comply with regulations adopted by the Federal Trade Commission, such as the Trade Regulation Rule on Franchising, which requires us, among other things, to furnish prospective franchisees with a franchise offering circular. We also must comply with a number of state laws that regulate the offer and sale of our franchises and certain substantive aspects of franchisor-franchisee relationships. These laws vary in their application and in their regulatory requirements. State laws that regulate the offer and sale of franchises typically require us to, among other things, register before the offer and sale of a franchise can be made in that state and to provide a franchise offering circular to prospective franchisees.

State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states. Those laws regulate the franchise relationship, for example, by restricting a franchisor’s rights with regard to the termination, transfer and renewal of a franchise agreement (for example, by requiring “good cause” to exist as a basis for the termination and the franchisor’s decision to refuse to permit the franchisee to exercise its transfer or renewal rights), by requiring the franchisor to give advance notice to the franchisee of the termination and give the franchisee an opportunity to cure most defaults. To date, those laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Our wholesale and retail segments must also comply with applicable regulations adopted by federal agencies, including product safety regulations, and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining the required licenses or approvals can delay and sometimes prevent the opening of a new store or the shutting down of an existing store.

Our manufacturing operations, stores and other facilities must comply with applicable environmental, health and safety regulations, although the cost of complying with these regulations to date has not been material. More stringent and varied requirements of local governmental bodies with respect to zoning, land use, and environmental factors can delay, and sometimes prevent, development of new stores in particular locations.

Our stores must comply with the Fair Labor Standards Act and various state laws governing various matters such as minimum wages, overtime and other working conditions. Our stores must also comply with the provisions of the Americans with Disabilities Act, which requires that employers provide reasonable accommodation for employees with disabilities and that stores must be accessible to customers with disabilities.

Copyrights and Trademarks

We hold copyright registrations on the designs we create and use on our products and trademark registrations on the words and designs used on or in connection with our products. It is our practice to register our copyrights with the United States Copyright Office and trademarks with the United States Patent and Trademark Office to the extent we deem necessary. In addition, we rely on unregistered common law trademark rights and unregistered copyrights under applicable U.S. law to distinguish and/or protect our products, services and branding. We do not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on our business. We hold numerous intellectual property licenses from third parties, allowing us to use various third-party cartoon and other characters and designs principally on our metallic balloons and costumes. None of these licenses is individually material to our aggregate business.

We permit our franchisees to use a number of our trademarks and service marks, including Party City ®, The Discount Party Super Store ®, Party America ® and Halloween City ®.

Information Systems

We continually evaluate and upgrade our information systems to enhance the quantity, quality and timeliness of information available to management and to improve the efficiency of our manufacturing and distribution facilities, as well as our service at the store level. We have implemented merchandise replenishment software to complement our distribution, planning and allocation processes. The system enhances the store replenishment function by improving in-stock positions, leveraging our distribution infrastructure and allowing us to become more effective in our use of store labor. We have implemented a Point of Sale system and upgraded merchandising systems to standardize technology across all of our domestic retail superstores and we have implemented similar systems at our temporary Halloween City locations.

Summary Financial Information about the Company

Information about our revenues, income from operations and assets for each of the years in the five-year period ended December 31, 2012, is included in this prospectus under “Selected Historical Consolidated Financial Data.” Our consolidated financial statements include the accounts of the Company and its majority-owned and controlled entities.

Employees

As of December 31, 2012, the Company had approximately 6,296 full-time employees and 8,331 part-time employees, none of whom is covered by a collective bargaining agreement. The Company considers its relationship with our employees to be good.

Properties

The Company maintains the following facilities for its corporate and retail headquarters and to conduct its principal design, manufacturing and distribution operations:

Owned or Leased
Location	Principal Activity	Square Feet	(With Expiration Date)
Elmsford, New York	Executive and other corporate offices, show rooms, design and art production for party products	119,469 square feet	Leased (expiration date: December 31, 2014)
Rockaway, New Jersey	Party City corporate offices	106,000 square feet	Leased (expiration date: July 31, 2017)
Eden Prairie, Minnesota	Manufacture of metallic balloons and accessories	115,600 square feet	Owned
Eden Prairie, Minnesota	Manufacture of retail, trade show and showroom fixtures	15,324 square feet	Leased (expiration date: July 31, 2015)
Harriman, New York	Manufacture of paper napkins	74,400 square feet	Leased (expiration date: March 31, 2016)
Louisville, Kentucky	Manufacture and distribution of paper plates	189,175 square feet	Leased (expiration date: March 31, 2018)
Newburgh, New York	Manufacture of paper napkins and cups	52,400 square feet	Leased (expiration date: May 31, 2015)
East Providence, Rhode Island	Manufacture and distribution of plastic plates, cups and bowls	229,230 square feet (1)	Leased (expiration date: April 26, 2016)
Tijuana, Mexico	Manufacture and distribution of party products	135,000 square feet	Leased (2)

Owned or Leased
Location	Principal Activity	Square Feet	(With Expiration Date)
Melaka, Malaysia	Manufacture and distribution of latex balloons	100,000 square feet	Leased (expiration date: May 30, 2072)
Skoczow, Poland	Manufacture and distribution of party goods	44,400 square feet	Leased (expiration date: July 31, 2015)
Chester, New York (3)	Distribution of party and gift products	896,000 square feet	Owned
Dorval, Canada	Distribution of party and gift products	19,330 square feet	Leased (expiration date: September 30, 2013)
Edina, Minnesota	Distribution of metallic balloons and accessories	122,312 square feet	Leased (expiration date: December 31, 2015)
Milton Keynes, Buckinghamshire, England	Distribution of party products throughout Europe	130,858 square feet	Leased (expiration date: June 30, 2017)
Naperville, Illinois	Distribution of party goods for e-commerce sales	440,343 square feet	Leased (expiration date: December 31, 2018)
Atlanta, Georgia	Office and storage facilities	15,012 square feet	Leased (expiration date: June 30, 2016)
Kircheim unter Teck, Germany	Distribution of party goods	215,000 square feet	Owned
Blackstown, Australia	Distribution of party goods	27,631 square feet	Leased (expiration date: November 12, 2014)
Toronto, Canada	Office and distribution of party goods for Party City Canada	64,000 square feet	Leased (expiration date: July 14, 2014)
Livonia, Michigan	Office and distribution of party goods for Halloween City	89,780 square feet	Leased (expiration date: April 30, 2017)
Pleasanton, California	Office for e-commerce sales	11,278 square feet	Leased (expiration date: June 18, 2015)

(1)	This figure represents an industrial park, which includes a 48,455 square foot office and warehouse.
(2)	Property is comprised of three buildings with lease expiration dates through April 1, 2017.
(3)	Property is subject to a lien mortgage note in the original principal amount of $10.0 million with the New York State Job Development Authority. The lien mortgage note was amended on December 24, 2009. The amended mortgage note for $5.6 million was extended for a period of 60 months and requires fixed monthly payments of principal and interest. At December 31, 2012, the lien mortgage note had a balance of $2.4 million.

In addition to the facilities listed above, we maintain smaller distribution facilities in Canada and Mexico and sourcing offices in China and Hong Kong. We also maintain sales offices in Australia, Canada, Hong Kong and Japan and showrooms in New York, California, Georgia, Texas, Canada and Hong Kong.

As of December 31, 2012, Company-owned and franchised retail stores (including outlet stores) were located in the following states and Puerto Rico:

State	Company-owned	Franchise	Chain-wide
Alabama	1	8	9
Arizona	0	19	19
Arkansas	0	3	3
California	95	15	110
Colorado	13	1	14
Connecticut	3	2	5
Delaware	0	1	1
Florida	55	10	65
Georgia	28	1	29
Hawaii	0	2	2
Illinois	55	0	55
Indiana	24	0	24
Iowa	8	0	8
Kansas	2	4	6
Kentucky	7	0	7
Louisiana	3	8	11
Maryland	12	13	25
Michigan	27	0	27
Minnesota	0	21	21
Mississippi	0	3	3
Missouri	18	1	19
Montana	0	1	1
Nebraska	5	0	5
Nevada	6	0	6
New Jersey	27	2	29
New Mexico	0	3	3
New York	46	13	59
North Carolina	2	19	21
North Dakota	0	3	3
Ohio	30	0	30
Oklahoma	2	0	2
Oregon	0	2	2
Pennsylvania	15	16	31
Puerto Rico	0	5	5
South Carolina	2	6	8
Tennessee	8	7	15
Texas	49	16	65
Virginia	12	8	20
Washington	14	1	15
West Virginia	1	0	1
Wisconsin	13	0	13

Total	583	214	797

Additionally, at December 31, 2012, there were 29 company-owned retail stores in Canada. In 2012, the Company operated over 350 temporary Halloween stores, under the Halloween City banner, in the U.S. and Canada. Under this program, we operate temporary stores under short-term leases with terms of approximately four months, to cover the early September through October Halloween season.

We lease the property for all of our company-owned stores. We do not believe that any individual store property is material to our financial condition or results of operations. Of the leases for the company-owned stores at December 31, 2012, 117 expire in 2013, 108 expire in 2014, 44 expire in 2015, 53 expire in 2016, 56 expire in 2017 and the balance expire in 2018 or thereafter. We have options to extend many of these leases for a minimum of five years.

We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing manufacturing facilities provide sufficient production capacity for our present needs and for our anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of our products, we generally use such capacity for the manufacture of products for others pursuant to terminable agreements. All manufacturing and distribution facilities generally are used on a basis of two shifts per day. We also believe that, upon the expiration of our current leases, we will be able either to secure renewal terms or to enter into leases for alternative locations at market terms.

MANAGEMENT

Executive Officers and Directors

Below is a list of the names, ages and positions, and a brief account of the business experience, of the individuals who are serving as our executive officers and directors as of August 1, 2013. Our directors, other than Mr. Matthews, have been selected pursuant to the terms of a stockholders agreement with the Sponsors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Because all of our directors, except for Mr. Matthews, who was elected to serve as an independent director, are either employees of the Company or employees of our Sponsors, none of our current directors other than Mr. Matthews can be considered independent under the independence standards of the New York Stock Exchange.

Name	Age	Position
Gerald C. Rittenberg	61	Chief Executive Officer and Director
James M. Harrison	61	President, Treasurer and Director
Michael A. Correale	55	Chief Financial Officer
Gregg A. Melnick	43	President, Party City Retail Group
Todd Abbrecht	44	Chairman of the Board of Directors
Jefferson M. Case	36	Director
Steven J. Collins	44	Director
Joshua Nelson	40	Director
Uttam Kumbhat Jain	33	Director
Norman S. Matthews	80	Director

Gerald C. Rittenberg became our Chief Executive Officer in December 1997. From May 1997 until December 1997, Mr. Rittenberg served as acting Chairman of the Board. Prior to that time, Mr. Rittenberg served as our President from October 1996. Mr. Rittenberg’s extensive experience in the decorated party goods industry, his 20-year tenure, his role as our Chief Executive Officer and the requirements of the stockholders agreement led to the conclusion that he should serve as a director of our Company.

James M. Harrison became our President in December 1997 and our Treasurer in July 2012. From March 2002 to July 2012, Mr. Harrison served as our Chief Operating Officer. From February 1997 to March 2002, Mr. Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Secretary. Mr. Harrison’s extensive experience in the decorated party goods industry, his 15-year tenure, his role as our President and Treasurer and the requirements of the stockholders’ agreement led to the conclusion that he should serve as a director of our Company.

Michael A. Correale became our Chief Financial Officer in March 2002. Prior to that time, Mr. Correale served as our Vice President—Finance, from May 1997 to March 2002.

Gregg A. Melnick became President of Party City Retail Group in March 2011. From May 2010 to February 2011, Mr. Melnick was President of Party City Corporation. Previously, he was Chief Operating Officer from October 2007 to April 2010 and Chief Financial Officer from September 2004 to September 2007 of Party City Corporation.

Todd Abbrecht has been a member of our Board since July 2012. Mr. Abbrecht is a Managing Director at Thomas H. Lee Partners, L.P. (“THL”). Mr. Abbrecht is currently a Director of Aramark Corporation, Intermedix Corporation and inVentiv Health, Inc. His prior directorships include National Waterworks, Inc., Michael Foods, Inc., and Affordable Residential Communities, Inc. Mr. Abbrecht holds a B.S.E. in Finance from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Abbrecht’s experience serving as a director of various companies and his affiliation with THL, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Jefferson M. Case has been a member of our Board since July 2012. Mr. Case is a Principal at Advent International Corporation (“Advent International”). Prior to joining Advent in 2001, Mr. Case worked at Bowles Hollowell Conner / First Union, a leading middle-market M&A investment bank, and in the corporate development group of Danaher Corp. Mr. Case has served on the board of directors of Hudson Group and Serta Simmons Holdings. He holds a B.A. in economics from Davidson College and an MBA from Harvard Business School. Mr. Case’s experience serving as a director of various companies and his affiliation with Advent International, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Steven J. Collins has been a member of our Board since August 2008. Mr. Collins, a Managing Director of Advent International, has served on the board of directors of Kirkland’s, Inc., lululemon athletica inc. and several privately held businesses. Mr. Collins originally joined Advent International in 1995. He left the company in 1997 and worked at Kirkland’s Inc. and attended the Harvard Business School, before rejoining Advent International in 2000. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an MBA from the Harvard Business School. Mr. Collins’ experience serving as a director of various companies and his affiliation with Advent International, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Joshua Nelson has been a member of our Board since July 2012. Mr. Nelson is a Managing Director at THL. Prior to joining THL in 2003, Mr. Nelson worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson also worked at McKinsey & Co. and The Beacon Group, LLC. Mr. Nelson is currently a director of Hawkeye Energy Holdings, LLC, Advance BioEnergy LLC and inVentiv Health, Inc. Mr. Nelson holds an A.B., summa cum laude, in Politics from Princeton University and an MBA with Honors from Harvard Business School. Mr. Nelson’s experience serving as a director of various companies and his affiliation with THL, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Uttam Kumbhat Jain has been a member of our Board since July 2012. Mr. Jain is a Vice President at THL. Prior to joining THL in 2011, Mr. Jain worked at Riverside Partners and The Boston Consulting Group. Mr. Jain holds a B.Tech. in Chemical Engineering from the Indian Institute of Technology, Bombay, where he was the recipient of the Institute Silver Medal, a M.S. in Chemical Engineering Practice from Massachusetts Institute of Technology and a MBA, with Honors, from The Wharton School, University of Pennsylvania. Mr. Jain’s affiliation with THL Partners, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Norman S. Matthews has been a member of our Board since May 2013. Mr. Matthews has worked as an independent consultant and venture capitalist since 1989. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of Henry Schein, Inc., Duff & Phelps Corp., Spectrum Brands, Inc. (as Chairman of its nominating and governance committee) and as Chairman of the Board of The Children’s Place Retail Stores, Inc. Mr. Matthews is director emeritus of Sunoco, Inc., Toys ‘R’ Us, Inc. and Federated Department Stores, Inc. and a trustee emeritus at the American Museum of Natural History. During the past five years, Mr. Matthews served on the Board of Directors of Finlay Fine Jewelry Corporation, Finlay Enterprises, Inc. and The Progressive Corporation. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). Mr. Matthews’ extensive experience in strategic marketing and sales with over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and his valuable expertise in compensation programs and strategy led to the conclusion that he should serve as a director of our Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis section will provide context for the information contained in the tables following this discussion and is intended to provide information about our 2012 compensation objectives and policies for Gerald C. Rittenberg, our Chief Executive Officer, James M. Harrison, our President and Treasurer, Michael A. Correale, our Chief Financial Officer, and Gregg A. Melnick, our President-Party City Retail Group (collectively, our “named executive officers”).

The compensation objectives and policies of the compensation committee of the Board (the “Compensation Committee”) prior to and after the consummation of the Acquisition are comparable. Any material changes made by the successor Compensation Committee to our compensation programs are highlighted in this “Executive Compensation” section. Such changes will impact the Company’s 2013 compensation objectives and policies. These changes include the adoption of the 2012 Omnibus Equity Incentive Plan. At this time it is expected that the 2013 annual cash bonus plan will be similar to the 2012 plan.

Compensation Committee

Prior to the consummation of the Acquisition on July 27, 2012, the Compensation Committee consisted of Richard K. Lubin, Kevin M. Hayes, Jordan A. Kahn and David M. Mussafer. Effective upon the consummation of the Acquisition, a new Board and Compensation Committee was appointed. The new members of the Compensation Committee are Todd M. Abbrecht, Jefferson M. Case and Joshua M. Nelson. The Compensation Committee is responsible for setting and administering our executive compensation policies and programs and determining the compensation of our executive officers. The Compensation Committee also administers our Equity Incentive Plans (as defined under “—Components of Compensation— Stock-based Incentive Program”).

The Compensation Committee has the authority to retain outside independent executive compensation consultants to assist in the evaluation of executive officer compensation and in order to ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including sole authority to approve such consultant’s fees and other retention terms. However, all decisions regarding compensation of executive officers are made solely by the Compensation Committee. No independent executive compensation consultants were retained by the Compensation Committees during 2012.

Compensation Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success. The program seeks to align executive compensation with our short and long-term objectives, business strategy and financial performance. We seek to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels are designed to support this goal by:

•	linking pay to performance to create incentives to perform;

•	ensuring compensation levels and components are actively managed; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

Compensation

Our Chief Executive Officer and our President and Treasurer jointly evaluate the performance of all executive and senior officers, other than themselves, against their established goals and objectives and recommend compensation packages to the Compensation Committee. The Compensation Committee evaluates the performance of our Chief Executive Officer and President and Treasurer. The Compensation Committee

meets annually, usually in February or March, to evaluate the performance of the executive and senior officers, and to establish their base salaries, annual cash incentive award for the prior year’s performance and share-based incentive compensation to be effective for the current year. The Compensation Committee may meet at interim dates during the year to review the compensation package of a named executive officer or other officer as the result of unforeseen organizational or responsibility changes, including new hires, which occur during the year.

In determining compensation components and levels, the Chief Executive Officer, President and Treasurer and the Compensation Committee consider the scope and responsibility of the officer’s position, our overall financial and operating performance, the officer’s overall performance and future potential, and the officer’s income potential resulting from common stock acquired and stock options received in prior years. The current members of the Compensation Committee are representatives of private equity firms that collectively own approximately 93% of our outstanding equity. Thus, unlike the situation at many public companies, compensation decisions at our company are made by individuals who have a real and direct economic stake in the outcome of the decisions. The Compensation Committee members apply their considerable experiences in serving as directors of private equity portfolio companies to devise compensation packages that they believe will attract, retain and provide incentives to the executive talent necessary to manage an entity in which their firms have a substantial economic interest. Although the Compensation Committee looks to other companies to get a sense of the market for executive compensation in comparable circumstances, it does not engage in formal benchmarking. The members take the compensation actions that a prudent owner of a business would take to make sure that they have the right executive management to protect their investment.

Our Chief Executive Officer and our President and Treasurer set salaries and bonus opportunities for employees below the levels of executive and senior officers and make recommendations with respect to equity incentive awards to employees at these levels.

Components of Compensation

The Company’s named executive and other officer compensation includes both short-term and long-term components. Short-term compensation consists of an officer’s annual base salary and annual incentive cash bonus. Long-term compensation may include grants of stock options, restricted stock or other share-based incentives established by the Company, as determined by the Compensation Committee.

Compensation is comprised of the following components:

Base Salary

The base salaries for our officers were determined based on the scope of their responsibilities, basing the determination in large part on the collective experience that the Sponsor representatives have with other companies in their respective portfolios. Generally, we believe that executive base salaries should be near the middle of the range of salaries that our Compensation Committee members have observed for executives in similar positions and with similar responsibilities. Base salaries are reviewed annually and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. In the case of Mr. Rittenberg and Mr. Harrison, annual salary adjustments are determined in accordance with their respective employment agreements. Mr. Correale’s and Mr. Melnick’s annual salary adjustments for 2012 were the result of an evaluation of their overall performance during the last completed fiscal year by the Compensation Committee, the Chief Executive Officer and the President and Treasurer.

Annual Cash Bonus Plan

We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial performance. As a company with a substantial amount of indebtedness, we believe that Adjusted EBITDA is an important measure of our financial performance and ability to service our indebtedness and we use it as the target metric for our annual cash incentive plan. Adjusted EBITDA is a non-GAAP measure used internally and is measured by taking net income (loss) from operations and adding back interest charges, income taxes, depreciation and amortization and other adjustments which eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Selected Historical Consolidated Financial Statements.”

During 2012, the target annual bonus for each named executive officer was based on a percentage of base salary ranging from 50%, in the case of Mr. Correale and Mr. Melnick, to 100%, in the case of Mr. Rittenberg and Mr. Harrison. For twenty-five percent (25%) of the target, the Compensation Committee, with input from our Chief Executive Officer and President and Treasurer, determines, on a subjective basis, the amount that should be paid. In making the determination, the Compensation Committee evaluates the individual executive’s overall contribution during the prior year, but there are no specific, pre-determined, performance goals. The remaining seventy-five percent (75%) of an executive’s target annual bonus depends on our performance against an Adjusted EBITDA target and also requires that the Compensation Committee, with input from senior management, is satisfied with the contributions made by the executive during the year. Depending on actual Adjusted EBITDA, the portion of the incentive award that is related to Adjusted EBITDA can be paid at a maximum of 200% for Mr. Rittenberg and Mr. Harrison and 150% for Mr. Correale and Mr. Melnick.

In addition to an executive’s target annual bonus, the Compensation Committee can elect to pay additional bonuses to certain executives if, in its subjective judgment, the performance of such executives warrants additional compensation. On July 27, 2012, funds affiliated with THL acquired a majority stake in the Company in connection with the Acquisition and the investors in the Company approved and paid discretionary bonuses to certain executives in conjunction with the Acquisition.

The target Adjusted EBITDA for 2012 was $310 million. If actual Adjusted EBITDA had equaled that amount, each of the named executive officers would have earned 100% of the Adjusted EBITDA portion of the incentive award target. If we had achieved Adjusted EBITDA of less than $281 million, the named executive officers would have earned 0% of the Adjusted EBITDA portion of the incentive award target. If we had achieved Adjusted EBITDA equal to $281 million, the named executive officers would have earned 50% of the Adjusted EBITDA portion of the incentive award target. If actual Adjusted EBITDA equaled $345 million, each of the named executive officers would have earned 150% of the Adjusted EBITDA portion of the incentive award target. If Adjusted EBITDA exceeded $281 million, but was less than $310 million, the percentage of the Adjusted EBITDA portion of the incentive award target that was earned by the named executive officers would have been adjusted on a pro-rata basis. If Adjusted EBITDA exceeded $310 million, but was less than $345 million, the percentage of the Adjusted EBITDA portion of the incentive award target that was earned by the named executive officers would have been adjusted on a pro-rata basis. If Adjusted EBITDA exceeded $345 million, Mr. Rittenberg and Mr. Harrison would have earned 200% of the Adjusted EBITDA portion of the incentive award target.

We achieved Adjusted EBITDA of $292 million. As a result, the Compensation Committee paid the named executive officers 69% of the Adjusted EBITDA portion of the incentive award target. Additionally, the Compensation Committee determined that all of the named executive officers should receive 60% of the remaining twenty-five percent (25%) of their incentive award targets.

Stock-based Incentive Program

Prior to the consummation of the Acquisition, the Company maintained the 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), under which the Compensation Committee granted incentive awards in the form of options to purchase shares of common stock to directors, officers, employees and consultants of the Company and its affiliates. Subsequent to the consummation of the Transactions, the Company adopted the 2012 Omnibus Equity Incentive Plan (the “2012 Equity Incentive Plan” and, collectively, with the 2004 Equity Incentive Plan, “the Equity Incentive Plans”), under which the Company can grant incentive awards in the form of stock appreciation rights, restricted stock and common stock options to certain directors, officers, employees and consultants of the Company and its affiliates. As of December 31, 2012, no awards had been granted under the 2012 Equity Incentive Plan. During the three months ended June 30, 2013, 998 time-based stock options and 1,493 performance-based stock options were granted.

The Compensation Committee uses the Equity Incentive Plans as an important component of our overall compensation program because it helps retain key employees, aligns their financial interests with the interests of our equity owners, and rewards the achievement of the our long-term strategic goals. Common stock options provide our employees with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of our stock.

The Compensation Committee uses both time-based awards and performance-based awards to provide what it believes are the appropriate incentives. Time-based stock options help to retain executives, who must be employed by us at the time the award vests. In addition, because we set the exercise price of stock options at the fair value of the common stock at the time of grant, our equity value must increase, thereby benefiting all stockholders, before the awards have any value. Additionally, we grant performance-based awards that vest, upon a change-in-control, if specified internal rates of return are achieved and/or the Company’s price per share reaches specified amounts. We believe that these options put our executives in the shoes of the equity owners and align their interest with those of our stockholders.

Unless otherwise provided in the related award agreement or, if applicable, the Company’s stockholders agreement, immediately prior to change of control transactions described in the Equity Incentive Plans, all outstanding time-based options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any restricted stock awards will lapse. We believe that providing for acceleration upon a liquidity event such as a change of control helps to align the interests of the executives with those of the stockholders.

In February 2012, the Compensation Committee made a stock option award to Gregg A. Melnick. The award consisted of time-based options for 10 shares of our common stock. The options vested upon consummation of the Acquisition.

The Acquisition accelerated the vesting of all of the Company’s time-based options and certain of the Company’s performance-based options and, as a result, the Company recorded $2.1 million of stock-based compensation expense for the period from January 1, 2012 to July 27, 2012. Any performance-based options which did not vest at the time of the Acquisition were cancelled. No new stock options were granted subsequent to July 27, 2012.

The 2012 Equity Incentive Plan is further described below under the heading “— 2012 Equity Incentive Plan.”

Special stock option distribution

In December 2010, in connection with the refinancing of our previous $675.0 million term loan agreement, the Board declared a one-time cash dividend of $9,400 per share of outstanding common stock of Party City Holdings Inc. Because a dividend of that magnitude would reduce the value of the common stock, the Compensation Committee made dividend equivalent distributions to the holders of vested options. The named executive officers, to the extent they held vested options, received the same payment per vested option as if they were stockholders. These distributions are reflected in the “All Other Compensation” column of the Summary Compensation Table below. In addition, the Compensation Committee decided to pay a dividend equivalent, without interest, on each other option that was outstanding at the time the dividend was declared, to the extent that such options vested. The Board and Compensation Committee believe that this treatment of option holders is fair and consistent with their status as equity participants in the Company. At the time of the Acquisition certain outstanding stock options became fully vested and the Company paid dividend equivalents in the amount of $16.1 million. The Company recorded a charge equal to such amount in the Company’s consolidated financial statements for the period from January 1, 2012 to July 27, 2012.

Other compensation

Each named executive is eligible to participate in our benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance. Under our profit-sharing plans, our named executive officers and generally all full-time domestic exempt and non-exempt employees who meet certain length-of-service and age requirements, as defined in such plans, may contribute a portion of their compensation to the plan on a pre-tax basis and receive an employer matching contribution ranging from approximately 12% to 100% of the employee contributions, not to exceed a range of 4% to 6% of the employee’s annual salary. In addition, our profit-sharing plans provide for annual discretionary contributions to be credited to participants’ accounts. Named executive officers participate in the benefit plans on the same basis as our other employees.

The Chief Executive Officer and the President and Treasurer drive automobiles owned by the Company. The Chief Financial Officer and the President-Party City Retail Group each receive an allowance to cover the cost of his automobile. The annual value of the automobile usage and the allowance are reported as taxable income to the executive and are reflected in the “All Other Compensation” column of the Summary Compensation Table below. All employees, including the named executives are reimbursed for the cost of business-related travel.

Tax Treatment

Because our common stock is not currently publicly traded, executive compensation has not been subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limit the deductibility of compensation paid to certain individuals to $1.0 million, excluding qualifying performance-based compensation and certain other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation	All Other Compensation (c)	Total
Gerald C. Rittenberg	2012	$1,273,388	$1,195,333	$—	$846,421	$4,194,418	$7,509,560
Chief Executive Officer	2011	1,212,750	70,000	715,900	1,281,634	529,265	3,809,549
	2010	1,102,500	—	—	1,448,900	2,613,308	5,164,708
James M. Harrison	2012	$1,082,380	$896,500	$—	$719,458	$3,234,121	$5,932,459
President and Treasurer	2011	1,030,838	60,000	536,925	1,089,389	421,944	3,139,096
	2010	937,125	—	—	1,231,600	1,790,159	3,958,884
Michael A. Correale	2012	$359,198	$368,543	$—	$120,463	$446,136	$1,294,340
Chief Financial Officer	2011	349,745	—	—	185,939	43,689	579,373
	2010	341,226	—	—	226,700	260,694	828,620
Gregg A. Melnick	2012	$662,139	$228,532	$102,540	$228,275	$852,275	$2,073,761
President, Party City Retail Group	2011	531,461	—	—	286,011	74,434	891,906
	2010	497,327	—	232,530	344,991	262,600	1,337,448

(a)	2012 amounts represent discretionary bonuses paid in conjunction with the Transaction. See “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus Plan” for further discussion.
(b)	The dollar values shown reflect the aggregate grant date fair value of equity awards granted within the year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date expense for these awards and do not correspond to the actual value that will be recognized by each individual when received. The assumptions used in determining the fair values are disclosed in Note 12 to our audited consolidated financial statements that appear elsewhere in this prospectus.
(c)

Includes for 2012 a special distribution of $9,400 per vested stock option, as described under “Compensation Discussion and Analysis—Components of Compensation—Special stock option distribution,” to Mr. Rittenberg ($3,666,602), Mr. Harrison ($2,804,726), Mr. Correale ($402,696) and

Mr. Melnick ($843,317) and an annual accrual for deferred bonuses for Mr. Rittenberg and Mr. Harrison of $500,000 and $400,000, respectively, that are payable under their employment agreements described below. In addition, during 2012, each of the named executive officers either used a company car or received a car allowance and, therefore, the 2012 amounts include the following automobile-related compensation: Mr. Rittenberg ($12,800); Mr. Harrison ($14,300); Mr. Correale ($28,800); and Mr. Melnick ($8,100). Also included are amounts related to matching 401(k) contributions, contributions to our profit-sharing plan and life insurance and disability contributions.

Grants of Plan Based Awards

						All Other Option Awards: Number of Securities Underlying Options(1)	Exercise Price of Option Awards	Grant Date Fair Value of Stock And Option Awards
					All Other Stock Awards: Number of Shares of Stock

		Estimated Future Payouts
	Grant Date	Under Non-Equity Incentive
		Plan Awards
Name		Threshold	Target	Maximum
Gerald C. Rittenberg	1/1/2012	—	$1,273,388	$2,228,429	—	—	$—	$—
James M. Harrison	1/1/2012	—	1,082,380	1,894,165	—	—	—	—
Michael A. Correale	1/1/2012	—	181,229	249,189	—	—	—	—
Gregg A. Melnick	2/22/2012	—	—	—	—	10	42,000	10,254
	1/1/2012	—	342,750	471,281	—	—	—	—

(1)	For more information on 2012 grants, please see “— Stock-based Incentive Program.”

Outstanding Equity Awards

There were no outstanding equity awards at December 31, 2012.

Options Exercised

The following table provides information regarding options to purchase our common stock that were exercised by our named executive officers during 2012.

	Number of Shares Acquired	Value Realized
Name	On Exercise (#)(1)	On Exercise ($)(1)
Gerald C. Rittenberg	857.05	$27,387,578
James M. Harrison	611.36	19,045,683
Michael A. Correale	73.38	2,631,729
Gregg A. Melnick	134.72	3,919,376

(1)	In connection with the consummation of the Acquisition, certain outstanding stock options became fully vested and exercisable. Employees holding vested options received cash payments equal to the difference between the fair value of the Company’s stock, as determined by the acquisition price, and the exercise prices of the stock options. All options that were exercised by our named executive officers during 2012 were exercised in conjunction with the consummation of the Acquisition.

Potential Payments upon Change in Control

The employment contracts of Mr. Rittenberg and Mr. Harrison and a severance agreement with Mr. Correale provide for severance benefits upon a termination or change in control. For a discussion of Mr. Rittenberg’s and Mr. Harrison’s employment contracts, see “—Employment Agreements.” The following table presents the potential post-employment severance, bonus and deferred bonus payments payable to Mr. Rittenberg, Mr. Harrison and Mr. Correale, as applicable, and assumes that the triggering event took place on December 31, 2012.

		Without Cause or	Death and	Change-in-
Name	Benefit	for Good Reason	Disability	Control(4)
Gerald C. Rittenberg	Severance(1)	$5,320,164	$—	$4,666,585
	Bonus(2)	846,421	846,421	846,421
James M. Harrison	Severance(1)	$4,447,140	$—	$3,966,598
	Bonus(2)	719,458	719,458	719,458
Michael A. Correale	Severance(3)	$482,920	$—	$—

(1)	If the employee is terminated other than for cause, or if he terminates his employment for good reason, the employee is entitled to receive three times the sum of his base salary and $500,000 ($400,000 in the case of Mr. Harrison). If the employee is terminated under those circumstances within six months following a change in control, the employee receives the sum of (a) his base salary multiplied by three and (b) the amount equal to the annual bonus paid to the employee with respect to the last full calendar year of his employment prior to the change in control (the table assumes that such year was 2012).
(2)	In accordance with the employment agreements for Mr. Rittenberg and Mr. Harrison, if their employment is terminated other than for cause or if they terminate their employment agreements for good reason, we are obligated to pay them their earned, but unpaid, annual bonuses for any prior year and a pro rata bonus for the year of termination. Amounts represent non-equity incentive plan compensation earned in 2012.
(3)	Represents payment under the severance agreement based on the officer’s base salary and 100% bonus for the year of termination (the table assumes Mr. Correale’s salary as of December 31, 2012 and 100% of his earned bonus for 2012).
(4)	If Mr. Rittenberg and Mr. Harrison are not offered employment on substantially similar terms by us or one of our affiliates following a change in control, their employment will be treated as having been terminated other than for cause. See (1) above for the calculation of termination benefits.

Employment Agreements

Employment Agreement with Gerald C. Rittenberg. Gerald C. Rittenberg entered into an employment agreement with the Company, dated June 1, 2011 and amended on July 1, 2011 (the “Rittenberg Employment Agreement”), pursuant to which Mr. Rittenberg will serve as our Chief Executive Officer for an employment period of January 1, 2011 through December 31, 2015. For 2011, Mr. Rittenberg’s annual base salary is $1,212,750. His base salary is subject to an automatic five percent increase on January 1 each year during his employment period commencing in 2012. Mr. Rittenberg will be eligible for an annual bonus with a target of 100% of annual base salary for each calendar year during the employment period consistent with the Company’s bonus plan for key executives in effect from time to time, not to exceed 200% of the annual base salary. In addition to the annual bonus, Mr. Rittenberg is entitled to receive a deferred bonus accruing at a rate of $500,000 per year (the “Deferred Bonus”). The Deferred Bonus for the period beginning on January 1, 2011 and ending on December 31, 2012 will be paid to Mr. Rittenberg on December 31, 2012, subject to his remaining continuously employed by the Company through such date, or, if earlier, upon the termination of Mr. Rittenberg’s employment by the Company other than for cause, by Mr. Rittenberg for good reason, or by reason of Mr. Rittenberg’s permanent disability or death. If Mr. Rittenberg continues his employment after December 31, 2012, the Deferred Bonus accruing for the period beginning January 1, 2013 will be paid upon the earliest of the expiration of the employment period or the termination of his employment by the Company other than for cause, by Mr. Rittenberg for good reason, or by reason of Mr. Rittenberg’s permanent disability or death. Any payment of the Deferred Bonus to Mr. Rittenberg upon the termination of his employment will be subject to his signing a release of claims. The Rittenberg Employment Agreement also provides for other customary benefits including savings and retirement plans, paid vacation, health care and life insurance plans and expense reimbursement.

Under the Rittenberg Employment Agreement, if we terminate Mr. Rittenberg’s employment other than for cause, or if Mr. Rittenberg terminates his employment for good reason, we would be obligated to pay Mr. Rittenberg the following lump sum cash payments: (1) accrued unpaid salary, earned but unpaid annual bonus for any prior year and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”); (2) severance pay (the “Severance Payment”) equal to (A)(x) his annual base salary plus (y) $500,000 multiplied by (B) the number of years in the Restriction Period (which will last one to three years following the termination of his employment, as described below); provided, however, that if such a termination occurs within six months following a change in control, the Restriction Period will equal three years and the Severance Payment will equal the sum of three years’ base salary and the amount of annual bonus paid to Mr. Rittenberg with respect to the last full calendar of his employment prior to the change in control; (3) the Deferred Bonus (as described above and calculated under the Rittenberg Employment Agreement) and (4) a pro rata annual bonus for the year of termination. Upon termination of Mr. Rittenberg’s employment by us for cause, or upon the termination of his employment without good reason, Mr. Rittenberg will be entitled to the Accrued Obligations. Upon his termination due to death or disability, he will be entitled to the Accrued Obligations, the Deferred Bonus and a pro rata annual bonus for the year of termination. All payments of the Deferred Bonus and pro rata bonus are subject to Mr. Rittenberg’s signing of a release of claims.

If a change in control occurs and Mr. Rittenberg is not offered employment on substantially similar terms by us or by one of our continuing affiliates immediately thereafter, then for all purposes of the Rittenberg Employment Agreement, Mr. Rittenberg’s employment will be treated as having been terminated by us other than for cause effective as of the date of such change in control. However, if Mr. Rittenberg is hired or offered employment on substantially similar terms by the purchaser of our stock or assets, if his employment is continued by us or one of our continuing affiliates, or if Mr. Rittenberg does not actually terminate employment, he will not be entitled to the treatment described in the preceding sentence.

The Rittenberg Employment Agreement also provides that during the term of the agreement and the Restriction Period (as described below), Mr. Rittenberg will be subject to certain non-competition and non-solicitation provisions, as described in the Rittenberg Employment Agreement. The Restriction Period will be three years in the event of the termination of Mr. Rittenberg’s employment by us for cause or by Mr. Rittenberg without good reason. If we terminate Mr. Rittenberg’s employment other than for cause or due to his death or permanent disability, or Mr. Rittenberg terminates his employment for good reason, the Restriction Period will be instead a one, two or three-year period, determined at our election (except that following a change in control, the Restriction Period will be three years if Mr. Rittenberg’s employment is terminated by us other than for cause or by Mr. Rittenberg for good reason).

Employment Agreement with James M. Harrison. James M. Harrison entered into an employment agreement with the Company, dated June 1, 2011 and amended on July 1, 2011 (the “Harrison Employment Agreement”), pursuant to which Mr. Harrison agreed to serve as our President for an employment period of January 1, 2011 through December 31, 2015. The Harrison Employment Agreement is substantially identical to the Rittenberg Employment Agreement. The only material differences from the Rittenberg Employment Agreement are that (1) for 2011, Mr. Harrison’s annual base salary is $1,030,837.50, (2) Mr. Harrison’s deferred bonus accrues at a rate of $400,000 per year, and (3) the Severance Payment payable to Mr. Harrison in the case of a termination of his employment by us other than for cause or by Mr. Harrison for good reason is based on his annual base salary plus $400,000.

2012 Equity Incentive Plan

The following is a description of the material terms of the 2012 Equity Incentive Plan.

Plan Administration. The Compensation Committee, or the Board itself in the absence of a Compensation Committee, is authorized to make grants and various other decisions under the 2012 Equity Incentive Plan.

Authorized Shares. Subject to adjustment as described in the 2012 Equity Incentive Plan, the maximum number of shares of common stock that may be delivered in satisfaction of awards under the 2012 Equity Incentive Plan is 3,706. Shares of common stock to be issued under the 2012 Equity Incentive Plan may be authorized but unissued shares of common stock or, if determined by the Board in its sole discretion, previously-issued shares acquired by the Company and held in our treasury.

Eligibility. The Compensation Committee selects participants from among those employees, directors and consultants who are in a position to make a significant contribution to our success.

Types of Awards; Vesting. The 2012 Equity Incentive Plan provides for grants of stock options, restricted stock, stock appreciation rights and other stock-based awards. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Amendment and Termination. The Compensation Committee may amend the 2012 Equity Incentive Plan or outstanding awards, or terminate the 2012 Equity Incentive Plan, except that the consent of a participant will be required for any amendment to an award that adversely affects a participant’s rights under such award.

Change in Control. Performance-based stock options vest if certain service requirements are met and if specified internal rates of return are achieved and the Company’s price per share reaches specified amounts. In the event of a change in control, the service requirement is not automatically satisfied if such change in control date is less than five years from the grant date of the options. All time-based stock options become fully vested in the event of a change in control.

Director Compensation

Annual Compensation

Directors who are also our employees, or are representatives of our Sponsors, receive no additional compensation for serving as a director. In 2012, three independent directors served on our Board. Following the consummation of the Acquisition on July 27, 2012, a new Board was appointed and, as of December 31, 2012, all members were non-independent directors. During 2013, Norman S. Matthews was appointed as an independent director.

We agreed to pay, and will continue to pay, the independent directors an annual retainer fee and additional fees for regular and special meetings of the Board. We also reimbursed, and will continue to reimburse, our independent directors for customary expenses for attending board and committee meetings. In addition, Mr. Kahn and Ms. Meyrowitz were each granted 2.5 time-based stock options and 2.5 performance-based stock options during the year that they joined the Board and, Mr. Kussell was granted 2 time-based stock options during the year that he joined the Board.

The following table further summarizes the compensation paid to the independent directors for the year ended December 31, 2012.

	Fees Earned or	All Other
Name	Paid in Cash	Compensation(1)	Total
Jordan A. Kahn	$5,000	$216,924	$221,924
William Kussell	6,500	53,209	59,709
Carol M. Meyrowitz	5,000	175,471	180,471

(1)	In connection with the consummation of the Acquisition, certain outstanding stock options became fully vested and exercisable. Directors holding vested options received cash payments equal to the difference between the fair value of the Company’s stock, as determined by the acquisition price, and the exercise prices of the stock options. Mr. Kahn, Mr. Kussell and Ms. Meyrowitz received cash payments in the amounts of $193,424, $40,669 and $155,543, respectively. Additionally, due to the vesting of the options, Mr. Kahn, Mr. Kussell and Ms. Meyrowitz received special cash distributions in the amounts of $23,500, $12,540 and $19,928, respectively, due to the dividend that the Company declared in 2010 (see “—Compensation Discussion and Analysis — Special stock option distribution” for further discussion).

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee who served during 2012 are set forth under “—Compensation Committee.” There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company is a wholly-owned subsidiary of Holdings, which is a wholly-owned subsidiary of Parent. Holdings and Parent have no assets or operations other than their investments in the Company and its subsidiaries and income from the Company and its subsidiaries.

The following table sets forth certain information with respect to the beneficial ownership of Parent’s common stock at August 1, 2013 for:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Shares of common stock that may be acquired within 60 days following August 1, 2013 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Party City Holdings Inc., 80 Grasslands Road, Elmsford, New York 10523.

	Number of Shares of	Percentage
	Common Stock	Of Class
Name of Beneficial Owner	Beneficially Owned	Outstanding
Funds managed by Advent International Corporation(1)	8,000.00	23.87%
Funds affiliated with Thomas H. Lee Partners, L.P.(2)	23,270.70	69.44%
Todd M. Abbrecht(3)	23,270.70	69.44%
Jefferson M. Case(4)	8,000.00	23.87%
Steven J. Collins(4)	8,000.00	23.87%
Michael A. Correale(5)	29.56	*
James M. Harrison(6)	227.85	*
Uttam Kumbhat Jain(3)	23,270.70	69.44%
Norman S. Matthews	30.00	*
Gregg A. Melnick(7)	93.76	*
Joshua M. Nelson(3)	23,270.70	69.44%
Gerald C. Rittenberg(8)	251.95	*
All directors and executive officers as a group (10 persons)	31,903.82	94.99%

(1)	Funds managed by Advent International Corporation own 100% of Advent-Amscan Acquisition Limited Partnership, which in turn owns shares of Parent. A group of individuals, currently composed of Jefferson M. Case and Steven J. Collins, exercises voting and investment power over the shares beneficially owned by Advent International Corporation. The address of Advent International Corporation is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(2)	Funds affiliated with Thomas H. Lee Partners, L.P. (the “THL Funds”) own 100% of THL PC Topco, L.P., which in turn owns shares of Parent. Voting and investment determinations with respect to the securities held by the THL Funds are made by a management committee consisting of Anthony J. DiNovi and Scott M. Sperling, and as such Messrs. DiNovi and Sperling may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities. The address of each of Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.
(3)	Mr. Abbrecht and Mr. Nelson are managing directors of Thomas H. Lee Partners, L.P. (“THL”) and Mr. Jain is a vice president of THL. Mr. Abbrecht, Mr. Jain and Mr. Nelson each disclaim beneficial ownership of the securities held or controlled by the THL funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110.
(4)	Mr. Case and Mr. Collins are members of a group of persons who exercise voting and investment power over the shares beneficially owned by the funds managed by Advent International Corporation. Mr. Case and Mr. Collins each disclaim beneficial ownership of the shares held by the funds managed by Advent International Corporation. Their addresses are c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
(5)	Includes 5.00 shares which could be acquired by Mr. Correale within 60 days upon exercise of options.
(6)	Includes 161.85 shares held by a limited liability company and a trust and 26.00 shares which could be acquired by Mr. Harrison within 60 days upon exercise of options.
(7)	Includes 21.64 shares held by a trust and 16.00 shares which could be acquired by Mr. Melnick within 60 days upon exercise of options.
(8)	Includes 223.95 shares held indirectly in a limited liability company and a trust and 28.00 shares which could be acquired by Mr. Rittenberg within 60 days upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Management

We have previously entered into employment agreements with certain of our executive officers. See “Executive Compensation —Employment Agreements.”

Stockholders Agreement

In connection with the Acquisition, Parent, the Sponsors, American Greetings and certain members of management entered into a stockholders agreement (the “Stockholders Agreement”). The Stockholders Agreement contains provisions related to the election of directors, governance, stock transfer restrictions, customary drag-along rights and customary tag-along rights and preemptive rights. The Stockholders Agreement terminates upon the earlier of (i) an initial public offering of Parent or any subsidiary of Parent, (ii) consummation of a change of control as defined in the Stockholders Agreement and (iii) the mutual written consent of Parent, the Sponsors, American Greetings and a majority in interest of members of senior management party to the Stockholders Agreement.

Pursuant to the Stockholders Agreement, Parent’s board of directors must be comprised of nine members. Both Mr. Rittenberg and Mr. Harrison were appointed to the Parent’s board of directors pursuant to Stockholders Agreement and will remain as directors of Parent for so long as each serves as an officer of Parent. THL and Advent have the right to designate up to five directors and two directors, respectively. In the event that Advent holds between 2% and 4% of the common stock of Parent, it will only be entitled to designate one director for election to Parent’s board of directors. In the event that Advent ceases to hold at least 2% of the common stock of Parent, it will no longer be entitled to designate any directors for election to Parent’s board of directors. The size of Parent’s board of directors may not be increased or decreased without the prior written consent of the Sponsors.

Management Agreements

As a result of the Acquisition, on July 27, 2012, funds affiliated with THL acquired a majority stake in the Company. In conjunction with the Acquisition, funds affiliated with Advent maintained a minority interest in the Company. At the time of the Acquisition the Company entered into a management agreement with THL and Advent, under which THL and Advent will provide advice to the Company on, among other things, financing, operations, acquisitions and dispositions. Under the agreement, THL and Advent are paid, in aggregate, an annual management fee in the amount of the greater of $3.0 million or 1.0% of Adjusted EBITDA, as defined in the Company’s debt agreements (see Selected Historical Consolidated Financial Statements for further details). THL and Advent received annual management fees in the amounts of $1.0 million and $0.3 million, respectively, during the period from July 28, 2012 to December 31, 2012. Additionally, at the time of the Acquisition, the Company paid THL and Advent a non-recurring $20.0 million management fee for services performed in conjunction with the Company’s obtaining of new financing. Such amount was recorded as a reduction to stockholders’ equity in the Company’s consolidated financial statements. Additionally, as long as THL and Advent receive annual management fees, they will advise the Company in connection with financing, acquisition and disposition transactions and the Company will pay a fee for services rendered in connection with each such transaction in an amount up to 1% of the gross transaction value. The management agreement expires on its tenth anniversary. In the case of an initial public offering or a change in control, as defined in the Company’s stockholders’ agreement, at the time of such event the Company must pay THL and Advent the net present value of the remaining annual management fees that are payable over the agreement’s ten year term.

Prior to the Acquisition, the Company had a management agreement with two of its former owners, Berkshire Partners LLC (“Berkshire Partners”) and Weston Presidio Capital (“Weston Presidio”), pursuant to which they were paid an annual management fee in the aggregate amount of $1.3 million. Berkshire Partners received management fees of $0.5 million during the period from January 1, 2012 to July 27, 2012 and $0.8 million during each of 2011 and 2010. Weston Presidio received management fees of $0.2 million during the period from January 1, 2012 to July 27, 2012 and $0.4 million during each of 2011 and 2010. On August 19, 2008, Berkshire Partners and Weston Presidio entered into an agreement with Advent pursuant to which Advent would provide consulting and management advisory services to the Company and would receive, in return, a portion of the management fees due to Berkshire Partners and Weston Presidio under their management agreement. Under this agreement, Advent received management fees of $0.3 million during the period from January 1, 2012 to July 27, 2012 and $0.5 million during each of 2011 and 2010.

Review, Approval or Ratification of Transactions with Related Parties

We have not adopted any formal policies or procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the SEC’s disclosure rules. Such transactions, if and when they are proposed or have occurred, have traditionally been (and will continue to be) reviewed by one or more of the Board, the Audit Committee or the Compensation Committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the Audit Committee, Compensation Committee or the Board.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Credit Facilities

In connection with the Acquisition, we and certain of our subsidiaries entered into a $400.0 million senior secured asset-based revolving credit facility (the “ABL Facility”), which included a $50.0 million letter of credit and a $40.0 million swingline loan facility and a $1,125.0 million senior secured term loan facility (the “Term Loan Facility,” and collectively with the ABL Facility, the “Senior Credit Facilities”), with Deutsche Bank Trust Company Americas, as administrative agent, and certain financial institutions as lenders. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc. acted as joint lead arrangers and joint bookrunners for the Senior Credit Facilities.

On February 19, 2013, we amended the credit agreement governing the Term Loan Facility to reprice the Term Loan Facility.

General

The credit agreement governing our ABL Facility (the “ABL Credit Agreement”) provides that, we may request up to $125.0 million in increased commitments under the ABL Facility subject to certain conditions. In addition, the credit agreement governing our Term Loan Facility (the “Term Loan Agreement”) provides that we may request increases to the Term Loan Facility and/or add one or more incremental revolving facilities or term loan facilities in an aggregate principal amount not to exceed (x) $250.0 million, plus (y) in the case of any incremental revolving facilities that serve to effectively extend the maturity of the Term Loan Facility and/or any incremental revolving facilities, an amount equal to the reductions in the Term Loan Facility and/or such incremental revolving facilities to be replaced thereby plus (z) an unlimited amount, subject to compliance on a pro forma basis with a senior secured leverage ratio of no greater than 4.00:1.00. The existing lenders under the Senior Credit Facilities will not be under any obligation to provide such additional commitments, and any increase in commitments is subject to customary conditions precedent.

Availability under the ABL Facility is limited to the line cap, which is calculated as the lesser of (a) the aggregate revolving commitments and (b) the then applicable borrowing base (the “Line Cap”). The borrowing base shall equal the sum of the following:

•	90% of our eligible trade receivables, plus

•	90% of our eligible credit card receivables, plus

•	90% of the net orderly liquidation value of our eligible inventory and eligible in-transit inventory (not to exceed $20.0 million), minus

•	any reserves established by the administrative agent for the ABL Facility in its permitted discretion.

Interest Rate and Fees

Borrowings under our Senior Credit Facilities bear interest at a rate per annum equal to an applicable margin, plus, at our option, either (a) a base rate (which in the case of the Term Loan Facility only, shall be no less than 2.00% (2.25% prior to the amendment)) determined by the reference to the highest of (1) the prime commercial lending rate publicly announced by the administrative agent as the “prime rate” as in effect on such day, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for an interest period of one month, plus 1.00% or (b) a LIBOR rate (which in the case of the Term Loan Facility only, shall be no less than 1.00% (1.25% prior to the amendment)) determined by reference to the costs of funds for Eurodollar deposits for the specified interest period, as adjusted for certain statutory reserve requirements. The applicable margin for borrowings under our ABL Facility ranges from 0.5% to 1.00% with respect to base rate borrowings and from 1.50% to 2.00% with respect to LIBOR borrowings, based on our excess availability under the Line Cap. The applicable margin as of June 30, 2013 was 0.75% for base rate loans and 1.75% for loans based on the LIBOR rate. The applicable margin for borrowings under our Term Loan Facility margin is 2.25% (3.50% prior to the amendment) with respect to base rate borrowings and 3.25% (4.50% prior to the amendment) with respect to LIBOR borrowings.

A commitment fee will be charged on the average daily unused portion of the ABL Facility of 0.25% per annum if average utilization under the ABL Facility is greater than or equal to 50.0% or 0.375% if average utilization under the ABL Facility is less than 50.0%. A letter of credit fee will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility equal to the interest rate margin for LIBOR loans. In addition, a fronting fee will be charged on the aggregate face amount of outstanding letters of credit equal to 0.125% per annum.

Mandatory Prepayments

The Term Loan Agreement requires us to prepay, subject to certain exceptions, outstanding term loans with:

•	100% of net cash proceeds of any incurrence of debt, other than the net cash proceeds of debt permitted under the Term Loan Agreement;

•	100% of net cash proceeds above a threshold amount of certain asset sales, subject to reinvestment rights and certain other exceptions; and

•	50% (subject to step-downs to 25% and 0% based upon our senior secured leverage ratio) of our annual excess cash flow.

The ABL Credit Agreement requires us to prepay outstanding loans and cash collateralize, “backstop” or replace outstanding letters of credit if at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and outstanding letters of credit under our ABL Facility exceeds the Line Cap, in an aggregate amount equal to such excess.

Voluntary repayment

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Senior Credit Facilities at any time without premium or penalty other than (a) customary “breakage” costs with respect to LIBOR borrowings and (b) in the case of the Term Loan Facility, a 1.00% call protection premium applicable to certain “repricing transactions” occurring on or prior to the date that is six months after February 19, 2013.

Amortization and final maturity

There is no scheduled amortization under our ABL Facility. The ABL Facility has a maturity date of July 27, 2017. The term loans under the Term Loan Agreement mature on July 27, 2019. We are required to repay installments on the term loans in quarterly principal amounts of 0.25%, with the remaining amount payable on the maturity date.

Guarantees and Security

All obligations under our Senior Credit Facilities are unconditionally guaranteed by Holdings and certain of our existing and future direct and indirect wholly-owned domestic subsidiaries. All obligations under our Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•

A first-priority or second-priority pledge, as applicable, of all of our capital stock directly held by Holdings and a first-priority or second-priority pledge, as applicable, of all of the capital stock directly held by us and our subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary or any “disregarded” domestic subsidiary, will be limited to 65% of the stock of such subsidiary); and

•	A first-priority or second-priority security interest, as applicable, in substantially all of our and the guarantors’ tangible and intangible assets, including certain deposit accounts.

Certain Covenants and Events of Default

Our Senior Credit Facilities contain a number of restrictive covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans and advances;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed to us from our subsidiaries;

•	engage in transactions with our affiliates;

•	sell, transfer or otherwise dispose of our assets, including capital stock of our subsidiaries;

•	materially alter the business we conduct;

•	modify certain material documents;

•	change our fiscal year;

•	consolidate, merge, liquidate or dissolve;

•	incur liens; and

•	make prepayments of subordinated or junior debt or the notes.

Holdings shall also be subject to a “passive holding company” covenant under our Senior Credit Facilities.

In addition, upon the occurrence of an event of default or excess availability under the Line Cap of less than the greater of 10.0% of the Line Cap and $30.0 million, we will be subject to a fixed charge coverage ratio test of at least 1.0 to 1.0.

Our Senior Credit Facilities also contain certain customary representations and warranties, affirmative covenants and reporting obligations. In addition, the lenders under the Senior Credit Facilities will be permitted to accelerate the loans and terminate commitments thereunder or exercise other specified remedies available to secured creditors upon the occurrence of certain events of default, subject to certain grace periods and exceptions, which will include, among others, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments and changes of control.

Other Foreign Indebtedness

In connection with the acquisitions of the Christy’s Group, Riethmüller and Party Packagers, the Company, through its subsidiaries, entered into several foreign asset-based and overdraft credit facilities that provide the Company with GBP 10.0 million, CDN 6.0 million, EUR 2.5 million and MYR 2.5 million of borrowing capacity. At June 30, 2013 and December 31, 2012, borrowings under the foreign facilities totaled $1.5 million and $9.9 million, respectively. The facilities contain customary affirmative and negative covenants.

Mortgage Note

Amscan, Inc. is the borrower under a mortgage note dated as December 19, 2001 (and further modified by the Note Modification Agreement, dated as of December 24, 2009) (the “Mortgage Note”) which evidences a $10.0 million dollar loan from the New York Job Development Authority. The Mortgage Note terminates on December 31, 2014 and is secured by a mortgage over the premises located at 47 Elizabeth Drive, Chester, New York. As of June 30, 2013, approximately $1.8 million was outstanding under the Mortgage Note.

Capital Leases

As of June 30, 2013, we had approximately $2.9 million in capital lease obligations outstanding.

DESCRIPTION OF EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to Party City Holdings Inc. (the “Company”) and its consolidated Subsidiaries; (ii) the term “Issuer” refers only to the Company and not any of its Subsidiaries.

The Issuer issued $700,000,000 aggregate principal amount of 8.875% senior notes due 2020 (the “Outstanding Notes”) under an indenture dated July 27, 2012, as amended or supplemented from time to time (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Outstanding Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section, we refer to the exchange notes together with the Outstanding Notes as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to specific provisions of the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary.”

Exchange Notes versus Outstanding Notes

The terms of the exchange notes are substantially identical to the Outstanding Notes except that the exchange notes will be registered under the Securities Act and will be free of any covenants regarding exchange registration rights.

Brief Description of Notes

The Notes are:

•	unsecured senior obligations of the Issuer;

•	pari passu in right of payment to all existing and future senior indebtedness (including the Senior Credit Facilities) of the Issuer;

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer; and

•	guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, do jointly and severally irrevocably and unconditionally guarantee, subject to customary automatic release provisions described below, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on or Additional Interest, if any, in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries that guarantee the Senior Credit Facilities have guaranteed the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and is pari passu in right of payment with all existing and future senior indebtedness of each such entity, is effectively subordinated to all

Secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries or any Receivables Subsidiary was required to Guarantee the Notes. In addition, certain other Excluded Subsidiaries do not Guarantee the Notes.

The obligations of each Guarantor under its Guarantee are limited to the extent enforceable as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Indenture provides that each Guarantor may consolidate with, amalgamate or merge with or into or sell its assets to the Issuer or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee of the notes by certain of our subsidiaries, and, to require holders of Notes to return payments received from us.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (including through consolidation, merger or otherwise) of (x) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or transfer in each case is made in compliance with clauses (1) and (2) of the first paragraph under the caption “Repurchase at the Option of Holders—Asset Sales”;

(b) the release, discharge or termination of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a release, discharge or termination by or as a result of payment under such guarantee;

(c) the permitted designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(d) upon the consolidation or merger of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such consolidation or merger, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(e) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer delivering to the Trustee an Officer’s Certificate of such Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes and the payment of any Guarantee rank pari passu in right of payment to all senior indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes are effectively subordinated in right of payment to all of the Issuer’s and each Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of June 30, 2013, the Issuer had $1,252.8 million of Secured Indebtedness, comprised of $1,116.6 million under its Term Loan Facility (exclusive of the impact of the original issue discount and the call premium), $2.9 million of capital leases, $1.8 million under a mortgage note, $1.5 million under existing foreign facilities and $130.0 million in borrowings under its ABL Facility. In addition, as of the same date, we had an additional $232.1 million of borrowing capacity under the ABL Facility (excluding $19.0 million of letters of credit outstanding as of June 30, 2013).

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes. Currently, the initial paying agent for the Notes is the Trustee.

The Issuer will also maintain a registrar for the Notes. Currently, the initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption.

Principal, Maturity and Interest

The Issuer initially issued $700,000,000 in aggregate principal amount of Notes. The Issuer may issue additional Notes under the Indenture from time to time subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes.

Interest on the Notes accrues at the rate of 8.875% per annum and is payable in cash. Interest on the Notes will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2013.

The Issuer will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15. Interest on the Notes accrues from the most recent date to which interest has been paid with respect to such Notes, or if no interest has been paid with respect to such Notes, from the date of original issuance thereof. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on August 1, 2020 and are issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Exchange Offer; Registration Rights.” All references in the Indenture and this “Description of Exchange Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest required to be paid pursuant to the Registration Rights Agreement.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made through the paying agent by check mailed to the holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to August 1, 2015.

At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes, at its option, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2015, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2015	106.656%
2016	104.438%
2017	102.219%
2018 and thereafter	100.000%

In addition, until August 1, 2015, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including the aggregate principal amount of Notes issued after the Issue Date) at a redemption price equal to 108.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering upon not less than 30 nor more than 60 days’ notice sent to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption of Notes described above may be given prior to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the relevant Equity Offering.

The Trustee shall select the Notes to be redeemed in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes provide that, if a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the registered address of such Holder or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase, subject to the right of Holders of records of the Notes on the relevant record date to receive interest due on the relevant interest payment date;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to senior indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default thereunder, we could seek a waiver of such default or seek to refinance such Indebtedness. In the event we do not obtain such a waiver or refinance such Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the exchange notes upon a change of control.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $40.0 million and (y) 1.25% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to repay:

(a) Obligations under the Senior Credit Facilities and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by the Indenture, and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Indebtedness (other than Subordinated Indebtedness) (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other properties or assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital. Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or other assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, will be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders of the Notes and, at the option of the Issuer, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or 100% of the accreted value thereof, if less, plus accrued and unpaid interest and Additional Interest, if any, (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness) to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within thirty Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under “—Selection and Notice” below. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities will prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as such listing is known to the Trustee) or (b) if the Notes are not so listed, on a pro rata basis (to the extent practicable), by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with the procedures of DTC; provided that no Notes of $2,000, an integral multiples of $1,000 in excess thereof, or less shall be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of purchase or Redemption Date to each Holder of record of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture.

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter until the Reversion Date, as defined below (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Exchange Notes” (collectively, the “Suspended Covenants”) will not be applicable to the Notes:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “Repurchase at the Option of Holders—Change of Control.”

During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition “Unrestricted Subsidiaries.”

If and while the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Issuer or its Restricted Subsidiaries, or events occurring, during the Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

For purposes of the “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, on the Reversion Date, any contractual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of that covenant entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (a) under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

For purposes of the “—Transactions with Affiliates” covenant, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of clause (6) under “—Transactions with Affiliates.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the commencement or termination of any Suspension Period. The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated, to notify the Holders regarding the same or to determine the consequences thereof.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or any distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or a Guarantor, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Issuer in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries since the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer or its direct or indirect parent companies;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (l2)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (Y) by a Restricted Subsidiary and (Z) from any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case since the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary since the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment of the Issuer or the Restricted Subsidiary in such Unrestricted Subsidiary (or the assets transferred), as determined by the Issuer in good faith or, if such fair market value may exceed $50.0 million, by the board of directors of the Issuer, a copy of the resolution of which with respect thereto will be delivered to the Trustee at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution such dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the principal payment on, redemption, repurchase, defeasance, exchange or other acquisition or retirement of (x) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, or (y) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired, any tender premiums, plus any defeasance costs and any fees and expenses (including original issue discount, upfront or similar fees) incurred in connection therewith;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity at the time incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement including any Equity Interests rolled over by management of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions (and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition); provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $15.0 million in any calendar year (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent company of the Issuer) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent company of the Issuer); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to by withheld by the Issuer or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Issuer or its direct or indirect parent company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries or any of its direct or indirect parent companies after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends or distributions to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount. of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed $40.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) redemptions, repurchases, retirements or other acquisitions of Equity Interests deemed to occur (a) upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (b) in connection with the withholding portion of the Equity Interests granted or awarded to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer or any of its Subsidiaries to pay for the taxes payable by such Persons upon such grant or award;

(9) declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding not to exceed the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment to or owed to an Affiliate, to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and similar taxes and other fees and expenses required to maintain their corporate existence;

(b) for any taxable period in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), consolidated tax liabilities of such Tax Group that are attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and the Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were corporations paying taxes separately from any Tax Group at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if the Issuer or any Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (b)); provided further that the permitted payment pursuant to this clause (b) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(c) customary salary, bonus, severance and other benefits payable to, and indemnitees provided on behalf of, officers, directors, employees and consultants of any direct or indirect parent company of the Issuer and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification, obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Issuer incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock”;

(e) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(f) fees and expenses other than to Affiliates of the Issuer related to any equity or debt offering of such parent company (whether or not successful);

(g) payments permitted under clauses (3), (4), (7) or (11) of the covenant described under “—Transactions with Affiliates”; and

(h) payments to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such parent shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or a Restricted Subsidiary or (B) the merger, consolidation or sale of all or substantially all assets (to the extent permitted pursuant to the covenant described below under “—Merger, Consolidation or Sale of All or Substantially All Assets”) of the Person formed or acquired into the Issuer or a Restricted Subsidiary in order to consummate such acquisition or Investment, (iii) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (iv) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (c) of the preceding paragraph and (v) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provisions of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments”;

(16) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents) or the proceeds thereof;

(17) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer; provided, that any such cash payment shall not be for the purpose of evading the limitation of this covenant; and

(18) payment of dividends and other distributions in an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses, in each case in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $100.0 million and (y) 3.2% of Consolidated Total Assets, at any one time outstanding.

The foregoing limitations will not apply to:

(1) (x) Indebtedness incurred pursuant to the ABL Facility by the Issuer or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $400.0 million and (B) the Borrowing Base, less the aggregate principal amount of Indebtedness incurred and outstanding pursuant to a Receivables Facility and (y) Indebtedness incurred pursuant to the Term Loan Facility by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $1,375.0 million;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) (i) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (ii) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (4); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (i) and (ii) of this clause (4) does not exceed the greater of (x) $65.0 million and (y) 2.25% of Consolidated Total Assets, at any one time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers acceptances, warehouse receipts or similar instruments issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness either (i) does not exceed at any time outstanding $10.0 million or (ii) is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(l0) (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk, and (y) Indebtedness in respect of any Bank Products or Cash Management Services provided by any lender party to a Senior Credit Facility or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into) in the ordinary course of business;

(11) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees or other similar instruments) in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practices;

(l2) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $150.0 million and (y) 5.0% of Consolidated Total Assets (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred (including any existing commitments unitilized thereunder) or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clauses (14) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance or renew such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred or issued which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defenses (i) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under a Senior Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, consolidation or amalgamation or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture or that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence and (ii) Indebtedness in respect of any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements entered into in the ordinary course of business;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to a Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed, together with any other Indebtedness incurred under this clause (18) at any one time outstanding, the greater of (x) $75.0 million and (y) 7.5% of the Consolidated Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their direct or indirect parent companies to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments;” and

(21) Indebtedness incurred by a Receivables Subsidiary in a Receivables Facility that is not recourse to the Issuer or any Restricted Subsidiary other than the Receivables Subsidiary (except for Standard Securitization Undertakings).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (plus premium (including tender premiums), fees, defeasance costs and expenses including original issue discount, upfront fees or similar fees) does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior indebtedness as subordinated or junior to any other senior indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to or restrict (a) Liens securing the Notes and the related Guarantees, (b) Liens securing obligations in respect of (x) Indebtedness and other obligations permitted to be incurred under Senior Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (y) obligations of the Issuer or any Guarantor in respect of any Bank Products or Cash Management Services provided by any lender party to any

Senior Credit Facility or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Cash Management Services are provided were entered into) and (c) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.0.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures; if any, comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture and the Notes and in such event the Issuer will automatically be released and discharged from its obligation under the Indenture and the Notes.

The foregoing clauses (3), (4), (5) and (6) shall not apply to the merger contemplated by the Transaction Agreement. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer, and

(2) the Issuer may consolidate with or merge with or into or wind up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Memorandum) unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with clauses (1) and (2) of the first paragraph of the covenant described tinder “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) any Guarantor may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer and (2) a Guarantor may consolidate or merge with or into or wind up or convert into an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or the District of Columbia so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Clauses (3) and (4) of the first paragraph of this “—Merger, Consolidation and Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and Capital Stock of the Issuer (or a parent company thereof) and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3) the payment of management, consulting, monitoring and advisory fees and termination fees and related indemnities and expenses pursuant to the Sponsor Management Agreement as in effect on the Issue Date or any amendment thereto or replacement thereof so long as any such amendment or replacement is not disadvantageous in any material respect, in the good faith judgment of the Issuer, to the Holders of the Notes when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date (it being understood that any amendment thereto or replacement thereof to increase the fees payable pursuant to such Sponsor Management Agreement would be deemed to be materially disadvantageous to the Holders);

(4) the payment of reasonable and customary fees and reimbursement of expenses and compensation paid to, and indemnities provided on behalf of or for the benefit of, future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(7) the existence of, or the performance by the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing transaction, agreement or arrangement or any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together will all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(8) (a) transactions with customers, clients, suppliers, contractors, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norms;

(9) the issuance of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Issuer or a Restricted Subsidiary to any person;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or are otherwise permitted by the Indenture;

(12) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) which, in each case, are approved by a majority of the board of directors of the Issuer, in good faith;

(13) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(14) any transaction effected as part of a Receivables Financing;

(15) any contribution to the capital of the Issuer or any Restricted Subsidiary;

(16) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Issuer or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating the Issuer in a new jurisdiction;

(17) transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(18) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of the Issuer or any direct or indirect parent company of the Issuer or a Subsidiary of the Issuer, as appropriate, in good faith; and

(19) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any Guarantor,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Indenture, the Notes and the related Guarantees;

(c) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property or assets so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that apply to the assets securing such Indebtedness and/or the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any joint venture agreement and other similar agreement entered into in the ordinary course of business;

(k) customary provisions contained in leases, subleases, licenses or sublicenses, Equity Interests or asset sale agreements and other similar agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) any other agreement governing Indebtedness entered into after the Issue Date if (a) such encumbrances and other restrictions are, in the good faith judgment of the Issuer, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in the Indenture as of the Issuer Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, or (b) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Issuer in good faith, to make scheduled payments of cash interest on the Notes when due;

(n) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(o) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is a Guarantor, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(p) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted by the covenant described under “—Asset Sales” pending the consummation of such sale, transfer, lease or other disposition;

(q) customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this clause (r); and

(r) restrictions created in connection with any Receivables Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Each Guarantee will be limited, to the extent enforceable, to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with clauses (1) (other than with respect to any time period) and (2) above.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the first fiscal quarter of the fiscal year commencing January 1, 2012, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act beginning on and after the Issue Date;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, so long as clause (i) or (ii) is applicable, the Issuer makes available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act, including by posting such information on the website of the Issuer or any of its parent companies (which may be password protected so long as the password is made promptly available by the Issuer to the Trustee, the Holders of the Notes and such prospective purchasers upon request). The Trustee shall have no obligation whatsoever to determine whether or not such information has been posted. In addition, to the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of any registration statement or other filing, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium; if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes by notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) above with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee, in writing, to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, manager, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their Subsidiaries or direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be Sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes (provided that if such redemption is made as provided under “Optional Redemption,” (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date) and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities have been issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by the immediately preceding paragraph with respect to legal defeasance need not be delivered if all of the Notes not theretofor delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption;

(b) the Issuer and/or the Guarantors have paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any past or existing Default or compliance with any provision of the Indenture, any Guarantee or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), other than Notes beneficially owned by the Issuer or its Affiliates.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in a transaction that complies with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(12) to make certain changes to the Indenture to provide for the issuance of additional notes; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made; notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices personally delivered will be deemed given at the time delivered by hand; notices given by facsimile will be deemed given when receipt is acknowledged; and notices given by overnight air courier guaranteeing next day delivery will be deemed given the next business Day after timely delivery to the courier.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the tern “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Facility” means (1) the credit facility provided under the ABL Credit Agreement, to be dated the Issue Date, among the Issuer, the other borrowers party thereto, the subsidiaries of the Issuer party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Trust Company Americas and Bank of America, N.A., as co-collateral agents and the other agents party thereto, including one or more debt facilities or other financing arrangements (including, without limitation indentures) providing for term loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility and (2) whether or not the ABL credit agreement referred to in clause (1) remains outstanding, if designated by the Issuer to be included in the definition of “ABL Facility,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrower from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other person existing at the time such other Person is consolidated, merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 1, 2015 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through August 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issue shall designate; provided that such calculation shall not be a duty or an obligation of the Trustee.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law);

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) surplus, obsolete, damaged or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of inventory or goods (or other assets) in bulk in connection with the closing of any number of retail locations in the ordinary course of business shall be considered a sale in the ordinary course of business) and (iii) property no longer used or useful in the conduct of business of the Issuer and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the termination of leases in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(i) any disposition arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of the Issuer or any of the Restricted Subsidiaries or exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(j) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein or pursuant to any factoring or similar arrangement);

(k) dispositions in connection with the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”;

(l) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(m) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(n) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(o) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(p) the discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(q) the abandonment of intellectual property rights in the ordinary course of business which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(r) licenses for the conduct of licensed departments within the Issuer or any Restricted Subsidiary’s stores in the ordinary course of business;

(s) termination of Hedging Obligations;

(t) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business; and

(u) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Senior Credit Facilities as amended, restated, amended and restated, supplemented, waived, renewed, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Senior Credit Facilities), including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bank Products” means any services or facilities on account of credit or debit cards, purchase cards or merchant services constituting a line of credit (including, for the avoidance of doubt, all “Bank Products” as defined in the ABL Facility in effect on the Issue Date).

“Borrowing Base” means (a) 90% of the book value of the eligible accounts receivable of the Issuer and Guarantors, (b) 90% of the book value of the eligible credit card receivables of the Issuer and Guarantors, and (c) 90% of the net orderly liquidation value of the eligible inventory of the Issuer and Guarantors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars and Canadian dollars;

(2) (a) pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and, in the case of any Foreign Subsidiary that is a Restricted. Subsidiary, $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks, and in each case in a currency permitted under clause (1) or (2) above;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above, and in each case in a currency permitted under clause (1) or (2) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof, and in each case in a currency permitted under clause (1) or (2) above;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (1) or (2) above;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (1) or (2) above;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA—(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clause (1) or (2) above;

(11) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (10) above; and

(12) credit card receivables and debit card receivables constituting cash equivalents pursuant to FASB Codification Topic 305 Cash and Cash Equivalents (or any successor provision as in effect from time to time).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: treasury and/or cash management services, including, without limitation, controlled disbursement services, foreign exchange facilities, deposit and other accounts and merchant services (including, for the avoidance of doubt, all “Cash Management Services” as defined in the ABL Facility in effect on the Issue Date).

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or outer business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer, other than in connection with any transaction or transactions in which the Issuer shall become a wholly-owned Subsidiary of a Parent Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including without limitation the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest related to taxes, (ii) any Additional Interest on the Notes, (iii) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iv) any expensing of bridge, commitment and other financing fees, (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility) and (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses, including costs of and payments of legal settlements, fines, judgments or orders (less all fees and expenses relating thereto) or expenses, Transaction Expenses, severance, relocation costs, Public Company Costs, integration costs, pre-opening, opening, consolidation and closing costs for facilities (including stores and distribution centers), expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, signing, retention or completion bonuses, executive recruiting costs, transition costs, costs incurred in connection with acquisitions after the Issue Date (including integration costs), consulting fees and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax gains, charges or losses with respect to disposed, abandoned, closed or discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and with respect to facilities, stores or distribution centers that have been closed during such period, shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions (including asset retirement costs) or returned surplus assets of any employee pension benefit plan other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, (and excluding Amscan de Mexico, S.A. de C.V. for so long as it is treated as a consolidated subsidiary of the Issuer in accordance with GAAP) or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of fair value adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue, deferred rent, deferred franchise fees and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to the Transactions or any consummated acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue,

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-up, write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Transactions shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP shall be excluded,

(13) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses shall be excluded,

(14) the excess of (i) GAAP rent expense over (ii) actual cash rent paid, including the benefit of lease incentives shall be excluded and the excess of (i) actual cash rent paid, including the benefit of lease incentives, over (ii) GAAP rent expense shall be included (in each case during such period due to the use of straight line rent for GAAP purposes);; and

(15) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or like caption) on a consolidated balance sheet of the Issuer and its Subsidiaries at such date.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and any Restricted Subsidiaries as of such date in an amount not to exceed $150.0 million; provided that Indebtedness of the Issuer and its Restricted Subsidiaries under any revolving credit facility as at any date of determination shall be determined using the Average

Monthly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer, (b) “Average Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Reference Period divided by (y) 12, and (c) “Individual Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of the Issuer, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, any Restricted Subsidiary or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Issuer or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia other than a Subsidiary (i) that has no material assets other than debt and/or equity interests in a Foreign Subsidiary or (ii) that is treated as a disregarded entity for federal income tax purposes that owns debt and/or equity in a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, property and similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including the amount treated as having been paid by such Persons pursuant to clause 15(b) of the covenant described under “—Limitation on Restricted Payments”; plus

(b) Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i), (ii), (iii), (iv) and (v) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and (ii) any amendment or other modification of the Notes or any Senior Credit Facility and (iii) commissions, discounts, yield and other fees and charges (including any interest expense related to any Receivables Financing), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, costs related to entry into new markets and consulting fees); plus

(f) any other non-cash charges, including (i) any write offs or write downs, (ii) equity based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Permitted Holders or other persons with a similar interest in the Issuer or its direct or indirect parent companies to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings and operating expense reductions projected by the Issuer in good faith to be realized as a result of specified actions taken within 12 months after the Issue Date, or committed or expected to be taken (in either case, whether or not actually taken within such period) within 12 months after the Issue Date (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period and as if such cost savings and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) any net loss from disposed or discontinued operations; plus

(m) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back,

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(b) any net income from disposed or discontinued operations; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of ASC Topic Number 460 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Issue Date from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other, management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations from providing a guarantee under the Senior Credit Facilities or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such guarantee; (d) any not-for-profit Subsidiary, (e) any captive insurance Subsidiaries, (f) any special purpose entities used for securitization facilities, (g) any Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of Foreign Subsidiaries or that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity of one or more Foreign Subsidiaries, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of Foreign Subsidiaries or that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity of one or more Foreign Subsidiaries and (i) any other Domestic Subsidiary with respect to which the burden or cost or of making it a Guarantor shall outweigh the benefits to be afforded thereby (as reasonably determined by the Issuer).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, repurchases, redeems, retires or extinguishes any Indebtedness (other than Indebtedness under any revolving credit facility or revolving advances under any Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during such applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP) and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations, discontinued operations and operational changes (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger, consolidation (including the Transactions), discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, (a) cost savings, product margin synergies (including increased share of shelf), operating expense reductions and other operating improvements and product cost reductions, synergies or cost savings resulting from such Investment, acquisition, disposition, amalgamation, merger, consolidation (including the Transactions) or discontinued operation, which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and other operating improvements and product cost reductions, synergies or cost savings are taken or expected to be taken no later than 18 months after the date of any such Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change and (b) adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in note (5) to the “Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data” section of the Offering Memorandum). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such indebtedness during the applicable period.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, except for any reports required to be delivered under the covenant described above under “—Certain Covenants “—Reports and Other Information,” which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this “Description of Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including, for the avoidance of doubt, under all “Swap Contracts” as defined in the ABL Facility and the Term Loan Facility).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiaries” means, as of any date, any Subsidiary of the Issuer (a) having Total Consolidated Assets in an amount of less than 2.5% of Consolidated Total Assets of the Issuer and its Subsidiaries and (b) contributing less than 2.5% to consolidated revenues of the Issuer and its Subsidiaries, in each case, for the most recently ended four full fiscal quarters for which internal financial statements are available; provided, however, that the Consolidated Total Assets (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Total Assets of the Issuer and its Subsidiaries or 2.5% of the consolidated revenues of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, as the case may be.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) any such obligations under ERISA or liabilities associated with customer prepayments; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and (2) deferred or prepaid revenues.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner and Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Barclays Capital Inc. and Morgan Stanley & Co. LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities or instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to officers, directors, distributors, consultants and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs, but giving effect to any repayments thereof in the form of loans and any return on capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of such Investment). For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Thomas H. Lee Partners L.P., each of its respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means July 27, 2012.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the State at the place of payment. If a payment date at a place of payment is on a Legal Holiday, payment shall be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements directly relating to such Asset Sale), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the assets disposed of required (other than required by clause (l) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated July 19, 2012, relating to the initial sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provisions), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means (i) each of the Investors, (ii) each Roll-Over Investor, (iii) members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including in the Equity Interests of such Person) if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any extension, modification, replacement, renewal or reinvestments of any such Investments existing or committed on the Issue Date, (other than reimbursements of Investments in the Issuer or any Subsidiary); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or commitment as in existence on the Issuer Date or (y) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, or

(d) in settlement of debts created in the ordinary course of business;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $90 million and (y) 2.9% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees (including Guarantees) of Indebtedness of the Issuer or any Restricted Subsidiary permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”, including, without limitation, any guarantee or other obligation issued or incurred under the Senior Credit Facilities in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (8) of the second paragraph thereof);

(12) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (x) $90 million and (y) 2.9% of Consolidated Total Assets (with the fair market value of each investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants and members of management of the Issuer, any of its Subsidiaries or any direct or indirect parent of the Issuer not in excess of $10.0 million outstanding at any one time, in the aggregate (calculated without regard to write-downs or write-offs thereof);

(16) loans and advances to officers, directors, employees, consultants and members of management for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course;

(19) Investments in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(20) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(21) Investments in joint ventures in an aggregate amount not to exceed $25 million outstanding at any one time;

(22) the Notes and the related Guarantees;

(23) any loan or loans made by the Issuer or any of its Restricted Subsidiaries to a franchisee; provided, that the aggregate principal amount of all loans made pursuant to this clause (23) shall not exceed $10.0 million outstanding at any time; and

(24) guarantees of leases (other than capital leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) (a) (i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation or regulations, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary; (b) or Liens, pledges and deposits in connection with bids, tenders, contracts (other than for Indebtedness for borrowed money) or leases, statutory obligations, surety, customs, bid and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, performance and completion guarantees and other obligations of a like nature (including letters of credit in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items described in this clause (1);

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens, (i) for sums not yet overdue for a period of more than 30 days, (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(3) Liens for taxes, assessments or other governmental charges (i) not yet overdue for a period of more than 30 days, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, (iii) for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations and in respect of Cash Management Services so long as the related Indebtedness is permitted to be incurred under the Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, a bank guarantee or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses, grants or permits (including with respect to intellectual property and software) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts in connection with any transaction otherwise permitted under the Indenture;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees (including original issue discount, upfront fees or similar fees) and expenses, including premiums (including tender premiums), related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are, adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalent;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(27) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(28) restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(29) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(30) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(33) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the crown under Canadian law and any statutory exceptions to title under Canadian law;

(34) (i) customary transfer restrictions and purchase options in joint venture and similar agreements, (ii) Liens on Equity Interests in joint ventures securing obligations of such joint ventures and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(35) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(36) Liens securing the Notes issued on the Issue Date and Guarantees of such Notes;

(37) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred by Foreign Subsidiaries under this Indenture; and

(38) other Liens securing obligations not to exceed the greater of (x) $40.0 million and (y) 1.25% of Consolidated Total Assets at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Issuer’s or its Subsidiaries status as a reporting company or in connection with the Issuer’s potential initial public offering, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees in each case incurred or accrued prior to the Issue Date.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Roll-Over Investors” means, collectively, Advent International, Berkshire Partners LLC and Weston Presidio Service LLC and each of their respective Affiliates (but not portfolio companies), in each case to the extent that such Persons or their Affiliates own Equity Interests in the Issuer or any direct or indirect parent on the Issue Date.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the ABL Facility and the Term Loan Facility.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto (including, for the avoidance of doubt, any sourcing companies created in connection with any of the foregoing).

“Sponsor Management Agreement” means that certain Management Agreement, entered into as of the Issue Date, by and among, inter alios, the Company and Thomas H. Lee Partners, L.P. and/or one or more of its affiliates and certain other equity investors who may become a party thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Facility including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution tights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means (1) the credit facility provided under the Term Loan Credit Agreement, to be dated the Issue Date, among the Issuer, the other borrowers party thereto, the subsidiaries of the Issuer party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for the lenders, including and one or more debt facilities or other financing arrangements (including, without limitation indentures)

providing for term loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility and (2) whether or not the term loan credit agreement referred to in clause (1) remains outstanding, if designated by the Issuer to be included in the definition of “Term Loan Facility,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrower from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of June 4, 2012 among Party City Holdings, Inc., PC Merger Sub, Inc., PC Topco Holdings, Inc. and the stockholders’ representatives party thereto, as the same may be amended from time to time, as the same may be amended from time to time.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes, borrowings under the Senior Credit Facilities and contemplated restructuring transactions in connection with the Acquisition.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2015; provided, however, that if the period from the Redemption Date to August 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “global notes”). The global notes will be deposited with the trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the global notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of outstanding notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors” in the final offering memoranda relating to the outstanding notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall only be issued in exchange for beneficial interests in the global notes (i) after there has occurred and is continuing an event of default with respect to the notes or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 120 days.

Secondary Market Trading, Global Clearance and Settlement under the Book-Entry System

Any permitted secondary market trading activity in the notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the exchange offer to holders of outstanding notes. This discussion is based upon the Code, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, holders that hold outstanding notes as part of a straddle, hedge, conversion or other integrated transaction or holders that are U.S. persons that have a “functional currency” other than the U.S. dollar). In addition, this discussion does not address any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This discussion applies only to a beneficial holder that holds outstanding notes as a capital asset within the meaning of Section 1221 of the Code.

The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes, and accordingly a holder will not recognize any gain or loss upon the receipt of an exchange note for an outstanding note. A holder’s holding period for an exchange note will include the holding period for the outstanding note exchanged therefor, and a holder’s tax basis in the exchange note immediately after the exchange will be the same as such holder’s adjusted tax basis in such outstanding note immediately before the exchange.

This discussion is for general information only. Holders of outstanding notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances as well as the application of foreign, state, local, gift, estate or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly provide such number of copies of this prospectus (as the amended or supplemented) as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

LEGAL MATTERS

The validity and enforceability of the exchanges notes and the related guarantees offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts, in reliance upon local counsel where necessary. Gray, Plant, Mooty, Mooty & Bennett, P.A. has passed upon certain matters governed by laws of the State of Minnesota. Ropes & Gray LLP and some attorneys of Ropes & Gray LLP are members of RGIP, LLC, which is an investor in certain investment funds sponsored by THL and often a co-investor with such funds.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2012 and the related consolidated statement of operations and comprehensive (loss) income, changes in stockholders’ equity and cash flows for the period from July 28, 2012 to December 31, 2012 (“Successor”) and the accompanying consolidated balance sheet as of December 31, 2011, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, (“Predecessor”) as set forth in their report. We’ve included our financial statements and schedule in the prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of Exchange Notes.”

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements as of December 31, 2012 and December 31, 2011 and for the Periods from July 28, 2012 to December 31, 2012 and from January 1, 2012 to July 27, 2012 and the Two Years Ended December 31, 2011

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2012 (Successor) and December 31, 2011 (Predecessor)	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the periods from July 28, 2012 to December 31, 2012 (Successor) and January 1, 2012 to July 27, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-4

Consolidated Statements of Stockholders’ Equity for the periods from July 28, 2012 to December 31, 2012 (Successor) and January 1, 2012 to July 27, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the periods from July 28, 2012 to December 31, 2012 (Successor) and January 1, 2012 to July 27, 2012 (Predecessor), and for the years ended December 31, 2011 and 2010 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-7

Financial Statement Schedules for the Periods from July 28, 2012 to December 31, 2012 (Successor) and from January 1, 2012 to July 27, 2012 (Predecessor) and for the years ended December 31, 2011 and 2010 (Predecessor):

Schedule II—Valuation and Qualifying Accounts	F-55
Condensed Consolidated Financial Statements as of June 30, 2013 and December 31, 2012 and for the Three and Six Months Ended June 30, 2013
Condensed Consolidated Balance Sheets at June 30, 2013 and December 31, 2012 (Successor) (Unaudited)	F-56
Condensed Consolidated Statements of Operations and Comprehensive Loss (Income) for the three months ended June 30, 2013 (Successor) and June 30, 2012 (Predecessor) (Unaudited)	F-57
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the six months ended June 30, 2013 (Successor) and June 30, 2012 (Predecessor)	F-58
Condensed Consolidated Statements of Equity for the six months ended June 30, 2013 (Successor) (Unaudited)	F-59
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 (Successor) and June 30, 2012 (Predecessor) (Unaudited)	F-60
Notes to Unaudited Condensed Consolidated Financial Statements	F-61

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Party City Holdings Inc.

We have audited the accompanying consolidated balance sheet of Party City Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2012 and the related consolidated statement of operations and comprehensive (loss) income, changes in stockholders’ equity and cash flows for the period from July 28, 2012 to December 31, 2012 (“Successor”) and the accompanying consolidated balance sheet as of December 31, 2011, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, (“Predecessor”). Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Party City Holdings Inc. and subsidiaries at December 31, 2012 and 2011 and the consolidated results of their operations and their cash flows for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements takes as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

June 21, 2013

PARTY CITY HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	Successor	Predecessor
	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$14,563	$22,053
Accounts receivable, net	129,339	127,122
Inventories, net	510,217	434,983
Prepaid expenses and other current assets	48,927	74,520

Total current assets	703,046	658,678
Property, plant and equipment, net	239,771	204,329
Goodwill	1,537,569	681,760
Trade names	566,536	132,722
Other intangible assets, net	160,623	47,084
Other assets, net	69,438	25,765

Total assets	$3,276,983	$1,750,338

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$33,258	$139,282
Accounts payable	117,661	119,305
Accrued expenses	134,724	125,875
Income taxes payable	16,314	39,273
Current portion of long-term obligations	13,231	8,666

Total current liabilities	315,188	432,401
Long-term obligations, excluding current portion	1,805,028	834,310
Deferred income tax liabilities	340,288	100,183
Deferred rent and other long-term liabilities	6,824	20,414

Total liabilities	2,467,328	1,387,308
Redeemable common securities (including 888.23 and 1,210.49 common shares issued and outstanding at December 31, 2012 and 2011, respectively)	22,205	36,939
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.01 par value; 32,470.70 and 30,970.02 shares issued and outstanding at December 31, 2012 and 2011, respectively)	0	0
Additional paid-in capital	784,361	286,451
Accumulated (deficit) retained earnings	(5,644)	48,717
Accumulated other comprehensive income (loss)	6,200	(11,354)

Party City Holdings Inc. stockholders’ equity	784,917	323,814
Noncontrolling interests	2,533	2,277

Total stockholders’ equity	787,450	326,091

Total liabilities, redeemable common securities and stockholders’ equity	$3,276,983	$1,750,338

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Dollars in thousands)

	Successor		Predecessor
	Period from July 28 to December 31, 2012	Period from January 1 to July 27, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Net sales	$964,330	$930,903	$1,852,869	$1,579,677
Royalties and franchise fees	9,312	9,281	19,106	19,417

Total revenues	973,642	940,184	1,871,975	1,599,094
Expenses:
Cost of sales	636,410	574,048	1,118,973	943,058
Wholesale selling expenses	28,096	31,568	57,905	42,725
Retail operating expenses	172,168	166,047	325,332	296,891
Franchise expenses	6,128	6,579	13,685	12,269
General and administrative expenses	65,890	101,502	138,074	134,392
Art and development costs	8,201	10,824	16,636	14,923
Impairment of trade name	0	0	0	27,400

Total expenses	916,893	890,568	1,670,605	1,471,658

Income from operations	56,749	49,616	201,370	127,436
Interest expense, net	62,062	41,970	77,743	40,850
Other expense, net	1,593	22,245	1,476	4,208

(Loss) income before income taxes	(6,906)	(14,599)	122,151	82,378
Income tax (benefit) expense	(1,322)	403	45,741	32,945

Net (loss) income	(5,584)	(15,002)	76,410	49,433
Less: net income attributable to noncontrolling interests	60	96	135	114

Net (loss) income attributable to Party City Holdings Inc.	$(5,644)	$(15,098)	$76,275	$49,319

Other comprehensive income (loss), net of tax:
Foreign currency adjustments	$6,481	$(1,272)	$(7,404)	$(315)
Cash flow hedges	(225)	53	1,795	2,856

Other comprehensive income (loss), net	6,256	(1,219)	(5,609)	2,541

Comprehensive income (loss)	672	(16,221)	70,801	51,974
Less: comprehensive income (loss) attributable to noncontrolling interest	116	140	(35)	175

Comprehensive income (loss) attributable to Party City Holdings Inc.	$556	$(16,361)	$70,836	$51,799

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2010 and 2011 (Predecessor), the Period from January 1, 2012 to July 27, 2012 (Predecessor) and the Period from July 28, 2012 to December 31, 2012 (Successor)

	Common Shares	Common Stock	Additional Paid-in Capital	(Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Party City Holdings Inc. Stockholders’ Equity	Non- controlling Interests	Total
	(Dollars in thousands)
Predecessor:
Balance at December 31, 2009	30,226.50	$0	$335,823	$149,557	$(8,395)	$476,985	$2,137	$479,122
Net income				49,319		49,319	114	49,433
Foreign currency adjustments					(376)	(376)	61	(315)
Impact of interest rate swap contracts, net					2,563	2,563		2,563
Impact of foreign exchange contracts, net					293	293		293
Revaluation of redeemable common securities			(5,305)			(5,305)		(5,305)
Issuance of non-redeemable warrants			21,000			21,000		21,000
Dividend distribution			(64,658)	(226,434)		(291,092)		(291,092)
Equity based compensation expense			723			723		723

Balance at December 31, 2010	30,226.50	$0	$287,583	$(27,558)	$(5,915)	$254,110	$2,312	$256,422
Net income				76,275		76,275	135	76,410
Foreign currency adjustments					(7,234)	(7,234)	(170)	(7,404)
Impact of interest rate swap contracts, net					1,414	1,414		1,414
Impact of foreign exchange contracts, net					381	381		381
Exercise of warrants to redeemable common stock			(4)			(4)		(4)
Exercise of stock options to redeemable common stock			(248)			(248)		(248)
Exercise of non-redeemable warrants	740.74
Exercise of non-redeemable common stock options	2.78		28			28		28
Equity based compensation expense			1,281			1,281		1,281
Revaluation of redeemable shares			(2,189)			(2,189)		(2,189)

Balance at December 31, 2011	30,970.02	$0	$286,451	$48,717	$(11,354)	$323,814	$2,277	$326,091
Net (loss) income				(15,098)		(15,098)	96	(15,002)
Foreign currency adjustments					(1,316)	(1,316)	44	(1,272)
Impact of foreign exchange contracts, net					53	53		53
Revaluation of redeemable shares			(23,000)			(23,000)		(23,000)
Excess tax benefit from stock options			32,292			32,292		32,292
Equity based compensation expense			2,600			2,600		2,600

Balance at July 27, 2012	30,970.02	$0	$298,343	$33,619	$(12,617)	$319,345	$2,417	$321,762

Successor:
Balance at July 28, 2012	32,470.70	$0	$783,801	$0	$0	$783,801	$2,417	$786,218
Net (loss) income				(5,644)		(5,644)	60	(5,584)
Foreign currency adjustments					6,425	6,425	56	6,481
Excess tax benefit from stock options			560			560		560
Impact of foreign exchange contracts, net					(225)	(225)		(225)

Balance at December 31, 2012	32,470.70	$0	$784,361	$(5,644)	$6,200	$784,917	$2,533	$787,450

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Successor	Predecessor
	Period from July 28 to December 31, 2012	Period from January 1 to July 27, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash flows (used in) provided by operating activities:
Net (loss) income	$(5,584)	$(15,002)	$76,410	$49,433
Less: net income attributable to noncontrolling interests	60	96	135	114

Net (loss) income attributable to Party City Holdings Inc.	(5,644)	(15,098)	76,275	49,319
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	49,837	33,915	59,631	49,418
Amortization of deferred financing costs	4,605	2,592	4,500	2,475
Provision for doubtful accounts	801	644	1,773	637
Deferred income tax (benefit) expense	(22,163)	3,823	5,208	(8,942)
Deferred rent	6,335	3,344	7,467	4,500
Undistributed income in unconsolidated joint venture	(297)	(128)	(463)	(678)
Impairment of trade names	0	0	0	27,400
Impairment of fixed assets	71	0	87	597
(Gain) loss on disposal of equipment	(9)	9	(171)	191
Equity based compensation	0	3,375	1,397	6,018
Debt retirement costs	0	0	0	2,448
Changes in operating assets and liabilities, net of effects of acquired businesses:
(Increase) decrease in accounts receivable	(7,002)	3,995	(8,006)	(6,507)
Decrease (increase) in inventories	94,714	(77,264)	14,979	(85,767)
Decrease (increase) in prepaid expenses and other current assets	10,050	(7,107)	(9,876)	(22,993)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(148,578)	29,774	8,463	43,052

Net cash (used in) provided by operating activities	(17,280)	(18,126)	161,264	61,168
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(1,562,246)	(3,106)	(95,624)	(53,348)
Capital expenditures	(16,376)	(28,864)	(44,483)	(49,623)
Proceeds from disposal of property and equipment	69	146	1,198	205

Net cash used in investing activities	(1,578,553)	(31,824)	(138,909)	(102,766)
Cash flows provided by (used in) financing activities:
Repayment of loans, notes payable and long-term obligations	(1,169,100)	(9,564)	(29,215)	(393,289)
Proceeds from loans, notes payable and long-term obligations	2,028,051	10,590	8,197	742,153
Excess tax benefit from stock options	560	32,292	0	0
Payments related to redeemable common stock and rollover options	0	0	0	(572)
Dividend distribution	0	0	0	(301,829)
Capital contributions and proceeds from exercise of stock options	809,370	0	1,234	52
Debt issuance costs	(64,114)	0	0	0

Net cash provided by (used in) financing activities	1,604,767	33,318	(19,784)	46,515
Effect of exchange rate changes on cash and cash equivalents	128	80	(972)	117

Net increase (decrease) in cash and cash equivalents	9,062	(16,552)	1,599	5,034
Cash and cash equivalents at beginning of period	5,501	22,053	20,454	15,420

Cash and cash equivalents at end of period	$14,563	$5,501	$22,053	$20,454

Supplemental disclosure of cash flow information:
Cash paid during the period
Interest	$25,508	$41,396	$69,470	$38,363

Income taxes, net of (refunds)	$(7,749)	$6,165	$35,090	$39,743

Supplemental information on non-cash activities:

Capital lease obligations of $1,275, $330, $2,008, and $619 were incurred during the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and for the years ended December 31, 2011 and 2010, respectively.

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share)

Note 1—Organization, Description of Business and Basis of Presentation

Party City Holdings Inc. (the “Company” or “PCHI”) designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery throughout the world. In addition, the Company operates specialty retail party supply stores in the United States and Canada, principally under the names Party City and Halloween City, and the Company operates an e-commerce website, PartyCity.com. The Company also franchises both individual stores and franchise areas throughout the United States and Puerto Rico, principally under the name Party City.

PCHI is a wholly-owned subsidiary of PC Intermediate Holdings, Inc. (“PC Intermediate”), which is a wholly-owned subsidiary of PC Topco Holdings, Inc. (“PC Topco”). PC Intermediate and PC Topco have no assets or operations other than their investments in PCHI and its subsidiaries and income from PCHI and its subsidiaries. All capital stock amounts in the Company’s consolidated financial statements and footnotes represent the capital stock accounts of PC Topco.

On July 27, 2012, PC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of PC Intermediate, which is a wholly-owned subsidiary of PC Topco, merged into the Company, with the Company being the surviving entity (“the Transaction”). At such time 100% of PC Topco, which was formed in order to effect the Transaction, was owned by a collaborative group consisting of funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), 70% ownership, funds affiliated with Advent International Corporation (“Advent”), 24% ownership, and other minority investors, including management, 6% ownership. Prior to the Transaction, the Company was owned by Berkshire Partners LLC, Weston Presidio Capital, Advent, and other minority investors, including management. THL did not own any portion of the Company prior to the Transaction. See Note 5 for further discussion.

As a result of the Transaction, the financial information for the period after July 27, 2012 represents the financial information of the “Successor” company. Prior to, and including, July 27, 2012, the consolidated financial statements include the accounts of the “Predecessor” company. Due to the change in the basis of accounting resulting from the application of the acquisition method of accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

Note 2—Summary of Significant Accounting Policies

Consolidated Financial Statements

The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and controlled entities. All significant intercompany balances and transactions have been eliminated.

The Company’s retail operations define a fiscal year (“Fiscal Year”) as the 52-week period or 53-week period ended on the Saturday nearest December 31st of each year, and define their fiscal quarters (“Fiscal Quarter”) as the four interim 13-week periods following the end of the previous Fiscal Year, except in the case of a 53-week Fiscal Year when the fourth Fiscal Quarter is extended to 14 weeks. The consolidated financial statements of the Company combine the Fiscal Year and Fiscal Quarters of the Company’s retail operations with the calendar year and calendar quarters of the Company’s wholesale operations, as the differences are not significant.

Subsequent events have been evaluated through April 1, 2013, the date on which financial statements were available to be issued.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based on such periodic evaluations.

Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Inventories

Inventories are valued at the lower of cost or market.

The Company determines the cost of inventory at its retail stores using the weighted average method. All other inventory cost is determined principally using the first-in, first-out method.

The Company estimates retail inventory shortage for the period between physical inventory dates on a store-by-store basis. Inventory shrinkage estimates can be affected by changes in merchandise mix and changes in actual shortage trends. The shrinkage rate from the most recent physical inventory, in combination with historical experience, is the basis for estimating shrinkage.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including consideration of the Company’s history of receivable write-offs, the level of past due accounts and the economic status of the Company’s customers. In an effort to identify adverse trends relative to customer economic status, the Company assesses the financial health of the markets it operates in and performs periodic credit evaluations of its customers and ongoing reviews of account balances and aging of receivables. Amounts are considered past due when payment has not been received within the time frame of the credit terms extended. Write-offs are charged directly against the allowance for doubtful accounts and occur only after all collection efforts have been exhausted. At December 31, 2012 and December 31, 2011, the allowance for doubtful accounts was $706 and $3,877, respectively.

Long-Lived and Intangible Assets (including Goodwill)

Property, plant and equipment are stated at cost. Equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

The Company reviews the recoverability of its finite long-lived assets, including finite-lived intangible assets, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, the Company evaluates long-lived assets other than goodwill

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, the Company may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

In the evaluation of the fair value and future benefits of finite long-lived assets attached to retail stores, the Company performs its cash flow analysis on a store-by-store basis. Various factors including future sales growth and profit margins are included in this analysis.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill and other intangibles with indefinite lives are not amortized, but are reviewed for impairment annually or more frequently if certain indicators arise. The Company evaluates the goodwill associated with its acquisitions, and other intangibles with indefinite lives, as of the first day of its fourth quarter based on current and projected performance. For purposes of testing goodwill for impairment, reporting units are determined by identifying individual components within the Company’s organization which constitute a business for which discrete financial information is available and is reviewed by management. Components within a segment are aggregated to the extent that they have similar economic characteristics. Based on this evaluation, the Company has determined that its operating segments, wholesale and retail, represent reporting units for the purposes of its goodwill impairment test.

If necessary, the Company estimates the fair value of each reporting unit using expected discounted cash flows. If the carrying amount of a reporting unit exceeds its fair value, the excess, if any, of the fair value of the reporting unit over amounts allocable to the unit’s other assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The fair value of a reporting unit refers to the amount at which the unit as a whole could be sold in a current transaction between willing parties.

During 2010, the Company evaluated the conversion of approximately 20 of its Factory Card & Party Outlet (“FCPO”) stores to the Party City name and, based on the results, the Company concluded during the fourth quarter of 2010 that it would convert the remaining FCPO non-outlet stores, over time, to the Party City name. The Company performed an impairment test and determined that the FCPO trade name of $27,400 became fully impaired during the fourth quarter of 2010 and impaired the entire amount of the trade name. The fair value calculation utilized Level 3 fair value inputs, as defined in Note 17.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense over the lives of the debt using the effective interest method.

Deferred Rent and Rental Expenses

The Company leases its retail stores under operating leases that generally have initial terms of ten years, with two five year renewal options. The Company’s leases may have early cancellation clauses, which permit the lease to be terminated if certain sales levels are not met in specific periods, and may provide for the payment of contingent rent based on a percentage of the store’s net sales. The Company’s lease agreements generally have defined escalating rent provisions, which are reported as a deferred rent liability and expensed on a straight-line basis over the term of the related lease, commencing with the date of possession. In addition, the Company may receive cash allowances from its landlords on certain properties, which are reported as deferred rent and amortized to rent expense over the term of the lease, also commencing with the date of possession. The deferred rent liability at December 31, 2012 and 2011 was $6,335 and $18,425, respectively.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments

The Company maintains a 49.9% interest in Convergram Mexico, a joint venture distributing metallic balloons, principally in Mexico and Latin America. The Company accounts for its investment in the joint venture using the equity method. The Company’s investment in the joint venture is included in other assets on the consolidated balance sheet and the results of the joint venture’s operations are included in other expense (income) on the consolidated statement of operations and comprehensive income (loss) (see Note 10).

Insurance Accruals

The Company maintains certain self-insured workers’ compensation and general liability insurance plans. The Company estimates the required liability for claims under such plans based upon various assumptions, which include, but are not limited to, historical loss experience, projected loss development factors, actual payroll and other data. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident (severity).

Revenue Recognition

The Company’s terms of sale to retailers and other distributors for substantially all of its sales is freight-on-board (“F.O.B.”) shipping point and, accordingly, title and the risks and rewards of ownership are transferred to the customer, and revenue is recognized, when goods are shipped. The Company estimates reductions to revenues for volume-based rebate programs at the time sales are recognized. Wholesale sales returns are not significant as, generally, we only accept the return of goods that were shipped to retailers in error. Revenue from retail operations is recognized at the point of sale. The Company estimates future retail sales returns and records a provision in the period that the related sales are recorded based on historical information. Retail sales are reported net of taxes collected.

Franchise fee revenue is recognized upon the completion of the Company’s performance requirements and the opening of the franchise store. In addition to the initial franchise fee, the Company also recognizes royalty fees generally ranging from 4% to 6% and advertising fund fees ranging from 1% to 2.25% based upon the franchised stores’ reported gross retail sales. The terms of the Company’s franchise agreements also provide for payments to franchisees based on e-commerce sales originating from specified areas relating to the franchisees’ contractual territory. The amounts paid by the Company vary based on several factors, including the profitability of the Company’s e-commerce sales, and are expensed at the time of sale.

Cost of Sales

Cost of sales at wholesale reflects the production costs (i.e., raw materials, labor and overhead) of manufactured goods and the direct cost of purchased goods, inventory shrinkage, inventory adjustments, inbound freight to the Company’s manufacturing and distribution facilities, distribution costs and outbound freight to transfer goods to the Company’s wholesale customers. At retail, cost of sales reflects the direct cost of goods purchased from third parties and the production or purchase costs of goods acquired from the Company’s wholesale operations. Retail cost of sales also includes inventory shrinkage, inventory adjustments, inbound freight, occupancy costs related to store operations, such as rent and common area maintenance, utilities and depreciation on assets, and all logistics costs (i.e., procurement, handling and distribution costs) associated with the Company’s e-commerce business. As a result of the Transaction (see Note 1), the Company applied the acquisition method of accounting and increased the value of its inventory by $89,754 as of July 28, 2012. The

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at July 27, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58,626 as a portion of the related inventory was sold.

Retail Operating Expenses

Retail operating expenses include the costs and expenses associated with the operation of the Company’s retail stores, with the exception of occupancy costs included in cost of sales. Retail operating expenses principally consist of employee compensation and benefits, advertising, supplies expense and credit card and banking fees.

Shipping and Handling

Outbound shipping costs billed to customers are included in net sales. The costs of shipping and handling incurred by the Company are included in cost of sales.

Store Closure Costs

The Company records estimated store closure costs, estimated lease commitment costs, net of estimated sublease income, and other miscellaneous store closing costs when the liability is incurred.

Product Royalty Agreements

The Company enters into product royalty agreements that allow the Company to use licensed designs on certain of its products. These contracts require the Company to pay royalties, generally based on the sales of such product, and may require guaranteed minimum royalties, a portion of which may be paid in advance. The Company matches royalty expense with revenue by recording royalties at the time of sale, at the greater of the contractual rate or an effective rate calculated based on the guaranteed minimum royalty and the Company’s estimate of sales during the contract period. If a portion of the guaranteed minimum royalty is determined to be unrecoverable, the unrecoverable portion is charged to expense at that time. Guaranteed minimum royalties paid in advance are recorded in the consolidated balance sheets in either prepaid expenses and other current assets or other assets, depending on the nature of the royalties.

Catalogue Costs

The Company expenses costs associated with the production of catalogues when incurred.

Advertising

Advertising costs are expensed as incurred. Retail advertising expenses for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010 were $34,434, $30,068, $65,914 and $53,256, respectively.

Art and Development Costs

Art and development costs are primarily internal costs that are not easily associated with specific designs, some of which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative Financial Instruments

The Company accounts for derivative financial instruments pursuant to Accounting Standards Codification (“ASC”) Topic 815, “Accounting for Derivative Instruments and Hedging Activities.” ASC Topic 815 requires that all derivative financial instruments be recognized on the balance sheet at fair value and establishes criteria for both the designation and effectiveness of hedging activities. The Company uses derivatives in the management of interest rate and foreign currency exposure. ASC Topic 815 requires the Company to formally document the assets, liabilities or other transactions the Company designates as hedged items, the risk being hedged and the relationship between the hedged items and the hedging instruments. The Company must measure the effectiveness of the hedging relationship at the inception of the hedge and on an on-going basis.

If derivative financial instruments qualify as fair value hedges, the gain or loss on the instrument and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative financial instruments that qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a cash flow hedge, if any, is determined based on the dollar-offset method (i.e., the gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item) and is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges (see Note 18).

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Accounting for Income Taxes.” Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation

Accounting for stock-based compensation requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The value of the Company’s stock-based awards is recognized as expense over the service period, net of estimated forfeitures.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of the Company’s foreign currency adjustments and the impact of interest rate swap and foreign exchange contracts that qualify as hedges (see Notes 18 and 19).

Foreign Currency Transactions and Translation

The functional currencies of the Company’s foreign operations are the local currencies in which they operate. Foreign currency exchange gains or losses resulting from receivables or payables in currencies other

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than the functional currencies generally are credited or charged to operations. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are recorded as comprehensive income (loss) and are included as a component of accumulated other comprehensive income (loss).

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-02, “Intangibles – Goodwill and Other (Topic 350), Testing Indefinite-Lived Intangible Assets for Impairment”. Under the ASU, an entity has the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If an entity determines that it is not more likely than not that an impairment has taken place, it does not need to calculate the fair value of the asset. However, if an entity concludes otherwise, then it is required to calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any. The ASU is effective for interim and annual impairment tests performed for fiscal years beginning after September 15, 2012. The Company early adopted the pronouncement during the period from July 28, 2012 to December 31, 2012 and the adoption did not have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”. Additionally, in January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210), Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. The pronouncements require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The pronouncements are effective during interim and annual periods beginning on or after January 1, 2013. Although the Company continues to review the pronouncements, the Company does not believe that they will have a material impact on the Company’s consolidated financial statements or the notes thereto.

In September 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220), Presentation of Comprehensive Income”. The pronouncement gives two choices of how to present items of net income, items of other comprehensive income and total comprehensive income: one continuous statement of comprehensive income or two separate consecutive statements can be presented. The guidance also required the reclassification adjustments for each component of accumulated other comprehensive income to be displayed in both net income and other comprehensive income. However, in December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”, which deferred such requirement. In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The pronouncement requires companies to report, in one place, information about reclassifications out of accumulated other comprehensive income. Additionally, it requires companies to report changes in accumulated other comprehensive income balances. The Company adopted ASU 2011-05 during 2012 and chose the single continuous statement approach. Since ASU 2011-05 only required a change in presentation, the adoption did not have a material impact on the Company’s results of operations, cash flows or financial condition. For public companies, ASU 2013-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. Since the update only impacts presentation and disclosure, the Company does not expect that the adoption of the pronouncement will have a material impact on its results of operations, cash flows or financial condition.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards, or “IFRS”. The ASU amends the fair value measurement and disclosure guidance in Accounting Standards Codification 820, “Fair Value Measurement”, to converge U.S. GAAP and IFRS requirements for measuring amounts at fair value as well as disclosures about these measurements. Many of the amendments clarify existing concepts and are generally not expected to result in significant changes to application of fair value principles. In certain instances, however, the FASB changed a principle to achieve convergence, and while limited, these amendments have the potential to significantly change practice. These amendments were effective during interim and annual periods beginning after December 15, 2011. The Company adopted the pronouncement during 2012. Such adoption did not have a material impact on the Company’s consolidated financial statements or the notes thereto.

Note 3—Inventories, Net

Inventories consisted of the following:

	December 31,
	2012 (Successor)	2011 (Predecessor)
Finished goods	$490,241	$415,311
Raw materials	13,822	13,660
Work in process	6,154	6,012

	$510,217	$434,983

As a result of the Transaction (see Note 1 and Note 5), the Company applied the acquisition method of accounting and increased the value of its inventory by $89,754 as of July 28, 2012. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at July 27, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58,626 as a portion of the related inventory was sold. At December 31, 2012, $31,128 of the adjustment was included in finished goods.

Note 4—Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following:

	December 31,
	2012 (Successor)	2011 (Predecessor)	Useful lives
Machinery and equipment	$69,273	$131,209	3-15 years
Buildings	68,844	53,138	40 years
Data processing	22,293	77,471	3-5 years
Leasehold improvements	37,299	83,614	1-10 years
Furniture and fixtures	71,701	128,967	5-10 years
Land	7,342	6,494

	276,752	480,893
Less: accumulated depreciation	(36,981)	(276,564)

	$239,771	$204,329

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense related to property, plant and equipment, including assets under capital leases, was $35,677, $28,373, $48,515 and $39,073 for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, respectively.

As a result of the Transaction (see Note 1 and Note 5), the Company applied the acquisition method of accounting and recorded its property, plant and equipment at fair value, $257,266, at July 28, 2012.

Note 5—Acquisitions

The Transaction

On July 27, 2012, Merger Sub, a wholly-owned subsidiary of PC Intermediate, which is a wholly-owned subsidiary of PC Topco, merged into the Company, with the Company being the surviving entity through the Transaction. At such time 100% of PC Topco, which was formed in order to effect the Transaction, was owned by a collaborative group consisting of funds affiliated with THL, 70% ownership, funds affiliated with Advent, 24% ownership, and other minority investors, including management, 6% ownership. Prior to the Transaction, the Company was owned by Berkshire Partners LLC, Weston Presidio Capital, Advent, and other minority investors, including management. THL did not own any portion of the Company prior to the Transaction.

The consideration was paid in cash and was funded by a combination of equity and debt financing. The consideration was equal to:

$2,690,000
plus: the Company’s cash (as defined in the merger agreement):	6,650
plus: the aggregate strike price of vested stock options (see Note 12 for further discussion):	52,080
plus: working capital adjustment (as defined in the merger agreement):	8,540
less: the Company’s debt (as defined in the merger agreement):	(994,510)
less: Transaction-related costs of the “Predecessor” company:	(35,630)

Merger consideration to former owners:	$1,727,130

The amount of cash paid in connection with acquisitions, net of cash acquired on the Company’s consolidated statement of cash flows for the period from July 28, 2012 to December 31, 2012, $1,562,246, represents the portion of the merger consideration that was received by the Company’s former owners. The difference between such amount and the merger consideration represents payments to the holders of vested stock options and payments in lieu of dividends on vested stock options (please see Note 12 for a discussion of the impact of the Transaction on stock options and payments in lieu of dividends). Such payments are included in decrease in accounts payable, accrued expenses and income taxes payable on the Company’s consolidated statement of cash flows for the period from July 28, 2012 to December 31, 2012.

Amounts outstanding under the Company’s $350,000 ABL revolving credit facility (“Old ABL Facility”) and the Company’s $675,000 Term Loan Agreement (“Old Term Loan Credit Agreement”) were repaid in conjunction with the closing of the Transaction. At such time, the Company entered into a new $400,000 ABL revolving credit facility (“New ABL Facility”) and a new $1,125,000 Term Loan Agreement (“New Term Loan Credit Agreement”). Additionally, in conjunction with the Transaction, on July 27, 2012, the Company issued $700,000 of 8.875% senior notes (the “New Senior Subordinated Notes”). See Notes 7 and 8 for further detail. Also, in connection with the Transaction, the Company commenced a cash tender offer for any and all of its outstanding $175,000 8.75% Senior Subordinated Notes due 2014 (the “Tender Offer”). The total consideration included an early tender payment and the tender offer consideration. The early tender payment equaled $30 per $1,000 principal

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount of notes tendered and accepted for payment. The Tender Offer consideration equaled $973.75 per $1,000 principal amount of notes tendered and accepted for payment, plus accrued and unpaid interest. Approximately $115,800 aggregate principal amount of the notes were validly tendered. On August 27, 2012, the Company redeemed all remaining outstanding notes not tendered pursuant to the Tender Offer. The notes were redeemed at a price of 100% of the principal amount plus accrued and unpaid interest on the principal amount.

In conjunction with the Transaction, the Company incurred $28,052 of transaction costs during the period from January 1, 2012 to July 27, 2012. Of such amount, $19,669, relating principally to banker fees, was recorded in other expense, net in the Company’s consolidated statement of operations and comprehensive loss. The remaining $8,383 was recorded as compensation expense in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Additionally, the Transaction accelerated the vesting of certain of the Company’s stock options and, as a result, the Company recorded $2,149 of stock-based compensation expense in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Further, due to the vesting of such stock options, the Company made payments in lieu of dividends to the holders of such options and recorded a $16,148 charge in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. The transaction costs payments, stock option payments and payments in lieu of dividends are included in the decrease in accounts payable, accrued expenses and income taxes payable in the Company’s July 28, 2012 to December 31, 2012 consolidated statement of cash flows. See Note 12 for further detail on the stock option and dividend charges. Additionally, in conjunction with the Transaction, Merger Sub and PC Topco incurred $4,564 of third-party costs, principally attorney and banker fees, prior to July 27, 2012. As the amount related to costs incurred by PC Topco and Merger Sub prior to the Transaction, such amount was not recorded as expense in the Company’s Predecessor financial statements and, instead, was recorded as a reduction to stockholders’ equity in the Company’s consolidated financial statements.

The Transaction represented a business combination and the Company applied the acquisition method of accounting and recorded $741,066 of intangible assets. See Note 6 for further detail. The excess of the purchase price over the fair value of the net assets acquired was assigned to goodwill. Of the total amount, $1,041,388 was assigned to the Retail segment and $493,149 was assigned to the Wholesale segment. None of the goodwill is deductible for tax purposes. Goodwill arises due to the Company’s vertically integrated structure as, during 2011, 63.6% of the Company’s Party City branded store sales were products supplied by the Company’s wholesale operations. The vertically integrated structure enhances the Company’s profitability as the Company realizes the wholesale-to-retail margin on a significant portion of its retail sales. However, the structure limits the values of certain identifiable intangible assets of the Company’s wholesale operations, including the values of trade names and customer lists and relationships, as a significant portion of the wholesale operations consist of intercompany activity. Also, goodwill arises due to the fact that the purchase price that was paid by the collaborative group reflected the expectation that the Company will continue to increase the percentage of the Company’s retail sales that relate to product supplied by the Company’s wholesale operations and, therefore, the Company will realize the entire wholesale-to-retail margin on such retail sales.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation of the purchase price is based on the Company’s estimate of the fair value of the tangible assets acquired and liabilities assumed. The following table summarizes the values of the major classes of assets acquired and liabilities assumed:

Assets:
Cash and cash equivalents	$5,501
Accounts receivable	121,249
Inventories	602,543
Prepaid expenses and other current assets	88,857

Total current assets	818,150
Property, plant and equipment	257,266
Goodwill	1,534,537
Other intangible assets	741,066
Other assets	73,606

Total assets	$3,424,625

Liabilities, Redeemable Common Securities and Stockholders’ Equity:
Total liabilities	$2,616,203
Total redeemable common securities and stockholders’ equity	808,422

Total liabilities, redeemable common securities and stockholders’ equity	$3,424,625

Due to the application of the acquisition method of accounting, the Company increased the value of its inventory by $89,754 as of July 28, 2012. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations at July 27, 2012. Such adjustment increased the Company’s cost of sales during the period from July 28, 2012 to December 31, 2012 by $58,626 as a portion of the related inventory was sold.

Wholesale Acquisitions

On January 30, 2011, the Company acquired all of the common stock of Riethmüller GmbH (“Riethmuller”) for $47,069 in cash, in a transaction accounted for as a business combination. Riethmüller is a German distributor of party goods and carnival items with latex balloon manufacturing operations in Malaysia and the ability to manufacture certain party goods in Poland. The results of this acquired business are included in the consolidated financial statements since the January 30, 2011 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

On September 30, 2010, the Company acquired Christy’s By Design Limited and three affiliated companies (the “Christy’s Group”) from Christy Holdings Limited, a United Kingdom (“U.K.”) based company. The Christy’s Group designs and distributes costumes and other garments and accessories through its operations in Asia and the U.K. The fair value of the total consideration paid for the Christy’s Group was $34,342, including $3,974 paid during the year ended December 31, 2011. The results of this acquired business are included in the consolidated financial statements since the September 30, 2010 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

Retail Acquisitions

On July 29, 2011, the Company acquired all of the common stock of Party Packagers Inc. (“Party City Canada” or “Party Packagers”) for $31,783 in cash in a transaction accounted for as a business combination. The results of this acquired business are included in the consolidated financial statements since the July 29, 2011

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquisition date and are reported in the operating results of the Company’s Retail segment. The excess of the purchase price of Party Packagers over the fair value of the net assets acquired was assigned to goodwill. The following summarizes the fair values of the assets acquired and liabilities assumed: accounts receivable of $284, inventory of $9,874, fixed assets of $4,457, other current and non-current assets of $1,418, accounts payable and other current liabilities of $7,466 and other liabilities of $323. The remaining $23,539 has been recorded as goodwill. The allocation of the purchase price, which was finalized during the period from January 1, 2012 to July 27, 2012, was based on the fair values of the tangible assets acquired and liabilities assumed. Goodwill arose because the purchase price reflected the strategic fit and expected synergies this business brings to the Company’s operations. The acquisition expanded the Company’s vertical business model by giving the Company a significant retail presence in Canada. Subsequent to the acquisition date, all Party Packagers stores were converted to the Party City banner.

During the period from January 1, 2012 to July 27, 2012, the Company acquired franchisee stores for total consideration of $3,106. The results of these stores are included in the consolidated financial statements from the acquisition dates and are reported in the operating results of the Company’s Retail segment. No franchisee stores were acquired during the period from July 28, 2012 to December 31, 2012.

During 2011, the Company acquired franchisee stores for total consideration of $12,798 in cash.

During 2010, the Company acquired franchisee stores for total consideration of $24,300. Total consideration consisted of $21,500 in cash and the exchange of five corporate stores located in Pennsylvania.

Goodwill Changes by Reporting Segment

For the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the year ended December 31, 2011, goodwill changes, by reporting segment, were as follows:

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	2011 (Predecessor)
Wholesale segment:
Beginning balance	$493,149	$355,217	$336,044
Christy’s acquisition	0	0	2,472
Riethmüller acquisition	0	0	17,816
Foreign currency impact	2,681	(429)	(1,115)

Ending balance	495,830	354,788	355,217
Retail segment:
Beginning balance	1,041,388	326,543	294,448
Party Packagers acquisition	0	(121)	23,660
Franchisee acquisitions	0	2,281	10,313
Foreign currency impact	351	163	(1,878)

Ending balance	1,041,739	328,866	326,543

Total ending balance, both segments	$1,537,569	$683,654	$681,760

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Intangible Assets

The Company had the following other identifiable intangible assets:

	At December 31, 2012 (Successor)
	Cost	Accumulated Amortization	Net Carrying Value	Useful lives
Retail franchise licenses	$67,000	$3,500	$63,500	19 years
Customer lists and relationships	55,705	3,819	51,886	20 years
Copyrights and designs	29,000	2,850	26,150	5-7 years
Leasehold interests	20,702	2,975	17,727	1-11 years
Design licenses	2,397	1,037	1,360	1-4 years

Total	$174,804	$14,181	$160,623

	At December 31, 2011 (Predecessor)
	Cost	Accumulated Amortization	Net Carrying Value
Retail franchise licenses	$63,630	$30,077	$33,553
Customer lists and relationships	16,747	7,866	8,881
Other	27,532	22,882	4,650

Total	$107,909	$60,825	$47,084

As a result of the Transaction (see Note 1 and Note 5) the Company applied the acquisition method of accounting and recorded the finite-lived intangible assets listed above. The Company is amortizing most of the assets using accelerated patterns based on the discounted cash flows that were used to value such assets.

Additionally, as a result of the Transaction, the Company applied the acquisition method of accounting and recorded an indefinite-lived asset for the Party City trade name of $519,000, an indefinite-lived asset for the Amscan trade name of $26,000, an indefinite-lived asset for the Halloween City trade name of $18,000 and indefinite-lived assets for other trade names in the aggregate amount of $3,326.

The amortization expense for finite-lived intangible assets for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010 were $14,160, $5,542, $11,116 and $10,345, respectively. Estimated amortization expense for each of the next five years will be approximately $27,640, $23,445, $19,744, $16,708, and $13,437, respectively.

Note 7—Loans and Notes Payable

Amounts outstanding under the Company’s $350,000 ABL revolving credit facility and the Company’s $675,000 Term Loan Agreement were repaid in conjunction with the closing of the Transaction. At such time, the Company entered into a new $400,000 ABL revolving credit facility (“New ABL Facility”) and a new $1,125,000 Term Loan Agreement (“New Term Loan Credit Agreement”). Additionally, in conjunction with the Transaction, on July 27, 2012, the Company issued $700,000 of 8.875% senior notes (the “New Senior Subordinated Notes”).

Below is a discussion of the New ABL Facility and other credit agreements. See Note 8 for a discussion of the Company’s long-term obligations.

New ABL Facility

The New ABL Facility, as amended, provides for (a) revolving loans in an aggregate principal amount at any time outstanding not to exceed $400,000, subject to a borrowing base described below, (b) swing-line loans in an aggregate principal amount at any time outstanding not to exceed 10% of the aggregate commitments under the facility and (c) letters of credit, in an aggregate face amount at any time outstanding not to exceed $50,000.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the New ABL Facility, the borrowing base at any time equals (a) 90% of eligible trade receivables plus (b) 90% of eligible inventory and (c) 90% of eligible credit card receivables, less (d) certain reserves.

The New ABL Facility provides for two pricing options: (i) an alternate base interest rate (“ABR”) equal to the greater of (a) the prime rate, (b) the federal funds rate plus 1/2 of 1% or (c) the LIBOR rate plus 1%, in each case, on the date of such borrowing or (ii) a LIBOR based interest rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs and, in each case, plus an applicable margin. The applicable margin ranges from 0.5% to 1.00% with respect to ABR borrowings and from 1.50% to 2.00% with respect to LIBOR borrowings. The applicable margin at December 31, 2012 was 0.75% for ABR loans and 1.75% for loans based on the LIBOR rate.

In addition to paying interest on outstanding principal under the New ABL Facility, the Company is required to pay a commitment fee of between 0.250% and 0.375% per annum in respect of the unutilized commitments thereunder. The Company must also pay customary letter of credit fees.

The New ABL Facility also provides that the Company has the right from time to time to request additional commitments, of which $125,000 remains available. The lenders under the New ABL Facility are not under any obligation to provide any such additional commitments, and any increase in commitments is subject to several conditions precedent and limitations. If the Company were to request any additional commitments, and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $525,000, but the Company’s ability to borrow under this facility would still be limited by the amount of the borrowing base under this facility and limitations on incurring additional indebtedness under other debt agreements.

The New ABL Facility has a maturity date of July 27, 2017.

In connection with the New ABL Facility, the Company incurred $6,224 in finance costs that have been capitalized and will be amortized over the life of the debt.

All obligations under the New ABL Facility are jointly and severally guaranteed by PC Intermediate, PCHI and each existing and future domestic subsidiary of the Company. The Company and each guarantor has secured its obligations, subject to certain exceptions and limitations, including obligations under its guaranty, as applicable, by a first-priority lien on its accounts receivable, inventory, cash and certain related assets and a second-priority lien on substantially all of its other assets, including a pledge of all of the capital stock held by PC Intermediate, PCHI and each guarantor.

The New ABL Facility contains negative covenants that, among other things and subject to certain exceptions, restrict the ability of the Company to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock;

•	make certain investments, loans, advances and acquisitions;

•	engage in transactions with affiliates;

•	create liens; and

•	transfer or sell certain assets.

In addition, the Company must comply with a fixed charge coverage ratio if excess availability under the New ABL Facility on any day is less than the greater of: (a) 10% of the lesser of the aggregate commitments

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the then borrowing base under the New ABL Facility and (b) $30,000. The fixed charge coverage ratio is the ratio of (i) Adjusted EBITDA (as defined in the New ABL Facility) minus maintenance-related capital expenditures (as defined in the New ABL Facility) to (ii) fixed charges (as defined in the New ABL Facility). The Company has not been subjected to the fixed charge coverage ratio as its excess availability has not fallen below the amounts specified above.

The New ABL Facility also contains certain customary affirmative covenants and events of default.

Borrowings under the New ABL Facility totaled $23,330 at December 31, 2012 and the interest rate was 4.00%. Borrowings under the $350,000 ABL revolving credit facility totaled $131,089 at December 31, 2011. The interest rate on $100,000 of the outstanding balance was 3.03% and the interest rate on the remaining balance was 5.00%. Outstanding standby letters of credit totaled $18,683 and, after considering borrowing base restrictions, the Company had $338,470 of available borrowing capacity under the terms of the New ABL Facility at December 31, 2012.

Other Credit Agreements

In connection with the acquisitions of the Christy’s Group, Riethmüller and Party Packagers, the Company, through its subsidiaries, entered into several foreign asset-based and overdraft credit facilities that provide the Company with GBP10,000, CDN6,000, EUR2,500 and MYR2,500 of borrowing capacity. At December 31, 2012, borrowings under the foreign facilities totaled $9,928. The facilities contain customary affirmative and negative covenants. In connection with one of the facilities, the Company maintains a compensating cash balance of $4,361 to secure outstanding standby letters of credit. The compensating cash balance is included in prepaid expenses and other current assets.

Note 8—Long-Term Obligations

Long-term obligations consisted of the following:

	December 31,
	2012 (Successor)	2011 (Predecessor)
New Term Loan Credit Agreement (a)	$1,112,632	$0
$675,000 Term Loan Agreement (a)	0	660,905
Mortgage obligation (b)	2,351	3,465
Capital lease obligations (c)	3,276	3,606
New Senior Subordinated Notes (d)	700,000	0
$175,000 senior subordinated notes (d)	0	175,000

Total long-term obligations	1,818,259	842,976
Less: current portion	(13,231)	(8,666)

Long-term obligations, excluding current portion	$1,805,028	$834,310

New Term Loan Credit Agreement

(a)  Amounts outstanding under the Company’s $675,000 Term Loan Agreement were repaid in conjunction with the closing of the Transaction. At such time, the Company entered into the New Term Loan Credit Agreement, which was amended in February 2013 (see Note 19). The New Term Loan Credit Agreement was initially issued at a 1% discount, which was being amortized by the effective interest method over the term of the loan. The discount was eliminated in conjunction with the amendment.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The New Term Loan Credit Agreement, as amended, provides for two pricing options: (i) an ABR for any day, a rate per annum equal to the greater of (a) Deutsche Bank’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1%, (c) the adjusted LIBOR rate plus 1% and (d) 2.00% (2.25% prior to the amendment) or (ii) the LIBOR rate, adjusted for certain additional costs, with a LIBOR floor of 1.00% (1.25% prior to the amendment), in each case plus an applicable margin. The applicable margin is 2.25% (3.50% prior to the amendment) with respect to ABR borrowings and 3.25% (4.50% prior to the amendment) with respect to LIBOR borrowings.

The New Term Loan Credit Agreement also provides that the Company has the right from time to time to request an amount of additional term loans up to $250,000. The lenders under the New Term Loan Credit Agreement are not under any obligation to provide any such additional term loans.

The New Term Loan Credit Agreement, as amended, provides that the term loans are subject to a 1.00% prepayment premium if voluntarily repaid under certain circumstances before August 19, 2013. Otherwise, the Company may voluntarily prepay the term loans at any time without premium or penalty, other than customary breakage costs with respect to loans based on the LIBOR rate. The term loans are subject to mandatory prepayment, subject to certain exceptions, with (i) 100% of net proceeds above a threshold amount of certain asset sales, subject to reinvestment rights and certain other exceptions, (ii) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the New Term Loan Credit Agreement, (iii) commencing with the fiscal year ended December 31, 2013, 50% of Excess Cash Flow, as defined in the New Term Loan Credit Agreement, if any (which percentage will be reduced to 25% if the Company’s senior secured leverage ratio (as defined in the New Term Loan Credit Agreement) is less than 3.50 to 1.00, but greater than 2.50 to 1.00, and 0% if the Company’s senior secured leverage ratio is less than 2.50 to 1.00).

The term loans under the New Term Loan Credit Agreement mature on July 27, 2019. The Company is required to repay installments on the term loans in quarterly principal amounts of 0.25%, with the remaining amount payable on the maturity date.

All obligations under the New Term Loan Credit Agreement are jointly and severally guaranteed by PC Intermediate, PCHI and each existing and future domestic subsidiary of the Company. The Company and each guarantor has secured its obligations, subject to certain exceptions and limitations, by a first-priority lien on substantially all of its assets (other than accounts receivable, inventory, cash and certain related assets), including a pledge of all of the capital stock held by PC Intermediate, PCHI and each guarantor, and a second-priority lien on its accounts receivable, inventory, cash and certain related assets.

The New Term Loan Credit Agreement contains certain customary affirmative covenants and events of default. Additionally, it contains negative covenants which, among other things and subject to certain exceptions, restrict the ability of the Company to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock;

•	make certain investments, loans, advances and acquisitions;

•	engage in transactions with affiliates;

•	create liens; and

•	transfer or sell certain assets.

In connection with the New Term Loan Credit Agreement, the Company incurred $28,371 in finance costs that have been capitalized and will be amortized over the life of the debt.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2012, the outstanding principal amount of term loans under the New Term Loan Credit Agreement was $1,112,632, which reflects an original issue discount of $10,556, net of $694 of accumulated amortization. At December 31, 2012, the interest rate on the outstanding term loan borrowings was 5.75%. At December 31, 2011, the interest rate on the $675,000 Term Loan Agreement was 6.75%.

(b)  In conjunction with the construction of a new distribution facility, the Company borrowed $10,000 from the New York State Job Development Authority on December 21, 2001, pursuant to the terms of a second lien mortgage note. On December 18, 2009 the mortgage note was amended, extending the fixed monthly payments of principal and interest for a period of 60 months up to and including December 31, 2014. The interest rate under the amended mortgage note remains variable and subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. At December 31, 2012, the amended mortgage note bears at an interest rate of 2.01%. The principal amounts outstanding under the mortgage note as of December 31, 2012 and 2011, were $2,351 and $3,465, respectively. At December 31, 2012, the distribution facility had a carrying value of $60,172.

(c)  The Company has entered into various capital leases for machinery and equipment with implicit interest rates generally ranging from 3% to 8% and extending to 2017.

(d)  In connection with the Transaction, the Company issued $700,000 of 8.875% New Senior Subordinated Notes, which are due on August 1, 2020. Also, in connection with the Transaction, the Company commenced a cash tender offer for any and all of its outstanding $175,000 8.75% Senior Subordinated Notes due 2014 (the “Tender Offer”). The total consideration included an early tender payment and the tender offer consideration. The early tender payment equaled $30 per $1,000 principal amount of notes tendered and accepted for payment. The Tender Offer consideration equaled $973.75 per $1,000 principal amount of notes tendered and accepted for payment, plus accrued and unpaid interest. Approximately $115,800 aggregate principal amount of the notes were validly tendered. On August 27, 2012, the Company redeemed all remaining outstanding notes not tendered pursuant to the Tender Offer. The notes were redeemed at a price of 100% of the principal amount plus accrued and unpaid interest on the principal amount.

Interest on the New Senior Subordinated Notes is payable semi-annually in arrears on February 1 and August 1 of each year. The New Senior Subordinated Notes are guaranteed, jointly and severally, on an unsecured subordinated basis by each of the Company’s existing and future domestic subsidiaries.

The indenture governing the New Senior Subordinated Notes contains certain covenants limiting, among other things and subject to certain exceptions, the Company’s ability to:

•	incur additional indebtedness or issue certain disqualified stock and preferred stock;

•	pay dividends or distributions, redeem or repurchase equity;

•	prepay subordinated debt or make certain investments;

•	transfer and sell assets;

•	engage in transactions with affiliates;

•	create liens; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets.

The indenture governing the New Senior Subordinated Notes also contains certain customary affirmative covenants and events of default.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On or after August 1, 2015, the Company may redeem the New Senior Subordinated Notes, in whole or in part, at the following (expressed as a percentage of the principal amount to be redeemed) plus accrued and unpaid interest thereon:

Twelve-month period beginning on August 1,	Percentage
2015	106.656%
2016	104.438%
2017	102.219%
2018 and thereafter	100.000%

In addition, the Company may redeem up to 40% of the aggregate principal amount of the New Senior Subordinated Notes before August 1, 2015 with the net cash proceeds from one or more equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest. The Company may also redeem some or all of the notes before August 1, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest plus a “make whole” premium.

If the Company experiences certain types of change in control, the Company may be required to offer to repurchase the New Senior Subordinated Notes at 101% of their principal amount, plus accrued and unpaid interest.

In connection with the issuance of the New Senior Subordinated Notes, the Company incurred $29,519 in finance costs that have been capitalized and will be amortized over the life of the debt.

At December 31, 2012, maturities of long-term obligations consisted of the following:

	Long-term Debt	Capital Lease
	Obligations	Obligations	Totals
2013	$12,405	$826	$13,231
2014	13,445	788	14,233
2015	11,250	584	11,834
2016	11,250	748	11,998
2017	11,250	330	11,580
Thereafter	1,755,383	0	1,755,383

Long-term obligations	$1,814,983	$3,276	$1,818,259

Note 9—Capital Stock

Party City Holdings Inc. is a wholly-owned subsidiary of PC Intermediate Holdings, Inc., which is a wholly-owned subsidiary of PC Topco Holdings, Inc. PC Intermediate Holdings, Inc. and PC Topco Holdings, Inc. have no assets or operations other than their investments in PCHI and its subsidiaries and income from PCHI and its subsidiaries. All capital stock amounts in the Company’s consolidated financial statements and footnotes represent the capital stock accounts of PC Topco Holdings, Inc.

At December 31, 2012, the Company’s authorized capital stock, including redeemable common securities, consisted of 1,000,000.00 shares of $0.01 par value common stock.

Under the terms of the Company’s stockholders’ agreement, dated July 27, 2012, and former stockholders’ agreement, dated April 30, 2004, the Company has an option to purchase all of the shares of common stock held by former employees and, under certain circumstances, former employee stockholders can

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

require the Company to purchase all of the shares held by the former employees. The aggregate amount that may be payable by the Company to current employee stockholders should they die or become disabled, based on the estimated fair market value of fully paid and vested common securities, totaled $22,205 and $35,831 at December 31, 2012 and 2011, respectively, and was classified as redeemable common securities on the Company’s consolidated balance sheet, with a corresponding adjustment to stockholders’ equity. As there is no active market for the Company’s common stock, the Company estimates the fair value of its common stock based on a valuation model confirmed periodically by recent acquisitions or independent appraisals. The former stockholders’ agreement, dated April 30, 2004, was terminated in conjunction with the Transaction (see Note 5).

In addition, in 2004, the Company’s CEO and President exchanged vested options in a predecessor company for fully vested options to purchase common stock of the Company. Since these options vested immediately and could be exercised upon the death or disability of the officer and put back to the Company, they were reflected as redeemable common securities on the Company’s consolidated balance sheet and are recorded at fair market value, with a corresponding adjustment to general and administrative expenses. In conjunction with the Transaction, the options were cancelled and the CEO and President received payments equal to the difference between the fair value of the Company’s stock and the exercise prices of the options.

A summary of the changes in redeemable common securities for the years ended December 31, 2010 and 2011 and the period from January 1, 2012 to July 27, 2012 follows:

	Redeemable				Total Redeemable Common Securities
	Number of Rollover Stock Options	Number of Common Shares	Rollover Stock Options	Common Shares
Predecessor:
Balance as of December 31, 2009 (Predecessor)	61.18	592.84	$1,582	$16,807	$18,389
Shares issued upon option exercise	0	4.68	0	133	133
Dividends paid	0	0	(575)	(5,617)	(6,192)
Revaluation of remaining options/shares	0	0	535	5,224	5,759

Balance as of December 31, 2010 (Predecessor)	61.18	597.52	1,542	16,547	18,089
Warrant exercise	0	544.75	0	15,090	15,090
Shares issued upon option exercise	(20.29)	68.22	(550)	2,001	1,451
Revaluation of remaining options/shares	0	0	116	2,193	2,309

Balance as of December 31, 2011 (Predecessor)	40.89	1,210.49	1,108	35,831	36,939
Revaluation of remaining options/shares	0	0	774	23,000	23,774

Balance as of July 27, 2012 (Predecessor)	40.89	1,210.49	$1,882	$58,831	$60,713

There were no changes in the values of redeemable common securities during the period from July 28, 2012 to December 31, 2012.

In December 2010, the Company’s Board of Directors declared a one-time cash dividend of $9,400 per share of outstanding common stock, totaling $289,746, and similar distributions to the holders of vested common stock warrants, $12,083, and vested time options, $9,370. The distribution to vested time option holders resulted in a charge to stock compensation expense in 2010. In addition, the Board of Directors declared that holders of unvested options at the declaration date would receive a distribution of $9,400 per share when the options vested. During 2011, certain time options vested and the Company recorded a $617 charge to stock compensation expense. Additionally, at the time of the Transaction (see Note 5) certain outstanding stock options became fully

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

vested and the Company made distributions in the amount of $16,148. The Company recorded a charge equal to such amount in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss for the period from January 1, 2012 to July 27, 2012.

Note 10—Other Expense, net

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	Year Ended December 31, 2011 (Predecessor)	Year Ended December 31, 2010 (Predecessor)
Other expense, net consists of the following:
Undistributed income in unconsolidated joint venture	$(297)	$(128)	$(463)	$(678)
Foreign currency loss (gain)	532	148	(280)	354
Write-off of deferred finance charges in connection with the extinguishment of debt	0	0	0	2,448
Transaction costs (see Note 5)	0	19,669	0	0
Corporate development expenses	351	2,395	2,147	1,607
Other, net	1,007	161	72	477

Other expense, net	$1,593	$22,245	$1,476	$4,208

Note 11—Employee Benefit Plans

Certain subsidiaries of the Company maintain profit sharing plans for eligible employees providing for annual discretionary contributions to a trust. Eligible employees are full time domestic employees who have completed a certain length of service, as defined, and attained a certain age, as defined. In addition, the plans require the subsidiaries to match from approximately 12% to 100% of voluntary employee contributions to the plans, not to exceed a maximum amount of the employee’s annual salary, ranging from 4% to 6%. Expense for the plans for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010 totaled $2,286, $2,505, $4,943 and $4,470, respectively.

Note 12—Equity Incentive Plan

On May 1, 2004, the Company adopted the 2004 Equity Incentive Plan (the “2004 Plan”) under which the Company could grant incentive awards in the form of restricted and unrestricted common stock options to purchase shares of the Company’s common stock to certain directors, officers, employees and consultants of the Company and its affiliates. All stock option activity discussed below related to the 2004 Plan.

The Company has adopted the 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) under which the Company can grant incentive awards in the form of stock appreciation rights, restricted stock and common stock options to certain directors, officers, employees and consultants of the Company and its affiliates. A committee of the Company’s board of directors, or the board itself in the absence of a committee, is authorized to make grants and various other decisions under the 2012 Plan. The maximum number of shares reserved under the 2012 Plan is 3,706 shares. As of December 31, 2012, no awards had been granted under the 2012 Plan.

Prior to the Transaction (see Note 5), the Company had three types of options – rollover options, time-based options, and performance-based options, each of which is described below. At the time of the Transaction certain outstanding stock options became fully vested and employees holding such options received cash payments equal to the difference between the fair value of the Company’s stock and the exercise prices of the

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock options. As a result, at such time, the Company recorded $2,149 of expense in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Total stock-based compensation expense recorded during the period from January 1, 2012 to July 27, 2012 was $3,375. Any stock options that did not vest at the time of the Transaction were cancelled and no new stock options were granted subsequent to July 27, 2012.

In December 2010, the Company’s Board of Directors declared a one-time cash dividend of $9,400 per share of outstanding common stock. In addition, the Board of Directors declared that holders of unvested options at the declaration date would receive a distribution of $9,400 per share when the options vested. At the time of the Transaction certain outstanding stock options became fully vested and the Company made distributions in the amount of $16,148. The Company recorded a charge equal to such amount in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss for the period from January 1, 2012 to July 27, 2012.

The stock option payments and payments in lieu of dividends are included in the decrease in accounts payable, accrued expenses and income taxes payable in the Company’s July 28, 2012 to December 31, 2012 consolidated statement of cash flows.

Prior to the Transaction the Company had three types of options – rollover options, time-based options, and performance-based options, each of which is described below.

Rollover Options

In 2004, the Company’s CEO and its President exchanged vested options in the predecessor company for 98.18 vested options to purchase common shares at $2,500 per share (the “Rollover Options”). These options had an intrinsic value of $737 and a fair value of $880. Under ASC 805-30-30-11 Goodwill or Gain from Bargain Purchase, Including Consideration Transferred, vested options granted by the acquiring company in exchange for outstanding options of the target company should be considered part of the purchase transaction. The fair value is accounted for as part of the purchase price of the target company.

Since these options were vested immediately and could be exercised upon death or disability of the executives and put back to the Company, they were reflected as redeemable common securities on the Company’s consolidated balance sheet.

However, these options had an additional condition, whereby they could have been put back to the Company at fair market value upon retirement. Because the terms of the Rollover Options could extend beyond the retirement dates of these two executives, it was possible that they could exercise these options within six months of the specified retirement date and then put the immature shares back to the Company at retirement less than six months later. GAAP requires variable accounting for awards with puts that can be exercised within six months of the issuance of the shares.

Therefore, regardless of the probability of this occurrence, changes in market value of the shares were expensed as additional stock compensation because the put, even if not probable, was within the control of the employee.

During the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, increases in the valuation of the remaining options resulted in charges to pre-tax income of $775, $116 and $572, respectively.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Time-based options

From 2004 to 2012 the Company granted time-based options to key eligible employees and outside directors. In conjunction with the options the Company recorded compensation expense of $1,747, $1,281 and $723 during the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, respectively. Compensation expense during the period from January 1, 2012 to July 27, 2012 included a $1,296 charge due to the acceleration of vesting of time-based options in conjunction with the Transaction (see Note 5). The fair value of each grant was estimated on the grant date using a Black-Scholes option valuation model based on the assumptions in the following table:

Expected dividend rate	0
Risk free interest rate	1.41% to 5.08%
Price volatility	15.00%
Weighted average expected life	7.5
Forfeiture rate	7.75

The weighted average expected life (estimated period of time outstanding) was estimated using the Company’s best estimate for determining the expected term. Expected volatility was based on implied historical volatility of an applicable Dow Jones Industrial Average sector index for a period equal to the stock option’s expected life.

Performance-based options

From 2005 to 2012 the Company granted performance based options (“PBOs”) to key employees and its outside directors. Under the PBO feature, the ability to exercise vested option awards was contingent upon the occurrence of an initial public offering of the Company’s common stock or a change in control of the Company and the achievement of specified investment returns to the Company’s shareholders. Since a change in control condition cannot be assessed as probable before it occurs, no compensation expense was recorded in connection with the issuance of PBOs until the Transaction. At such time the Company recorded compensation expense of $853.

The fair value of each grant was estimated on the grant date using a Monte Carlo option valuation model based on the assumptions in the following table:

Expected dividend rate	0
Risk free interest rate	2.75 % to 5.10%
Price volatility	15.00%
Weighted average expected life	3.44
Forfeiture rate	0

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes in outstanding options for the years ended December 31, 2010 and 2011 and the period from January 1, 2012 to July 27, 2012:

	Options	Average Exercise Price	Average Fair Market Value of TBOs at Grant Date	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2009 (Predecessor)	2,933.03	$13,462
Granted	327.00	28,035	$7,399
Exercised	(4.68)	11,090
Canceled	(133.10)	21,622

Outstanding at December 31, 2010 (Predecessor)	3,122.25	14,350
Granted	689.00	29,148	7,179
Exercised	(70.99)	17,549
Canceled	(41.99)	27,897

Outstanding at December 31, 2011 (Predecessor)	3,698.27	17,137
Granted	10.00	42,000	10,254

Exercised	(3,295.58)	15,803
Canceled	(412.69)	28,392

Outstanding at July 27, 2012 (Predecessor)	0.00

Exercisable at December 31, 2011	1,073.11	12,689	18,148	4.3

No new options were granted subsequent to July 27, 2012. The intrinsic value of options exercised was $108,364, $831 and $81 for the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, respectively. The fair value of options vested was $2,632, $789 and $187 during the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, respectively.

Note 13—Income Taxes

A summary of domestic and foreign (loss) income before income taxes and including minority interest follows:

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	Year Ended December 31, 2011 (Predecessor)	Year Ended December 31, 2010 (Predecessor)
Domestic	$(7,128)	$(11,128)	$113,697	$77,537
Foreign	222	(3,471)	8,454	4,841

Total	$(6,906)	$(14,599)	$122,151	$82,378

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax (benefit) expense consisted of the following:

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	Year Ended December 31, 2011 (Predecessor)	Year Ended December 31, 2010 (Predecessor)
Current:
Federal	$18,309	$(5,345)	$30,869	$34,752
State	622	433	6,586	5,281
Foreign	1,910	1,492	3,078	1,854

Total current expense (benefit)	20,841	(3,420)	40,533	41,887
Deferred:
Federal	(19,611)	6,077	4,852	(7,187)
State	(1,470)	(904)	365	(1,739)
Foreign	(1,082)	(1,350)	(9)	(16)

Total deferred (benefit) expense	(22,163)	3,823	5,208	(8,942)

Income tax (benefit) expense	$(1,322)	$403	$45,741	$32,945

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred income tax assets and liabilities consisted of the following:

	December 31,
	2012 (Successor)	2011 (Predecessor)
Current deferred income tax assets:
Inventory valuation	$(3,107)	$19,602
Allowance for doubtful accounts	228	851
Accrued liabilities	7,765	8,662
Contribution carryforward	0	107
Deferred foreign intercompany profit	1,130	0
Tax loss carryforwards	2,488	0
Tax credit carryforwards	2,157	576

Current deferred income tax assets before valuation allowances	10,661	29,798
Less: valuation allowances	(3,774)	0

Current deferred income tax assets, net (included in prepaid expenses and other current assets)	$6,887	$29,798

Non-current deferred income tax liabilities, net:
Property, plant and equipment	$28,012	$15,973
Intangible assets	221,081	62,128
Amortization of goodwill and other assets	86,908	19,746
Other	4,287	2,336

Non-current deferred income tax liabilities, net	$340,288	$100,183

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management assesses the available positive and negative evidence to estimate if sufficient taxable income will be generated to realize existing deferred tax assets. On the basis of this evaluation, as of December 31, 2012, a $1,720 valuation allowance had been established for United Kingdom (“U.K.”) net operating loss carryforwards. In addition to such allowance, an additional valuation allowance of $2,054 was established on the Company’s foreign tax credit carryforwards based on a projection of foreign source income which limits the Company’s ability to utilize the credits.

The difference between the Company’s effective income tax rate and the U.S. statutory income tax rate is as follows:

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	Year Ended December 31, 2011 (Predecessor)	Year Ended December 31, 2010 (Predecessor)
Tax provision at U.S. statutory income tax rate	35.0%	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	7.9	2.4	3.5	2.8
Warrant compensation charge not deductible	0	0	0	2.0
Domestic production activities deduction	11.8	(15.8)	(1.8)	(3.0)
Deferred tax adjustments	0	(1.5)	0	3.5
Non-deductible transaction costs	0	(13.4)	0	0
U.K. net operating losses not benefited	(10.7)	(8.7)	0	0
U.S.—foreign rate differential	(23.1)	(0.5)	0.2	(0.2)
Other	(1.8)	(0.3)	0.5	(0.1)

Effective income tax rate	19.1%	(2.8)%	37.4%	40.0%

Deferred tax adjustments: During the period from January 1, 2012 to July 27, 2012 the Company established a full valuation allowance on its foreign tax credit carryforwards. Additionally, the Company wrote-off a deferred tax liability related to the federal deduction for state taxes and it wrote-off a deferred tax asset related to deferred rent. In 2010, the Company recorded certain adjustments related to deferred income tax accounts recorded during the year related to activities associated with previous acquisitions.

U.S.—foreign rate differential: During the periods from July 28, 2012 to December 31, 2012 and January 1, 2012 to July 27, 2012, the U.S. tax effect on foreign earnings which are expected to be remitted in the future was provided, without consideration of offsetting foreign tax credits, due to projected future foreign source income being insufficient to utilize any available foreign tax credits.

As of December 31, 2012, the Company had tax-effected net operating loss carryforwards in the U.K. and Canada of $1,720 and $768, respectively. The Company has established a full valuation allowance on loss carryforwards in the U.K. and it expects the net operating loss carryforwards in Canada to be fully realizable.

Other differences between the effective income tax rate and the federal statutory income tax rate are composed primarily of favorable permanent differences related to inventory contributions, offset by non-deductible meals and entertainment expenses and, in 2011, offset by the settlement of an IRS audit of the Company’s 2008 and 2009 Federal income tax returns.

At December 31, 2012 and 2011, the Company’s share of the cumulative undistributed earnings of its foreign subsidiaries whose earnings are considered permanently reinvested was approximately $22,764 and

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$26,435, respectively. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of certain foreign subsidiaries, because such earnings are expected to be reinvested indefinitely in the subsidiaries’ operations. It is not practical to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale.

The Company and its subsidiaries file a U.S. federal income tax return, and over 100 state, city, and foreign tax returns.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

	Period from July 28, 2012 to December 31, 2012 (Successor)	Period from January 1, 2012 to July 27, 2012 (Predecessor)	Year Ended December 31, 2011 (Predecessor)	Year Ended December 31, 2010 (Predecessor)
Balance as of beginning of period	$492	$492	$831	$992
Increases related to current period tax positions	163	0	49	73
Increases related to prior period tax positions	0	0	0	505
Decrease related to settlements	0	0	(253)	(334)
Decreases related to lapsing of statutes of limitations	(126)	0	(135)	(405)

Balance as of end of period	$529	$492	$492	$831

The Company’s total net unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate are $443 and $362 at December 31, 2012 and 2011, respectively. It is reasonably possible that a reduction of uncertain tax positions of $159 may occur prior to December 31, 2013, upon the expiration of the period to assess tax in various federal, state and foreign taxing jurisdictions.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company has accrued $67 and $48 for the potential payment of interest and penalties at December 31, 2012 and 2011, respectively. During the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, the Company recorded income tax expense (credits) of $10, ($29), ($42) and ($56), respectively, related to interest and penalties.

For federal income tax purposes, the years 2010 through 2012 are open to examination at December 31, 2012. For non-U.S. income tax purposes, tax years from 2006 through 2012 remain open. Lastly, the Company is open to state and local income tax examinations for the tax years 2008 through 2012.

Note 14—Commitments, Contingencies and Related Party Transactions

Lease Agreements

The Company has non-cancelable operating leases for its numerous retail store sites, as well as for its corporate offices, certain distribution and manufacturing facilities, showrooms, and warehouse equipment that expire on various dates, principally through 2024. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2012, future minimum lease payments under all operating leases consisted of the following:

Future Minimum Operating Lease Payments
2013	$124,708
2014	98,857
2015	83,842
2016	72,352
2017	59,064
Thereafter	141,169

$579,992

The Company is also an assignor with contingent lease liability for 12 stores sold to franchisees and other parties. The potential contingent lease obligations continue until the applicable leases expire in 2018. The maximum amount of the contingent lease obligations may vary, but is limited to the sum of the total amount due under the leases. At December 31, 2012, the maximum amount of the contingent lease obligations was approximately $3,254 and is not included in the table above as such amount is contingent upon certain events occurring, which management has not assessed as probable or estimable at this time.

The future minimum lease payments included in the above table also do not include contingent rent based upon sales volumes or other variable costs, such as maintenance, insurance and taxes.

Rent expense for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, was $86,642, $95,100, $167,791 and $144,006, respectively, and included immaterial amounts of rent expense related to contingent rent.

Product Royalty Agreements

The Company has entered into product royalty agreements, with various licensors of copyrighted and trademarked characters and designs, which are used on the Company’s products, which require royalty payments based on sales of the Company’s products, and, in some cases, include annual minimum royalties.

At December 31, 2012, the Company’s commitment to pay future minimum product royalties was as follows:

Future Minimum Royalty Payments
2013	$10,171
2014	14,091
2015	13,772
2016	8,028
2017	2,963
Thereafter	0

$49,025

Product royalty expense for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, was $13,729, $13,040, $16,812 and $14,693, respectively.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During December 2009, the Company entered into a product purchase agreement with a vendor which requires the Company to purchase $9,000 of products annually through 2015.

During July 2012, the Company entered into an agreement which requires the Company to spend a minimum of $5,000 on advertising during the three year period ended July 2015.

Legal Proceedings

The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe that any of these proceedings will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

Related Party Transactions

At the time of the Transaction (see Note 5), the Company entered into a management agreement with THL and Advent, a minority owner, under which THL and Advent will provide advice to the Company on, among other things, financing, operations, acquisitions and dispositions. Under the agreement THL and Advent are paid, in aggregate, an annual management fee in the amount of the greater of $3,000 or 1.0% of Adjusted EBITDA, as defined in the Company’s debt agreements. THL and Advent received annual management fees in the amounts of $961 and $331, respectively, during the period from July 28, 2012 to December 31, 2012. Such amounts were recorded in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Additionally, at the time of the Transaction, the Company paid THL and Advent a non-recurring $20,000 fee for certain services that were performed in conjunction with the execution of the Transaction, including the obtaining of new financing. As the amount related to services performed for PC Topco and Merger Sub prior to the Transaction, such amount was not recorded as expense in the Company’s Predecessor financial statements and, instead, was recorded as a reduction to stockholders’ equity in the Company’s consolidated financial statements. Additionally, as long as THL and Advent receive annual management fees, they will advise the Company in connection with financing, acquisition and disposition transactions and the Company will pay a fee for services rendered in connection with each such transaction in an amount up to 1% of the gross transaction value. The management agreement expires on its tenth anniversary. In the case of an initial public offering or a change in control, as defined in the Company’s stockholders’ agreement, at the time of such event the Company must pay THL and Advent the net present value of the remaining annual management fees that are payable over the agreement’s ten year term.

Prior to the Transaction, the Company had a management agreement with two of its former owners, Berkshire Partners LLC (“Berkshire Partners”) and Weston Presidio Capital (“Weston Presidio”), pursuant to which they were paid an annual management fee of $1,300. Berkshire Partners received management fees of $474 during the period from January 1, 2012 to July 27, 2012 and $833 during each of 2011 and 2010. Weston Presidio received management fees of $239 during the period from January 1, 2012 to July 27, 2012 and $417 during each of 2011 and 2010.

Note 15—Segment Information

Industry Segments

The Company has two identifiable business segments. The Wholesale segment includes the design, manufacture, contract for manufacture and wholesale distribution of party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery. The Retail segment includes the operation of company-owned retail party supply superstores in the United States and Canada, the Company’s e-commerce operations through its PartyCity.com website and the sale of franchises on an individual store and franchise area basis throughout the United States and Puerto Rico.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s industry segment data for the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010 are as follows:

	Wholesale	Retail	Consolidated
Period from July 28 to December 31, 2012 (Successor)
Revenues:
Net sales	$510,277	$699,272	$1,209,549
Royalties and franchise fees	0	9,312	9,312

Total revenues	510,277	708,584	1,218,861
Eliminations	(245,219)	0	(245,219)

Net revenues	$265,058	$708,584	$973,642

Income from operations	$18,681	$38,068	$56,749

Interest expense, net			62,062
Other expense, net			1,593

Loss before income taxes			$(6,906)

Depreciation and amortization	$19,827	$30,010	$49,837
Capital expenditures	$5,042	$11,334	$16,376
Total assets	$1,028,329	$2,248,654	$3,276,983

	Wholesale	Retail	Consolidated
Period from January 1 to July 27, 2012 (Predecessor)
Revenues:
Net sales	$512,473	$613,089	$1,125,562
Royalties and franchise fees	0	9,281	9,281

Total revenues	512,473	622,370	1,134,843
Eliminations	(194,659)	0	(194,659)

Net revenues	$317,814	$622,370	$940,184

Income from operations	$44,719	$4,897	$49,616

Interest expense, net			41,970
Other expense, net			22,245

Loss before income taxes			$(14,599)

Depreciation and amortization	$11,849	$22,066	$33,915
Capital expenditures	$6,859	$22,005	$28,864

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Wholesale	Retail	Consolidated
Year Ended December 31, 2011 (Predecessor)
Revenues:
Net sales	$940,073	$1,267,964	$2,208,037
Royalties and franchise fees	0	19,106	19,106

Total revenues	940,073	1,287,070	2,227,143
Eliminations	(355,168)	0	(355,168)

Net revenues	$584,905	$1,287,070	$1,871,975

Income from operations	$92,228	$109,142	$201,370

Interest expense, net			77,743
Other expense, net			1,476

Income before income taxes			$122,151

Depreciation and amortization	$22,274	$37,357	$59,631
Capital expenditures	$13,159	$31,324	$44,483
Total assets	$977,343	$772,995	$1,750,338

	Wholesale	Retail	Consolidated
Year Ended December 31, 2010 (Predecessor)
Revenues:
Net sales	$769,247	$1,108,785	$1,878,032
Royalties and franchise fees	0	19,417	19,417

Total revenues	769,247	1,128,202	1,897,449
Eliminations	(298,355)	0	(298,355)

Net revenues	$470,892	$1,128,202	$1,599,094

Income from operations	$85,636	$41,800	$127,436

Interest expense, net			40,850
Other expense, net			4,208

Income before income taxes			$82,378

Depreciation and amortization	$18,979	$30,439	$49,418
Capital expenditures	$12,435	$37,188	$49,623
Total assets	$948,850	$704,301	$1,653,151

Geographic Segments

Export sales of metallic balloons of $10,196, $11,517, $21,344 and $18,851 during the period from July 28, 2012 to December 31, 2012, the period from January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, respectively, are included in domestic sales below. Intercompany sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets and are made at cost plus a share of operating profit.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s geographic area data are as follows:

	Domestic	Foreign	Eliminations	Consolidated
Period from July 28 to December 31, 2012 (Successor)
Revenues:
Net sales to unaffiliated customers	$848,303	$116,027	$0	$964,330
Net sales between geographic areas	16,298	19,136	(35,434)	0

Net sales	864,601	135,163	(35,434)	964,330
Royalties and franchise fees	9,312	0	0	9,312

Total revenues	$873,913	$135,163	$(35,434)	$973,642

Income from operations	$54,333	$2,652	$(236)	$56,749

Interest expense, net				62,062
Other expense, net				1,593

Loss before income taxes				$(6,906)

Depreciation and amortization	$47,906	$1,931		$49,837

Total long-lived assets (excluding goodwill, trade names and other intangible assets, net)	$289,802	$19,407		$309,209

Total assets	$3,428,796	$295,557	$(447,370)	$3,276,983

	Domestic	Foreign	Eliminations	Consolidated
Period from January 1 to July 27, 2012 (Predecessor)
Revenues:
Net sales to unaffiliated customers	$808,171	$122,732	$0	$930,903
Net sales between geographic areas	18,484	15,998	(34,482)	0

Net sales	826,655	138,730	(34,482)	930,903
Royalties and franchise fees	9,281	0	0	9,281

Total revenues	$835,936	$138,730	$(34,482)	$940,184

Income (loss) from operations	$53,679	$(3,261)	$(802)	$49,616

Interest expense, net				41,970
Other expense, net				22,245

Loss before income taxes				$(14,599)

Depreciation and amortization	$31,462	$2,453		$33,915

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Domestic	Foreign	Eliminations	Consolidated
Year Ended December 31, 2011 (Predecessor)
Revenues:
Net sales to unaffiliated customers	$1,619,572	$233,297	$0	$1,852,869
Net sales between geographic areas	28,321	12,304	(40,625)	0

Net sales	1,647,893	245,601	(40,625)	1,852,869
Royalties and franchise fees	19,106	0	0	19,106

Total revenues	$1,666,999	$245,601	$(40,625)	$1,871,975

Income from operations	$192,490	$8,883	$(3)	$201,370

Interest expense, net				77,743
Other expense, net				1,476

Income before income taxes				$122,151

Depreciation and amortization	$55,487	$4,144		$59,631

Total long-lived assets (excluding goodwill, trade names and other intangible assets, net)	$211,602	$18,492		$230,094

Total assets	$1,886,665	$261,389	$(397,716)	$1,750,338

	Domestic	Foreign	Eliminations	Consolidated
Year Ended December 31, 2010 (Predecessor)
Revenues:
Net sales to unaffiliated customers	$1,469,533	$110,144	$0	$1,579,677
Net sales between geographic areas	23,570	0	(23,570)	0

Net sales	1,493,103	110,144	(23,570)	1,579,677
Royalties and franchise fees	19,417	0	0	19,417

Total revenues	$1,512,520	$110,144	$(23,570)	$1,599,094

Income from operations	$120,058	$6,129	$1,249	$127,436

Interest expense, net				40,850
Other expense, net				4,208

Income before income taxes				$82,378

Depreciation and amortization	$48,427	$991		$49,418

Total long-lived assets (excluding goodwill, trade names and other intangible assets, net)	$215,631	$3,938		$219,569

Total assets	$1,645,154	$108,646	$(100,649)	$1,653,151

Note 16—Quarterly Results (Unaudited)

Despite a concentration of holidays in the fourth quarter of the year, as a result of the Company’s expansive product lines and customer base and increased promotional activities, the impact of seasonality on the quarterly results of the Company’s wholesale operations has been limited. However, due to Halloween and

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Christmas, the inventory balances of the Company’s wholesale operations are slightly higher during the third quarter than during the remainder of the year. Additionally, the promotional activities of the Company’s wholesale business, including special dating terms, particularly with respect to Halloween products sold to retailers and other distributors, result in slightly higher accounts receivable balances during the third quarter. The Company’s retail operations are subject to significant seasonal variations. Historically, the Company’s retail operations have realized a significant portion of their revenues, cash flow and net income in the fourth quarter of the year, principally due to Halloween sales in October and, to a lesser extent, year-end holiday sales.

The following table sets forth our historical revenues, gross profit, income (loss) from operations, net income (loss) and net income (loss) attributable to Party City Holdings Inc. for each of the quarters during the period from January 1, 2010 to June 30, 2012, the quarter ended December 31, 2012 and for the periods from July 1, 2012 to July 27, 2012 and July 28, 2012 to September 30, 2012:

	For the Three Months Ended March 31, (Predecessor)	For the Three Months Ended June 30, (Predecessor)	For the period from July 1, to July 27, (Predecessor)		For the period from July 28, to September 30, (Successor)		For the Three Months Ended December 31, (Successor)
2012:
Revenues:
Net sales	$379,281	$429,440	$122,182		$324,525		$639,805
Royalties and franchise fees	3,796	4,440	1,045		2,797		6,515
Gross profit	142,657	169,592	44,606		77,017	(c)	250,903	(c)
Income (loss) from operations	21,157	44,729	(16,270	)(a)	(28,676	)(c)	85,425	(c)
Net income (loss)	2,084	16,042	(33,128	)(b)	(30,550	)(c)	24,966	(c)
Net income (loss) attributable to Party City Holdings Inc.	2,044	15,991	(33,133	)(b)	(30,611	)(c)	24,967	(c)

	For the Three Months Ended, (Predecessor)
	March 31,	June 30,	September 30,	December 31,
2011:
Revenues:
Net sales	$352,501	$411,502	$436,186	$652,680
Royalties and franchise fees	3,681	4,550	3,962	6,913
Gross profit	127,486	163,715	148,039	294,656
Income from operations	16,608	43,022	11,276	130,464
Net (loss) income	(2,492)	14,578	(5,820)	70,144
Net (loss) income attributable to Party City Holdings Inc.	(2,563)	14,532	(5,922)	70,228
2010:
Revenues:
Net sales	$304,379	$352,705	$358,772	$563,821
Royalties and franchise fees	3,844	4,453	4,035	7,085
Gross profit	104,479	141,840	132,437	257,863
Income from operations	8,288	35,367	17,963	65,818	(d)
Net (loss) income	(369)	16,531	4,673	28,598	(d)
Net (loss) income attributable to Party Holdings Inc.	(412)	16,460	4,603	28,668	(d)

(a)	Includes: $8,383 of compensation expense related to the Transaction (see Note 5), $2,149 of stock-based compensation expense related to the Transaction and $16,148 of expense for payments in lieu of dividends.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)	Includes: $28,052 of costs related to the Transaction (see Note 5), principally bankers fees and compensation costs, $2,149 of stock-based compensation expense related to the Transaction and $16,148 of expense for payments in lieu of dividends.

(c)	As a result of the Transaction (see Note 5), the Company applied the acquisition method of accounting and increased the value of its inventory by $89,754 as of July 28, 2012. Such adjustment increased the Company’s cost of sales during the periods from July 28, 2012 to September 30, 2012 and October 1, 2012 to December 31, 2012 by $27,805 and $30,821, respectively, as a portion of the related inventory was sold.

(d)	During 2010, the Company instituted a program to convert its Factory Card & Party Outlet stores to Party City stores and recorded a fourth quarter charge of $27,400 for the impairment of the Factory Card & Party Outlet trade name.

Note 17—Fair Value Measurements

The provisions of ASC Topic 820, “Fair Value Measurement”, define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following table shows assets and liabilities as of December 31, 2012 (Successor) that are measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total as of December 31, 2012
Derivative assets	0	$27	0	$27
Derivative liabilities	0	(63)	0	(63)

The following table shows assets and liabilities as of December 31, 2011 (Predecessor) that are measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total as of December 31, 2011
Derivative assets	0	$808	0	$808
Derivative liabilities	0	(18)	0	(18)

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record other assets and liabilities at fair value on a nonrecurring basis, generally as a result of impairment charges.

The carrying amounts for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximated fair value at December 31, 2012 and December 31, 2011 because of the short-term maturities of the instruments and/or their variable rates of interest.

The carrying amount and fair value (based on observable inputs, including interest rates) of the Company’s borrowings under the New Term Loan Credit Agreement are as follows:

	December 31, 2012
	Carrying Amount	Fair Value (Level 2)
New Term Loan Credit Agreement	$1,112,632	$1,235,973

At December 31, 2012, the carrying amount of the Company’s borrowings under the New Senior Subordinated Notes approximated fair value as market conditions have not changed significantly since the issuance of the debt in July 2012.

The carrying amounts for other long-term debt approximated fair value at December 31, 2012 and December 31, 2011 based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

Note 18—Derivative Financial Instruments

The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as market risks. The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks managed through the use of derivative financial instruments are interest rate risk and foreign currency exchange rate risk.

Interest Rate Risk Management

As part of the Company’s risk management strategy, the Company periodically uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations. Accordingly, interest rate swap agreements are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in stockholders’ equity and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The fair value of an interest rate swap agreement is the estimated amount that the counterparty would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparty. The Company did not utilize interest rate swap agreements during 2012. See Note 19 for disclosure of the impact of interest rate swap agreements during 2011 and 2010.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Exchange Risk Management

A portion of the Company’s cash flows is derived from transactions denominated in foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, including the British Pound Sterling, the Euro, the Malaysian Ringgit, the Canadian Dollar and the Australian Dollar, the Company enters into foreign exchange contracts with major international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inventory purchases and sales. For contracts that qualify for hedge accounting, the terms of the foreign exchange contracts are such that cash flows from the contracts should be highly effective in offsetting the expected cash flows from the underlying forecasted transactions.

The foreign currency exchange contracts are reflected in the consolidated balance sheets at fair value. The fair value of the foreign currency exchange contracts is the estimated amount that the counterparties would receive or pay to terminate the foreign currency exchange contracts at the reporting date, taking into account current foreign exchange spot rates. At December 31, 2012 and 2011, the Company had unrealized net (losses) gains of $(225), and $505, respectively, recorded in accumulated other comprehensive income (loss) (see Note 19) related to foreign exchange contracts that qualify for hedge accounting. No components of these agreements are excluded in the measurement of hedge effectiveness. As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness. The Company anticipates that substantially all unrealized gains and losses in accumulated other comprehensive income related to these foreign exchange contracts will be reclassified into earnings by June 2014.

The following table displays the fair values and notional amounts of the Company’s derivatives at December 31, 2012 and December 31, 2011:

Derivative Instrument	Notional Amounts		Derivative Assets				Derivative Liabilities
	December 31, 2012 (Successor)	December 31, 2011 (Predecessor)	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value
			December 31, 2012 (Successor)		December 31, 2011 (Predecessor)		December 31, 2012 (Successor)		December 31, 2011 (Predecessor)
Foreign Exchange Contracts	$20,120	$27,884	(a)PP	$27	(a)PP	$808	(b)AE	$63	(b)AE	$18

(a)	PP = Prepaid expenses and other current assets

(b)	AE = Accrued expenses

Note 19—Subsequent Events

During February 2013, the Company amended the New Term Loan Credit Agreement. All term loans outstanding at the time of the amendment were replaced with new term loans for the same principal amount and the original issuance discount was eliminated. Additionally, the applicable margin for ABR borrowings was lowered from 3.50% to 2.25%, the applicable margin for LIBOR borrowings was lowered from 4.50% to 3.25% and the LIBOR floor was decreased from 1.25% to 1.00%. The amended agreement provides for two pricing options: (i) an ABR for any day, a rate per annum equal to the greater of (a) Deutsche Bank’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1%, (c) the adjusted LIBOR rate plus 1% and (d) 2.00% or (ii) the LIBOR rate, adjusted for certain additional costs, with a LIBOR floor of 1.00%, in each case plus the applicable margin.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During May 2013, the Company acquired 100% of the stock of iParty Corp. (“iParty”), a party goods retailer with approximately 50 stores, principally located in the New England region. The purchase price was $29,401. Additionally, on the closing date, the Company repaid the entire amount outstanding under iParty’s credit agreement, $9,029. The acquisition was funded using borrowings under the New ABL Facility.

The Company has adopted 2012 Plan under which the Company can grant incentive awards in the form of stock appreciation rights, restricted stock and common stock options to certain directors, officers, employees and consultants of the Company and its affiliates. A committee of the Company’s Board of Directors, or the Board itself in the absence of a committee, is authorized to make grants and various other decisions under the 2012 Plan. During April 2013, 950 time-based stock options and 1,417 performance-based stock options were granted.

Note 20—Condensed Consolidating Financial Information

Borrowings under the New ABL Facility, the New Term Loan Credit Agreement and the New Senior Subordinated Notes are guaranteed jointly and severally, fully and unconditionally, by the following 100%-owned domestic subsidiaries of the Company (collectively, “the Guarantors”):

•	Amscan Inc.

•	Am-Source, LLC

•	Anagram Eden Prairie Property Holdings LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	JCS Packaging Inc.

•	M&D Industries, Inc.

•	Party City Corporation

•	SSY Realty Corp.

•	Trisar, Inc.

Non-guarantor subsidiaries (collectively, “Non-guarantors”) include the following:

•	Amscan Asia International Ltd.

•	Amscan de Mexico, S.A. de C.V.

•	Amscan Distributors (Canada) Ltd.

•	Amscan Holdings Limited

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Amscan International Ltd.

•	Amscan Japan Co., Ltd.

•	Amscan Party Goods Pty. Ltd.

•	Amscan Partyartikel GmbH

•	Anagram Espana, S.L.

•	Anagram France S.C.S.

•	Anagram International, LLC

•	Christy’s Asia, Ltd.

•	Christy’s By Design, Ltd.

•	Christy’s Dressup, Ltd.

•	Christy’s Garments and Accessories, Ltd.

•	C. Riethmüller GmbH

•	Convergram de Mexico S. de R.L.

•	Everts International, Ltd.

•	Everts Malaysia SDN BHD

•	Party Ballons Int. GmbH

•	Party City Canada Inc.

•	Riethmueller (Polska) Sp z.o.o.

The following information presents condensed consolidating balance sheets at December 31, 2012 and 2011, the condensed consolidating statements of operations and comprehensive income (loss) for the periods from July 28, 2012 to December 31, 2012, January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, and the related condensed consolidating statements of cash flows for the periods from July 28, 2012 to December 31, 2012, January 1, 2012 to July 27, 2012 and the years ended December 31, 2011 and 2010, for the combined Guarantors and the combined Non-guarantors, together with the elimination entries necessary to consolidate the entities comprising the combined companies.

Activity at Party City Holdings Inc., other than its investment in, and income from, its subsidiaries, principally relates to the New ABL Facility, the New Term Loan Credit Agreement and the New Senior Notes. See Notes 7 and 8 for further discussion of such debt.

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2012 (Successor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,032	$9,531	$0	$14,563
Accounts receivable, net	85,759	43,580	0	129,339
Inventories, net	447,813	64,597	(2,193)	510,217
Prepaid expenses and other current assets	38,204	11,149	(426)	48,927

Total current assets	576,808	128,857	(2,619)	703,046
Property, plant and equipment, net	220,435	19,336	0	239,771
Goodwill	1,463,900	73,669	0	1,537,569
Trade names	563,575	2,961	0	566,536
Other intangible assets, net	158,771	1,852	0	160,623
Investment in and advances to consolidated subsidiaries	260,611	0	(260,611)	0
Due from affiliates	115,329	68,811	(184,140)	0
Other assets, net	69,367	71	0	69,438

Total assets	$3,428,796	$295,557	$(447,370)	$3,276,983

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$23,330	$9,928	$0	$33,258
Accounts payable	102,728	14,933	0	117,661
Accrued expenses	123,613	11,111	0	134,724
Income taxes payable	17,125	0	(811)	16,314
Due to affiliates	69,903	114,237	(184,140)	0
Current portion of long-term obligations	13,149	82	0	13,231

Total current liabilities	349,848	150,291	(184,951)	315,188
Long-term obligations, excluding current portion	1,805,021	7	0	1,805,028
Deferred income tax liabilities	340,215	73	0	340,288
Deferred rent and other long-term liabilities	6,482	342	0	6,824

Total liabilities	2,501,566	150,713	(184,951)	2,467,328
Redeemable common securities	22,205	0	0	22,205
Commitments and contingencies
Stockholders’ equity:
Common Stock	0	336	(336)	0
Additional paid-in capital	904,321	146,679	(266,639)	784,361
Accumulated (deficit) retained earnings	(5,496)	1,808	(1,956)	(5,644)
Accumulated other comprehensive income (loss)	6,200	(6,512)	6,512	6,200

Party City Holdings Inc. stockholders’ equity	905,025	142,311	(262,419)	784,917
Noncontrolling interests	0	2,533	0	2,533

Total stockholders’ equity	905,025	144,844	(262,419)	787,450

Total liabilities, redeemable common securities and stockholders’ equity	$3,428,796	$295,557	$(447,370)	$3,276,983

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2011 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$14,012	$8,041	$0	$22,053
Accounts receivable, net	84,322	42,800	0	127,122
Inventories, net	386,264	49,875	(1,156)	434,983
Prepaid expenses and other current assets	64,882	10,073	(435)	74,520

Total current assets	549,480	110,789	(1,591)	658,678
Property, plant and equipment, net	186,999	17,330	0	204,329
Goodwill	610,285	71,475	0	681,760
Trade names	129,882	2,840	0	132,722
Other intangible assets, net	45,292	1,792	0	47,084
Investment in and advances to consolidated subsidiaries	250,799	0	(250,799)	0
Due from affiliates	89,325	56,001	(145,326)	0
Other assets, net	24,603	1,162	0	25,765

Total assets	$1,886,665	$261,389	$(397,716)	$1,750,338

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$131,089	$8,193	$0	$139,282
Accounts payable	103,774	15,531	0	119,305
Accrued expenses	113,531	12,344	0	125,875
Income taxes payable	39,758	0	(485)	39,273
Due to affiliates	61,479	83,849	(145,328)	0
Current portion of long-term obligations	8,625	41	0	8,666

Total current liabilities	458,256	119,958	(145,813)	432,401
Long-term obligations, excluding current portion	834,262	48	0	834,310
Deferred income tax liabilities	98,782	1,401	0	100,183
Deferred rent and other long-term liabilities	20,273	141	0	20,414

Total liabilities	1,411,573	121,548	(145,813)	1,387,308
Redeemable common securities	36,939	0	0	36,939
Commitments and contingencies
Stockholders’ equity:
Common Stock	0	336	(336)	0
Additional paid-in capital	399,686	113,893	(227,128)	286,451
Retained earnings	49,821	33,958	(35,062)	48,717
Accumulated other comprehensive loss	(11,354)	(10,623)	10,623	(11,354)

Party City Holdings Inc. stockholders’ equity	438,153	137,564	(251,903)	323,814
Noncontrolling interests	0	2,277	0	2,277

Total stockholders’ equity	438,153	139,841	(251,903)	326,091

Total liabilities, redeemable common securities and stockholders’ equity	$1,886,665	$261,389	$(397,716)	$1,750,338

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME Period from July 28, 2012 to December 31, 2012 (Successor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$864,601	$135,163	$(35,434)	$964,330
Royalties and franchise fees	9,312	0	0	9,312

Total revenues	873,913	135,163	(35,434)	973,642
Expenses:
Cost of sales	568,941	102,667	(35,198)	636,410
Wholesale selling expenses	17,355	10,741	0	28,096
Retail operating expenses	164,091	8,077	0	172,168
Franchise expenses	6,128	0	0	6,128
General and administrative expenses	55,212	10,678	0	65,890
Art and development costs	7,853	348	0	8,201

Total expenses	819,580	132,511	(35,198)	916,893

Income from operations	54,333	2,652	(236)	56,749
Interest expense, net	61,711	351	0	62,062
Other expense (income), net	762	(976)	1,807	1,593

(Loss) income before income taxes	(8,140)	3,277	(2,043)	(6,906)
Income tax (benefit) expense	(2,644)	1,409	(87)	(1,322)

Net (loss) income	(5,496)	1,868	(1,956)	(5,584)
Less: net income attributable to noncontrolling interests	0	60	0	60

Net (loss) income attributable to Party City Holdings Inc.	$(5,496)	$1,808	$(1,956)	$(5,644)

Other comprehensive income, net of tax:
Foreign currency adjustments	$6,425	$5,594	$(5,538)	$6,481
Cash flow hedges, net	(225)	(225)	225	(225)

Other comprehensive income, net	6,200	5,369	(5,313)	6,256

Comprehensive income	704	7,237	(7,269)	672
Less: comprehensive income attributable to noncontrolling interests	0	116	0	116

Comprehensive income attributable to Party City Holdings Inc.	$704	$7,121	$(7,269)	$556

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Period from January 1, 2012 to July 27, 2012 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$826,655	$138,730	$(34,482)	$930,903
Royalties and franchise fees	9,281	0	0	9,281

Total revenues	835,936	138,730	(34,482)	940,184
Expenses:
Cost of sales	500,540	107,188	(33,680)	574,048
Wholesale selling expenses	17,924	13,644	0	31,568
Retail operating expenses	159,578	6,469	0	166,047
Franchise expenses	6,579	0	0	6,579
General and administrative expenses	87,235	14,267	0	101,502
Art and development costs	10,401	423	0	10,824

Total expenses	782,257	141,991	(33,680)	890,568

Income (loss) from operations	53,679	(3,261)	(802)	49,616
Interest expense, net	41,519	451	0	41,970
Other expense (income), net	26,190	(1,103)	(2,842)	22,245

Loss before income taxes	(14,030)	(2,609)	2,040	(14,599)
Income tax expense	562	137	(296)	403

Net loss	(14,592)	(2,746)	2,336	(15,002)
Less: net income attributable to noncontrolling interests	0	96	0	96

Net loss attributable to Party City Holdings Inc.	$(14,592)	$(2,842)	$2,336	$(15,098)

Other comprehensive loss, net of tax:
Foreign currency adjustments	$(1,316)	$(1,213)	$1,257	$(1,272)
Cash flow hedges, net	53	53	(53)	53

Other comprehensive loss, net	(1,263)	(1,160)	1,204	(1,219)

Comprehensive loss	(15,855)	(3,906)	3,540	(16,221)
Less: comprehensive income attributable to noncontrolling interests	0	140	0	140

Comprehensive loss attributable to Party City Holdings Inc.	$(15,855)	$(4,046)	$3,540	$(16,361)

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Year Ended December 31, 2011 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$1,647,894	$245,601	$(40,626)	$1,852,869
Royalties and franchise fees	19,106	0	0	19,106

Total revenues	1,667,000	245,601	(40,626)	1,871,975
Expenses:
Cost of sales	978,197	181,264	(40,488)	1,118,973
Wholesale selling expenses	33,260	24,645	0	57,905
Retail operating expenses	317,667	7,665	0	325,332
Franchise expenses	13,685	0	0	13,685
General and administrative expenses	115,388	22,819	(133)	138,074
Art and development costs	16,311	325	0	16,636

Total expenses	1,474,508	236,718	(40,621)	1,670,605

Income from operations	192,492	8,883	(5)	201,370
Interest expense, net	76,805	938	0	77,743
Other (income) expense, net	(4,240)	(509)	6,225	1,476

Income before income taxes	119,927	8,454	(6,230)	122,151
Income tax expense	43,565	2,226	(50)	45,741

Net income	76,362	6,228	(6,180)	76,410
Less net income attributable to noncontrolling interests	0	135	0	135

Net income attributable to Party City Holdings Inc.	$76,362	$6,093	$(6,180)	$76,275

Other comprehensive loss, net of tax:
Foreign currency adjustments	$(7,234)	$(6,763)	$6,593	$(7,404)
Cash flow hedges, net	1,795	381	(381)	1,795

Other comprehensive loss, net	(5,439)	(6,382)	6,212	(5,609)

Comprehensive income (loss)	70,923	(154)	32	70,801
Less: comprehensive loss attributable to noncontrolling interests	0	(35)	0	(35)

Comprehensive income (loss) attributable to Party City Holdings Inc.	$70,923	$(119)	$32	$70,836

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Year Ended December 31, 2010 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$1,493,103	$110,144	$(23,570)	$1,579,677
Royalties and franchise fees	19,417	0	0	19,417

Total revenues	1,512,520	110,144	(23,570)	1,599,094
Expenses:
Cost of sales	884,957	81,600	(23,499)	943,058
Wholesale selling expenses	31,379	11,346	0	42,725
Retail operating expenses	296,891	0	0	296,891
Franchise expenses	12,269	0	0	12,269
General and administrative expenses	124,542	11,170	(1,320)	134,392
Art and development costs	15,024	(101)	0	14,923
Impairment of trade name	27,400	0	0	27,400

Total expenses	1,392,462	104,015	(24,819)	1,471,658

Income from operations	120,058	6,129	1,249	127,436
Interest expense, net	40,791	59	0	40,850
Other (income) expense, net	(1,312)	1,159	4,361	4,208

Income before income taxes	80,579	4,911	(3,112)	82,378
Income tax expense	31,215	1,756	(26)	32,945

Net income	49,364	3,155	(3,086)	49,433
Less net income attributable to noncontrolling interests	0	114	0	114

Net income attributable to Party City Holdings Inc.	$49,364	$3,041	$(3,086)	$49,319

Other comprehensive income, net of tax:
Foreign currency adjustments	$(376)	$(87)	$148	$(315)
Cash flow hedges, net	2,856	293	(293)	2,856

Other comprehensive income, net	2,480	206	(145)	2,541

Comprehensive income	51,844	3,361	(3,231)	51,974
Less: comprehensive income attributable to noncontrolling interests	0	175	0	175

Comprehensive income attributable to Party City Holdings Inc.	$51,844	$3,186	$(3,231)	$51,799

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Period from July 28, 2012 to December 31, 2012 (Successor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows (used in) provided by operating activities:
Net (loss) income	$(5,496)	$1,868	$(1,956)	$(5,584)
Net income attributable to noncontrolling interest	0	60	0	60

Net (loss) income attributable to Party City Holdings Inc.	(5,496)	1,808	(1,956)	(5,644)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	47,906	1,931	0	49,837
Amortization of deferred financing costs	4,605	0		4,605
Provision for doubtful accounts	471	330	0	801
Deferred income tax benefit	(21,333)	(830)	0	(22,163)
Deferred rent	6,005	330	0	6,335
Undistributed gain in unconsolidated joint venture	(297)	0	0	(297)
Impairment of fixed assets	71	0	0	71
Gain on disposal of equipment	(9)	0	0	(9)
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in accounts receivable	(15,587)	8,585	0	(7,002)
Decrease (increase) in inventories	96,960	(2,483)	237	94,714
Decrease in prepaid expenses and other current assets	4,105	5,945	0	10,050
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(152,719)	2,422	1,719	(148,578)

Net cash (used in) provided by operating activities	(35,318)	18,038	0	(17,280)
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(1,562,222)	(24)	0	(1,562,246)
Capital expenditures	(14,687)	(1,689)	0	(16,376)
Proceeds from disposal of property and equipment	69	0	0	69

Net cash used in investing activities	(1,576,840)	(1,713)	0	(1,578,553)
Cash flows provided by (used in) financing activities:
Repayments of loans, notes payable and long-term obligations	(1,159,813)	(9,287)	0	(1,169,100)
Proceeds from loans, notes payable and long-term obligations	2,028,051	0	0	2,028,051
Capital contributions and proceeds from exercise of stock options	809,370	0	0	809,370
Excess tax benefit from stock options	560	0	0	560
Debt issuance costs	(64,114)	0	0	(64,114)

Net cash provided by (used in) financing activities	1,614,054	(9,287)	0	1,604,767
Effect of exchange rate changes on cash and cash equivalents	0	128	0	128

Net increase in cash and cash equivalents	1,896	7,166	0	9,062
Cash and cash equivalents at beginning of period	3,136	2,365	0	5,501

Cash and cash equivalents at end of period	$5,032	$9,531	$0	$14,563

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Period from January 1, 2012 to July 27, 2012 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows used in operating activities:
Net loss	$(14,592)	$(2,746)	$2,336	$(15,002)
Net income attributable to noncontrolling interest	0	96	0	96

Net loss attributable to Party City Holdings Inc.	(14,592)	(2,842)	2,336	(15,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	31,462	2,453	0	33,915
Amortization of deferred financing costs	2,592	0	0	2,592
(Credit) provision for doubtful accounts	(245)	889	0	644
Deferred income tax expense (benefit)	5,476	(1,653)	0	3,823
Deferred rent	2,988	356	0	3,344
Undistributed income in unconsolidated joint venture	(128)	0	0	(128)
Loss on disposal of equipment	7	2	0	9
Equity based compensation	3,375	0	0	3,375
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	12,991	(8,996)	0	3,995
Increase in inventories	(68,440)	(9,625)	801	(77,264)
Increase in prepaid expenses and other current assets	(1,282)	(5,825)	0	(7,107)
Increase in accounts payable, accrued expenses and income taxes payable	20,086	12,825	(3,137)	29,774

Net cash used in operating activities	(5,710)	(12,416)	0	(18,126)
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(3,106)	0	0	(3,106)
Capital expenditures	(24,931)	(3,933)	0	(28,864)
Proceeds from disposal of property and equipment	111	35	0	146

Net cash used in investing activities	(27,926)	(3,898)	0	(31,824)
Cash flows provided by financing activities:
Repayments of loans, notes payable and long-term obligations	(9,532)	(32)	0	(9,564)
Proceeds from loans, notes payable and long-term obligations	0	10,590	0	10,590
Excess tax benefit from stock options	32,292	0	0	32,292

Net cash provided by financing activities	22,760	10,558	0	33,318
Effect of exchange rate changes on cash and cash equivalents	0	80	0	80

Net decrease in cash and cash equivalents	(10,876)	(5,676)	0	(16,552)
Cash and cash equivalents at beginning of period	14,012	8,041	0	22,053

Cash and cash equivalents at end of period	$3,136	$2,365	$0	$5,501

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Year Ended December 31, 2011 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows used in operating activities:
Net income	$76,362	$6,228	$(6,180)	$76,410
Less: net income attributable to noncontrolling interest	0	135	0	135

Net income attributable to Party City Holdings Inc.	76,362	6,093	(6,180)	76,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	55,487	4,144	0	59,631
Amortization of deferred financing costs	4,500	0	0	4,500
Provision for doubtful accounts	707	1,066	0	1,773
Deferred income tax expense (benefit)	5,217	(9)	0	5,208
Deferred rent	7,374	93	0	7,467
Undistributed income in unconsolidated joint venture	(463)	0	0	(463)
Impairment of fixed assets	87	0	0	87
Loss (gain) on disposal of equipment	205	(376)	0	(171)
Equity based compensation	1,397	0	0	1,397
Changes in operating assets and liabilities, net of effects of acquired businesses:
(Increase) decrease in accounts receivable	(8,467)	461	0	(8,006)
Decrease (increase) in inventories	20,703	(5,861)	137	14,979
Increase in prepaid expenses and other current assets	(5,773)	(4,103)	0	(9,876)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(2,043)	4,463	6,043	8,463

Net cash provided by operating activities	155,293	5,971	0	161,264
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(95,624)	0	0	(95,624)
Capital expenditures	(41,633)	(2,850)	0	(44,483)
Proceeds from disposal of property and equipment	47	1,151	0	1,198

Net cash used in investing activities	(137,210)	(1,699)	0	(138,909)
Cash flows used in financing activities:
Repayments of loans, notes payable and long-term obligations	(29,173)	(42)	0	(29,215)
Proceeds from loans, notes payable and long-term obligations	0	8,197	0	8,197
Dividend distribution	9,670	(9,670)	0	0
Proceeds from exercise of options, net of retirements	1,234	0	0	1,234

Net cash used in financing activities	(18,269)	(1,515)	0	(19,784)
Effect of exchange rate changes on cash and cash equivalents	0	(972)	0	(972)

Net (decrease) increase in cash and cash equivalents	(186)	1,785	0	1,599
Cash and cash equivalents at beginning of period	14,198	6,256	0	20,454

Cash and cash equivalents at end of period	$14,012	$8,041	$0	$22,053

PARTY CITY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Year Ended December 31, 2010 (Predecessor)

(Dollars in thousands, except per share)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows used in operating activities:
Net income	$49,364	$3,155	$(3,086)	$49,433
Less: net income attributable to noncontrolling interest	0	114	0	114

Net income attributable to Party City Holdings Inc.	49,364	3,041	(3,086)	49,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	48,427	991	0	49,418
Amortization of deferred financing costs	2,475	0	0	2,475
Provision for doubtful accounts	695	(58)	0	637
Deferred income tax expense	(8,942)	0	0	(8,942)
Deferred rent	4,500	0	0	4,500
Undistributed gain in unconsolidated joint venture	(678)	0	0	(678)
Impairment of trade name	27,400	0	0	27,400
Impairment of fixed assets	597	0	0	597
Loss (gain) on disposal of equipment	206	(15)	0	191
Equity based compensation	6,018	0	0	6,018
Write-off of deferred financing costs	2,448	0	0	2,448
Changes in operating assets and liabilities, net of effects of acquired businesses:
(Increase) decrease in accounts receivable	(14,428)	7,921	0	(6,507)
Increase in inventories	(84,538)	(1,300)	71	(85,767)
Increase in prepaid expenses and other current assets	(21,711)	(1,282)	0	(22,993)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	44,254	(4,217)	3,015	43,052

Net cash provided by operating activities	56,087	5,081	0	61,168
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(53,350)	2	0	(53,348)
Capital expenditures	(48,558)	(1,065)	0	(49,623)
Proceeds from disposal of property and equipment	159	46	0	205

Net cash used in investing activities	(101,749)	(1,017)	0	(102,766)
Cash flows provided by financing activities:
Repayments of loans, notes payable and long-term obligations	(393,259)	(30)	0	(393,289)
Proceeds from loans, notes payable and long-term obligations	742,112	41	0	742,153
Dividend distribution	(301,829)	0	0	(301,829)
Payments related to redeemable common stock and rollover options	(572)	0	0	(572)
Proceeds from exercise of options, net of retirements	52	0	0	52

Net cash provided by financing activities	46,504	11	0	46,515
Effect of exchange rate changes on cash and cash equivalents	(243)	360	0	117

Net increase in cash and cash equivalents	599	4,435	0	5,034
Cash and cash equivalents at beginning of period	13,599	1,821	0	15,420

Cash and cash equivalents at end of period	$14,198	$6,256	$0	$20,454

SCHEDULE II

PARTY CITY HOLDINGS INC.

VALUATION AND QUALIFYING ACCOUNTS

Period from July 28, 2012 to December 31, 2012, Period from January 1, 2012 to July 27, 2012 and the Years Ended December 31, 2011 and 2010

	Beginning Balance	Write-Offs	Additions	Ending Balance
	(Dollars in thousands)
Allowance for Doubtful Accounts:
For the year ended December 31, 2010 (Predecessor)	$2,997	$920	$637	$2,714
For the year ended December 31, 2011 (Predecessor)	2,714	610	1,773	3,877
For the period from January 1, 2012 to July 27, 2012 (Predecessor)	3,877	738	644	3,783
For the period from July 28, 2012 to December 31, 2012 (Successor)	0	95	801	706
Sales Returns and Allowances:
For the year ended December 31, 2010 (Predecessor)	180	58,321	58,590	449
For the year ended December 31, 2011 (Predecessor)	449	72,367	72,516	598
For the period from January 1, 2012 to July 27, 2012 (Predecessor)	598	37,031	37,118	685
For the period from July 28, 2012 to December 31, 2012 (Successor)	0	39,085	39,456	371

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
	(Note 2) (Unaudited)	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$13,354	$14,563
Accounts receivable, net	117,342	129,339
Inventories, net	550,359	510,217
Prepaid expenses and other current assets	88,817	48,927

Total current assets	769,872	703,046
Property, plant and equipment, net	232,973	239,771
Goodwill	1,565,997	1,537,569
Trade names	566,376	566,536
Other intangible assets, net	141,871	160,623
Other assets, net	60,176	69,438

Total assets	$3,337,265	$3,276,983

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$131,489	$33,258
Accounts payable	147,156	117,661
Accrued expenses	139,086	134,724
Income taxes payable	0	16,314
Current portion of long-term obligations	13,263	13,231

Total current liabilities	430,994	315,188
Long-term obligations, excluding current portion	1,792,354	1,805,028
Deferred income tax liabilities	332,698	340,288
Deferred rent and other long-term liabilities	15,940	6,824

Total liabilities	2,571,986	2,467,328

Redeemable common securities (including 1,039.23 and 888.23 common shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	25,980	22,205

Commitments and contingencies

Stockholders’ equity:
Common stock ($0.01 par value; 32,470.70 shares issued and outstanding)	0	0
Additional paid-in capital	785,714	784,361
Accumulated deficit	(45,448)	(5,644)
Accumulated other comprehensive (loss) income	(3,683)	6,200

Party City Holdings Inc. stockholders’ equity	736,583	784,917
Noncontrolling interests	2,716	2,533

Total stockholders’ equity	739,299	787,450

Total liabilities, redeemable common securities and stockholders’ equity	$3,337,265	$3,276,983

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(Amounts in thousands)

	Successor	Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012
Revenues:
Net sales	$441,976	$429,440
Royalties and franchise fees	4,253	4,440

Total revenues	446,229	433,880
Expenses:
Cost of sales	287,377	259,848
Wholesale selling expenses	16,612	13,677
Retail operating expenses	81,609	75,977
Franchise expenses	3,301	3,053
General and administrative expenses	37,718	31,664
Art and development costs	5,014	4,932

Total expenses	431,631	389,151

Income from operations	14,598	44,729
Interest expense, net	31,768	18,703
Other expense, net	1,891	532

(Loss) income before income taxes	(19,061)	25,494
Income tax (benefit) expense	(6,536)	9,452

Net (loss) income	(12,525)	16,042
Less: net income attributable to noncontrolling interests	66	51

Net (loss) income attributable to Party City Holdings Inc.	$(12,591)	$15,991

Comprehensive (loss) income	$(15,565)	$12,593
Less: comprehensive loss attributable to noncontrolling interests	(20)	(21)

Comprehensive (loss) income attributable to Party City Holdings Inc.	$(15,545)	$12,614

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(Amounts in thousands)

	Successor	Predecessor
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Revenues:
Net sales	$839,631	$808,721
Royalties and franchise fees	8,146	8,236

Total revenues	847,777	816,957
Expenses:
Cost of sales	554,575	496,472
Wholesale selling expenses	34,053	27,305
Retail operating expenses	154,849	146,594
Franchise expenses	6,504	5,780
General and administrative expenses	69,329	65,444
Art and development costs	9,698	9,476

Total expenses	829,008	751,071

Income from operations	18,769	65,886
Interest expense, net	65,674	36,805
Other expense, net	14,481	295

(Loss) income before income taxes	(61,386)	28,786
Income tax (benefit) expense	(21,761)	10,660

Net (loss) income	(39,625)	18,126
Less: net income attributable to noncontrolling interests	179	91

Net (loss) income attributable to Party City Holdings Inc.	$(39,804)	$18,035

Comprehensive (loss) income	$(49,504)	$17,437
Less: comprehensive income attributable to noncontrolling interests	183	142

Comprehensive (loss) income attributable to Party City Holdings Inc.	$(49,687)	$17,295

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Amounts in thousands, except share amounts)

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Party City Holdings Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at December 31, 2012	32,470.70	$0	$784,361	$(5,644)	$6,200	$784,917	$2,533	$787,450
Net (loss) income				(39,804)		(39,804)	179	(39,625)
Equity based compensation			1,353			1,353		1,353
Foreign currency adjustments					(10,264)	(10,264)	4	(10,260)
Impact of foreign exchange contracts, net of taxes					381	381		381

Balance at June 30, 2013	32,470.70	$0	$785,714	$(45,448)	$(3,683)	$736,583	$2,716	$739,299

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Successor	Predecessor
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Cash flows (used in) provided by operating activities:
Net (loss) income	$(39,625)	$18,126
Less: net income attributable to noncontrolling interests	179	91

Net (loss) income attributable to Party City Holdings Inc.	(39,804)	18,035

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	48,356	29,955
Amortization of deferred financing costs and original issuance discount	13,803	2,248
Provision (credit) for doubtful accounts	385	(329)
Deferred income tax benefit	(10,507)	(1,592)
Deferred rent	7,967	3,047
Undistributed loss (income) in unconsolidated joint venture	19	(86)
Loss on disposal of equipment	72	34
Equity based compensation	1,353	1,225
Changes in operating assets and liabilities, net of effects of acquired businesses:
Decrease in accounts receivable	10,261	7,547
Increase in inventories	(23,877)	(32,340)
Increase in prepaid expenses and other current assets	(7,791)	(1,143)
Decrease in accounts payable, accrued expenses and income taxes payable	(9,097)	(2,602)

Net cash (used in) provided by operating activities	(8,860)	23,999
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(48,631)	(604)
Capital expenditures	(25,568)	(23,790)
Proceeds from disposal of property and equipment	207	122

Net cash used in investing activities	(73,992)	(24,272)
Cash flows provided by (used in) financing activities:
Repayment of loans, notes payable and long-term obligations	(1,146,532)	(11,279)
Proceeds from loans, notes payable and long-term obligations	1,228,901	7,491
Proceeds from the issuance of common stock	750	0
Debt issuance costs	(1,136)	0

Net cash provided by (used in) financing activities	81,983	(3,788)
Effect of exchange rate changes on cash and cash equivalents	(340)	(65)

Net decrease in cash and cash equivalents	(1,209)	(4,126)
Cash and cash equivalents at beginning of period	14,563	22,053

Cash and cash equivalents at end of period	$13,354	$17,927

Supplemental disclosure of cash flow information:
Cash paid during the period
Interest	$60,266	$37,045
Income taxes, net of refunds	$21,180	$5,975

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands, except share and per share amounts)

Note 1—Description of Business

Party City Holdings Inc. (the “Company” or “PCHI”) designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery throughout the world. In addition, the Company operates specialty retail party supply stores in the United States and Canada, principally under the names Party City and Halloween City, and it operates e-commerce websites, principally under the domain name partycity.com. The Company also franchises both individual stores and franchise areas throughout the United States and Puerto Rico, principally under the name Party City.

Note 2—Basis of Presentation and Recently Issued Accounting Pronouncements

PCHI is a wholly-owned subsidiary of PC Intermediate Holdings, Inc. (“PC Intermediate”), which is a wholly-owned subsidiary of PC Nextco Holdings, LLC (“PC Nextco”). PC Nextco is a wholly-owned subsidiary of PC Topco Holdings, Inc. (“PC Topco”). PC Intermediate, PC Nextco and PC Topco have no assets or operations other than their investment in, and income (loss) from, PCHI and its subsidiaries. All capital stock amounts in the Company’s condensed consolidated financial statements and footnotes represent the capital stock amounts of PC Topco.

On July 27, 2012, PC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of PC Intermediate, merged into PCHI, with PCHI being the surviving entity (“the Transaction”). At such time 100% of PC Topco, which was formed in order to effect the Transaction, was owned by a collaborative group consisting of funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), 70% ownership, funds affiliated with Advent International Corporation (“Advent”), 24% ownership, and other minority investors, including management, 6% ownership. As a result of the Transaction, the financial information for the period after July 27, 2012 represents the financial information of the “Successor” company. Prior to, and including, July 27, 2012, the consolidated financial statements include the accounts of the “Predecessor” company. Due to the change in the basis of assets and liabilities resulting from the application of the acquisition method of accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

The unaudited condensed consolidated financial statements of the Company include the accounts of the Company and its majority-owned and controlled entities. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included in the unaudited condensed consolidated financial statements.

The majority of our retail operations define a fiscal year (“Fiscal Year”) as the 52-week period or 53-week period ended on the Saturday nearest December 31st of each year and define their fiscal quarters (“Fiscal Quarter”) as the four interim 13-week periods following the end of the previous Fiscal Year, except in the case of a 53-week Fiscal Year when the fourth Fiscal Quarter is extended to 14 weeks. The consolidated financial statements of the Company combine the Fiscal Quarters of our retail operations with the calendar quarters of our wholesale operations. The Company has determined the differences between the retail operation’s Fiscal Year and Fiscal Quarters and the calendar year and calendar quarters to be insignificant.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

Operating results for interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2013. Our business is subject to substantial seasonal variations as our retail segment has realized a significant portion of its net sales, cash flows and net income in the fourth quarter of each year, principally due to its Halloween season sales in October and, to a lesser extent, other year-end holiday sales. We expect that this general pattern will continue. Our results of operations may also be affected by industry factors that may be specific to a particular period such as movement in, and the general level of, raw material costs.

Subsequent events have been evaluated through August 14, 2013, the date on which financial statements were available to be issued.

Recently Issued Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-10, “Derivatives and Hedging (Topic 815), Inclusion of the Federal Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes”. The pronouncement allows companies to use the federal funds effective rate as a benchmark interest rate for purposes of achieving hedge accounting. Although the pronouncement has no current impact on the Company, it could impact the Company in the future.

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830), Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”. The pronouncement states that a cumulative translation adjustment is attached to the parent’s investment in a foreign entity and should be released in a manner consistent with the derecognition guidance on investments in entities. The ASU is effective for fiscal years beginning after December 15, 2013. Although the Company continues to review this pronouncement, it does not believe that it will have a material impact on the Company’s financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The pronouncement requires companies to report, in one place, information about reclassifications out of accumulated other comprehensive income. Additionally, it requires companies to report changes in accumulated other comprehensive income balances. The Company adopted ASU 2013-02 as of January 1, 2013. See Note 6. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”. Additionally, in January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210), Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. The pronouncements require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The Company adopted the pronouncements on January 1, 2013. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Note 3—Acquisitions

Retail Acquisitions

During May 2013, the Company acquired 100% of the stock of iParty Corp. (“iParty”), a party goods retailer with approximately 50 stores principally located in the New England region. The purchase price was

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

$29,401. Additionally, on the closing date, the Company repaid the entire amount outstanding under iParty’s credit agreement, $9,029. The acquisition was funded using borrowings under the Company’s $400,000 ABL Credit Agreement (“New ABL Facility”). The results of iParty are included in the condensed consolidated financial statements from the May 9, 2013 acquisition date and are reported in the operating results of the Company’s Retail segment.

The following summarizes the estimated fair values of the major classes of assets acquired and liabilities assumed: inventory of $17,629, current deferred tax assets of $9,391, fixed assets of $2,441, accounts payable of $7,161 and accrued expenses of $2,814. $20,460 has been initially recorded as goodwill. The allocation of the purchase price is based on our preliminary estimate of the fair value of the assets acquired and liabilities assumed. The Company is still in the process of accumulating information to complete the determination of the fair value of certain acquired assets, including inventory and income tax-related assets. Goodwill arises because the purchase price reflects the strategic fit and expected synergies that the business will bring to the Company’s operations. Due to the Company’s vertically integrated structure, the percentage of the Company’s wholesale product sold at iParty stores will be increased significantly. Additionally, the acquisition expands the Company’s vertical model by giving the Company a significant retail presence in New England. The excess of the purchase price over the fair value of the tangible assets and liabilities acquired is not deductible for U.S. tax purposes.

Note 4—Inventories

Inventories consisted of the following:

	June 30, 2013	December 31, 2012
Finished goods	$529,285	$490,241
Raw materials	14,487	13,822
Work in process	6,587	6,154

	$550,359	$510,217

Inventories are valued at the lower of cost or market. The Company determines the cost of inventory at its retail operations using the weighted average method. Other inventory cost is determined principally using the first-in, first-out method.

The Company estimates retail inventory shortages for the periods between physical inventory dates on a store-by-store basis. Inventory shrinkage estimates can be affected by changes in merchandise mix and changes in actual shortage trends. The shrinkage rate from the most recent physical inventory, in combination with historical experience, is the basis for estimating shrinkage.

As a result of the Transaction (see Note 2), the Company applied the acquisition method of accounting and increased the value of its inventory at July 28, 2012 by $89,754. The adjustment principally reflects the previously deferred wholesale margin on inventory supplied to the Company’s retail operations and on hand at July 27, 2012. Such adjustment increased the Company’s cost of sales during the three and six months ended June 30, 2013 by $8,535 and $19,363, respectively, as a portion of the related inventory was sold. At June 30, 2013, $11,765 of the adjustment remained in finished goods.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

Note 5—Income Taxes

The income tax (benefit) expense for the three and six months ended June 30, 2013 and 2012 were determined based upon the Company’s estimated consolidated effective income tax rates of 37.3% and 36.3% for the years ending December 31, 2013 and 2012, respectively. The difference between the estimated consolidated effective income tax rate for the year ending December 31, 2013 and the U.S. federal statutory rate is primarily attributable to unrecognized foreign tax credits and state income taxes, partially offset by available domestic manufacturing deductions. The difference between the estimated consolidated effective income tax rate for the year ending December 31, 2012 and the U.S. federal statutory rate was primarily attributable to state income taxes, partially offset by available domestic manufacturing deductions.

Note 6—Changes in Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) attributable to Party City Holdings Inc. consisted of the following:

	Six Months Ended June 30, 2013
	Foreign Currency Adjustments	Impact of Foreign Exchange Contracts, Net of Taxes	Total, Net of Taxes
Balance at December 31, 2012	$6,425	$(225)	$6,200
Other comprehensive (loss) income before reclassifications, net of income tax expense of $0, $119 and $119	(10,264)	203	(10,061)
Amounts reclassified from accumulated other comprehensive (loss) income, net of income tax expense of $0, $105 and $105	0	178	178

Net current-period other comprehensive (loss) income	(10,264)	381	(9,883)

Balance at June 30, 2013	$(3,839)	$156	$(3,683)

Note 7—Capital Stock

PCHI is a wholly-owned subsidiary of PC Intermediate, which is a wholly-owned subsidiary of PC Nextco. PC Nextco is a wholly-owned subsidiary of PC Topco. PC Intermediate, PC Nextco and PC Topco have no assets or operations other than their investment in, and income (loss) from, PCHI and its subsidiaries. All capital stock amounts in the Company’s condensed consolidated financial statements and footnotes represent the capital stock amounts of PC Topco.

At June 30, 2013, the Company’s authorized capital stock, including redeemable common securities, consisted of 1,000,000.00 shares of $0.01 par value common stock.

Under the terms of the Company’s stockholders’ agreement, dated July 27, 2012, the Company has an option to purchase all of the shares of common stock held by former employees and, under certain circumstances, former employee stockholders and independent director stockholders can require the Company to purchase all of the shares held by the former employees/directors. The aggregate amount that may be payable by the Company to current employee/director stockholders should they die or become disabled, based on the estimated fair market value of fully paid and vested common securities, totaled $25,980 and $22,205 at June 30, 2013 and December 31, 2012, respectively, and was classified as redeemable common securities on the Company’s condensed consolidated balance sheet, with a corresponding adjustment to stockholders’ equity.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

The change in redeemable common securities during the six months ended June 30, 2013 was as follows:

Common Shares
Balance at December 31, 2012	$22,205
Common shares issued	3,775

Balance at June 30, 2013	$25,980

During the six months ended June 30, 2013, the Company issued 121 shares of redeemable common stock in conjunction with an acquisition and the sellers of the acquired entity became employees of the Company. Additionally, during the six months ended June 30, 2013, an independent member of the Board of Directors purchased 30 shares of redeemable common stock.

Note 8—Share-Based Compensation

Subsequent to the Transaction (see Note 2), the Company adopted the 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) under which the Company can grant incentive awards in the form of stock appreciation rights, restricted stock and common stock options to certain directors, officers, employees and consultants of the Company and its affiliates. A committee of the Company’s Board of Directors, or the Board itself in the absence of a committee, is authorized to make grants and various other decisions under the 2012 Plan.

During the three months ended June 30, 2013, 998 time-based stock options and 1,493 performance-based stock options were granted to employees and the Company’s independent director. The options are exercisable at $25,000 per share.

The time-based options vest at a rate of 20% per year and become fully vested in the event of a change-in-control.

The performance-based options vest if: 1) certain service requirements are met, 2) the Company achieves certain specified investment returns and 3) there is a change-in-control. Since a change-in-control cannot be assessed as probable before it occurs, no compensation expense has been recorded in connection with the performance-based options.

The Company recorded $1,353 and $483 of share-based compensation expense in general and administrative expenses during the three months ended June 30, 2013 and 2012, respectively, and $1,353 and $1,225 of share-based compensation expense in general and administrative expenses during the six months ended June 30, 2013 and 2012, respectively.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

Note 9—Segment Information

Industry Segments

The Company has two identifiable business segments. The Wholesale segment includes the design, manufacture, contract for manufacture and wholesale distribution of party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery. The Retail segment includes the operation of company-owned retail party supply superstores in the United States and Canada, the Company’s e-commerce operations and the sale of franchises on an individual store and franchise area basis throughout the United States and Puerto Rico.

The Company’s industry segment data for the three months ended June 30, 2013 and June 30, 2012 was as follows:

Successor:

	Wholesale	Retail	Consolidated
Three Months Ended June 30, 2013
Revenues:
Net sales	$216,150	$313,329	$529,479
Royalties and franchise fees	0	4,253	4,253

Total revenues	216,150	317,582	533,732
Eliminations	(87,503)	0	(87,503)

Net revenues	$128,647	$317,582	$446,229

Income from operations	$4,687	$9,911	$14,598

Interest expense, net			31,768
Other expense, net			1,891

Loss before income taxes			$(19,061)

Total assets	$1,112,944	$2,224,321	$3,337,265

Predecessor:

	Wholesale	Retail	Consolidated
Three Months Ended June 30, 2012
Revenues:
Net sales	$222,144	$292,438	$514,582
Royalties and franchise fees	0	4,440	4,440

Total revenues	222,144	296,878	519,022
Eliminations	(85,142)	0	(85,142)

Net revenues	$137,002	$296,878	$433,880

Income from operations	$23,076	$21,653	$44,729

Interest expense, net			18,703

Other expense, net			532

Income before income taxes			$25,494

Total assets	$1,035,070	$731,131	$1,766,201

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

The Company’s industry segment data for the six months ended June 30, 2013 and June 30, 2012 was as follows:

Successor:

	Wholesale	Retail	Consolidated
Six Months Ended June 30, 2013
Revenues:
Net sales	$429,205	$580,691	$1,009,896
Royalties and franchise fees	0	8,146	8,146

Total revenues	429,205	588,837	1,018,042
Eliminations	(170,265)	0	(170,265)

Net revenues	$258,940	$588,837	$847,777

Income from operations	$13,655	$5,114	$18,769

Interest expense, net			65,674
Other expense, net			14,481

Loss before income taxes			$(61,386)

Predecessor:

	Wholesale	Retail	Consolidated
Six Months Ended June 30, 2012
Revenues:
Net sales	$436,939	$539,372	$976,311
Royalties and franchise fees	0	8,236	8,236

Total revenues	436,939	547,608	984,547
Eliminations	(167,590)	0	(167,590)

Net revenues	$269,349	$547,608	$816,957

Income from operations	$41,977	$23,909	$65,886

Interest expense, net			36,805
Other expense, net			295

Income before income taxes			$28,786

Geographic Segments

Intercompany sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets and are made at cost plus a share of operating profit.

Note 10—Commitments and Contingencies

The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe these proceedings will result, individually or in the aggregate, in a material adverse effect on its financial condition or future results of operations.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

We are an assignor with contingent lease liability for six stores sold to franchisees and other parties. The potential contingent lease obligations continue until the applicable leases expire in 2018. The maximum amount of the contingent lease obligations may vary, but is limited to the sum of the total amount due under the leases. At June 30, 2013, the maximum amount of the contingent lease obligations was approximately $2,428. Payment of such amount is contingent upon certain events occurring, which management has not assessed as probable or estimable at this time.

Note 11—Derivative Financial Instruments

The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as market risks. The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks managed through the use of derivative financial instruments are interest rate risk and foreign currency exchange rate risk.

Interest Rate Risk Management

As part of the Company’s risk management strategy, the Company periodically uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations. Accordingly, interest rate swap agreements are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in stockholders’ equity and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The fair value of an interest rate swap agreement is the estimated amount that the counterparty would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparty. The Company did not utilize interest rate swap agreements during the six months ended June 30, 2013.

Foreign Exchange Risk Management

A portion of the Company’s cash flows is derived from transactions denominated in foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, including the British Pound Sterling, the Euro, the Malaysian Ringgit, the Canadian Dollar and the Australian Dollar, the Company enters into foreign exchange contracts with major international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inventory purchases and sales. For the contracts that qualify for hedge accounting, the terms of the foreign exchange contracts are such that cash flows from the contracts should be highly effective in offsetting the expected cash flows from the underlying forecasted transactions.

The foreign exchange contracts are reflected in the consolidated balance sheets at fair value. The fair value of the foreign exchange contracts is the estimated amount that the counterparties would receive or pay to terminate the foreign exchange contracts at the reporting date, taking into account current foreign exchange rates. No components of these agreements are excluded in the measurement of hedge effectiveness. As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness. The Company anticipates that substantially all unrealized gains and losses in accumulated other comprehensive loss related to these foreign exchange contracts will be reclassified into earnings by June 2014.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

The following table displays the fair values and notional amounts of the Company’s derivatives at June 30, 2013 and December 31, 2012:

	Notional Amounts		Derivative Assets				Derivative Liabilities
Derivative Instrument	June 30, 2013	December 31, 2012	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value	Balance Sheet Line	Fair Value
			June 30, 2013		December 31, 2012		June 30, 2013		December 31, 2012
Foreign Exchange Contracts	$16,890	$20,120	(a) PP	$220	(a) PP	$27	(b) AE	$141	(b) AE	$63

(a)	PP = Prepaid expenses and other current assets

(b)	AE = Accrued expenses

Note 12—Fair Value Measurements

The provisions of FASB ASC Topic 820, “Fair Value Measurement”, define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following table shows assets and liabilities as of June 30, 2013 that are measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total as of June 30, 2013
Derivative assets	$0	$220	$0	$220
Derivative liabilities	0	141	0	141

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

The following table shows assets and liabilities as of December 31, 2012 that are measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total as of December 31, 2012
Derivative assets	$0	$27	$0	$27
Derivative liabilities	0	63	0	63

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record other assets and liabilities at fair value on a nonrecurring basis, generally as a result of impairment charges and restructuring charges.

The carrying amounts for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximated fair value at June 30, 2013 and December 31, 2012 because of the short-term maturities of the instruments and/or their variable rates of interest.

At June 30, 2013, the carrying amount of the Company’s borrowings under the $1,125,000 Term Loan Credit Agreement (“New Term Loan Credit Agreement”) approximated fair value as market conditions have not changed since the agreement was amended during February 2013 (see Note 13). Additionally, at June 30, 2013 and December 31, 2012, the carrying amounts of the Company’s borrowings under its 8.875% Senior Notes (“New Senior Notes”) approximated fair value as market conditions have not changed since the issuance of the debt in July 2012.

The carrying amounts for other long-term debt approximated fair value at June 30, 2013 and December 31, 2012 based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity. This represents a Level 2 fair value measurement.

Note 13—Debt

During February 2013, the Company amended its New Term Loan Credit Agreement. All term loans outstanding at the time of the amendment were replaced with new term loans for the same principal amount and the original issuance discount was partially eliminated. Additionally, the applicable margin for alternate base interest rate borrowings was lowered from 3.50% to 2.25%, the applicable margin for LIBOR borrowings was lowered from 4.50% to 3.25% and the LIBOR floor was decreased from 1.25% to 1.00%. The amended agreement provides for two pricing options: (i) an ABR, a rate per annum equal to the greater of (a) Deutsche Bank’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1%, (c) the adjusted LIBOR rate plus 1% and (d) 2.00% or (ii) the LIBOR rate, adjusted for certain additional costs, with a LIBOR floor of 1.00%, in each case plus the applicable margin.

In conjunction with the amendment, the Company paid an $11,222 call premium, equal to 1.00% of the outstanding principal balance. Additionally, the Company incurred $1,655 for banker and legal fees.

As the New Term Loan Credit Agreement is a loan syndication, the Company assessed whether the debt modification should be accounted for as an extinguishment on a creditor-by-creditor basis. The Company wrote-off $5,911 of costs incurred during the initial issuance of the debt and which were being amortized over the life

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

of the debt. The amount was recorded in other expense in the Company’s condensed consolidated statement of operations and comprehensive loss and in amortization of deferred financing costs and original issuance discount in the Company’s condensed consolidated statement of cash flows. The remaining costs of $20,442 will continue to be amortized over the life of the debt, using the effective interest method. Additionally, the Company recorded in other expense $2,316 of the net original issuance discount that existed as of the time of the amendment. The remainder of the discount, $8,015, will continue to be amortized over the life of the debt, using the effective interest method. Further, the Company recorded $2,535 of the 1.00% call premium in other expense in the Company’s condensed consolidated statement of operations and comprehensive loss. The rest of the premium, $8,687, will be amortized over the life of the debt, using the effective interest method. Finally, $1,533 of the third-party banker and legal fees were recorded in other expense. The rest of the costs, $122, will be amortized over the life of the debt, using the effective interest method.

As all term loans outstanding at the time of the amendment were replaced with new term loans for the same principal amount, the Company included the total principal amount, $1,122,188, in both repayment of loans, notes payable and long-term obligations and proceeds from loans, notes payable and long-term obligations in the financing activities section of the Company’s condensed consolidated statement of cash flows.

Note 14—Subsequent Event

On August 1, 2013, PC Nextco issued $350,000 of 8.75% notes at a 1% discount (“the Nextco Notes”). The proceeds, net of expenses, were used to pay a dividend to the shareholders of PC Nextco’s parent, PC Topco. The Nextco Notes, which mature on August 15, 2019, are not guaranteed by the Company. However, since PC Nextco has no assets or operations other than its investment in, and income (loss) from, the Company and its subsidiaries, interest and principal payments for the Nextco Notes will be funded by the Company. To the extent that restricted payment basket limitations in the Company’s existing debt agreements prevent the Company from being able to dividend the necessary funds to PC Nextco in order for PC Nextco to make the semi-annual interest payments, the Nextco Notes require PC Nextco to make the interest payments in the form of additional notes bearing interest at 9.50%.

Note 15—Condensed Consolidating Financial Information

Borrowings under the Company’s New ABL Facility, the New Term Loan Credit Agreement and the New Senior Notes are guaranteed jointly and severally, fully and unconditionally, by the following 100%-owned domestic subsidiaries of the Company (collectively, “the Guarantors”):

•	Amscan Inc.

•	Am-Source, LLC

•	Anagram Eden Prairie Property Holdings LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	iParty Corp.

•	iParty Retail Stores Corp.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

•	JCS Packaging, Inc.

•	M&D Industries, Inc.

•	Party City Corporation

•	SSY Realty Corp.

•	Trisar, Inc.

Non-guarantor subsidiaries (collectively, “Non-guarantors”) include the following:

•	Amscan Asia International Ltd.

•	Amscan de Mexico, S.A. de C.V.

•	Amscan Distributors (Canada) Ltd.

•	Amscan Holdings Limited

•	Amscan International Ltd.

•	Amscan Japan Co., Ltd.

•	Amscan Party Goods Pty. Ltd.

•	Amscan Partyartikel GmbH

•	Anagram Espana, S.L.

•	Anagram France S.C.S.

•	Anagram International, LLC

•	Christy’s Asia, Ltd.

•	Christy’s By Design, Ltd.

•	Christy’s Dressup, Ltd.

•	Christy’s Garments and Accessories, Ltd.

•	C. Riethmüller GmbH

•	Convergram de Mexico S. de R.L.

•	Delights Ltd.

•	Everts International, Ltd.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(Dollars in thousands, except per share amounts)

•	Everts Malaysia SDN BHD

•	Party Ballons Int. GmbH

•	Party City Canada Inc.

•	Party Delights Ltd.

•	Riethmueller (Polska) Sp z.o.o.

The following information presents condensed consolidating balance sheets at June 30, 2013 and December 31, 2012, the condensed consolidating statements of operations and comprehensive (loss) income for the three and six months ended June 30, 2013 and 2012 respectively, and the related condensed consolidating statements of cash flows for the six months ended June 30, 2013 and 2012, for the combined Guarantors and the combined Non-guarantors, together with the elimination entries necessary to consolidate the entities comprising the combined companies.

Activity at Party City Holdings Inc., other than its investment in, and income from, its subsidiaries, principally relates to the New ABL Facility, the New Term Loan Credit Agreement and the New Senior Notes.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

June 30, 2013 (Successor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$2,365	$10,989	$0	$13,354
Accounts receivable, net	72,646	44,696	0	117,342
Inventories, net	483,039	67,320	0	550,359
Prepaid expenses and other current assets	76,019	12,798	0	88,817

Total current assets	634,069	135,803	0	769,872
Property, plant and equipment, net	211,487	21,486	0	232,973
Goodwill	1,482,141	83,856	0	1,565,997
Trade names	563,575	2,801	0	566,376
Other intangible assets, net	140,236	1,635	0	141,871
Investment in and advances to consolidated subsidiaries	148,931	0	(148,931)	0
Due from affiliates	127,909	83,605	(211,514)	0
Other assets, net	60,121	55	0	60,176

Total assets	$3,368,469	$329,241	$(360,445)	$3,337,265

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$130,000	$1,489	$0	$131,489
Accounts payable	114,665	32,491	0	147,156
Accrued expenses	120,550	18,536	0	139,086
Due to affiliates	84,808	126,706	(211,514)	0
Current portion of long-term obligations	13,237	26	0	13,263

Total current liabilities	463,260	179,248	(211,514)	430,994
Long-term obligations, excluding current portion	1,792,329	25	0	1,792,354
Deferred income tax liabilities	332,659	39	0	332,698
Deferred rent and other long-term liabilities	14,942	998	0	15,940

Total liabilities	2,603,190	180,310	(211,514)	2,571,986
Redeemable common securities	25,980	0	0	25,980

Commitments and contingencies

Stockholders’ equity:
Common Stock	0	336	(336)	0
Additional paid-in capital	785,714	161,447	(161,447)	785,714
(Accumulated deficit) Retained earnings	(45,448)	745	(745)	(45,448)
Accumulated other comprehensive loss	(3,683)	(16,313)	16,313	(3,683)

Party City Holdings Inc. stockholders’ equity	736,583	146,215	(146,215)	736,583
Noncontrolling interests	2,716	2,716	(2,716)	2,716

Total stockholders’ equity	739,299	148,931	(148,931)	739,299

Total liabilities, redeemable common securities and stockholders’ equity	$3,368,469	$329,241	$(360,445)	$3,337,265

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2012 (Successor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,032	$9,531	$0	$14,563
Accounts receivable , net	85,759	43,580	0	129,339
Inventories, net	445,620	64,597	0	510,217
Prepaid expenses and other current assets	37,778	11,149	0	48,927

Total current assets	574,189	128,857	0	703,046
Property, plant and equipment, net	220,435	19,336	0	239,771
Goodwill	1,463,900	73,669	0	1,537,569
Trade names	563,575	2,961	0	566,536
Other intangible assets, net	158,771	1,852	0	160,623
Investment in and advances to consolidated subsidiaries	144,844	0	(144,844)	0
Due from affiliates	115,329	68,811	(184,140)	0
Other assets, net	69,367	71	0	69,438

Total assets	$3,310,410	$295,557	$(328,984)	$3,276,983

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$23,330	$9,928	$0	$33,258
Accounts payable	102,728	14,933	0	117,661
Accrued expenses	123,613	11,111	0	134,724
Income taxes payable	16,314	0	0	16,314
Due to affiliates	69,903	114,237	(184,140)	0
Current portion of long-term obligations	13,149	82	0	13,231

Total current liabilities	349,037	150,291	(184,140)	315,188
Long-term obligations, excluding current portion	1,805,021	7	0	1,805,028
Deferred income tax liabilities	340,215	73	0	340,288
Deferred rent and other long-term liabilities	6,482	342	0	6,824

Total liabilities	2,500,755	150,713	(184,140)	2,467,328

Redeemable common securities	22,205	0	0	22,205

Commitments and contingencies

Stockholders’ equity:
Common Stock	0	336	(336)	0
Additional paid-in capital	784,361	146,679	(146,679)	784,361
Accumulated (deficit) retained earnings	(5,644)	1,808	(1,808)	(5,644)
Accumulated other comprehensive income (loss)	6,200	(6,512)	6,512	6,200

Party City Holdings Inc. stockholders’ equity	784,917	142,311	(142,311)	784,917
Noncontrolling interests	2,533	2,533	(2,533)	2,533

Total stockholders’ equity	787,450	144,844	(144,844)	787,450

Total liabilities, redeemable common securities and stockholders’ equity	$3,310,410	$295,557	$(328,984)	$3,276,983

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Three Months Ended June 30, 2013 (Successor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$390,629	$78,323	$(26,976)	$441,976
Royalties and franchise fees	4,253	0	0	4,253

Total revenues	394,882	78,323	(26,976)	446,229
Expenses:
Cost of sales	251,672	62,681	(26,976)	287,377
Wholesale selling expenses	10,196	6,416	0	16,612
Retail operating expenses	77,864	3,745	0	81,609
Franchise expenses	3,301	0	0	3,301
General and administrative expenses	31,300	6,418	0	37,718
Art and development costs	4,822	192	0	5,014

Total expenses	379,155	79,452	(26,976)	431,631

Income (loss) from operations	15,727	(1,129)	0	14,598
Interest expense, net	31,631	137	0	31,768
Other expense (income), net	4,204	(2,313)	0	1,891

(Loss) income before income taxes	(20,108)	1,047	0	(19,061)
Income tax benefit	(6,007)	(529)	0	(6,536)
Equity based income from non-guarantor subsidiaries	1,576	0	(1,576)	0

Net (loss) income	(12,525)	1,576	(1,576)	(12,525)
Less: net income attributable to noncontrolling interests	66	66	(66)	66

Net (loss) income attributable to Party City Holdings Inc.	$(12,591)	$1,510	$(1,510)	$(12,591)

Comprehensive loss	$(15,565)	$(1,419)	$1,419	$(15,565)
Less: comprehensive loss attributable to noncontrolling interests	(20)	(20)	20	(20)

Comprehensive loss attributable to Party City Holdings Inc.	$(15,545)	$(1,399)	$1,399	$(15,545)

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Three Months Ended June 30, 2012 (Predecessor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$380,092	$64,088	$(14,740)	$429,440
Royalties and franchise fees	4,440	0	0	4,440

Total revenues	384,532	64,088	(14,740)	433,880
Expenses:
Cost of sales	225,860	48,728	(14,740)	259,848
Wholesale selling expenses	7,757	5,920	0	13,677
Retail operating expenses	72,932	3,045	0	75,977
Franchise expenses	3,053	0	0	3,053
General and administrative expenses	25,970	5,694	0	31,664
Art and development costs	4,762	170	0	4,932

Total expenses	340,334	63,557	(14,740)	389,151

Income from operations	44,198	531	0	44,729
Interest expense, net	18,562	141	0	18,703
Other expense (income), net	1,103	(571)	0	532

Income before income taxes	24,533	961	0	25,494
Income tax expense	9,054	398	0	9,452
Equity based income from non-guarantor subsidiaries	563	0	(563)	0

Net income	16,042	563	(563)	16,042
Less: net income attributable to noncontrolling interests	51	51	(51)	51

Net income attributable to Party City Holdings Inc.	$15,991	$512	$(512)	$15,991

Comprehensive income (loss)	$12,593	$(3,077)	$3,077	$12,593
Less: comprehensive loss attributable to noncontrolling interests	(21)	(21)	21	(21)

Comprehensive income (loss) attributable to Party City Holdings Inc.	$12,614	$(3,056)	$3,056	$12,614

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Six Months Ended June 30, 2013 (Successor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$746,591	$128,090	$(35,050)	$839,631
Royalties and franchise fees	8,146	0	0	8,146

Total revenues	754,737	128,090	(35,050)	847,777
Expenses:
Cost of sales	488,946	100,679	(35,050)	554,575
Wholesale selling expenses	20,821	13,232	0	34,053
Retail operating expenses	148,035	6,814	0	154,849
Franchise expenses	6,504	0	0	6,504
General and administrative expenses	57,293	12,036	0	69,329
Art and development costs	9,384	314	0	9,698

Total expenses	730,983	133,075	(35,050)	829,008

Income (loss) from operations	23,754	(4,985)	0	18,769
Interest expense, net	65,382	292	0	65,674
Other expense (income), net	17,709	(3,228)	0	14,481

Loss before income taxes	(59,337)	(2,049)	0	(61,386)
Income tax benefit	(20,296)	(1,465)	0	(21,761)
Equity based loss from non-guarantor subsidiaries	(584)	0	584	0

Net loss	(39,625)	(584)	584	(39,625)
Less: net income attributable to noncontrolling interests	179	179	(179)	179

Net loss attributable to Party City Holdings Inc.	$(39,804)	$(763)	$763	$(39,804)

Comprehensive loss	$(49,504)	$(10,360)	$10,360	$(49,504)
Less: comprehensive income attributable to noncontrolling interests	183	183	(183)	183

Comprehensive loss attributable to Party City Holdings Inc.	$(49,687)	$(10,543)	$10,543	$(49,687)

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Six Months Ended June 30, 2012 (Predecessor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Revenues:
Net sales	$724,623	$108,138	$(24,040)	$808,721
Royalties and franchise fees	8,236	0	0	8,236

Total revenues	732,859	108,138	(24,040)	816,957
Expenses:
Cost of sales	438,343	82,169	(24,040)	496,472
Wholesale selling expenses	15,638	11,667	0	27,305
Retail operating expenses	140,955	5,639	0	146,594
Franchise expenses	5,780	0	0	5,780
General and administrative expenses	53,844	11,600	0	65,444
Art and development costs	9,106	370	0	9,476

Total expenses	663,666	111,445	(24,040)	751,071

Income (loss) from operations	69,193	(3,307)	0	65,886
Interest expense, net	36,424	381	0	36,805
Other expense (income), net	580	(285)	0	295

Income (loss) before income taxes	32,189	(3,403)	0	28,786
Income tax expense (benefit)	10,883	(223)	0	10,660
Equity based loss from non-guarantor subsidiaries	(3,180)	0	3,180	0

Net income (loss)	18,126	(3,180)	3,180	18,126
Less: net income attributable to noncontrolling interests	91	91	(91)	91

Net income (loss) attributable to Party City Holdings Inc.	$18,035	$(3,271)	$3,271	$18,035

Comprehensive income (loss)	$17,437	$(4,038)	$4,038	$17,437
Less: comprehensive income attributable to noncontrolling interests	142	142	(142)	142

Comprehensive income (loss) attributable to Party City Holdings Inc.	$17,295	$(4,180)	$4,180	$17,295

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Six Months Ended June 30, 2013 (Successor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows (used in) provided by operating activities:
Net loss	$(39,625)	$(584)	$584	$(39,625)
Net income attributable to noncontrolling interest	179	179	(179)	179

Net loss attributable to Party City Holdings Inc.	(39,804)	(763)	763	(39,804)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	46,066	2,290	0	48,356
Amortization of deferred financing costs and original issuance discount	13,803	0	0	13,803
Provision for doubtful accounts	101	284	0	385
Deferred income tax benefit	(10,399)	(108)	0	(10,507)
Deferred rent	7,302	665	0	7,967
Undistributed loss in unconsolidated joint venture	19	0	0	19
Loss (gain) on disposal of equipment	75	(3)	0	72
Equity based loss from non-guarantor subsidiaries	763	0	(763)	0
Equity based compensation	1,353	0	0	1,353
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	13,502	(3,241)	0	10,261
Increase in inventories	(21,116)	(2,761)	0	(23,877)
Increase in prepaid expenses and other current assets	(6,933)	(858)	0	(7,791)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(38,401)	29,304	0	(9,097)

Net cash (used in) provided by operating activities	(33,669)	24,809	0	(8,860)
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(37,930)	(10,701)	0	(48,631)
Capital expenditures	(21,371)	(4,197)	0	(25,568)
Proceeds from sale of fixed assets	192	15	0	207

Net cash used in investing activities	(59,109)	(14,883)	0	(73,992)
Cash flows provided by (used in) financing activities:
Repayments of loans, notes payable and long-term obligations	(1,138,404)	(8,128)	0	(1,146,532)
Proceeds from loans, notes payable and long-term obligations	1,228,901	0	0	1,228,901
Proceeds from the issuance of common stock	750	0	0	750
Debt issuance costs	(1,136)	0	0	(1,136)

Net cash provided by (used in) financing activities	90,111	(8,128)	0	81,983
Effect of exchange rate changes on cash and cash equivalents	0	(340)	0	(340)

Net (decrease) increase in cash and cash equivalents	(2,667)	1,458	0	(1,209)
Cash and cash equivalents at beginning of period	5,032	9,531	0	14,563

Cash and cash equivalents at end of period	$2,365	$10,989	$0	$13,354

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Six Months Ended June 30, 2012 (Predecessor)

(Amounts in thousands)

	PCHI and Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:
Net income (loss)	$18,126	$(3,180)	$3,180	$18,126
Net income attributable to noncontrolling interest	91	91	(91)	91

Net income (loss) attributable to Party City Holdings Inc.	18,035	(3,271)	3,271	18,035
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	27,851	2,104	0	29,955
Amortization of deferred financing costs and original issuance discount	2,248	0	0	2,248
(Credit) provision for doubtful accounts	(529)	200	0	(329)
Deferred income tax benefit	(1,027)	(565)	0	(1,592)
Deferred rent	2,922	125	0	3,047
Undistributed income in unconsolidated joint venture	(86)	0	0	(86)
Equity based loss from non-guarantor subsidiaries	3,271	0	(3,271)	0
Loss on disposal of equipment	30	4	0	34
Equity based compensation	1,225	0	0	1,225
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	11,230	(3,683)	0	7,547
Increase in inventories	(23,370)	(8,970)	0	(32,340)
Decrease (increase) in prepaid expenses and other current assets	2,399	(3,542)	0	(1,143)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(18,565)	15,963	0	(2,602)

Net cash provided by (used in) operating activities	25,634	(1,635)	0	23,999
Cash flows used in investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(604)	0	0	(604)
Capital expenditures	(20,206)	(3,584)	0	(23,790)
Proceeds from disposal of property and equipment	87	35	0	122

Net cash used in investing activities	(20,723)	(3,549)	0	(24,272)
Cash flows (used in) provided by financing activities:
Repayments of loans, notes payable and long-term obligations	(11,279)	0	0	(11,279)
Proceeds from loans, notes payable and long-term obligations	0	7,491	0	7,491
Other	(6)	6	0	0

Net cash (used in) provided by financing activities	(11,285)	7,497	0	(3,788)
Effect of exchange rate changes on cash and cash equivalents	0	(65)	0	(65)

Net (decrease) increase in cash and cash equivalents	(6,374)	2,248	0	(4,126)
Cash and cash equivalents at beginning of period	14,012	8,041	0	22,053

Cash and cash equivalents at end of period	$7,638	$10,289	$0	$17,927

PARTY CITY HOLDINGS INC.

Offer to Exchange

$700,000,000 aggregate principal amount of its 8.875% Senior Notes due 2020, the issuance of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 8.875% Senior Notes due 2020.

PROSPECTUS

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The current directors and officers of Party City Holdings Inc. and its subsidiaries are entitled under the merger agreement relating to the Acquisition to continued indemnification and insurance coverage.

The Delaware corporations

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing such person’s dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Party City Holdings Inc.

The articles of incorporation of Party City Holdings Inc. provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL. The right to indemnity will continue for a person who has ceased to be a director or officer. In addition, actual and reasonable expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the corporation or was serving at Party City Holdings Inc.’s request as a director or officer of another corporation shall be paid by the corporation to the fullest extent permitted by law. The articles of incorporation further provides that a director of the corporation shall not be personally liable to the corporation for breaches of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction for which the director derived any improper personal benefit.

iParty Corp.

The certificate of incorporation of iParty Corp. provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL. The right to indemnity will continue for a person who has ceased to be a director or officer. In addition, actual and reasonable expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit, proceeding or claim by reason of the fact that he or she is or was a director or officer of the corporation or was serving at iParty Corp.’s request as a director or officer of another corporation shall be paid by the corporation to the fullest extent permitted by law. iParty Corp. will pay on a current and as-incurred basis expenses incurred by the director or officer in defending or otherwise participating in such action, suit proceeding or claim in advance of its final disposition. The certificate of incorporation further provides that a director of the corporation shall not be personally liable to the corporation for breaches of fiduciary duty as a director except to the extent that exculpation from liability is not permitted under the DGCL.

iParty Retail Stores Corp.

The certificate of incorporation of iParty Retail Store Corp. provides for indemnification of its directors and officers to the fullest extent permitted by law against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she was serving at the iParty Retail Store Corp.’s request as a director or officer of another corporation if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The certificate of incorporation further provides that a director of the corporation shall not be personally liable to the corporation for breaches of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction for which the director derived any improper personal benefit.

M&D Industries, Inc.

The certificate of incorporation of M&D Industries, Inc. provides that a director of the corporation shall not be personally liable to the corporation for breaches of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction for which the director derived any improper personal benefit.

The bylaws of M&D Industries, Inc. provide that the corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL.

Party City Corporation

The certificate of incorporation of Party City Corporation provides that the corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any person the corporation has the power to indemnify under Section 145 of the DGCL.

The Delaware limited liability company

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of a limited liability company from and against any and all claims and demands whatsoever.

Anagram Eden Prairie Property Holdings LLC

The limited liability company agreement of Anagram Eden Prairie Property Holdings LLC provides that the company shall indemnify, defend and hold harmless any member, director, officer, partner, stockholder or employee, or their respective affiliates or agents, for any liability, loss or damage arising from any actions in which the covered person is involved by reason of the covered person’s relation to the company. The covered persons shall not be entitled to indemnification with respect to any claim with respect to which the covered person has engaged in fraud, gross negligence or willful misconduct.

The California corporation

Section 317 of the California General Corporation Law (“CAGCL”) authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other agents for reasonable expenses incurred in connection with the defense or settlement of an action by or in the right of the corporation or in a proceeding by reason of the fact that the person is or was an officer, director, or agent of the corporation. Indemnity is available where the person party to a proceeding or action acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and its shareholders and, with respect to criminal actions, had no reasonable cause to believe his conduct was unlawful. To the extent a corporation’s officer, director or agent is successful on the merits in the defense of any proceeding or any claim, issue or related matter, that person shall be indemnified against expenses actually and reasonably incurred. Under Section 317 of the CAGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the officer, director, employee or agent to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. Indemnifications are to be made by a majority vote of a quorum of disinterested directors, or by a written opinion by independent legal counsel if a quorum of disinterested directors is not obtainable, or by approval of shareholders not including those persons to be indemnified, or by the court in which such proceeding is or was pending upon application made by either the corporation, the agent, the attorney, or other person rendering services in connection with the defense. The indemnification provided by Section 317 is not exclusive of any other rights to which those seeking indemnification may be entitled.

Trisar, Inc.

The articles of incorporation of Trisar, Inc. provide that the corporation may indemnify its agents (as defined in Section 317 of the CAGCL) for breaches of their duty to the corporation in excess of the indemnification otherwise permitted by Section 317 of the CAGCL.

The bylaws of Trisar, Inc. provide that the corporation shall indemnify its agents against expenses, judgments, fines, settlements and other amounts to the fullest extent permissible by Section 317 of the CAGCL.

The Minnesota corporations

Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, under certain circumstances and subject to certain conditions and limitations as stated therein and set forth in the articles of incorporation or bylaws of such corporation, against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements incurred by such person in connection with the proceeding) if, with respect to the acts or omissions of such person complained of in the proceeding, such person: has not been indemnified therefor by another organization or employee benefit plan, acted in good faith, received no improper personal benefit and, in the case of a conflict of interest, any requirements relating to directors’ conflicts of interest as set forth under the Minnesota Statutes Section 302A.255, as applicable, have been satisfied, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and reasonably believed that the conduct was in the best interests of the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation

Anagram International, Inc.

The articles of incorporation of Anagram International, Inc. provide that the corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the law of Minnesota.

Anagram International Holdings, Inc.

The articles of incorporation and bylaw of Anagram International Holdings, Inc. provide that no director of the company will be personally liable for breaches of fiduciary duties as a director except for breaches of the director’s duty of loyalty, for omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 302A.559 or 80A.23, Minnesota Statutes, for any transaction for which a director obtained a personal benefit, for any act or omission occurring prior to the effective date of the articles of incorporation.

The bylaws of Anagram International Holdings, Inc. provide that the corporation shall indemnify its officers and directors to such extent permitted by Section 302A.521 of the MBCA or as required or permitted by other provisions of law.

The New York corporations

Sections 721 through 725 of the New York Business Corporation Law (the “NYBCL”) contain specific provisions relating to indemnification of directors and officers of a New York corporation against liability for their acts under certain circumstances. In general, the statute provides that (1) a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful, and (2) a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other entity, against amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, other than a threatened action or a pending action which is settled or otherwise disposed of, or any matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statute provides that a corporation must indemnify a director or officer if he is successful in his defense of an action or proceeding and may indemnify such person if he is not successful in such defense if it is determined as provided in the statute that he meets a certain standard of conduct. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification. The statute further provides that a corporation may in its certificate of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. Section 721 of the NYBCL prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the NYBCL.

Amscan Inc.

The bylaws of Amscan Inc. is silent regarding indemnification of directors and officers.

JCS Packaging, Inc.

The certificate of incorporation of JCS Packaging, Inc. indemnifies directors from personal liability for damages for any breach of a director’s duty to the corporation unless such acts or omissions of the director were in bad faith or involved intentional misconduct or a knowing violation of law.

SSY Realty Corp.

The certificate of incorporation of JCS Packaging, Inc. indemnifies directors from personal liability for damages for any breach of a director’s duty to the corporation unless such acts or omissions of the director were in bad faith or involved intentional misconduct or a knowing violation of law.

The Rhode Island limited liability company

Under Section 7-16-4 of the Rhode Island Limited Liability Company Act , a limited liability company may indemnify and advance expenses to any member, manager, agent or employee, past or present, to the same extent as a corporation may indemnify any of its directors, officers, employees or agents and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement, and to purchase and maintain insurance on behalf of any member, manager, agent or employee against any liability asserted against him and incurred by the member, manager, agent or employee in that capacity or arising out of the member’s, manager’s, agent’s or employee’s status, whether or not the limited liability company would have the power to indemnify under the provisions of this section, the articles of organization or operating agreement.

Am-Source, LLC

The operating agreement of Am-Source, LLC provides that the company shall indemnify and hold harmless any officer or agent from and against all claims and demand to the maximum extent permitted under the Rhode Island Act.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

See “Index to Consolidated Financial Statements” which is located on page F-1 of this prospectus.

Item 22. Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Party City Holdings Inc.

By:	/s/ Michael A. Correale
Name:	Michael A. Correale
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	President and Director	August 29, 2013

* Todd Abbrecht	Director	August 29, 2013

* Joshua Nelson	Director	August 29, 2013

* Uttam Kumbhat Jain	Director	August 29, 2013

* Jefferson M. Case	Director	August 29, 2013

* Steven J. Collins	Director	August 29, 2013

* Norman S. Matthews	Director	August 29, 2013

*By:	/s/ Michael A. Correale
Michael A. Correale
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Anagram Eden Prairie Property Holdings LLC By: Party City Holdings Inc. Its: Sole Member

By:	/s/ Michael A. Correale
Name:	Michael A. Correale
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	Principal Executive Officer	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Principal Financial and Accounting Officer	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Anagram International Holdings, Inc.

By:	/s/ James M. Harrison
Name:	James M. Harrison
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Anagram International, Inc.

By:	/s/ James M. Harrison
Name:	James M. Harrison
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	President and Director (Principal Executive Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Director	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Am-Source, LLC By: Party City Holdings Inc. Its: Sole Member

By:	/s/ Gerald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	President (Principal Executive Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Treasurer (Principal Financial and Accounting Officer)	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Amscan Inc.

By:	/s/ Gerald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	President and Director (Principal Executive Officer)	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Treasurer and Director (Principal Financial and Accounting Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Director	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

iParty Corp. iParty Retail Stores Corp.

By:	/s/ Gerald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2013

* John DeFalco	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Director	August 29, 2013

*By:	Michael A. Correale
Michael A. Correale
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

JCS Packaging, Inc. SSY Realty Corp. Trisar, Inc.

By:	/s/ Gerald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	President and Director (Principal Executive Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Treasurer and Director (Principal Financial and Accounting Officer)	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Director	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

M&D Industries, Inc.

By:	/s/ James M. Harrison
Name:	James M. Harrison
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	President and Director (Principal Executive Officer)	August 29, 2013

/s/ James M. Harrison James M. Harrison	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 29, 2013

/s/ Michael A. Correale Michael A. Correale	Director	August 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on August 29, 2013.

Party City Corporation

By:	/s/ Gerald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald C. Rittenberg Gerald C. Rittenberg	Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2013

* John DeFalco	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2013

* Gregg Melnick	Director	August 29, 2013

/s/ James M. Harrison James M. Harrison	Director	August 29, 2013

* By:	Michael A. Correale
Michael A. Correale
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1**	Agreement and Plan of Merger, dated June 4, 2012, by and among Party City Holdings Inc., PC Merger Sub, Inc., PC Topco Holdings, Inc. and the Stockholders’ Representatives party thereto

3.1.1**	Third Amended and Restated Certificate of Incorporation of Party City Holdings Inc.

3.1.2**	Amended and Restated Certificate of Formation of Anagram Eden Prairie Property Holdings LLC

3.1.3**	Articles of Incorporation of Anagram International Holdings, Inc.

3.1.4**	Articles of Incorporation of Anagram International, Inc., as amended

3.1.5**	Articles of Organization of Am-Source, LLC

3.1.6**	Certificate of Incorporation of Amscan Inc., as amended

3.1.7**	Certificate of Incorporation of JCS Packaging, Inc., as amended

3.1.8**	Certificate of Incorporation of M&D Industries, Inc., as amended

3.1.9**	Amended and Restated Certificate of Incorporation of Party City Corporation

3.1.10**	Certificate of Incorporation of SSY Realty Corp.

3.1.11**	Restated Articles of Incorporation of Trisar, Inc.

3.1.12**	Amended and Restated Certificate of Incorporation of iParty Corp.

3.1.13**	Certificate of Incorporation of iParty Retail Stores Corp., as amended

3.2.1	By-Laws of Party City Holdings Inc. (incorporated by reference to Exhibit No. 3.4 to Party City Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-173690))

3.2.2**	Limited Liability Company Agreement of Anagram Eden Prairie Property Holdings LLC, as amended

3.2.3**	Bylaws of Anagram International Holdings, Inc.

3.2.4**	Bylaws of Anagram International, Inc.

3.2.5**	Amended and Restated Operating Agreement of Am-Source, LLC

3.2.6**	By-Laws of Amscan Inc., as amended

3.2.7**	By-Laws of JCS Packaging, Inc.

3.2.8**	By-Laws of M&D Industries, Inc.

3.2.9**	Amended and Restated By-Laws of Party City Corporation

3.2.10**	By-Laws of SSY Realty Corp.

3.2.11**	Bylaws of Trisar, Inc.

3.2.12**	Amended and Restated Bylaws of iParty Corp.

3.2.13**	By-Laws of iParty Retail Stores Corp.

4.1**	Indenture, dated as of July 27, 2012 among PC Merger Sub, Inc., which on July 27, 2012 was merged with and into Party City Holdings Inc., and Wilmington Trust, National Association, as Trustee

4.2**	First Supplemental Indenture, dated as of July 27, 2012 among Party City Holdings Inc., the Guarantors named therein and Wilmington Trust, National Association, as Trustee

Exhibit No.	Exhibit

4.3**	Form of 8.875% Senior Notes due 2020 (attached as an exhibit to Exhibit 4.1)

4.4**	Registration Rights Agreement, dated as of July 27, 2012 among PC Merger Sub, Inc., which on July 27, 2012 was merged with and into Party City Holdings Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Purchasers named therein

4.5**	Joinder Agreement to the Registration Rights Agreement, dated as of July 27, 2012 among Party City Holdings Inc., the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Purchasers named therein

4.6**	Second Supplemental Indenture dated as of June 7, 2013 among Party City Holdings Inc., the Guarantors named therein and Wilmington Trust, National Association, as Trustee

5.1*	Opinion of Ropes & Gray LLP

5.2*	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.

10.1	2004 Equity Incentive Plan of AAH Holdings Corporation (incorporated by reference to Exhibit 10(6) to Amscan Holdings Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-21827))

10.2	The MetLife Capital Corporation Master Lease Purchase Agreement between MetLife Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd., and Trisar, Inc., dated November 21, 1995, as amended (incorporated by reference to Exhibit 10(n) to Amendment No. 2 to Amscan Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-14107))

10.3	Employment Agreement between Party City Holdings Inc. and Gerald C. Rittenberg, dated June 1, 2011 and amended and restated as of July 1, 2011 (incorporated by reference to Exhibit No. 10.4 to Amendment No. 2 to Party City Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-173690))

10.4	Employment Agreement between Party City Holdings Inc. and James M. Harrison, dated June 1, 2011 and amended and restated as of July 1, 2011 (incorporated by reference to Exhibit No. 10.5 to Amendment No. 2 to Party City Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-173690))

10.5	Severance Agreement between Amscan Inc. and Michael Correale, dated as of April 28, 1997 (incorporated by reference to Exhibit No. 10.7 to Party City Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-173690))

10.6**	ABL Credit Agreement, dated as of July 27, 2012, among PC Intermediate Holdings, Inc., PC Merger Sub, Inc. (to be merged with and into Party City Holdings Inc.), PC Finance Sub, Inc. (to be merged with and into Party City Corporation), the subsidiaries of the Borrowers from time to time party thereto, the financial institutions party thereto, as the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent

10.7**	Term Loan Credit Agreement, dated as of July 27, 2012, among PC Intermediate Holdings, Inc., PC Merger Sub, Inc. (to be merged with and into Party City Holdings Inc.), PC Finance Sub, Inc. (to be merged with and into Party City Corporation), the subsidiaries of the Borrowers from time to time party thereto, the financial institutions party thereto, as the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent

10.8**	Pledge and Security Agreement, dated as of July 27, 2012, among PC Merger Sub, Inc. (to be merged with and into Party City Holdings Inc.), PC Finance Sub, Inc., PC Intermediate Holdings, Inc., the Subsidiary Parties from time to time party thereto and Deutsche Bank Trust Company Americas, as Agent

10.9**

Pledge and Security Agreement, dated as of July 27, 2012, among PC Merger Sub, Inc. (to be merged with and into Party City Holdings Inc.), PC Finance Sub, Inc., PC Intermediate Holdings, Inc., the Subsidiary Parties from time to time party thereto and Deutsche Bank Trust Company Americas, as Agent

Exhibit No.	Exhibit

10.10**	Intercreditor Agreement, dated as of July 27, 2012, among PC Intermediate Holdings, Inc., PC Merger Sub, Inc. (to be merged with and into Party City Holdings Inc.), PC Finance Sub, Inc., the other Grantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Revolving Facility Security Agent, and Deutsche Bank Trust Company Americas, as Term Loan Security Agent

10.11**	First Amendment to Term Loan Credit Agreement, dated as of February 19, 2013, among Party City Holdings Inc., Party City Corporation, PC Intermediate Holdings, Inc., Deutsche Bank Trust Company Americas, as Administrative Agent, the 2013 Replacement Lenders and the Lenders

10.12**	2012 Omnibus Equity Incentive Plan of PC Topco Holdings Inc.

10.13**	Advisory Services Agreement, dated as of July 27, 2012, among PC Topco Holdings, Inc., PC Intermediate Holdings, Inc., Party City Holdings Inc., THL Managers VI, LLC and Advent International Corporation

10.14**	Subsidiary Guarantor Joinder Agreement, dated as of June 7, 2013, among iParty Corp., iParty Retail Stores Corp. and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent

10.15**	Joinder Agreement, dated as of June 7, 2013, among iParty Corp., iParty Retail Stores Corp. and Deutsche Bank Trust Company Americas, as Administrative Agent

10.16**	Supplement No. 1, dated as of June 7, 2013, to the Pledge and Security Agreement dated as of July 27, 2012, among Party City Holdings Inc., PC Intermediate Holdings, Inc. and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent

10.17**	Supplement No. 1, dated as of June 7, 2013, to the Pledge and Security Agreement dated as of July 27, 2012, among Party City Holdings Inc., PC Intermediate Holdings, Inc. and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent

10.18**	Intercreditor Agreement Joinder, dated as of June 7, 2013, joining iParty Corp. and iParty Retails Stores Corp. as Grantors under the Intercreditor Agreement dated as of July 27, 2012 among PC Intermediate Holdings Inc., Party City Corporation, the other Grantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Revolving Facility Security Agent and Deutsche Bank Trust Company Americas, as Term Loan Security Agent

12*	Statement of Computation of Ratio of Earnings to Fixed Charges

21**	Subsidiaries of Party City Holdings Inc.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5.1)

23.3*	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in the opinion filed herewith as Exhibit 5.2)

24**	Powers of Attorney

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939

99.1**	Form of Letter of Transmittal

99.2**	Form of Letter to Registered Holders and DTC Participants

99.3**	Form of Letter to Broker-Dealers

99.4**	Form of Notice of Guaranteed Delivery

*	Filed herewith
**	Previously filed